As filed with the U.S. Securities and Exchange Commission on August 9, 2024

Registration No. 333-280312

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

to

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

YSX Tech. Co., Ltd

(Exact name of registrant as specified in its charter)

Cayman Islands	7389	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

401, 4 / F, Building 12, 1601 South Guangzhou Avenue, Haizhu District,

Guangzhou, Guangdong, PRC

(86) 020-29842002

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Cogency Global Inc.

122 East 42nd St, 18th Floor

New York, NY 10168
(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Ying Li, Esq. Lisa Forcht, Esq. Hunter Taubman Fischer & Li LLC 48 Wall Street, Suite 1100 New York, NY 10005 212-530-2206	Jason T. Simon, Esq. Yangyang Jia, Esq. Greenberg Traurig, LLP 1750 Tysons Blvd., Suite 1000 McLean, VA 22102 703-749-1300

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED AUGUST 9, 2024

1,250,000 Class A Ordinary Shares

This is an initial public offering (“IPO”) of our Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares”). The offering of our Class A Ordinary Shares is being conducted on a firm commitment basis by the underwriters, of which Kingswood Capital Partners, LLC (the “Underwriter”) is acting as the representative. See “Underwriting.” Prior to this offering, there has been no public market for our Class A Ordinary Shares or Class B ordinary shares, par value $0.0001 per share (“Class B Ordinary Shares”). We currently expect that the initial public offering price for our Class A Ordinary Shares will be in the range of $4.00 to $6.00 per share.

Our authorized share capital is $50,000 divided into 470,000,000 Class A Ordinary Shares and 30,000,000 Class B Ordinary Shares, and we have 20,822,675 Class A Ordinary Shares and 1,177,325 Class B Ordinary Shares issued and outstanding immediately prior to this offering. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a vote of all shareholders, each holder of Class A Ordinary Shares will be entitled to one vote per Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to five votes per Class B Ordinary Share. The Class A Ordinary Shares are not convertible into shares of any other class. The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis.

Unless otherwise stated, as used in this prospectus, the terms “YSX Cayman,” “we,” “us,” “our Company,” and the “Company” refer to YSX Tech. Co., Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands; the term “YSX HK” refers to YSX (HK) Holding Co., Limited, a Hong Kong corporation and wholly owned subsidiary of YSX Cayman; the term “WFOE” refers to YSX HK’s wholly owned subsidiary, Yishengxin (Guangzhou) International Holding Co. Ltd., a wholly foreign-owned enterprise organized under the laws of the People’s Republic of China (the “PRC”); the term “Xinjiang YSX” refers to Xinjiang Yishengxin Network Technology Co. Ltd., a limited liability company organized under the laws of the PRC; the term “Xihang” refers to Guangzhou Xihang Information Technology Co., Ltd., a limited liability company organized under the laws of the PRC; the term “VIEs” or “VIE Entities” refers to Xinjiang YSX and Xihang, collectively, and each of them is referred to as a “VIE” or “VIE Entity”; the term “YSX Operating Companies” refers to the VIEs and their subsidiaries, collectively, and each of them is referred to as a “YSX Operating Company”; and the term “PRC operating entities” refer to our PRC subsidiary and the YSX Operating Companies, collectively, and each of them is referred to as a “PRC operating entity”.

We have reserved the symbol “YSXT” for purposes of listing our Class A Ordinary Shares on the Nasdaq Capital Market (“Nasdaq”) and have applied to list our Class A Ordinary Shares on the Nasdaq Capital Market. At this time, Nasdaq has not yet approved our application to list our Class A Ordinary Shares. It is a condition to the closing of this offering that our Class A Ordinary Shares qualify for listing on a national securities exchange, and there is no guarantee or assurance that our Class A Ordinary Shares will be approved for listing on Nasdaq.

Investing in our Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 23 to read about factors you should consider before buying our Class A Ordinary Shares.

We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. Our Class A Ordinary Shares offered in this offering are shares of YSX Cayman, the offshore holding company in the Cayman Islands. As a holding company with no material operations of our own, we conduct our operations through the VIEs in China. For accounting purposes, we are the primary beneficiary of the VIEs to the extent that we consolidate the financial results of the VIEs in our consolidated statements under U.S. GAAP. Investment activities by foreign investors in the PRC are generally regulated  at the same level as those by domestic investors, expect for investments in certain specific areas.  According to the Foreign Investment Law in China, the State Council shall promulgate or approve a list of special administrative measures for market access of foreign investments, or the Negative List. The Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries specified as either “restricted” or “prohibited” from foreign investment in the Negative List. The Foreign Investment Law provides that foreign-invested entities operating in “restricted” or “prohibited” industries will require market entry clearance and other permissions or approvals from relevant PRC government authorities. The VIEs, Xinjiang YSX and Xihang, are currently not engaged in business activities that fall under the Negative List. The Company elected to utilize the VIE structure through a series of contractual arrangements (the “VIE Agreements”) because Xinjiang YSX holds a “Value-added Telecommunication Business License of the People's Republic of China” (the “VATBL”), which was issued by the Communications Administration of Xinjiang Uygur Autonomous Region on November 29, 2021. Xinjiang YSX applied for the VATBL because it may enter into certain Value-added Telecommunication Businesses, such as Internet information service, in the future. Value-added Telecommunication Businesses fall under the Negative List and are prohibited from having foreign ownership of more than 50%. Although Xihang does not own a VATBL as of the date of this prospectus, since Xihang’s business is substantially identical to that of Xinjiang YSX, the Company determined to use the VIE structure for both Xinjiang YSX and Xihang when it undertook a reorganization of its corporate structure to prepare for this offering. For a description of the reorganization, see “Corporate History and Structure—the Reorganization”, and for a description of the VIE Agreements, see “Corporate History and Structure—The VIE Agreements.” As a result of the VIE structure, investors will not hold any equity interests in the VIEs.

The VIE structure involves unique risks to investors. Because we do not hold equity interests in the VIEs, we are subject to risks and uncertainties of the interpretations and applications of PRC laws and regulations, including, but not limited to, regulatory review of overseas listing of PRC companies through special purpose vehicles and the validity and enforcement of the VIE Agreements. We are also subject to the risks and uncertainties about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations, and the value of our Class A Ordinary Shares may depreciate significantly or become worthless. The VIE Agreements have not been tested in a court of law in China as of the date of this prospectus. See “Risk Factors—Risks Relating to Our Corporate Structure,” “Risk Factors—Risks Relating to Doing Business in the PRC,” and “Risk Factors—Risks Relating to this Offering and the Trading Market.”

We face legal and operational risks associated with having substantial operations in mainland China through the PRC operating entities. Our business, results of operations and financial condition may be influenced to a significant degree by the PRC political, economic and social conditions. The Chinese government has significant authority to exert influence over a China-based company, such as us, to conduct its business. Changes in China’s economic, political or social conditions or government policies could materially affect our business and results of operations. These risks could result in a material change in our operations and/or the value of our Class A Ordinary Shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the value of such securities to significantly decline or be worthless. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate the business operations, the use of variable interest entities, data security and anti-monopoly activities of China-based companies, including the following: Cybersecurity Review Measures (2021), the Measures for the Security Assessment of Outbound Data Transfer and related guidelines, the Standard Contract for the Outbound Cross-border Transfer of Personal Information (the “Standard Contract”) and the Measures for the Standard Contract for the Outbound Cross-Border Transfer of Personal Information (the "Measures for the Standard Contract"), the Anti-Monopoly Law and its supporting laws and regulations and related guidelines, the Special Administrative Measures for Foreign Investment Access (Negative List) (2021 edition), the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines, and the Provisions on Strengthening the Confidentiality and Archives Management Related to Overseas Securities Issuance and Listing by Domestic Enterprises (the “Confidentiality Provisions”).

Based on the opinion of our PRC counsel, Beijing Jingsh Law firm Shenzhen Office (“Beijing Jingsh”), as of the date of this prospectus, the Company and the PRC operating entities are not subject to the abovementioned PRC laws and regulations relating to data security and anti-monopoly for the reasons as follows: (a) the Company and the PRC operating entities operate on a relatively small scale, which would not trigger the operator concentration review under the relevant antitrust laws; (b) the PRC operating entities currently do not possess over one million users’ personal information and do not anticipate that they will be collecting over one million users’ personal information in the foreseeable future, and thus, the Company or the PRC operating entities will not be subject to the cybersecurity review for this offering as required by the Cybersecurity Review Measure; and (c) the Company and the PRC operating entities do not engage in any outbound data transfer activities or cross-border personal information transfers, so they are not required to undergo the security assessment of outbound data transfer under the above relevant regulations. Although the PRC operating entities do not currently engage in business operations that fall into the “prohibited filed” or “restricted field” as stipulated in the Negative List, Xinjiang YSX holds a VATBL and may conduct value-added telecom business, which is subject to foreign investment restrictions as stipulated by law, in the future. Thus, if the Negative List were to modify the foreign investment proportion limit on value-added telecommunications business, it will affect the Company's ability to conduct its business and accept foreign investment. Further, according to the Trial Measures and the supporting guidelines and the Confidentiality Provisions, the overseas securities offering and listing by an overseas entity that controls a PRC domestic enterprise through VIE agreements may be deemed an indirect offering and listing overseas by the PRC domestic enterprise, and if deemed so, the overseas entity and its PRC domestic enterprise will be required to fulfill the filing obligation with the CSRC. In a press conference on February 17, 2023, the CSRC stated that for the overseas listing of enterprises with VIE structures, the filing administration will adhere to the principles of marketization and rule of law, and strengthen regulatory coordination. The CSRC will, upon seeking opinions of competent authorities, complete the filing procedure for enterprises with VIE structures that meet the relevant compliance requirements, to support the overseas listing of enterprises with VIE structures. Accordingly, we completed our filing procedure with the CSRC on April 30, 2024.; however, if the Company, once listed, fails to complete the filing procedure with the CSRC for any subsequent filings as required by law, it will affect the Company's ability to continually list in the U.S. or other foreign exchanges.

As of the date of this prospectus, we and the PRC operating entities have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction. Based on the opinion of our PRC counsel, Beijing Jingsh, we and the PRC operating entities are not subject to cybersecurity review or the security assessment of outbound data transfer with the CAC under the Cybersecurity Review Measures and the Measures for the Security Assessment of Outbound Data Transfer, which became effective on February 15, 2022 and July 7, 2022, respectively, because the PRC operating entities currently do not have over one million users’ personal information and do not anticipate that they will be collecting over one million users’ personal information in the foreseeable future, which might otherwise subject the operating entities to the Cybersecurity Review Measures, do not engage in any outbound data transfer activities; Beijing Jingsh has also advised us that we are also not subject to network data security review by the CAC if the Draft Regulations on the Network Data Security Administration (Draft for Comments) (the “Security Administration Draft”) are enacted as proposed, since the PRC operating entities currently do not have over one million users’ personal information and do not collect data that affects or may affect national security and do not anticipate to be collecting over one million users’ personal information or data that affects or may affect national security in the foreseeable future, which might otherwise subject us to the Security Administration Draft. See “Risk Factors—Risks Relating to Doing Business in the PRC—Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and this offering.”

On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) promulgated the Trial the Trial Measures and the supporting Guidelines, which became effective on March 31, 2023. Pursuant to the Trial Measures, a PRC domestic company that seeks to offer or list securities overseas, both directly and indirectly, shall submit the required filing materials with the CSRC within three business days following its submission of an application for its initial public offering or listing applications. If a PRC domestic company fails to complete required filing procedures, conceals any material fact or falsifies any major content in its filing documents, such PRC domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. Therefore, we are required to complete the necessary filing procedures with the CSRC as required under the Trial Measures before we can complete this offering and listing on the Nasdaq. We completed our filing with the CSRC on April 30, 2024. See “Risk Factors — Risks Relating to Doing Business in China — The New Overseas Listing Rules and other relevant rules promulgated by the CSRC may subject us to additional compliance requirements in the future.”

Based on the opinion of our PRC counsel, Beijing Jingsh, except for the filing procedures with the CSRC, which was completed on April 30, 2024, as of the date of this prospectus, we are not required to obtain any other permission from any other PRC governmental authorities to offer securities to foreign investors, as of the date of this prospectus. As of the date of this prospectus, neither we nor the PRC operating entities have received any inquiry, notice, warning, or sanction regarding our overseas listing from the CSRC or any other PRC governmental authorities The Standing Committee of the National People’s Congress (the “SCNPC”) or PRC regulatory authorities may in the future promulgate laws, regulations, or implementing rules that require us and the PRC operating entities to obtain regulatory approval from Chinese authorities before listing in the U.S. Although we endeavor to comply with all the applicable laws and regulations, if (i) we or the PRC operating entities do not receive or maintain applicable permissions or approvals for operation and to offer the securities being registered to foreign investors, or (ii) we or the PRC operating entities inadvertently conclude that such permissions or approvals are not required, or applicable laws, regulations, or interpretations change and the we or PRC operating entities are required to obtain permissions or approvals in the future, then our and the PRC operating entities’ business operation may be materially affected. There can be no assurance that we or the PRC operating entities can obtain all requisite approvals without material disruption to the PRC operating entities’ business. Therefore, any failure to obtain all requisite approvals may significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

Our Class A Ordinary Shares may be prohibited from trading on a national exchange or over-the-counter in the United States under the Holding Foreign Companies Accountable Act (the “HFCAA”) and related regulations, if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) determines that it cannot inspect or fully investigate our auditor for two consecutive years. On December 16, 2021, the PCAOB issued a report on its determinations that it was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, a Special Administrative Region of the PRC, because of positions taken by PRC authorities in those jurisdictions (the “Determinations”). On August 26, 2022, the PCAOB signed a Statement of Protocol Agreement (the “SOP”) with the China Securities Regulatory Commission (the “CSRC”) and China’s Ministry of Finance (the “MOF”). The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreements”), establish a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB determined that it was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and vacated its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB may consider the need to issue a new determination. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled the “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCAA by reducing the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two. Our auditor, Simon & Edward, LLP, is a PCAOB registered public accounting firm headquartered in California, U.S. Our auditor is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess an auditor’s compliance with the applicable professional standards, and has been inspected by the PCAOB on a regular basis, having its last inspection on April 2023. As such, as of the date of this prospectus, this offering is not affected by the HFCAA and related regulations. However, there is a risk that our auditor cannot be inspected by the PCAOB in the future. The lack of inspection could cause trading in our securities to be prohibited under the HFCAA and related regulations, and, as a result, Nasdaq may determine to delist our securities, which may cause the value of our securities to decline or become worthless. See “Risk Factors — Risks Relating to Doing Business in China — The HFCAA and the Accelerating Holding Foreign Companies Accountable Act call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to this offering and listing on Nasdaq, and Nasdaq may determine to delist our securities if the PCAOB determines that it cannot inspect or fully investigate our auditor.”

As of the date of this prospectus, no cash transfer or transfer of other assets have occurred among YSX Cayman, its subsidiaries, or the VIEs, and YSX Cayman has not made any dividends or distributions to its shareholders.  As of the date of this prospectus, YSX Cayman, its subsidiaries, and the VIEs have not distributed any earnings or settled any amounts owed under the VIE Agreements. YSX Cayman, its subsidiaries, and the VIEs do not have any plan to distribute earnings or settle amounts owed under the VIE Agreements in the foreseeable future. For further details, please refer to “PROSPECTUS SUMMARY—Selected Condensed Consolidated Financial Schedule of YSX Cayman and Its Subsidiaries and the VIEs”, as well as the consolidated financial statements included elsewhere in this prospectus. We and the PRC operating entities intend to keep any future earnings to finance the expansion of the business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. As such, we have not installed any cash management policies that dictate how funds are transferred among our Company, the subsidiaries, or the VIEs. If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will depend on receipt of funds from the PRC operating entities in accordance with the VIE Agreements. See “Prospectus Summary—Dividends or Distributions Made to our Company and U.S. Investors and Tax Consequences.”

Current PRC regulations permit our PRC subsidiary, WFOE, to pay dividends to YSX HK only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Cash dividends, if any, on our Class A Ordinary Shares would be paid in U.S. dollars. The PRC government also imposes control on the conversion of Chinese currency, Renminbi, or “RMB,” into foreign currencies and the remittance of currencies out of the PRC. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange (“SAFE”) in the PRC as long as certain procedural requirements are met. Approval from appropriate government authorities is required if RMB is converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions, and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders. Furthermore, if any PRC operating entity incur debt on its own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. Due to the above restrictions, if we are unable to receive payments from the PRC operating entities, we will not be able to pay dividends to our investors, should we desire to do so in the future. For further details, see “Risk Factors - Risks Relating to Doing Business in China - Governmental control of currency conversion may affect the value of your investment and our payment of dividends”, and “PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from this offering and/or future financing activities to make loans or additional capital contributions to the PRC operating entities”, and “To the extent cash or assets of our business, or of our PRC or Hong Kong subsidiary, or of the VIEs, are in mainland China or Hong Kong, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong, due to interventions in or the imposition of restrictions and limitations by the PRC government to the transfer of cash or assets.” In the future, cash proceeds raised from overseas financing activities, including the cash proceeds from this offering, may be transferred by us through our Hong Kong subsidiary to WFOE via capital contribution and loans subject to applicable regulatory approvals, as the case may be. WFOE then may transfer funds to the VIEs to meet the capital needs of their business operations.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures beginning on page 15 of this prospectus for more information.

Following the completion of this offering, Mr. Jie Xiao, our CEO and the largest shareholder of the Company, through his beneficial ownership of 11,850,077 Class A Ordinary Shares and 810,659 Class B Ordinary Shares, will beneficially own approximately 56.88% of the aggregate voting power, assuming no exercise of the over-allotment option, or approximately 56.50%, assuming full exercise of the over-allotment option. As long as Mr. Jie Xiao continues to beneficially own more than 50% of the total voting power of the Company, he will have the ability to control the outcome of matters submitted to shareholders for approval as ordinary resolutions that holders of shares of Class A and Class B Ordinary Shares would vote together on as a class, including the appointment and removal of directors, sale of all or substantially all of our assets or other major corporate transactions, pursuant to the Company’s memorandum and articles of association. However, Mr. Jie Xiao will not have the ability to control the outcome of certain matters submitted to shareholders for approval as special resolutions, such as the amendment of the Company’s organization documents, since he will not own more than two-thirds of the Company’s voting power, as the Company’s memorandum and articles of association require. As such, we will be deemed to be a “controlled company” under Nasdaq Marketplace Rules 5615(c). However, even if we are deemed to be a “controlled company,” we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the Nasdaq Marketplace Rules. See “Risk Factors - Since we are a ‘controlled company’ within the meaning of the Nasdaq listing rules, we may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.”

	Per Share	Total Without Over-Allotment Option	Total With Over-Allotment Option
Initial public offering price	$	$	$
Underwriting discount(1)	$	$	$
Proceeds to our company before expenses(2)	$	$	$

(1)	This table does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to the Underwriter, or certain other expenses for which we have agreed to reimburse the Underwriter. See “Underwriting” for more information regarding our compensation arrangements with the underwriters.

(2)	The total estimated expenses related to this offering are set forth in “Underwriting—Discounts and Expenses.”

We have granted the underwriters an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of Class A Ordinary Shares to be offered by us pursuant to this offering (excluding Class A Ordinary Shares subject to this option), solely for the purpose of covering over-allotments, at the public offering price less the underwriting discount.

The underwriters expect to deliver the Class A Ordinary Shares against payment as set forth under “Underwriting” on page 146.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Kingswood Capital Partners, LLC

Prospectus dated [•]

i

About this Prospectus

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Class A Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for Class A Ordinary Shares is made to the public in the Cayman Islands. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

•	“Anjielun” are to Xinjiang Agilent Information Technology Co., Ltd., a limited liability company organized under the laws of the PRC, which is wholly owned by Xinjiang YSX (as defined below);

•	“China” or the “PRC” are to the People’s Republic of China, including the special administrative regions of Hong Kong and Macau for the purposes of this prospectus;

•	“Chuangzhan” are to Xinjiang Yishengxin Chuangzhan Technology Co., ltd., a limited liability company organized under the laws of the PRC, which is wholly owned by Xinjiang YSX;

•	“Class A Ordinary Shares” are to Class A ordinary shares of YSX Cayman, par value $0.0001 per share;

•	“Class B Ordinary Shares” are to Class B ordinary shares of YSX Cayman, par value $0.0001 per share;

•	“Guangzhou YSX” are to Xinjiang Yishengxin Network Technology Co., Ltd. Guangzhou branch, a branch company of Xinjiang YSX organized under the laws of the PRC;

•	“HK” are to Hong Kong, which is a special administrative region of the PRC authorized to exercise a high degree of autonomy and enjoy executive, legislative and independent judicial power, under the principle of “one country, two systems”;

•	“Ordinary Shares” or “ordinary shares” are to Class A Ordinary Shares and Class B Ordinary Shares, collectively;

•	“PRC laws and regulations” or “PRC laws” are to the laws and regulations of mainland China;

•	“PRC operating entities” are to the PRC subsidiary and VIEs;

•	“VIEs” or “VIE Entities” are to the variable interest entities, Xinjiang YSX and Xihang (defined below), collectively, and each of them is referred to, severally, as a “VIE” or “VIE Entity”;

•	“VIE Agreements” are to a series of contractual arrangements, including the “Exclusive Business Cooperation and Service Agreement”, the “Share Disposal and Exclusive Option to Purchase Agreement”, the “Equity Pledge Agreement”, the “Proxy Agreement,” and “the Spousal Consent”, as described herein;

•	“WFOE” or “PRC subsidiary” are to Yishengxin (Guangzhou) International Holding Co. Ltd., a wholly foreign-owned enterprise organized under the laws of the PRC;

•	“Xinjiang” are to the Xinjiang Uygur Autonomous Region of the PRC;

•	“Xinjiang YSX” are to Xinjiang Yishengxin Network Technology Co. Ltd., a limited liability company organized under the laws of the PRC;

•	“Xihang” are to Guangzhou Xihang Information Technology Co., Ltd., a limited liability company organized under the laws of the PRC;

•	“YSX Cayman,” “we,” “us,” “our Company,” or the “Company” are to YSX Tech. Co., Ltd., an exempted company with limited liability incorporated under the laws of Cayman Islands;

•	“YSX HK” are to our wholly owned subsidiary, YSX (HK) Holding Co., Limited, a Hong Kong corporation; and

•	“YSX Network” are to Guangzhou Yishengxin Network Technology Co., Ltd., a limited liability company organized under the laws of the PRC, which is wholly owned by Xinjiang YSX.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

The functional currency of the operating entities is Renminbi (“RMB”), the currency of China. Our consolidated financial statements are presented in U.S. dollars. In this prospectus, we refer to assets, obligations, commitments, and liabilities in our consolidated financial statements in U.S. dollars. These dollar references are based on exchange rates of RMB to U.S. dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of U.S. dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

Our fiscal year end is March 31. References to a particular “fiscal year” are to our fiscal year ended March 31 of that calendar year. Our audited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

ii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Class A Ordinary Shares, discussed under “Risk Factors,” before deciding whether to buy our Class A Ordinary Shares.

We are a holding company incorporated in the Cayman Islands. Our Class A Ordinary Shares offered in this prospectus are shares of our Cayman Islands holding company. As a holding company with no material operations of our own, we conduct our operations through the VIEs and their subsidiaries established in the PRC. We do not have any equity ownership of the VIEs. Instead, for accounting purposes, we are the primary beneficiary of the VIEs to the extent that we consolidate the financial results of the VIEs in our consolidated statements under U.S. GAAP. We consolidate the VIEs for accounting purposes only because we meet the conditions under U.S. GAAP to consolidate the VIEs. The VIEs, Xinjiang YSX and Xihang are currently not engaged in business activities that fall under the Negative List. The Company elected to utilize the VIE structure because Xinjiang YSX holds a “Value-added Telecommunication Business License of the People's Republic of China” (the “VATBL”), which was issued by the Communications Administration of Xinjiang Uygur Autonomous Region on November 29, 2021. Xinjiang YSX applied for the VATBL because it may enter into certain Value-added Telecommunication Businesses, such as Internet information service, in the future. Value-added Telecommunication Businesses fall under the Negative List and are prohibited from having foreign ownership of more than 50%. Although Xihang does not own a VATBL as of the date of this prospectus, since Xihang’s business is substantially identical to that of Xinjiang YSX, the Company determined to use the VIE structure for both Xinjiang YSX and Xihang when it undertook a reorganization of its corporate structure to prepare for this offering. Such contractual arrangements are designed so that the operations of the VIEs are solely for the benefit of WFOE and ultimately, the Company. As such, the Company is deemed to be the primary beneficiary of the VIEs, to the extent that the Company consolidates the financial results of the VIEs in its consolidated statements under U.S. GAAP, for accounting purposes only. However, the VIE Agreements have not been tested in a court of law in China and may not be effective in providing control over the VIEs. We are, therefore, subject to risks due to the uncertainty of the interpretation and application of the laws and regulations of the PRC regarding the VIE and the VIE structure. For a description of our corporate structure and VIE contractual arrangements, see “Corporate History and Structure.” See also “Risk Factors – Risks Related to Our Corporate Structure.”

Our Corporate Structure

Corporate Structure

Our Class A Ordinary Shares offered in this offering are shares of YSX Cayman, the offshore holding company in the Cayman Islands. The following diagram illustrates our corporate structure upon the completion of this offering based on 12,500,000 Class A Ordinary Shares being offered, assuming no exercise of the over-allotment option.

Notes: All percentages reflect the voting ownership interests instead of the equity interests held by each of our shareholders given that each holder of Class B Ordinary Shares will be entitled to five votes per Class B Ordinary Share and each holder of Class A Ordinary Shares will be entitled to one vote per Class A Ordinary Share.

(1)	Represents 11,850,077 Class A Ordinary Shares and 810,659 Class B Ordinary Shares held by Mr. Jie Xiao, the 100% owner of Jeffre Xiao XJ Holding Limited, as of the date of this prospectus.

(2)	Represents 566,772 Class A Ordinary Shares and 366,666 Class B Ordinary Shares held by Mr. Weiqiang Zheng, the 100% owner of 2-Wei Qiang Zheng ZWQ Holding Limited, as of the date of this prospectus.

(3)	Represents an aggregate of 8,405,826 Class A Ordinary Shares held by 18 corporate shareholders, each one of which holds less than 5% of our voting ownership interests, as of the date of this prospectus.

The VIE Agreements

Neither we nor our subsidiaries own any equity interest in the VIEs. Instead, for accounting purposes, we are the primary beneficiary of the VIEs, to the extent that we consolidate the financial results of the VIEs in our consolidated statements under U.S. GAAP. WFOE entered into the VIE Agreements with each VIE ( Xinjiang YSX and Xihang) and its respective shareholders on December 31, 2022, including an “Exclusive Business Cooperation and Service Agreement”, an “Equity Interest Pledge Agreement”, a “Share Disposal and Exclusive Option to Purchase Agreement”, and a “Proxy Agreement”. In addition, Ms. Kongli Yin, the spouse of Mr. Jie Xiao, who is the controlling shareholder of Xinjiang YSX, executed a “Spousal Consent” with regard to Mr. Jie Xiao’s equity interest in Xinjiang YSX on December 31, 2022. Because the marital status of Ms. Roumei Wu, who is the controlling shareholder of Xihang, is single, as of the date of this prospectus, no “Spousal Consent” has been executed with regard to Roumei Wu’s equity interest in Xihang.

The direct shareholders of Xinjiang YSX are Jie Xiao (the controlling shareholder of Xinjiang YSX, and CEO and director of the Company), Yingtan Yujiang Yibo Enterprise Management Center Limited Partnership, Lishifu (Guangzhou) Enterprise Management Consulting Limited Partnership, Kashi Honghailui Enterprise Management Consulting Limited Partnership, and Lishigo (Guangzhou) Enterprise Consulting Limited Partnership. The below diagram illustrates the shareholders of Xinjiang YSX.

The direct shareholders of Xihang are Ruomei Wu (the controlling shareholder of Xihang) and Qinzhuyi (Guangzhou) Catering Co., Ltd. The below diagram illustrates the shareholders of Xihang.

We consolidate the VIEs for accounting purpose only because we meet the conditions under U.S. GAAP to consolidate the VIEs. The VIE Agreements are designed so that the operations of the VIEs are solely for the benefit of WFOE and, ultimately, the Company. However, the VIE Agreements have not been tested in a court of law in China and may not be effective in providing control over the VIEs. We may incur substantial costs to enforce the terms of the VIE Agreements. We are subject to risks due to the uncertainty of the interpretation and application of the laws and regulations of the PRC, regarding the VIE structure, including, but not limited to, regulatory review of overseas listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the contractual arrangements with the VIEs. We are also subject to the risk that the PRC government could disallow the VIE structure, which would result in a material change in our operations and, as a result, the value of our Class A Ordinary Shares may depreciate significantly or become worthless. For a description of our corporate structure and VIE contractual arrangements, see “Corporate History and Structure.” See also “Risk Factors – Risks Related to Our Corporate Structure.”

WFOE entered into the VIE Agreements with each VIE (Xinjiang YSX and Xihang) and its respective shareholders on December 31, 2022, including an “Exclusive Business Cooperation and Service Agreement”, an “Equity Interest Pledge Agreement”, a “Share Disposal and Exclusive Option to Purchase Agreement”, and a “Proxy Agreement”. Each of the VIE Agreements is described below:

Exclusive Business Cooperation and Service Agreement

Pursuant to the Exclusive Business Cooperation and Service Agreement among WFOE, each VIE and its respective shareholders, WFOE provides each VIE with technical support, consulting services, intellectual services and other management services relating to its day-to-day business operations and management, on an exclusive basis. Additionally, each VIE granted an irrevocable and exclusive option to WFOE to purchase from each VIE, any or all of its assets at the lowest purchase price permitted under PRC laws. Should WFOE exercise such option, the parties shall enter into a separate asset transfer or similar agreement. For services rendered to each VIE by WFOE under this agreement, WFOE is entitled to collect a service fee calculated based on the time of services rendered multiplied by the corresponding rate, plus the amount of the service fees decided by the board of directors of WFOE based on the value of services rendered by WFOE and the actual income of each VIE from time to time, which is approximately equal to the net income of each VIE after deduction of the required PRC statutory reserve.

The Exclusive Business Cooperation and Service Agreement shall remain in effect for twenty years, and can only be terminated earlier if one of the parties defaults or enters into a liquidation process (either voluntary or compulsory), or is prohibited to conduct business by the governmental authority liquidated. WFOE is entitled to renew the agreement by providing a written notice to each VIE.

The CEO of WFOE, Mr. Jie Xiao, who is the CEO of Xinjiang YSX, is currently managing Xinjiang YSX pursuant to the terms of the Exclusive Business Cooperation and Service Agreement between WFOE and Xinjiang YSX. One director of YSX Cayman, Mr. Weiqiang Zheng, who is a shareholder of the Company and executive director of Xihang, is currently managing Xihang pursuant to the terms of the Exclusive Business Cooperation and Service Agreement between WFOE and Xihang. WFOE has absolute authority relating to the management of each VIE, including, but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing and other operational functions. The Company’s audit committee is required to review and approve in advance any related party transactions, including transactions involving WFOE or VIEs.

Equity Interest Pledge Agreement

Under the Equity Interest Pledge Agreement among WFOE, each VIE and its respective shareholders, each VIE’s shareholders pledged all of its equity interests in the VIE to WFOE to guarantee the performance of each VIE’s obligations under the Exclusive Business Cooperation and Service Agreement. Under the terms of the Equity Pledge Agreement, in the event that each VIE or the VIE’s shareholder breach their respective contractual obligations under the Exclusive Business Cooperation and Service Agreement, WFOE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends generated by the pledged equity interests. The VIEs’ shareholders also agreed that upon the occurrence of any event of default, as set forth in the Equity Pledge Agreement, WFOE is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws. The VIEs’ shareholders have further agreed not to dispose of the pledged equity interests or take any actions that would prejudice WFOE’s interest.

The Equity Interest Pledge Agreement is effective until all payments due under the Exclusive Business Cooperation and Service Agreement have been paid by each VIE. WFOE shall cancel or terminate the Equity Interest Pledge Agreement upon each VIE’s full payment of the fees payable under the Exclusive Business Cooperation and Service Agreement.

The purposes of the Equity Interest Pledge Agreement are to (1) guarantee the performance of VIEs’ obligations under the Exclusive Business Cooperation and Service Agreement, (2) make sure the VIEs’ shareholders do not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice WFOE’s interests without WFOE’s prior written consent, and (3) provide WFOE control over each VIE. In the event a VIE breaches its contractual obligations under the Exclusive Business Cooperation and Service Agreement, WFOE will be entitled to foreclose on the respective VIE’s shareholders’ equity interests in the VIE and may (1) exercise its option to purchase or designate third parties to purchase part or all of their equity interests in the VIE and WFOE may terminate the VIE Agreements after acquisition of all equity interests in the VIE or form a new VIE structure with the third parties designated by WFOE; or (2) dispose of the pledged equity interests and be paid in priority out of proceed from the disposal in which case the VIE structure will be terminated.

Share Disposal and Exclusive Option to Purchase Agreement

Under the Share Disposal and Exclusive Option to Purchase Agreement, each VIE’s shareholders have irrevocably granted WFOE (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, part or all of its equity interests in the VIE. The option price is equal to the capital paid in by the VIE’s shareholder subject to any appraisal or restrictions required by applicable PRC laws and regulations. As of the date of this prospectus, if WFOE exercised such option, the total option price that would be paid to all of the VIE’s shareholders would be RMB 1, or the lowest amount allowed by law. The option purchase price shall increase in case the VIE’s shareholders makes additional capital contributions to the VIE, including in the event the registered capital is increased upon the VIE receiving any proceeds from public offerings.

Under the Share Disposal and Exclusive Option to Purchase Agreement, WFOE may at any time under any circumstances, purchase, or have its designee purchase, at its discretion, to the extent permitted under PRC law, all or part of each VIE’s shareholder’s equity interests in the VIE. The Share Disposal and Exclusive Option to Purchase Agreement, together with the Equity Pledge Agreement, Exclusive Business Cooperation and Service Agreement, and the Proxy Agreement, enable WFOE to exercise effective control over VIEs.

The Share Disposal and Exclusive Option to Purchase Agreement remain effective for a term of 20 years, can only be terminated if one party defaults, and may be renewed at WFOE’s election.

Proxy Agreement

Under the Proxy Agreement, the shareholders of each VIE have authorized WFOE to act on its behalf as its exclusive agent and attorney with respect to all rights as shareholder, including, but not limited to: (a) attending shareholders’ meetings; (b) exercising all the shareholders’ rights, including voting, that shareholders are entitled to under PRC laws and the articles of association of each VIE, including, but not limited to, the sale or transfer or pledge or disposition of shares in part or in whole; and (c) designating and appointing on behalf of shareholders the legal representative, the executive director, supervisor, the chief executive officer and other senior management members of each VIE.

The term of the Proxy Agreement is the same as the term of the Share Disposal and Exclusive Option to Purchase Agreement. The Proxy Agreement is irrevocable and continuously valid from the date of execution of the Proxy Agreement, so long as the VIEs’ shareholders are the shareholders of Company.

Spousal Consent

Pursuant to the Spousal Consent, the spouse of Jie Xiao, the controlling shareholder of Xinjiang YSX, irrevocably agreed that the equity interest in the VIE held by her spouse would be disposed of pursuant to the Equity Interest Pledge Agreement, the Share Disposal and Exclusive Option to Purchase Agreement, and the Proxy Agreement. She agreed not to assert any rights over the equity interest in the VIE held by her spouse. In addition, in the event that she obtains any equity interest in the VIE through Jie Xiao for any reason, she agreed to be bound by the VIE contractual arrangements. The Spouse Consent shall continue to be valid and binding until otherwise terminated by both WFOE and the spouse in writing.

Risks Associated with our Corporate Structure and VIE Agreements

Because we do not directly hold equity interests in the VIEs, we are subject to risks and uncertainties of the interpretations and applications of PRC laws and regulations, including, but not limited to, regulatory review of overseas listing of PRC companies through special purpose vehicles and the validity and enforcement of the VIE Agreements. We are also subject to the risks and uncertainties about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations, and the value of our Class A Ordinary Shares may depreciate significantly or become worthless. The VIE Agreements have not been tested in a court of law in China as of the date of this prospectus. See “Risk Factors—Risks Relating to Our Corporate Structure,” “Risk Factors—Risks Relating to Doing Business in the PRC,” and “Risk Factors—Risks Relating to this Offering and the Trading Market.”

The VIE Agreements may not be as effective as ownership in providing operational control. For instance, the VIE Entities could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. The VIEs may not act in the best interests of our Company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate business through the VIE Agreements. In the event that the VIEs fail to perform their respective obligations under the VIE Agreements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. In addition, even if legal actions are taken to enforce such arrangements, we will still need to seek recognition or enforcement by a Chinese court of any judgment in accordance with Chinese laws and regulations. Thus, we cannot guarantee that such judgments, if any, will be successfully recoginized and enforced by a Chinese court. See “Risk Factors—Risks Relating to Our Corporate Structure— We rely on contractual arrangements with the VIEs and their subsidiaries in China for our business operations, which may not be as effective in providing operational control or enabling us to derive economic benefits as through ownership of controlling equity interests”, “If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties and our Class A Ordinary Shares may decline in value or become worthless if we are unable to assert our contractual control rights over the assets of the VIEs that conduct all of our operations”, and “If the PRC government determines that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, we may be unable to assert our contractual rights over the assets of the VIEs, and our Class A Ordinary Shares may decline in value or become worthless.”

Overview

We, through the YSX Operating Companies, provide comprehensive business solutions to enterprise customers, mainly insurance companies and brokerages, in China. The YSX Operating Companies possess in-depth knowledge of the Chinese insurance industry accumulated from years of servicing their customers, and specialize in auto insurance aftermarket value-added services, software development and information technology services, as well as other scenario-based customized services, such as customer development services. For the fiscal years ended March 31, 2024 and 2023, the YSX Operating Companies serviced a total of 49 and 52 customers, respectively, among which, 25 and 36 were insurance companies or brokerages, and the rest were technology companies, manufacturing companies and trade companies. Some of the customers are well-known established companies in China, such as PICC Property and Casualty Company Limited (“PICC”), China Ping An Property Insurance Co., Ltd (“Ping An”), CPIC (China Pacific Insurance (Group) Co Ltd (“CPIC”), and China United Insurance Group Company Ltd (“CUIG”). Currently, the YSX Operating Companies primarily operate in Xinjiang Province and Guangdong Province in China, where the majority of their customers are located.

We generated $58,546,729 and $49,233,547 in total revenue for the fiscal years 2024 and 2023, respectively, predominantly from providing enterprise customers auto insurance aftermarket value-added services, which accounted for 77.8% and 86.2% of our total revenue in the same periods, respectively. Insurance companies and brokerages offer auto insurance aftermarket value-added services, such as car wash, oil change, tire repair, car detailing, and roadside assistance services, to their insurance customers with the aim of building customer loyalty and maintaining long-term customer relations, and the costs of the value-added services are usually budgeted as a portion of marketing expenses. Currently, the YSX Operating Companies offer various auto insurance aftermarket value-added services to the enterprise customers, and collaborate with third-party vendors, such as automobile service platforms, dealerships, brick-and-mortar service and maintenance shops, to perform these services for the insurance customers, who are typically insurance policy holders.

Auto insurance in China includes compulsory motor vehicle liability insurance and commercial insurance. According to the China Banking and Insurance Regulatory Commission, along with the growth of the car ownership, the annual total premiums of Chinese auto insurance has been growing steadily for the last 20 years. Auto insurance was the largest category of property insurance by total premiums in China, reaching RMB 867 billion (approximately US $12.06 billion), an increase of 5.6% compared to 2022, and accounted for 54.66% of the total premiums of property insurance in 2023. As the largest passenger vehicle market in the world, according to China Banking and Insurance Regulatory Commission, the amount of car ownership generates substantial market potential for China’s auto insurance market, which is closely related to the auto insurance aftermarket value-added service market. We believe the foregoing has contributed, and will continue to contribute, to the growth of the auto insurance aftermarket value-added service market and our business.

Our revenues increased by $9,313,182, or 18.9%, from $49,233,547 for the fiscal year ended March 31, 2023 to $58,546,729 for the fiscal year ended March 31, 2024. The increase was mainly due to the increase in revenue generated from the auto insurance aftermarket value-added services, as the YSX Operating Companies increased the service volume by approximately 37.0% from fiscal year 2023. For details of our results of operation, see “MANAGEMENT’S DISCUSSION AND ANALYSIS OFF INANCIAL CONDITION AND RESULTS OF OPERATION”. The following table illustrates the amount and percentage of our revenue by service type for for the years ended March 31, 2024 and 2023, respectively:

	For the years ended March 31,
	2024		2023		Variance
	Amount	%	Amount	%	Amount	%
Revenue from auto insurance aftermarket value-added services	$45,561,529	77.8%	$42,438,636	86.2%	$3,122,893	7.4%
Revenue from other scenario-based customized services	11,764,389	20.1%	3,537,667	7.2%	8,226,722	232.5%
Revenue from software development and information technology services	1,220,811	2.1%	3,257,244	6.6%	(2,036,433)	(62.5)%
Total revenue	$58,546,729	100.0%	$49,233,547	100.0%	$9,313,182	18.9%

We believe the strong technical capabilities of the YSX Operating Companies has helped drive the revenue growth of the Company. Xinjiang YSX started as a technology company and developed insurance sales and order management applications that became popular among Chinese insurance companies and brokerages in 2017 and 2018, when the majority of these companies did not have in-house insurance sales and management applications. Since then, the YSX Operating Companies have developed long-term business relationships with a number of insurance companies and brokerages. In 2018, grasping the opportunity arising from the expansion of the auto insurance aftermarket service market and the growing needs of insurance companies and brokerages for qualified service providers, the YSX Operating Companies ventured into the auto insurance aftermarket service business. To streamline the process of auto insurance aftermarket value-added services, the YSX Operating Companies developed “Driver’s Suite”, an in-house system that facilitates the entire process of the auto insurance aftermarket value-added services. We believe “Driver’s Suite” greatly enhances the service quality and improves the efficiency of the service process. As of the date of this prospectus, the YSX Operating Companies’ have 8 full-time employees in the in-house technical team, which oversees the development and maintenance of in-house technical systems and applications.

We are led by a highly experienced management team. Since the inception of each of the YSX Operating Companies, they have developed and benefited from the long-term business planning by the founders and the management. Xinjiang YSX and two of its wholly owned subsidiaries enjoy generous tax incentives (full corporate income tax exemption for 5 years after inception, and partial corporate income tax reduction of 10% to 15% thereafter, as an incentive to attract enterprises to establish their business operations in such region and to stimulate local economic development) by incorporating in the Kashgar Economic Development Zone, which is a special economic zone in Xinjiang Province. The management strategically chose Guangzhou Province, which, according to the China Banking and Insurance Regulatory Commission, was the No.1 province in terms of the total insurance premiums generated in China in 2022, as their principal market. For the fiscal years 2024 and 2023, 92% and 86% of our total revenue was generated in Guangzhou Province, respectively. Going forward, the YSX Operating Companies plan to strategically expand operations in the major cities, both in the Guangdong Province and a few selected provinces of favorable geographic locations. To that end, beginning in 2021, the YSX Operating Companies started cooperating with local business partners in Yunnan Province, Chongqing, Guizhou Province, and Sichuan Province, all of which are geographically located between Guangdong Province and Xinjiang Province. This expansion strategy allows the YSX Operating Companies to take advantage of existing resources, while avoiding the large initial capital outlay.

COVID-19 Impact

The COVID-19 pandemic had a material adverse impact on Chinese economy and China’s insurance industry, and negatively affected our business and financial results in fiscal years 2020-2023. Due to the various restrictions under China’s zero-COVID policy, the YSX Operating Companies experienced reduced demands for its services and longer service times by third-party vendors, which led to reduced service volume and delays in service fee settlements with insurance companies and brokerages. In early December 2022, China announced a nationwide loosening of its zero-COVID policy, and since then, the overall demand for YSX Operating Companies’ services, particularly, the auto insurance aftermarket value-added services, increased significantly beginning from the fourth quarter of fiscal year 2023. As a result, the Company’s total revenue increased by $9.3 million, or 18.9%, in fiscal year 2024. However, the net income slightly decreased by approximately $0.3 million, or 6.9%, in fiscal year 2024, primarily due to the increased operating expenses during fiscal year 2024.

Although the COVID-19 pandemic appears to be under control as of the date of this prospectus, the extent to which the COVID-19 pandemic may impact the Company’s future financial results will depend on future developments, such as new information on the effectiveness of the mitigation strategies, the duration, spread, severity, and recurrence of COVID-19 and COVID-19 variants, if any, any related travel advisories and restrictions, and the overall impact of the COVID-19 pandemic on the global economy and capital markets, all of which remain uncertain and unpredictable. Given this uncertainty, the Company is currently unable to quantify the expected impact of the COVID-19 pandemic on its future operations, financial condition, liquidity, and results of operations as of the date of this prospectus. For details, please see “MANAGEMENT’S DISCUSSION AND ANALYSIS OFF INANCIAL CONDITION AND RESULTS OF OPERATION – Impact of COVID-19 on Our Business.”

Competitive Strengths

We believe that the following competitive strengths have contributed to our success and differentiated us from our competitors:

•	In-depth Cooperation with Insurance Companies and Brokerages

•	Strong Technical Capabilities

•	Diversified Services

•	Experienced Management Team

•	Rich Resources

Growth Strategies

We intend to develop our business and strengthen brand loyalty by pursuing the following strategies:

•	Improve Market Position by Gaining Additional Market Share

•	Expand to New Geographic Markets

•	Continue to Attract, Incentivize and Retain Talented Professionals

•	Continue to Invest in In-house Technical Capabilities

Our Securities

Our authorized share capital is $50,000 divided into 470,000,000 Class A Ordinary Shares and 30,000,000 Class B Ordinary Shares, and we have 20,822,675 Class A Ordinary Shares and 1,177,325 Class B Ordinary Shares issued and outstanding, immediately prior to this offering. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a vote of all shareholders, each holder of Class A Ordinary Shares will be entitled to one vote per Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to five votes per Class B Ordinary Share. Due to the voting power of Class B Ordinary Shares, the holders of Class B Ordinary Shares currently and may continue to have a concentration of voting power, which limits the holders of Class A Ordinary Shares’ ability to influence corporate matters. Each Class B Ordinary Share is convertible at the option of the holder, at any time after issue and without the payment of any additional sum, into Class A Ordinary Share on a one-to-one basis. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. See “Description of Share Capital.”

Corporate Information

Our principal executive offices are located at 401, Floor 4, Building 12, No. 1601, South Guangzhou Avenue, Haizhu District, Guangzhou, PRC, and our phone number is (86) 020-29842002. Our registered office in the Cayman Islands is located at 3-212 Governors Square, 23 Lime Tree Bay Avenue, P.O. Box 30746, Seven Mile Beach, Grand Cayman KY1-1203, Cayman Islands, and the phone number of our registered office is +13457433300. We maintain a corporate website at www.ysxnet.com. The information contained in, or accessible from, our websites or any other website does not constitute a part of this prospectus. Our agent for service of process in the U.S. is Cogency Global Inc., located at 122 East 42nd St, 18th Floor, New York, NY 10168.

Summary of Risk Factors

Investing in our Class A Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Class A Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Relating to Doing Business in the PRC (for a more detailed discussion, see “Risk Factors—Risks Relating to Doing Business in the PRC”)

We face risks and uncertainties relating to doing business in the PRC in general, including, but not limited to, the following:

•	Changes in China’s economic, political, or social conditions or government policies could have a material adverse effect on our business and operations (see the risk factor under the same title).

•	There are uncertainties regarding the enforcement of laws and rules and regulations in mainland China, which can change can change quickly without any advance notice, and there is a risk that the Chinese government may exert more oversight and control over offerings that are conducted overseas, which could materially and adversely affect our business and hinder our ability to offer our securities or continue our operations, and cause the value of our securities to significantly decline or become worthless (see the risk factor under the same title).

•	The Chinese government exerts substantial influence over the manner in which we must conduct our business and may intervene or influence our operations at any time, which actions may result in a material change in our operations and impact our operations materially and adversely, and significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless (see the risk factor under the same title).

•

Due to the differences in the legal systems of different countries, you may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management named in this prospectus based on foreign laws, compared to doing so in your home country against a domestic defendant. Investigations and evidence collection by you or overseas regulators within China shall also be subject to the Chinese laws and regulations (see the risk factor under the same title).

•	Given the Chinese government’s significant oversight and discretion over the conduct of the business of the PRC operating entities, the Chinese government may intervene or influence their operations at any time, which could result in a material change in the operations of the PRC operating entities and/or the value of our Class A Ordinary Shares (see the risk factor under the same title).

•	Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and this offering (see the risk factor under the same title).

•	The approval of the China Securities Regulatory Commission and other compliance procedures may be required in connection with this offering under the M&A Rules, and, if required, we cannot predict whether we will be able to obtain such approval (see the risk factor under the same title).

•	The New Overseas Listing Rules and other relevant rules promulgated by the CSRC may subject us to additional compliance requirements in the future (see the risk factor under the same title).

•	The HFCAA and the Accelerating Holding Foreign Companies Accountable Act call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to this offering and listing on the Nasdaq Capital Market, and Nasdaq may determine to delist our securities if the PCAOB determines that it cannot inspect or fully investigate our auditor (see the risk factor under the same title).

•	To the extent cash or assets of our business, or of the PRC operating entities or Hong Kong subsidiaries, are in mainland China or Hong Kong, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong, due to interventions in or the imposition of restrictions and limitations by the PRC government to the transfer of cash or assets (see the risk factor under the same title).

•	Increases in labor costs in the PRC may adversely affect our business and our profitability (see the risk factor under the same title).

•	Changes in international trade policies, or the escalation of tensions in international relations, particularly with regard to China, may adversely impact our business and operating results (see the risk factor under the same title).

•	The PRC operating entities have not made adequate social insurance and housing fund contributions for all employees as required by PRC regulations, which may subject us to penalties (see the risk factor under the same title).

•	PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or WFOE to liability or penalties, limit our ability to inject capital into WFOE, limit WFOE’s ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us (see the risk factor under the same title).

•	PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to WFOE, which could materially and adversely affect our liquidity and our ability to fund and expand our business (see the risk factor under the same title).

•	Fluctuations in exchange rates could have a material adverse effect on our results of operations and the value of your investment (see the risk factor under the same title).

•	Under the PRC Enterprise Income Tax Law (the “EIT Law”), we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment (see the risk factor under the same title).

•	We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies (see the risk factor under the same title).

•	Our PRC subsidiary, WFOE, is subject to restrictions on paying dividends or making other payments to us, which may have a material adverse effect on our ability to conduct our business (see the risk factor under the same title).

•	Governmental control of currency conversion may affect the value of your investment and our payment of dividends (see the risk factor under the same title).

•	There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of WFOE, and dividends payable by WFOE to our offshore subsidiaries may not qualify to enjoy certain treaty benefits (see the risk factor under the same title);

•	If we become directly subject to the scrutiny, criticism, and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price, and reputation (see the risk factor under the same title).

•	The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC (see the risk factor under the same title); and

•	The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China (see the risk factor under the same title).

•	Under the PRC Securities Law, the procedures and requisite timing for the U.S. securities regulatory agencies to conduct investigations and collect evidence within the territory of mainland China shall be subject to Chinese laws and regulations (see the risk factor under the same title).

Risks Relating to Our Business (for a more detailed discussion, see “Risk Factors—Risks Relating to Our Business”)

Risks and uncertainties related to our business include, but are not limited to, the following:

•	The YSX Operating Companies’ business largely depend on the relationships with customers. If the YSX Operating Companies cannot maintain good relationships or provide satisfactory services to them, our results of operations may be materially and adversely affected (see the risk factor under the same title).

•	The YSX Operating Companies rely on third-party collaborating vendors to operate their business. Failure to establish and maintain cordial relationships with them may adversely affect our results of operations and business prospects (see the risk factor under the same title).

•	If the YSX Operating Companies fail to acquire new customers or retain existing customers, especially the large customers, our business, financial condition and results of operations could be materially and adversely affected (see the risk factor under the same title).

•	Material changes in the regulatory environment could change the competitive landscape of our industry or require us to change the way the YSX Operating Companies conduct business. The administration, interpretation and enforcement of the laws and regulations currently applicable to customers could change rapidly which could negatively impact our financial results (see the risk factor under the same title).

•	Competition in the YSX Operating Companies’ industry is intense and, if the YSX Operating Companies are unable to compete effectively with both existing and new market participants, we may lose customers, and our financial results may be negatively affected (see the risk factor under the same title).

•	Our future success depends on the continuing efforts of our senior management team and other key personnel, and our business may be harmed if we lose their services (see the risk factor under the same title).

•	Our business is subject to concentration risks arising from dependence on a few large customers (see the risk factor under the same title).

•	Our business is subject to concentration risk with regard to the vendors whom the YSX Operating Companies subcontract to provide services to customers. Our growth and revenue could be materially and adversely affected if the YSX Operating Companies lose any major collaborating vendors, or if any significant vendor fails to cooperate with the YSX Operating Companies at anticipated levels (see the risk factor under the same title).

•	Our business is subject to concentration risks arising from dependence on two principal markets(see the risk factor under the same title).

•	We are subject to credit risks from customers (see the risk factor under the same title).

•	We have limited sources of working capital and may need substantial additional financing (see the risk factor under the same title).

•	We face risks related to health epidemics, including the ongoing COVID-19 pandemic, severe weather conditions and other catastrophes, which could materially and adversely affect our business (see the risk factor under the same title).

•	We may face disruption to our technology systems, if our technology systems or the proprietary information and/or data collected and stored by our PRC operating entities via such systems, particularly billing and client information, were to be accessed or tampered with by unauthorized persons, and, in any such case, our reputation and relationships with our customers could be harmed and our business could be materially and adversely affected (see the risk factor under the same title).

•	Our business model and our planned business developments are dependent on the proper function of our IT systems and infrastructure and our ability to continuously improve our IT systems and infrastructure and adopt advancing technologies. Breakdown of any of our major IT systems or failure to keep up with technological developments would materially and adversely affect our business, results of operations and future prospects (see the risk factor under the same title).

•	Failure to ensure and protect the confidentiality of the data of end consumers could subject us to penalties, negatively impact our reputation and deter end consumers from using our platforms (see the risk factor under the same title).

•	If we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected (see the risk factor under the same title).

Risks Relating to Our Corporate Structure (for a more detailed discussion, see “Risk Factors—Risks Relating to Our Corporate Structure”)

We are also subject to risks and uncertainties relating to our corporate structure, including, but not limited to, the following:

•	If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties and our Class A Ordinary Shares may decline in value or become worthless if we are unable to assert our contractual control rights over the assets of the VIEs that conduct all of our operations (see the risk factor under the same title).

•	We rely on contractual arrangements with the VIEs and their subsidiaries in China for our business operations, which may not be as effective in providing operational control or enabling us to derive economic benefits as through ownership of controlling equity interests (see the risk factor under the same title).

•	The Shareholders of the VIEs may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition (see the risk factor under the same title).

•	The VIE Agreements may be subject to scrutiny by the PRC tax authorities and they may determine that we or the VIEs owe additional taxes, which could negatively affect our results of operations and the value of your investment (see the risk factor under the same title).

•	If we exercise the option to acquire equity ownership of the VIEs, the ownership transfer may subject us to certain limitation and substantial costs (see the risk factor under the same title).

•	We may lose the ability to use and enjoy assets held by the VIEs that are material to the operation of certain portions of our business if the VIEs go bankrupt or become subject to a dissolution or liquidation proceeding (see the risk factor under the same title).

•	The custodians or authorized users of our tangible assets, including chops and seals, may fail to fulfill their responsibilities, or misappropriate or misuse these assets, all of which may jeopardize our control over our PRC subsidiary and the VIEs (see the risk factor under the same title).

•	If the PRC government determines that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, we may be unable to assert our contractual rights over the assets of the VIEs, and our Class A Ordinary Shares may decline in value or become worthless (see the risk factor under the same title).

•	We may not be able to consolidate the financial results of some of the VIEs or such consolidation could materially adversely affect our operating results and financial condition (see the risk factor under the same title).

Risks Relating to this Offering and the Trading Market (for a more detailed discussion, see “Risk Factors—Risks Relating to this Offering and the Trading Market”)

In addition to the risks described above, we are subject to general risks and uncertainties relating to this offering and the trading market, including, but not limited to, the following:

•	There has been no public market for our Class A Ordinary Shares prior to this offering, and you may not be able to resell our Class A Ordinary Shares at or above the price you pay for them, or at all (see the risk factor under the same title).

•	You will experience immediate and substantial dilution in the net tangible book value of Class A Ordinary Shares purchased (see the risk factor under the same title).

•	If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, our consolidated financial statements may be materially affected as a result, and investor confidence and the market price of our Class A Ordinary Shares may be materially and adversely affected (see the risk factor under the same title).

•	We will incur substantial increased costs as a result of being a public company (see the risk factor under the same title).

•	The dual class structure of our ordinary shares has the effect of concentrating voting control with our Chairman, and his interest may not be aligned with the interests of our other shareholders (see the risk factor under the same title).

•	The dual-class structure of our ordinary shares may adversely affect the trading market for our Class A Ordinary Shares (see the risk factor under the same title).

•	Since we are a “controlled company” within the meaning of the Nasdaq listing rules, we may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders (see the risk factor under the same title).

•	Substantial future sales of our Class A Ordinary Shares or the anticipation of future sales of our Class A Ordinary Shares in the public market could cause the price of our Class A Ordinary Shares to decline (see the risk factor under the same title).

•	We do not intend to pay dividends for the foreseeable future (see the risk factor under the same title).

•	If securities or industry analysts do not publish research or reports about our business, or if the publish a negative report regarding our Class A Ordinary Shares, the price of our Class A Ordinary Shares and trading volume could decline (see the risk factor under the same title).

•	The market price of our Class A Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price (see the risk factor under the same title).

•	Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Class A Ordinary Shares (see the risk factor under the same title).

•	If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer (see the risk factor under the same title).

•	As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, which may limit the information publicly available to our investors and afford them less protection than if we were an U.S. issuer (see the risk factor under the same title).

•	The initial public offering price of our Class A Ordinary Shares may not be indicative of the market price of our Class A Ordinary Shares after this offering. In addition, an active, liquid and orderly trading market for our Class A Ordinary Shares may not develop or be maintained, and our stock price may be volatile (see the risk factor under the same title).

•	If a limited number of participants in this offering purchase a significant percentage of the offering, the effective public float may be smaller than anticipated and the price of our Class A Ordinary Shares may be volatile which could subject us to securities litigation and make it more difficult for you to sell your shares (see the risk factor under the same title).

•	We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares (see the risk factor under the same title).

•	If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of the Nasdaq Capital Market, our securities may not be listed or may be delisted, which could negatively impact the price of our securities and your ability to sell them (see the risk factor under the same title).

•	Anti-takeover provisions in our memorandum and articles of association may discourage, delay, or prevent a change in control (see the risk factor under the same title).

•	Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Class A Ordinary Shares (see the risk factor under the same title).

•	The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the U.S (see the risk factor under the same title).

•	You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders (see the risk factor under the same title).

•	If we are classified as a PFIC, U.S. taxpayers who own our Class A Ordinary Shares may have adverse U.S. federal income tax consequences (see the risk factor under the same title).

•	Our pre-IPO shareholders will be able to sell their shares upon completion of this offering subject to restrictions under Rule 144 under the Securities Act (see the risk factor under the same title).

Approvals from the PRC Authorities to Issue Our Class A Ordinary Shares to Foreign Investors

Recently, the Chinese government promulgated a series of statements and actions to regulate business operations in China,  including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts with respect to anti-monopoly enforcement. For example, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the “Opinions”, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Moreover, the Cyberspace Administration of China, or the “CAC”, promulgated the Cybersecurity Review Measure that became effective on February 15, 2022, which extends the scope of cybersecurity review to data processing operators engaging in data processing activities that affect or may affect national security, including listing in a foreign country, and require a mandatory clearance of cybersecurity review to be completed by network platform operators that possess personal information of more than 1 million users. See “Risk Factors — Risks Relating to Doing Business in China — Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and this offering.”

On August 8, 2006, six PRC governmental and regulatory agencies, including the China Securities Regulatory Commission, or the CSRC, promulgated the Rules on Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, that became effective on September 8, 2006, and was amended on June 22, 2009. The M&A Rules, among other things, require that offshore special purpose vehicles, or “SPVs”, that are controlled by mainland China companies or individuals and that have been formed for overseas listing purposes through acquisitions of mainland China domestic interests held by such companies or individuals, shall obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. See “Risk Factors — Risks Relating to Doing Business in China — The approval of the China Securities Regulatory Commission and other compliance procedures may be required in connection with this offering under the M&A Rules, and, if required, we cannot predict whether we will be able to obtain such approval.”

In addition, on February 17, 2023, the CSRC promulgated the “Trial Measures” and five supporting guidelines, which became effective on March 31, 2023. Pursuant to the Trial Measures, a PRC domestic company that seeks to offer or list securities overseas, by both direct and indirect means, shall submit the filing materials with the CSRC as required by the Trial Measures within three business days following its submission of an application for its initial public offering or listing to overseas securities authorities. If the PRC domestic company fails to complete the required filing procedures, conceals any material fact, or falsifies any major content in its filing documents, such PRC domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. According to the Trial Measures, the CSCR shall conclude the filing within 20 business days upon the receipt of the required filing materials, provided the filing materials are complete and in compliance with the Trial Measures. We submitted our filing with the CSRC on September 20, 2023, and we completed the filing procedures on April 30, 2024. See “Risk Factors — Risks Relating to Doing Business in China — The New Overseas Listing Rules and other relevant rules promulgated by the CSRC may subject us to additional compliance requirements in the future.”

Based on the opinion of our PRC counsel, Beijing Jingsh, except for the aforementioned filing with the CSRC, which was completed on April 30, 2024, we are not required by any currently effective PRC laws or regulations to obtain approval, permission, or clearance from any other PRC authorities to offer or issue our securities to foreign investors, and we have not received any inquiry, notice, warning, sanction, or any regulatory objection to this offering from the CSRC, the CAC, or any other PRC authorities that have jurisdiction over our operations. Further, Beijing Jingsh has advised us that, based on their understanding of the current PRC laws and regulations, as of the date of this prospectus, we and/or the PRC operating entities (i) are not subject to the cybersecurity review by the CAC, as stipulated in the Cybersecurity Review Measure, since the PRC operating entities are not deemed to be a critical information infrastructure operator or network platform operator possessing personal information of more than 1 million users; (ii) are not subject to the CSRC approval in the context of this offering as required under M&A Rules, as we formed our PRC subsidiary, by way of equity investment rather than by a merger with or acquisition of a PRC company.

Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our business operation, our ability to accept foreign investments or list on a U.S. exchange. There is a possibility that we could have inadvertently concluded that we are not subject to such review or approval. Further, we will be required to undertake the filing procedure with the CSRC under the Trial Measures for our future offerings on Nasdaq, once listed. Given the current PRC regulatory environment, we cannot assure you that we or our PRC subsidiary would be able to obtain clearance from the CAC if we are deemed to be subject to cybersecurity review in the future. If we are unable to complete the filings with the CSRC, obtain such approval if required in the future, or inadvertently conclude that such approval or clearance is not required, our ability to offer or continue to offer our Class A Ordinary Shares to investors could be significantly limited or completely hindered, and the value of our Class A Ordinary Shares may depreciate significantly or become worthless. See “Risk Factors — Risks relating to doing business in China.”

Approvals from the PRC Authorities to Conduct Our Operations

As of the date of this prospectus, in the opinion of our PRC counsel, Beijing Jingsh, we and the PRC operating entities have received from the PRC authorities all requisite licenses, permissions, or approvals that are required for conducting our operations in China, including the following: (1) business licenses, (2) value added tax permits for general taxpayers, and (3) high-tech enterprise identification. We and the PRC operating entities have not been denied any such approvals or permissions. However, it is uncertain whether we or the PRC operating entities will be required to obtain additional approvals, licenses, or permits in connection with our business operations pursuant to evolving PRC laws and regulations, and whether we would be able to obtain and renew such approvals on a timely basis or at all. If (i) we do not receive or maintain such permissions or approvals, (ii) we inadvertently conclude that such permissions or approvals are not required, or (iii) applicable PRC laws, regulations, or their interpretations change and we are required to obtain such permissions or approvals in the future, we may be subject to fines or other penalties, including suspension of business and revocation of prerequisite licenses, which could result in a material change in our operations, and may have a material adverse effect on our business, financial condition or results of operations, and the value of our Class A Ordinary Shares could depreciate significantly or become worthless. For more details, see “Risk Factors — Risks Relating to Doing Business in China —The Chinese government exerts substantial influence over the manner in which we must conduct our business and may intervene or influence our operations at any time, which actions may result in a material change in our operations and impact our operations materially and adversely, and significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.”

Dividends or Distributions Made to our Company and U.S. Investors and Tax Consequences

As of the date of this prospectus, none of the operating entities have made any dividends or distributions to our Company and our Company has not made any dividends or distributions to our shareholders. For further details, please refer to “PROSPECTUS SUMMARY—Selected Condensed Consolidated Financial Schedule of YSX Cayman and Its Subsidiaries and the VIEs”, as well as the consolidated financial statements included elsewhere in this prospectus.  We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. As such, we do not have any cash management policies that dictate how funds are transferred among our Company, the subsidiaries, or the VIEs.  Subject to the passive foreign investment company (“PFIC”) rules, the gross amount of distributions we make to investors with respect to our Class A Ordinary Shares (including the amount of any taxes withheld therefrom) will be taxable as a dividend, to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not intend to calculate our earnings and profits under U.S. federal income tax principles, investors should expect that any distributions will be treated as dividends for U.S. federal income tax purposes.

Under the Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will depend on receipt of funds from the VIEs to WFOE in accordance with the VIE Agreements. Pursuant to the EIT Law and its implementation rules, any dividends paid by WFOE to YSX HK will be subject to a withholding tax rate of 10%. However, if YSX HK is determined by the relevant PRC tax authority to have satisfied the relevant conditions and requirements under the arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the “Double Tax Avoidance Arrangement,” and other applicable laws, the 10% withholding tax on the dividends YSX HK receives from WFOE may be reduced to 5%. See “Risk Factors—Risks Relating to Doing Business in the PRC—There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of WFOE, and dividends payable by WFOE to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

Current PRC regulations permit our indirect PRC subsidiary, WFOE, to pay dividends to YSX HK only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, our PRC subsidiary is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in the PRC is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenue from our operations, we may be unable to pay dividends on our Class A Ordinary Shares.

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments, and trade and service-related foreign exchange transactions, can be made in foreign currencies, without prior approval of State Administration of Foreign Exchange (“SAFE”), by complying with certain procedural requirements. Specifically, without prior approval of SAFE, cash generated from the operations in PRC may be used to pay dividends to our Company. As of the date of this prospectus, WFOE has conducted the foreign exchange registration related to our Company under the existing PRC foreign exchange regulations, which enables it to legally distribute their earnings to our Company.

Our Company’s ability to settle amounts owed under the VIE Agreements relies upon payments made from the VIEs to WFOE in accordance with the VIE Agreements. For services rendered to the VIEs by WFOE under the Vie Agreements, WFOE is entitled to collect a service fee equal to the net profit after tax of the VIEs. For restrictions and limitations on our ability to settle amounts owed under the VIE Agreements, please see “Risk Factors—Risks Relating to Our Corporate Structure—We rely on contractual arrangements with the VIEs and their subsidiaries in China for our business operations, which may not be as effective in providing operational control or enabling us to derive economic benefits as through ownership of controlling equity interests” and “Risk Factors—Risks Relating to Our Corporate Structure—If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties and our Class A Ordinary Shares may decline in value or become worthless if we are unable to assert our contractual control rights over the assets of the VIEs that conduct all of our operations.”

Implications of Our Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

•	are not required to obtain an attestation and report from our auditor on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

•	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

•	will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of all of these reduced reporting requirements and exemptions, and delay the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Class A Ordinary Shares held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to U.S. domestic public companies. For example:

•	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

•	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

•	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

•	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

•	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Controlled Company

Upon the completion of this offering, Mr. Jie Xiao, our CEO and the largest shareholder of the Company, through his beneficial ownership of 11,850,077 Class A Ordinary Shares and 810,659 Class B Ordinary Shares, will beneficially own approximately 56.88% of the aggregate voting power, assuming no exercise of the over-allotment option, or approximately 56.60%, assuming full exercise of the over-allotment option. As long as Mr. Jie Xiao continues to beneficially own more than 50% of the total voting power of the Company, he will have the ability to control the outcome of matters submitted to shareholders for approval as ordinary resolutions that holders of shares of Class A and Class B Ordinary Shares would vote together on as a class, including the appointment and removal of directors, sale of all or substantially all of our assets or other major corporate transactions, pursuant to the Company’s memorandum and articles of association. However, Mr. Jie Xiao will not have the ability to control the outcome of certain matters submitted to shareholders for approval as special resolutions, such as the amendment of the Company’s organization documents, since he will not own more than two-thirds of the Company’s voting power, as the Company’s memorandum and articles of association require. As a result, we will be deemed a “controlled company” under Nasdaq Marketplace Rules 5615(c). As a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

•	the requirement that our director nominees be selected or recommended solely by independent directors; and

•	the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing rules even if we are deemed to be a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Selected Condensed Consolidating Financial Schedule of YSX Cayman and Its Subsidiaries and the VIEs

The following tables present selected condensed consolidating financial data of YSX Cayman and its subsidiaries and the VIEs for the fiscal years ended March 31, 2024, 2023 and 2022. YSX Cayman records its investments in its subsidiaries under the equity method. Such investments are presented in the selected condensed consolidating balance sheets of YSX Cayman as “Investments in subsidiaries and the VIEs” and the profit of the subsidiaries is presented as “Income for equity method investment” in the selected condensed consolidating statements of operations. Pursuant to the VIE Agreements, YSX Cayman’s wholly owned subsidiary, WFOE, has the exclusive right to provide the VIEs services related to business operations, including operational and management consulting services and is entitled to consulting fees, which equal to 100% of the consolidated net income of the VIEs. Accordingly, for the fiscal years ended March 31, 2024, 2023 and 2022, WFOE recognized the income from VIEs representing net income of the VIEs and financial interest in VIEs since the commencement of the VIE Agreements.

SELECTED CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	For the year ended March 31, 2024
	YSX Tech Co. (Cayman Islands)	Subsidiary (Hong Kong)	WFOE (PRC)	VIEs (PRC)	Eliminations	Consolidated total
Revenue	$-	$-	$-	$58,546,729	$-	$58,546,729
Consulting fee income from VIEs and VIEs' subsidiaries	$-	$-	$4,951,066	$-	$(4,951,066)	$-
Income from equity method investment	$4,834,665	$4,836,765	$-	$-	$(9,671,430)	$-
Consulting fee in relation to services rendered by WOFE	$-	$-	$-	$4,951,066	$(4,951,066)	$-
Net income (loss)	$4,565,968	$4,834,665	$(114,301)	$4,951,066	$(9,671,430)	$4,565,968
Comprehensive income (loss)	$4,565,968	$4,834,320	$(18,801)	$3,833,727	$(9,400,288)	$3,814,926

	For the year ended March 31, 2023
	YSX Cayman (Cayman Islands)	Subsidiary: YSX HK (Hong Kong)	WFOE (PRC)	VIEs (PRC)	Eliminations	Consolidated total
Revenue	$-	$-	$-	$49,233,547	$-	$49,233,547
Consulting fee income from the VIEs and VIEs' subsidiaries	$-	$-	$4,904,550	$-	$(4,904,550)	$-
Income from equity method investment	$4,904,550	$4,904,550	$-	$-	$(9,809,100)	$-
Consulting fees in relation to services rendered by WFOE	$-	$-	$-	$4,904,550	$(4,904,550)	$-
Net income	$4,904,550	$4,904,550	$(18,350)	$4,922,900	$(9,809,100)	$4,904,550
Comprehensive income	$4,904,550	$4,904,550	$(15,485)	$4,154,199	$(9,809,100)	$4,138,714

	For the year ended March 31, 2022
	YSX Cayman (Cayman Islands)	Subsidiary: YSX HK (Hong Kong)	WFOE (PRC)	VIEs (PRC)	Eliminations	Consolidated total
Revenue	$-	$-	$-	$30,153,704	$-	$30,153,704
Consulting fee income from the VIEs and VIEs' subsidiaries	$-	$-	$3,352,078	$-	$(3,352,078)	$-
Income from equity method investment	$3,352,078	$3,352,078	$-	$-	$(6,704,156)	$-
Consulting fees in relation to services rendered by WFOE	$-	$-	$-	$3,352,078	$(3,352,078)	$-
Net income	$3,352,078	$3,352,078	$-	$3,352,078	$(6,704,156)	$3,352,078
Comprehensive income	$3,352,078	$3,352,078	$-	$3,569,070	$(6,704,156)	$3,569,070

SELECTED CONDENSED CONSOLIDATING BALANCE SHEETS

	As of March 31, 2024
	YSX Tech Co. (Cayman Islands)	Subsidiary (Hong Kong)	WFOE (PRC)	VIEs (PRC)	Eliminations	Consolidated total
Cash	$5,621	$1,224	$2,116	$4,274,833	$-	$4,283,794
Consulting fee receivable due from VIEs and VIEs' subsidiaries	$-	$-	$4,904,512	$-	$(4,904,512)	$-
Intercompany receivable	$3,195	$-	$-	$2,932,288	$(2,935,483)	$-
Total current assets	$44,691	$1,224	$2,116	$30,402,237	$(2,935,483)	$27,514,785
Investment in a subsidiary	$18,634,687	$18,634,687	$-	$-	$(37,269,374)	$-
Accumulated benefits through VIEs and VIEs' subsidiaries	$-	$-	$18,634,687	$-	$(18,634,687)	$-
Total non-current assets	$18,634,815		$-	$356,142	$(18,634,815)	$356,142
Total assets	$18,679,506	$1,224	$2,116	$30,758,379	$(21,570,298)	$27,870,927
Consulting fee payable due to WFOE	$-	$-	$-	$4,904,512	$(4,904,512)	$-
Intercompany payable	$-	$3,195	$126,226	$2,806,062	$(2,935,483)	$-
Total liabilities	$313,518	$3,195	$132,751	$11,722,259	$(2,935,483)	$9,236,240
Total shareholders' equity	$18,365,988	$(1,971)	$(130,635)	$19,036,120	$(18,634,815)	$18,634,687
Total liabilities and shareholders' equity	$18,679,506	$1,224	$2,116	$30,758,379	$(21,570,298)	$27,870,927

	As of March 31, 2023
	YSX Cayman (Cayman Islands)	Subsidiary: YSX HK (Hong Kong)	WFOE (PRC)	VIEs (PRC)	Eliminations	Consolidated total
Cash	$-	$127	$2,863	$3,383,396	$-	$3,386,386
Consulting fees receivable due from the VIEs and VIEs' subsidiaries	$-	$-	$4,885,511	$-	$(4,885,511)	$-
Intercompany receivables	$-	$-	$-	$1,399,071	$(1,399,071)	$-
Total current assets		$127	$2,863	$21,209,021	$(1,399,071)	$19,812,939
Investment in subsidiary	$14,819,761	$14,819,761	$-	$-	$(29,639,522)	$-
Accumulated benefits through the VIEs and VIEs' subsidiaries	$-	$-	$14,819,761	$-	$(14,819,761)	$-
Total non-current assets	$14,819,761	$-	$-	$970,539	$(18,902)	$951,637
Total assets	$14,819,761	$127	$2,863	$22,179,559	$(16,237,7344)	$20,764,576
Consulting fee payables due to WFOE	$-	$-	$-	$4,885,511	$(4,885,511)	$-
Intercompany payables	$-	$-	$14,540	$1,384,531	$(1,399,071)	$-
Total liabilities	$-	$-	$21,141	$7,337,155	$(1,413,481)	$5,944,815
Total shareholders' equity	$14,819,761	$127	$(18,278)	$14,842,404	$(14,824,253)	$14,819,761
Total liabilities and shareholders' equity	$14,819,761	$127	$2,863	$22,179,559	$(16,237,734)	$20,764,576

	As of March 31, 2022
	YSX Cayman (Cayman Islands)	Subsidiary: YSX HK (Hong Kong)	WFOE (PRC)	VIEs (PRC)	Eliminations	Consolidated total
Cash	$-	$-	$-	$4,150,037	$-	$4,150,037
Consulting fee receivables due from the VIEs and VIEs' subsidiaries	$-	$-	$3,393,692	$-	$(3,393,692)	$-
Intercompany receivables	$-	$-	$-	$345,464	$(345,464)	$-
Total current assets	$-	$-	$-	$20,527,633	$(345,464)	$20,182,169
Investment in subsidiary	$9,852,991	$9,852,991	$-	$-	$(19,705,982)	$-
Accumulated benefits through the VIEs and VIEs' subsidiaries	$-	$-	$9,852,991	$-	$(9,852,991)	$-
Total non-current assets	$9,852,991	$-	$-	$623,432	$(9,856,146)	$620,277
Total assets	$9,852,991	$-	$-	$21,151,065	$(10,201,610)	$20,802,446
Consulting fee payables due to WFOE	$-	$-	$-	$3,393,692	$(3,393,692)	$-
Intercompany payables	$-	$-	$-	$345,464	$(345,464)	$-
Total liabilities	$-	$-	$-	$11,298,074	$(348,619)	$10,949,455
Total shareholders' equity	$9,852,991	$-	$-	$9,852,991	$(9,852,991)	$9,852,991
Total liabilities and shareholders' equity	$9,852,991	$-	$-	$21,151,065	$(10,201,610)	$20,802,446

SELECTED CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	For the year ended March 31, 2024
	YSX Tech Co. (Cayman Islands)	Subsidiary (Hong Kong)	WFOE (PRC)	VIEs (PRC)	Eliminations	Consolidated total
Net cash provided by (used in) operating activities	$12,932	$-	$(251,087)	$(455,804)	$-	$(693,959)
Net cash used on investing activities	$-	$-	$-	$(228,183)	$-	$(228,183)
Net cash provided by (used in) financing activities	$277,458	$-	$(12,875)	$1,726,170	$-	$1,990,753

	For the year ended March 31, 2023
	YSX Cayman. (Cayman Islands)	Subsidiary: YSX HK (Hong Kong)	WFOE (PRC)	VIEs (PRC)	Eliminations	Consolidated total
Net cash provided by operating activities	$-	$-	$-	$1,029,503	$-	$1,029,503
Net cash used on investing activities	$-	$-	$-	$(1,980,200)	$-	$(1,980,200)
Net cash provided by financing activities	$-	$-	$-	482,468	$-	$482,468

	For the year ended March 31, 2022
	YSX Cayman (Cayman Islands)	Subsidiary: YSX HK (Hong Kong)	WFOE (PRC)	VIEs (PRC)	Eliminations	Consolidated total
Net cash provided by operating activities	$-	$-	$-	$2,620,469	$-	$2,620,469
Net cash used on investing activities	$-	$-	$-	$(124,847)	$-	$(124,847)
Net cash provided by financing activities	$-	$-	$-	$1,514,765	$-	$1,514,765

ROLL-FORWARD OF INVESTMENT IN SUBSIDIARIES AND THE VIES

Balance, March 31, 2021	$5,406,519
Capital contribution	$877,402
Share of equity method investment's comprehensive income	$3,569,070
Balance, March 31, 2022	$9,852,991
New capital contribution by shareholders	$828,056
Share of equity method investment's comprehensive income	$4,138,714
Balance, March 31, 2023	$14,819,761
Share of equity method investment's comprehensive income	$3,814,926
Balance, March 31, 2024	$18,634,687

Asset Transfers among Our Company, Our Subsidiaries, and the VIEs

As of the date of this prospectus, our Company, our subsidiaries, and the VIEs have not distributed any earnings or settled any amounts owed under the VIE Agreements. Our Company, our subsidiaries, and the VIEs do not have any plan to distribute earnings or settle amounts owed under the VIE Agreements in the foreseeable future. As such, we currently do not have any cash management plan.

THE OFFERING

Class A Ordinary Shares offered by us	1,250,000 Class A Ordinary Shares, or 1,437,500 Class A Ordinary Shares if the underwriters exercise their over-allotment option in full

Price per Class A Ordinary Share	We currently estimate that the initial public offering price will be in the range of $4.00 to $6.00 per Class A Ordinary Share.

Class A Ordinary Shares outstanding prior to completion of this offering	20,822,675 Class A Ordinary Shares

Class A Ordinary Shares outstanding immediately after this offering

22,072,675 Class A Ordinary Shares, assuming no exercise of the underwriters’ over-allotment option

22,260,175 Class A Ordinary Shares, assuming full exercise of the underwriters’ over-allotment option

Listing	We have applied to have our Class A Ordinary Shares listed on the Nasdaq Capital Market.

Ticker symbol	“YSXT”

Transfer Agent	Transhare Corporation

Use of proceeds	We intend to use the proceeds from this offering for business expansion and developing new geographic markets, for product research and development, team building and recruiting talents, and general corporate purposes and working capital. See “Use of Proceeds” on page 52 for more information.

Lock-up	We have agreed that (i) each of our directors, executive officers, and shareholders owning 5% or more of our Ordinary Shares, for a period of 180 days after the effectiveness of this registration statement, and (ii) each of the Company and any successors of the Company, for a period of 90 days after the effectiveness of this registration statement, will not, without the prior written consent of the Underwriter, except in this offering, (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares or any securities convertible into or exercisable or exchangeable for shares, or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the shares, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of shares or such other securities, in cash or otherwise, or (c) file or submit with the SEC any registration statement under the Securities Act relating to the offering of any shares, or any securities convertible into or exercisable or exchangeable for shares, or (d) publicly disclose the intention to do any of the foregoing without the prior written consent of the Underwriter.

Risk factors Voting rights

The Class A Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 23 for a discussion of factors to consider before deciding to invest in our Class A Ordinary Shares.

Holders of Class A Ordinary Shares are entitled to one vote per Class A Ordinary Share.

Holders of Class B Ordinary Shares are entitled to five votes per Class B Ordinary Share.

Holders of our Class A Ordinary Shares and Class B Ordinary Shares will generally vote together as a single class, unless otherwise required by law or in matters in relation to the variation of their respective class rights. Mr. Jie Xiao, our CEO, who, after our initial public offering will control approximately 56.88% of the voting power of our outstanding ordinary shares, assuming no exercise of the over-allotment option by the underwriters or 56.50% of the voting power of our outstanding ordinary shares assuming, full exercise of the over-allotment option by the underwriters, will have the ability to control the outcome of matters submitted to our shareholders for approval, including the election of our directors. See “Description of Share Capital.”

RISK FACTORS

An investment in our Class A Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Class A Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Class A Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below and discussed in other parts of this prospectus are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Class A Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Relating to Doing Business in the PRC

Changes in China’s economic, political, or social conditions or government policies could have a material adverse effect on our business and operations.

A substantial amount of our assets are located in China and we conduct our business through the PRC operating entities. Accordingly, our business, financial condition, results of operations, and prospects may be influenced to a significant degree by political, economic, and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, including the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government . In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic development by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government, or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, reduce demand for our products, and weaken our competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustments, to control the pace of economic growth. These measures may cause decreased economic activities in China, which may adversely affect our business and operating results.

Furthermore, we and our Chinese subsidiary, as well as our investors, face uncertainty about future actions by the Chinese government that could significantly affect our financial performance and operations. Failure to take timely and appropriate measures to adapt to any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure and business operations.

There are uncertainties regarding the enforcement of laws and rules and regulations in mainland China, which can change quickly with little advance notice and there is a risk that the Chinese government may exert more oversight and control over offerings that are conducted overseas, which could materially and adversely affect our business and hinder our ability to offer our securities or continue our operations, and cause the value of our securities to significantly decline or become worthless.

There are uncertainties regarding the future enforcement of the PRC laws and regulations which can change from time to time without coming to our attention. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas could materially and adversely affect our business and hinder our ability to offer or continue our operations and cause the value of our securities to significantly decline or become worthless. For example, on July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued an announcement to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. On February 17, 2023, the CSRC promulgated the Trial Measures, which specifically regulates the overseas securities offering and listing by PRC domestic companies, as the response to the announcement discussed above. Under the Trial Measures, we are subject to certain filing requirements for this offering and any subsequent offerings in future, once listed, and the overall supervision by the CSRC. These laws and rules and regulations have shown the Chinese government’s intention to exert more oversight and control over offerings that are conducted overseas. If we cannot fully understand or inaccurately interpret the applications of such laws and rules and regulations, including any future laws and regulations, or we fail to comply with them, we may face administrative penalties, which may include fines, public condemnation, suspension or termination of our business in severe cases, which could materially and adversely affect our business and hinder our ability to offer or continue our operations and cause the value of our securities to significantly decline or become worthless.

The Chinese government exerts substantial influence over the manner in which we must conduct our business and may intervene or influence our operations at any time, which actions may result in a material change in our operations and impact our operations materially and adversely, and significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

The Chinese government has exercised, and continues to exercise, substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The PRC operating entities’ ability to operate in China may be harmed by changes in its laws and regulations, including those relating to manufacturing, taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

The PRC operating entities’ business is subject to various government and regulatory interference and could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. The operations of the PRC operating entities could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to their business or industry, which could result in further material changes in their operations and could adversely impact the value of our Class A Ordinary Shares.

Furthermore, recent statements by the Chinese government indicate an intent to exert more oversight and control over offerings that are conducted overseas. Although we believe that we are currently not required to obtain permission from any of the PRC central or local government and we have not received any denial to list on any U.S. exchange, it is uncertain whether or when we might be required to obtain permission from the PRC government to list on U.S. exchanges in the future. Even if such permission is obtained, it remains uncertain whether it may be later denied or rescinded, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and may cause the value of our shares to significantly decline or be worthless. If (i) we do not receive or maintain such permissions or approvals, (ii) we inadvertently conclude that such permissions or approvals are not required, or (iii) applicable PRC laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, we may be subject to fines or other penalties, including suspension of business and revocation of prerequisite licenses, which could result in a material change in our operations, and may have a material adverse effect on our business, financial condition or results of operations, and such action could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and cause the value of such securities to significantly decline or become worthless.

Due to the differences in the legal systems of different countries, you may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management named in this prospectus based on foreign laws, compared to doing so in your home country against a domestic defendant.  Investigations and evidence collection by you and overseas regulators within China shall also be subject to Chinese laws and regulations.

We are a company incorporated under the laws of the Cayman Islands, and we conduct most of our operations in China and most of our assets are located in China. In addition, all of our current directors and officers (Jie xiao, Wei Qiang Zheng, and Geran Xiao) are nationals or residents of the PRC and all or a substantial portion of their assets are located outside the U.S. As a result, it may be time-consuming and costly for you to effect service of process upon us or those persons inside mainland China, compared to doing so in your home country against a domestic defendant. In addition, we cannot guarantee that a court in the Cayman Islands or the PRC will recognize or enforce a judgment made by a U.S. court against us or such persons under the U.S. securities laws or the civil liability provisions of any U.S. state, which shall be determined in accordance with the laws and regulations of the Cayman Islands or the PRC.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the U.S. that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the U.S. See “Enforceability of Civil Liabilities.”

Investigations and evidence collection conducted by you and overseas regulators within China shall be subject to Chinese laws and regulations. For example, pursuant to the PRC Civil Procedures Law, a foreign court may request a People’s Court to carry out service of documents on its behalf, investigation and collection of evidence and any other litigation acts. Where a request by a foreign court for assistance is prejudicial to the sovereignty, security or public interest of the People’s Republic of China, the People’s Court shall refuse to enforce it. Also, the request for and provision of judicial assistance shall be carried out via the channels stipulated in an international treaty concluded or participated in by the PRC; where there are no treaty relations, request for and provision of judicial assistance shall be carried out via diplomatic channels. As there is no treaty between China and the U.S. in this regard, it may be difficult for you to conduct investigations or collect evidence in China, compared to doing so in your home country against a domestic defendant.

Moreover, the SEC has stated that there are significant legal and other obstacles in China to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the authorities in China may establish a regulatory cooperation mechanism with its counterparts of another country or region to monitor and oversee cross-border securities activities, such regulatory cooperation with the securities regulatory authorities in the U.S. may not be efficient in the absence of a practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or “Article 177,” which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. Article 177 further provides that Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to foreign agencies without prior consent from the securities regulatory authority of the PRC State Council and the competent departments of the PRC State Council. Accordingly, without governmental approval in China, no entity or individual in mainland China may provide documents and information relating to securities business activities to overseas regulators when it is under direct investigation or evidence discovery conducted by overseas regulators. Further, under the Trial Measures, if an overseas securities regulatory agency that intends to carry out investigation and evidence collection regarding overseas offering and listing activities by a domestic company and requests assistance of the CSRC under relevant cross-border securities regulatory cooperation mechanism, the CSRC may provide necessary assistance in accordance with law. As of the date of this prospectus, the CSRC and the SEC have communicated on cross-border securities regulatory cooperation mechanisms and signed a Sino-U.S. audit regulatory cooperation agreement on August 26, 2022, but further discussions are needed on how to implement broader cross-border securities regulatory cooperation. The lack of a practical securities regulatory cooperation mechanism between the CSRC and the SEC may result in uncertainties as to the specific procedures and requisite timing for you in obtaining information needed for investigations and litigation conducted outside of mainland China. See “Risks Relating to Doing Business in the PRC –– Under the PRC Securities Law, The procedures and requisite timing for the U.S. securities regulatory agencies to conduct investigations and collect evidence within the territory of mainland China shall be subject to Chinese laws and regulations.” for more detailed discussion.

Given the Chinese government’s significant oversight and discretion over the conduct of the business of the PRC operating entities, the Chinese government may intervene or influence their operations at any time, which could result in a material change in the operations of the PRC operating entities and/or the value of our Class A Ordinary Shares.

The Chinese government has significant oversight and discretion over the conduct of the PRC operating entities and may intervene or influence their operations at any time as the government deems appropriate to further regulatory, political, and societal goals, which could result in a material change in the operations of the PRC operating entities and/or the value of our Class A Ordinary Shares.

The Chinese government has recently published new policies that significantly affected certain industries such as the education and Internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect the business, financial condition, and results of operations of the PRC operating entities. Furthermore, if China adopts more stringent standards with respect to certain areas such as environmental protection or corporate social responsibilities, the PRC operating entities may incur increased compliance costs or become subject to additional restrictions in their operations. Certain areas of the law in China, including intellectual property rights and confidentiality protections, may also not be as effective as in the United States or other countries. In addition, we cannot predict the effects of future developments in the PRC legal system on the business operations of the PRC operating entities, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof. These uncertainties could limit the legal protections available to us and our investors, including you.

Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and this offering.

On December 28, 2021, the CAC, together with 12 other governmental departments of the PRC, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures provides that, in addition to critical information infrastructure operators (“CIIOs”) that intend to purchase Internet products and services, network platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. The Cybersecurity Review Measures further requires that network platform operators that possess personal information of more than one million users must apply for a mandatory cybersecurity review before conducting listings in foreign countries.

On November 14, 2021, the CAC published the Network Data Security Administration Draft, or the “Security Administration Draft”, which provides that data processing operators engaging in data processing activities that affect or may affect national security or that processing personal information of more than one million users must be subject to network data security review by the relevant Cyberspace Administration of the PRC. The deadline for public comments on the Security Administration Draft was December 13, 2021.

As of the date of this prospectus, we have not received any notice from any PRC authorities identifying any of the PRC operating entities as a CIIO or requiring us to go through cybersecurity review or network data security review by the CAC. We believe our PRC operations will not be subject to cybersecurity review or network data security review by the CAC for this offering, because we believe the PRC operating entities are not CIIOs or network platform operators possessing personal information of more than 1 million users, and our business does not involve data processing activities that affect or may affect national security. As of the date of this prospectus, we are of the view that we are in compliance with the applicable PRC cybersecurity and data security laws and regulations that have been issued by the CAC, and we have not received any complaints from any third party, nor been investigated or punished by any competent PRC authority in this regard. If any new laws, regulations, rules, or implementation and interpretation on the Cybersecurity Review Measures, or the Security Administration Draft come into effect, we expect to take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. We cannot guarantee, however, that we will not be subject to cybersecurity review or network data security review in the future.

The approval of the China Securities Regulatory Commission and other compliance procedures may be required in connection with this offering under the M&A Rules, and, if required, we cannot predict whether we will be able to obtain such approval.

The M&A Rules require overseas special purpose vehicles that are controlled by mainland China companies or individuals formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of mainland China domestic companies using shares of such special purpose vehicle or held by its shareholders as consideration to obtain the approval of the CSRC, prior to the listing and trading of such special purpose vehicles’ securities on an overseas stock exchange. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain such approval. Any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

Our PRC legal counsel has advised us based on their understanding of the current PRC laws and regulations that the CSRC’s approval is not required for the listing and trading of our Class A Ordinary Shares on Nasdaq in the context of this offering under the M&A Rules, given that: (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours in this prospectus are subject to the M&A Rules, (ii) we establish our wholly-foreign owned enterprise (“WFOE”) by means of direct investment rather than through merger and acquisition of a “mainland China domestic company” as defined under the M&A Rules.

However, our PRC legal counsel has further advised us that its opinions summarized above are subject to any new laws, regulations and rules or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC regulatory agencies, including the CSRC, would reach the same conclusion as our PRC legal counsel does. If it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to obtain or delay in obtaining CSRC approval for this offering. These sanctions may include fines and penalties on our operations in China, limitations on our operating privileges in China, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our subsidiary in China, or other actions that could have a material and adverse effect on our business, reputation, financial condition, results of operations, prospects, as well as the trading price of our Class A Ordinary Shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the Class A Ordinary Shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the Class A Ordinary Shares we are offering, you would be doing so at the risk that such settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements or to obtain such approval in timely manner, or at all.

The New Overseas Listing Rules and other relevant rules promulgated by the CSRC may subject us to additional compliance requirements in the future.

On February 17, 2023, the CSRC promulgated the Trial Measures and five (5) supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, a PRC domestic company that seeks to offer or list securities overseas, both directly and indirectly, shall submit the filing materials with the CSRC as required by the Trial Measures within three (3) business days following its submission of an application to overseas securities regulatory authorities for its initial public offering or listing. If the PRC domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such PRC domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. Therefore, we are required to complete the necessary filing procedures with the CSRC as required under the Trial Measures before the completion of this offering.

On February 24, 2023, the CSRC, together with the Ministry of Finance, the National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing, which were issued by the CSRC and National Administration of State Secrets Protection and National Archives Administration of China in 2009, or the Provisions. The revised Provisions were issued under the title the “Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies,” and came into effect on March 31, 2023, together with the Trial Measures. One of the major revisions to the revised Provisions is expanding their application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, among other things, (a) a PRC domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities, including securities companies, securities service providers, and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to the PRC law and regulations, and file with the secrecy administrative department at the same level; and (b) a PRC domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities, including securities companies, securities service providers, and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. Any failure or perceived failure by our Company and the PRC operating entities to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

The Trial Measures and the revised Provisions recently issued by the PRC authorities subject us to additional compliance requirements. On April 30, 2024, we completed the filing procedures with the CSRC as required under the Trial Measures. However, we cannot assure you that we will be able to comply with all the new regulatory requirements of the Trial Measures, the revised Provisions, or any future implementing rules on a timely basis, or at all. Any failure by us to fully comply with the new regulatory requirements, including, but not limited to the failure to complete the filing procedures with the CSRC if required, may significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our Class A Ordinary Shares to significantly decline in value or become worthless.

The HFCAA and the Accelerating Holding Foreign Companies Accountable Act call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to this offering and listing on the Nasdaq Capital Market, and Nasdaq may determine to delist our securities if the PCAOB determines that it cannot inspect or fully investigate our auditor.

On April 21, 2020, former SEC Chairman Jay Clayton and former PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On December 18, 2020, the “Holding Foreign Companies Accountable Act” was signed by President Donald Trump and became law. This legislation requires certain issuers of securities to establish that they are not owned or controlled by a foreign government. Specifically, an issuer must make this certification if the PCAOB is unable to audit specified reports because the issuer has retained a foreign public accounting firm not subject to inspection by the PCAOB. Furthermore, if the PCAOB is unable to inspect the issuer’s public accounting firm for three (3) consecutive years beginning in 2021, the issuer’s securities are banned from trade on a national exchange or through other methods.

On June 22, 2021, the U.S. Senate passed the “Accelerating Holding Foreign Companies Accountable Act”, which would decrease the number of non-inspection years for foreign companies to comply with PCAOB audits from three (3) to two (2) years, thus, reducing the period before their securities may be prohibited from trading or delisted if the PCAOB determines that it cannot inspect or investigate our auditor completely.

On November 5, 2021, the SEC approved the PCAOB’s Rule 6100, Board Determinations Under the “Holding Foreign Companies Accountable Act”. Rule 6100 provides a framework for the PCAOB to use to determine whether it is unable to inspect or investigate registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate.

On December 16, 2021, the PCAOB issued a report on its determinations that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, a Special Administrative Region of the PRC, because of positions taken by PRC authorities in those jurisdictions. The PCAOB made the Determinations pursuant to PCAOB Rule 6100, which provides a framework for how the PCAOB fulfills its responsibilities under the HFCAA.

On August 26, 2022, the PCAOB signed the SOP Agreements with the CSRC and the MOF governing inspections and investigations, to establish a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law.

On December 15, 2022, the PCAOB determined that it was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and vacated its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB may consider the need to issue a new determination.

On December 29, 2022, provisions of the Accelerating Holding Foreign Companies Accountable Act were signed into law as part of the Consolidated Appropriations Act, amending the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

Any lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors to lose confidence in audit procedures and reported financial information and the quality of financial statements of China-based companies.

Our current auditor, Simon & Edward, LLP, which is a PCAOB registered public accounting firm headquartered in California, U.S. Our auditor is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess an auditor’s compliance with the applicable professional standards, and has been inspected by the PCAOB on a regular basis, having its last inspection in April 2023. As such, as of the date of this prospectus, this offering is not affected by the HFCAA and related regulations. However, the recent developments would add uncertainties to this offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as related to the audit of our financial statements. Furthermore, there is a risk that our auditor cannot be inspected by the PCAOB in the future. The lack of inspection could cause trading in our securities to be prohibited on a national exchange or in the over-the-counter trading market under the HFCAA and related regulations, and, as a result, Nasdaq may determine to delist our securities, which may cause the value of our securities to decline or become worthless.

To the extent cash or assets of our business, or of the PRC operating entities or Hong Kong subsidiaries, are in mainland China or Hong Kong, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong, due to interventions in or the imposition of restrictions and limitations by the PRC government to the transfer of cash or assets.

Relevant PRC laws and regulations permit the companies in the PRC to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, each of the companies in the PRC are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. The companies in the PRC are also required to further set aside a portion of their after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at their discretion. These reserves are not distributable as cash dividends. Furthermore, in order for us to pay dividends to our shareholders, we will rely on payments made from the VIEs to WFOE, pursuant to the VIE Agreements, and the distribution of such payments to YSX HK as dividends from WFOE, and then to our Company. If WFOE and the VIEs incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us.

Our cash dividends, if any, will be paid in U.S. dollars. If we are considered a tax resident enterprise of the PRC for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. See “—Under the PRC Enterprise Income Tax Law (the ‘EIT Law’), we may be classified as a PRC ‘resident enterprise’ for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment.”

The PRC government also imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. The majority of our, WFOE’s, and the VIEs’ income is received in RMB and shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE as long as certain procedural requirements are met. Approval from appropriate government authorities is required if RMB is converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders.

As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except for the transfer of funds involving money laundering and criminal activities. However, there is no guarantee that the Hong Kong government will not promulgate new laws or regulations that may impose such restrictions in the future.

As a result of the above, to the extent cash or assets of our business, or of the PRC operating entities or Hong Kong subsidiaries, are in mainland China or Hong Kong, such funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong, due to interventions of, or the imposition of restrictions and limitations by, the competent government to the transfer of cash or assets.

Increases in labor costs in the PRC may adversely affect our business and our profitability.

China’s economy has experienced increases in labor costs in recent years. China’s overall economy and the average wage in China are expected to continue to grow. The average wage level for the employees of the operating entities has also increased in recent years. We expect that the labor costs of the PRC operating entities, including wages and employee benefits, will continue to increase. Unless they are able to pass on these increased labor costs to their customers by increasing prices for their products, our profitability and results of operations may be materially and adversely affected.

In addition, the PRC operating entities have been subject to stricter regulatory requirements in terms of entering into labor contracts with their employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance, and maternity insurance to designated government agencies for the benefit of their employees. Pursuant to the PRC Labor Contract Law, or the “Labor Contract Law,” that became effective in January 2008 and was amended on December 28, 2012, and its implementing rules that became effective in September 2008, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation, and unilaterally terminating labor contracts. In the event that the PRC operating entities decide to terminate some of their employees or otherwise change their employment or labor practices, the Labor Contract Law and its implementation rules may limit their ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.

As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that the employment practice of the PRC operating entities does not and will not violate labor-related laws and regulations in China, which may subject them to labor disputes or government investigations. If the PRC operating entities are deemed to have violated relevant labor laws and regulations, they could be required to provide additional compensation to their employees and our business, financial condition and results of operations could be materially and adversely affected.

Changes in international trade policies, or the escalation of tensions in international relations, particularly with regard to China, may adversely impact our business and operating results.

There have been heightened tensions in international relations, particularly between the United States and China in recent years. The U.S. government has made statements and taken certain actions that may lead to potential changes to U.S. and international trade policies towards China. In January 2020, the “Phase One” agreement was signed between the United States and China on trade matters. However, it remains unclear what additional actions, if any, will be taken by the U.S. or other governments with respect to international trade agreements, the imposition of tariffs on goods imported into the U.S., tax policy related to international commerce, or other trade matters. Any unfavorable government policies on international trade, such as capital controls or tariffs, or the U.S. dollar payment and settlement system may affect the demand for the operating entity’s products, impact the competitive position of the products, prevent the operating entity from selling products in certain countries, or even our participation in the U.S. dollar payment and settlement system, which would materially and adversely affect the international operations, results of operations and financial condition. If any new tariffs, legislation and/or regulations are implemented, or if existing trade agreements are renegotiated or, in particular, if the U.S. government takes retaliatory trade actions due to the recent U.S.-China trade tensions, such changes could have an adverse effect on our business, financial condition and results of operations.

In addition to trade related tensions between China and the United States, the U.S. government escalated tensions between the U.S. and China in recent years by revoking Hong Kong’s special trading status. Also, the Congress of the United States enacted the Uyghur Forced Labor Prevention Act (UFLPA) in December 2021. Effective from June 21, 2022, the UFLPA creates a rebuttable presumption that goods mined, produced, or manufactured (wholly or in part) in China’s Xinjiang Uyghur Autonomous Region are made with forced labor, where goods designated as such will be subject to an import ban into the United States. The President of the United States may also impose sanctions on companies that knowingly engage in, are responsible for, or facilitate forced labor in Xinjiang. The VIE, Xinjiang YSX, and two of its subsidiaries (collectively, the “Xinjiang Entities”), are incorporated and operate in the Xinjiang Uyghur Autonomous Region of China (“XUAR”), however, the Xinjiang Entities are business solution service providers, and do not mine, produce or manufacture goods. The Xinjiang Entities have four Xinjiang resident employees, all of whom work in the finance, technology or marketing departments. As such, the Xinjiang Entities’ labor force is not and will not likely be implicated by UFLPA..

Recently, the war in Ukraine and sanctions on Russia increased the uncertainties in the relationship between China and the United States, and tensions between these two countries could be heightened as a result. These tensions have affected both diplomatic and economic ties between the two countries. Heightened tensions could reduce levels of trade, investments, technological exchanges, and other economic activities between the two major economies. The existing tensions and any further deterioration in international relations may have a negative impact on the general, economic, political, and social conditions in China and, given our reliance on the Chinese market, may adversely impact our business, financial condition, and results of operations.

The PRC operating entities have not made adequate social insurance and housing fund contributions for all employees as required by PRC regulations, which may subject us to penalties.

According to the PRC Social Insurance Law and the Administrative Regulations on the Housing Funds, companies operating in China are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance (collectively known as “social insurance”), and housing funds plans, and the employers must pay all or a portion of the social insurance premiums and housing funds for their employees. For more details, please see “Regulations—PRC Regulations—Regulations on Employment and Social Welfare—Social Insurance and Housing Fund.” The PRC operating entities have not made adequate social insurance and housing fund contributions for all employees. The PRC operating entities may be required to make up the social insurance contributions as well as to pay late fees at the rate of 0.05% per day of the outstanding amount from the due date. As of March 31, 2024, we estimate that the amount of outstanding social insurance premiums was approximately $38,130 and the amount of late fees was approximately $15,231. If the YSX Operating Companies fail to make up for the shortfall within the prescribed time limit, the relevant administrative authorities may impose a fine of one to three times of the outstanding amount. With respect to housing fund plans, as of March 31, 2024, we estimate that the amount of outstanding housing funds was approximately $56,651 and the amount of late fees was approximately $14,532. If the YSX Operating Companies fail adequately address the outstanding amounts and fees, the relevant authorities could file applications to competent courts for compulsory enforcement of payment and deposit.

According to our PRC counsel, however, it is unlikely that the PRC operating entities would be ordered to pay the overdue social insurance premiums or housing funds, considering that (i) some of the employees of the PRC operating entities are over the age limit to be paid social insurance premiums and housing funds; (ii) the requirement of social insurance and housing fund has not been implemented consistently by the local governments in China given the different levels of economic development in different locations; (iii) pursuant to the Emergency Notice on Practicing Principles of the State Council Executive Meeting and Stabilizing Work on Collecting Social Insurance Premiums promulgated by the Ministry of Human Resources and Social Security on September 21, 2018, local authorities are prohibited from recovering unpaid social insurance premiums from enterprises; (iv) as of the date of this prospectus, the PRC operating entities have not received any notice or order from the relevant government authorities requesting them to pay social insurance premiums or housing funds in full; (v) as of the date of this prospectus, the PRC operating entities have not received any complaint or report on outstanding social insurance premiums or housing funds, nor have them had any labor dispute or lawsuit with their employees on payments of social insurance premiums or housing funds; and (vi) the relevant local authorities certified in writing that there were no acts of violating human resources regulations or labor management regulations by the operating entities. As a result, we did not accrue or record the amounts of outstanding social insurance premiums or housing funds before June 30, 2023, and the amount was deemed not material. Starting from July 2023, we have adequately accrued the social premiums and housing funds and the estimated late fees for all of our eligible full-time employees  in accordance with the aforementioned PRC laws and regulations, if applicable, and have not received any notice or order for payment as of the date of this prospectus.

PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or WFOE to liability or penalties, limit our ability to inject capital into WFOE, limit WFOE’s ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us.

On July 4, 2014, SAFE issued the Circular on Issues Concerning Foreign Exchange Control over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or “SAFE Circular 37.” According to SAFE Circular 37, prior registration with the local SAFE branch is required for PRC residents, (including PRC individuals and PRC corporate entities as well as foreign individuals that are deemed to be PRC residents for foreign exchange administration purpose), in connection with their direct or indirect contribution of domestic assets or interests to offshore special purpose vehicles, or “SPVs.” SAFE Circular 37 further requires amendments to the SAFE registrations in the event of any changes with respect to the basic information of the offshore SPV, such as change of a PRC individual shareholder, name and operation term, or any significant changes with respect to the offshore SPV, such as an increase or decrease of capital contribution, share transfer or exchange, or mergers or divisions. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future. In February 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or “SAFE Notice 13,” effective in June 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

In addition to SAFE Circular 37 and SAFE Notice 13, our ability to conduct foreign exchange activities in China may be subject to the interpretation and enforcement of the Implementation Rules of the Administrative Measures for Individual Foreign Exchange promulgated by SAFE in January 2007 (as amended and supplemented, the “Individual Foreign Exchange Rules”). Under the Individual Foreign Exchange Rules, any PRC individual seeking to make a direct investment overseas or engage in the issuance or trading of negotiable securities or derivatives overseas must make the appropriate registrations in accordance with SAFE provisions, the failure of which may subject such PRC individual to warnings, fines, or other liabilities.

As of the date of this prospectus, all of our shareholders who are subject to the SAFE Circular 37 and Individual Foreign Exchange Rules have completed the initial registrations with the qualified banks as required by the regulations. Our PRC counsel has advised us that the shareholder who failed to register in accordance with the SAFE Circular 37 might be subject to warnings and fines, but the failure by this shareholder to register in accordance with the SAFE Circular 37 will not adversely affect the business operations or cross-border investment activities of our PRC subsidiary, WFOE, since WFOE has completed the initial registrations with the qualified banks as required by the regulations. We cannot provide any assurance that our future PRC resident beneficial owners will comply with our request to make or obtain any applicable registrations or continuously comply with all registration procedures set forth in these SAFE regulations, and it remains unclear how these SAFE regulations will be interpreted and implemented in the future. Failure or inability of our PRC resident beneficial owners to comply with these SAFE regulations may subject our PRC resident beneficial owners to fines and legal sanctions, restrict our cross-border investment activities, or limit WFOE’s ability to distribute dividends to, or obtain foreign-exchange-dominated loans from, our Company, or prevent us from being able to make distributions or pay dividends, as a result of which our business operations and our ability to distribute profits to you could be materially and adversely affected.

PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to WFOE, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Under PRC laws and regulations, we are permitted to utilize the proceeds from this offering to fund WFOE by making loans to or additional capital contributions to our PRC subsidiary, subject to applicable government registration, statutory limitations on amount, and approval requirements. The amount of capital contributions that we may make to WFOE is RMB50,000,000 (approximately $6.8 million), without obtaining approvals from SAFE or other government authorities. Additionally, WFOE may increase its registered capital to receive additional capital contributions from us and currently there is no statutory limit to increasing its registered capital, subject to satisfaction of applicable government and filing requirements. Pursuant to relevant PRC regulations, we may provide loans to WFOE up to the larger amount of (i) the balance between the registered total investment amount and registered capital of WFOE, or (ii) two and a half of the amount of the net assets of WFOE calculated in accordance with the People’s Bank of China Circular 9 and Circular 64, subject to satisfaction of applicable government registration or approval requirements. For any amount of loans that we may extend to WFOE, such loans must be registered with the local counterpart of SAFE. For more details, see “Regulations—PRC Regulations—Regulations on Foreign Exchange.” These PRC laws and regulations may significantly limit our ability to use RMB converted from the net proceeds of this offering to fund the establishment of new entities in China by WFOE or to invest in or acquire any other PRC companies through WFOE. Moreover, we cannot assure you that we will be able to complete the necessary registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to WFOE or future capital contributions by us to WFOE. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we received or expect to receive from our offshore offerings and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our business, including our liquidity and our ability to fund and expand our business.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the value of your investment.

The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of RMB to the U.S. dollar, and RMB appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between RMB and the U.S. dollar remained within a narrow band. Since June 2010, RMB has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the “SDR,” and decided that with effect from October 1, 2016, RMB was determined to be a freely usable currency and would be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen, and the British pound. In the fourth quarter of 2016, RMB depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. This depreciation halted in 2017, and RMB appreciated approximately 7% against the U.S. dollar during this one-year period. In 2020, RMB appreciated approximately 6.9% against the U.S. dollar. In 2021, RMB depreciated approximately 2.6% against the U.S. dollar. In 2022, RMB depreciated approximately 7.17% against the U.S. dollar. In 2023, RMB depreciated approximately 6.2% against the U.S. dollar. In 2024, RMB depreciated approximately 4.4% against the U.S. dollar. With the development of the foreign exchange market and progress towards interest rate liberalization and RMB internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that RMB will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between RMB and the U.S. dollar in the future. Since we own and operate stores both in the PRC and the U.S., the fluctuations in exchange rates would have a negative effect on our business and results of operations and financial condition.

Most of our business is conducted in the PRC, and most of our books and records are maintained in RMB, which is the currency of the PRC, and the financial statements that we file with the SEC and provide to our shareholders are presented in U.S. dollars. Changes in the exchange rates between RMB and U.S. dollar affect the value of our assets and the results of our operations, when presented in U.S. dollars. The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions and perceived changes in the economy of the PRC and the U.S. Any significant revaluation of RMB may materially and adversely affect our cash flows, revenue, and financial condition. Further, our Class A Ordinary Shares offered by this prospectus are offered in U.S. dollars, we will need to convert part of the net proceeds we receive into RMB in order to use the funds for our business in the PRC. Changes in the conversion rate between the U.S. dollar and RMB will affect the amount of proceeds we will have available for our business.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. As of the date of this prospectus, we have not entered into any hedging transactions to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of such transactions may be limited and we may not be able to hedge our exposure adequately or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Under the EIT Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment.

Under the EIT Law that became effective in January 2008, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances, and properties of an enterprise. In addition, a circular, known as “SAT Circular 82,” issued in April 2009 by the State Administration of Taxation, or the “SAT,” and partially amended SAT Circular 42 promulgated in December 29, 2017, specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights. Further to SAT Circular 82, SAT issued a bulletin, known as “SAT Bulletin 45,” which took effect in September 2011 and amended on June 1, 2015 and October 1, 2016 to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of Chinese controlled offshore incorporated resident enterprises, to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of such “Chinese-controlled offshore incorporated resident enterprises.” SAT Bulletin 45 provides procedures and administrative details for the determination of resident status and administration on post-determination matters. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups, or by PRC or foreign individuals.

If the PRC tax authorities determine that the actual management organ of YSX Cayman is within the territory of China, YSX Cayman may be deemed to be a PRC resident enterprise for PRC enterprise income tax purposes and a number of unfavorable PRC tax consequences could follow. First, we will be subject to the uniform 25% enterprise income tax on our world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. Finally, dividends payable by us to our investors and gains on the sale of our shares may become subject to PRC withholding tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our shares. Although up to the date of this prospectus, YSX Cayman has not been notified or informed by the PRC tax authorities that it has been deemed to be a resident enterprise for the purpose of the EIT Law, we cannot assure you that it will not be deemed to be a resident enterprise in the future.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

In February 2015, SAT issued a Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or “SAT Circular 7.” SAT Circular 7 provides comprehensive guidelines relating to indirect transfers of PRC taxable assets (including equity interests and real properties of a PRC resident enterprise) by a non-resident enterprise. In addition, in October 2017, SAT issued an Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or “SAT Circular 37,” effective in December 2017, which, among others, amended certain provisions in SAT Circular 7 and further clarify the tax payable declaration obligation by non-resident enterprise. Indirect transfer of equity interest and/or real properties in a PRC resident enterprise by their non-PRC holding companies are subject to SAT Circular 7 and SAT Circular 37.

SAT Circular 7 provides clear criteria for an assessment of reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. As stipulated in SAT Circular 7, indirect transfers of PRC taxable assets are considered as reasonable commercial purposes if the shareholding structure of both transaction parties falls within the following situations: i) the transferor directly or indirectly owns 80% or above equity interest of the transferee, or vice versa; ii) the transferor and the transferee are both 80% or above directly or indirectly owned by the same party; iii) the percentages in bullet points i) and ii) shall be 100% if over 50% the share value of a foreign enterprise is directly or indirectly derived from PRC real properties. Furthermore, SAT Circular 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. Where a non-resident enterprise transfers PRC taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an indirect transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such indirect transfer to the relevant tax authority and the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding, or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise.

According to SAT Circular 37, where the non-resident enterprise fails to declare the tax payable pursuant to Article 39 of the EIT Law, the tax authority may order it to pay the tax due within required time limits, and the non-resident enterprise shall declare and pay the tax payable within such time limits specified by the tax authority. If the non-resident enterprise, however, voluntarily declares and pays the tax payable before the tax authority orders it to do so within required time limits, it shall be deemed that such enterprise has paid the tax in time.

We face uncertainties as to the reporting and assessment of reasonable commercial purposes and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries, and investments. In the event of being assessed as having no reasonable commercial purposes in an indirect transfer transaction, we may be subject to filing obligations or taxed if we are a transferor in such transactions, and may be subject to withholding obligations (to be specific, a 10% withholding tax for the transfer of equity interests) if we are a transferee in such transactions, under SAT Circular 7 and SAT Circular 37. For transfer of shares by investors who are non-PRC resident enterprises, our PRC subsidiary, WFOE, may be requested to assist in the filing under the SAT circulars. As a result, we may be required to expend valuable resources to comply with the SAT circulars or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that we should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Our PRC subsidiary, WFOE, is subject to restrictions on paying dividends or making other payments to us, which may have a material adverse effect on our ability to conduct our business.

We are a holding company incorporated in the Cayman Islands. We may need dividends and other distributions on equity from our PRC subsidiary, WFOE, to satisfy our liquidity requirements. Current PRC regulations permit WFOE to pay dividends to us only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, WFOE is required to set aside at least 10% of its respective accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its respective registered capital. WFOE may also allocate a portion of its respective after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. The limitations on the ability of our PRC subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments, or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Governmental control of currency conversion may affect the value of your investment and our payment of dividends.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenue in RMB. Under our current corporate structure, YSX Cayman may rely on dividend payments from WFOE to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, WFOE is able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. Approval from or registration with appropriate government authorities is, however, required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange managed system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demand, we may not be able to pay dividends in foreign currencies to our shareholders.

There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of WFOE, and dividends payable by WFOE to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.

Under the EIT Law and its implementation rules, the profits of a foreign invested enterprise generated through operations, which are distributed to its immediate holding company outside the PRC, will be subject to a withholding tax rate of 10%. Pursuant to the Double Tax Avoidance Arrangement, a withholding tax rate of 10% may be lowered to 5% if the PRC enterprise is at least 25% held by a Hong Kong enterprise for at least 12 consecutive months prior to distribution of the dividends and is determined by the relevant PRC tax authority to have satisfied other conditions and requirements under the Double Tax Avoidance Arrangement and other applicable PRC laws.

However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, or the “SAT Circular 81,” which became effective on February 20, 2009, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. According to Circular on Several Issues regarding the “Beneficial Owner” in Tax Treaties, which became effective as of April 1, 2018, when determining an applicant’s status as the “beneficial owner” regarding tax treatments in connection with dividends, interests, or royalties in the tax treaties, several factors will be taken into account. Such factors include whether the business operated by the applicant constitutes actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax, grant tax exemption on relevant incomes, or levy tax at an extremely low rate. This circular further requires any applicant who intends to be proved of being the “beneficial owner” to file relevant documents with the relevant tax authorities. WFOE is wholly owned by YSX HK. However, we cannot assure you that our determination regarding our qualification to enjoy the preferential tax treatment will not be challenged by the relevant PRC tax authority or we will be able to complete the necessary filings with the relevant PRC tax authority and enjoy the preferential withholding tax rate of 5% under the Double Tax Avoidance Arrangement with respect to dividends to be paid by WFOE to YSX HK, in which case, we would be subject to the higher withdrawing tax rate of 10% on dividends received.

If we become directly subject to the scrutiny, criticism, and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price, and reputation.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism, and negative publicity by investors, financial commentators, and regulatory agencies, such as the SEC. Much of the scrutiny, criticism, and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism, and negative publicity, the publicly traded stock of many U.S. listed Chinese companies sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism, and negative publicity will have on us, our business, and the price of our Class A Ordinary Shares. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our Company. This situation will be costly and time consuming and distract our management from developing our business. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our Class A Ordinary Shares.

The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC.

We are regulated by the SEC, and our reports and other filings with the SEC are subject to SEC review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Our SEC reports and other disclosure and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosure in our SEC reports and other filings are not subject to the review by China Securities Regulatory Commission, or the CSRC, a PRC regulator that is responsible for oversight of the capital markets in China. Accordingly, you should review our SEC reports, filings, and our other public pronouncements with the understanding that no local regulator has done any review of us, our SEC reports, other filings, or any of our other public pronouncements.

However, on February 17, 2023, with the approval of the State Council, the CSRC released the Trial Measures and five supporting guidelines, which took effect on March 31, 2023. According to the Trial Measures, PRC domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures and submit relevant documents, including the prospectus and other listing documents submitted to overseas regulatory authorities, to the CSRC. As of the date of this prospectus, substantial uncertainties exist with respect to the interpretation and implementation regarding related laws and regulations. As such, it is not clear how the CSRC may review and scrutinize these reports and filings and we cannot assure you whether and how such scrutiny may affect our listing on an U.S. exchange.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the “M&A Rules,” and recently adopted regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that the Ministry of Commerce of the PRC (“MOFCOM”) be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Mergers or acquisitions that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to MOFCOM when the threshold under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, or the “Prior Notification Rules,” issued by the State Council in August 2008 is triggered. In addition, the security review rules issued by MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions. It is clear that our business would not be deemed to be in an industry that raises “national defense and security” or “national security” concerns. MOFCOM or other government agencies, however, may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in the PRC, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited. Our ability to expand our business or maintain or expand our market share through future acquisitions would as such be materially and adversely affected.

Under the PRC Securities Law, the procedures and requisite timing for the U.S. securities regulatory agencies to conduct investigations and collect evidence within the territory of mainland China shall be subject to Chinese Laws and Regulations.

On December 28, 2019, the amended Securities Law of the People’s Republic of China (the “PRC Securities Law”) was promulgated, which became effective on March 1, 2020. According to Article 177 of the PRC Securities Law (“Article 177”), the securities regulatory authority of the State Council may establish a regulatory cooperation mechanism with securities regulatory authorities of another country or region for the implementation of cross-border supervision and administration. Article 177 further provides that overseas securities regulatory authorities shall not engage in activities pertaining to investigations or evidence collection directly conducted within the territories of mainland China, and that no Chinese entities or individuals shall provide documents and information in connection with securities business activities to any organizations and/or persons aboard without the prior consent of the securities regulatory authority of the State Council and the competent departments of the State Council. As of the date of this prospectus, we are not aware of any implementing rules or regulations which have been published regarding application of Article 177.

As advised by our PRC counsel, Beijing Jingsh, Article 177 is only applicable where the activities of overseas authorities constitute a direct investigation or evidence collection by such authorities within the territory of mainland China. Our principal business operation is conducted in the PRC. In the event that the U.S. securities regulatory agencies carry out an investigation on us, such as an enforcement action by the Department of Justice, the SEC or other authorities, such agencies’ activities will constitute an investigation or evidence collection directly within the territory of mainland China and, accordingly, will fall within the scope of Article 177. In that case, the U.S. securities regulatory agencies may have to consider establishing cross-border cooperation with the competent securities regulatory authorities of the PRC by way of judicial assistance, diplomatic channels or establishing a regulatory cooperation mechanism with the competent securities regulatory authority of the PRC. However, there is no assurance that the U.S. securities regulatory agencies will succeed in establishing such cross-border cooperation in this particular case and/or establish such cooperation in a timely manner.

Furthermore, Article 26 of the Trial Measures stipulate that, where an overseas securities regulatory agency intends to carry out an investigation and evidence collection regarding overseas offering and listing activities by a domestic company, and requests assistance of the CSRC under relevant cross-border securities regulatory cooperation mechanism, the CSRC may provide necessary assistance in accordance with law. As of the date of this prospectus, the CSRC and the SEC have communicated on cross-border securities regulatory cooperation mechanisms and signed a Sino-U.S. audit regulatory cooperation agreement on August 26, 2022, but further discussions are needed on how to implement broader cross-border securities regulatory cooperation. As such, the lack of a practical securities regulatory cooperation mechanism between the CSRC and the SEC may result in uncertainties as to the specific procedures and requisite timing for you in obtaining information needed for investigations and litigation conducted outside of mainland China. If the U.S. securities regulatory agencies are unable to conduct such investigations, there exists a risk that they may determine to suspend or de-register our registration with the SEC and may also delist our securities from Nasdaq or other applicable trading market within the U.S.

Risks Relating to Our Business

The YSX Operating Companies’ business largely depend on the relationships with customers. If the YSX Operating Companies cannot maintain good relationships or provide satisfactory services to them, our results of operations may be materially and adversely affected.

For the auto insurance after-market services, the YSX Operating Companies secure service contracts with a substantial number of the enterprise customers through a bidding or centralized procurement process. These contracts generally have a term of one or two years which, upon expiration, the YSX Operating Companies are typically subject to a new round of bidding or centralized procurement process to be awarded a renewed contract. We cannot assure you that the YSX Operating Companies will always be invited to participate in the bidding or procurement process of existing customers upon expiration of the existing contract terms or potential customers that the YSX Operating Companies strive to establish business relationship with, or that the YSX Operating Companies would be able to succeed in the bidding or procurement processes or maintain comparable success rates in the future. Furthermore, the cooperation with enterprise customers is subject to their annual budget constraints, which could indirectly affect the growth of the automobile after-sales services business. For the scenario-based customized services and software development and information technology services, the YSX Operating Companies enter into service contracts with clients on a per-project-basis, which have service terms from one to two years. The YSX Operating Companies’ ability to maintain and enhance client relationship depends primarily on the quality of the services they provide. Although the YSX Operating Companies strive to provide satisfactory services to clients, there is no guarantee that the YSX Operating Companies will always be able to do that. If the YSX Operating Companies fail to maintain and further enhance client relationships and promote awareness of their product offerings and services, the YSX Operating Companies may not be able to maintain or expand their client base, and our results of operations may be materially and adversely affected.

The YSX Operating Companies rely on third-party collaborating vendors to operate their business. Failure to establish and maintain cordial relationships with them may adversely affect our results of operations and business prospects.

For the automobile after-sales services business, the YSX Operating Companies rely on third-party collaborating vendors to deliver a variety of automobile-related services to the insurance policy holders. For the scenario-based customized services and software development and information technology services, the YSX Operating Companies may outsource certain tasks of certain projects to third-party vendors, based on available resources and service requirements, from time to time. Accordingly, the relationships with the third-party collaborating vendors and their quality of service are crucial for the YSX Operating Companies to continue their business growth and promote their brand and reputation among their customers. If the YSX Operating Companies’ relationships with them deteriorate, our business, financial condition and results of operations may be materially and adversely affected. Similarly, failure of the third-party collaborating vendors to deliver services of satisfactory quality may jeopardize YSX Operating Companies’ business relationships with the enterprise customers, or cause the enterprise customers to stop using YSX Operating Companies’ services, which could adversely affect our revenue and finical results.

In any event, there is no assurance that the YSX Operating Companies will be able to continuously maintain positive relationships with their business partners, or continue to work with them on favorable terms, or at all. If any of the foregoing occurs, our business growth, results of operations and financial condition will be adversely affected.

If the YSX Operating Companies fail to acquire new customers or retain existing customers, especially the large customers, our business, financial condition and results of operations could be materially and adversely affected.

Retaining existing customers, especially large customer, has always been essential to YSX Operating Companies’ success. For the fiscal year ended March 31, 2024, there were four customers accounted for more than 10% of our total revenue, at 20.4%, 18.4%, 17.1% and 13.0%, respectively. For the fiscal year ended March 31, 2023, there were three customers who accounted for more than 10% of our total revenue, at 16.0%, 14.4% and 13.3%. The service agreements with the customers generally do not require them to purchase any services from the YSX Operating Companies; rather the YSX Operating Companies receive service orders from customers on a periodical or as-needed basis. The collaborating relationship between YSX Operating Companies and their clients are on a non-exclusive basis, and the clients may choose to cooperate with competitors of the YSX Operating Companies. If YSX Operating Companies’ services do not meet the requirements of their customers, or if their competitors offer more attractive prices, or better customer services, the clients of the YSX Operating Companies may decrease or stop their purchase orders from the YSX Operating Companies. The termination or any change of the purchase orders from the large customers could adversely affect our business and operating results. Furthermore, YSX Operating Companies’ ability to attract new customers is crucial to our growth. The YSX Operating Companies have invested and plans to continue to invest heavily in the branding, sales and marketing to acquire and retain customers. However, there can be no assurance that the YSX Operating Companies will be able to acquire new customers despite their efforts. If the YSX Operating Companies are unable to retain existing customers or to acquire new customers in a cost-effective manner, our revenues may decrease and our results of operations could be adversely affected.

Material changes in the regulatory environment could change the competitive landscape of our industry or require us to change the way the YSX Operating Companies conduct business. The administration, interpretation and enforcement of the laws and regulations currently applicable to customers could change rapidly which could negatively impact our financial results.

The majority of the YSX Operating Companies’ customers are insurance companies and brokerages, who operate in a highly regulated industry. The laws and regulations of the Chinese insurance industry are evolving and may change dramatically within time, which could change the competitive environment of the insurance service industry significantly and cause the YSX Operating Companies to lose some or all of customers. In recent years, the China State Financial Regulatory Administration of China (“CSFRA”)  and its predecessor have increasingly tightened regulations and supervision of the Chinese insurance market. The CSFRA has extensive authority to supervise and regulate the insurance industry in China as prescribed by law. In exercising its authority, the CSFRA is given wide discretion, and the administration, interpretation and enforcement of the laws and regulations applicable to the YSX Operating Companies’ customers involve uncertainties that could materially and materially and adversely affect the YSX Operating Companies’ business and results of operations.

Competition in the YSX Operating Companies’ industry is intense and, if the YSX Operating Companies are unable to compete effectively with both existing and new market participants, we may lose customers, and our financial results may be negatively affected.

The insurance service industry in China is highly competitive, and we expect competition to persist and intensify. The YSX Operating Companies compete in various aspects, including brand recognition, value for money, user experience, customer services, reputation, and talents, among others. Intensified competition may result in pricing pressures and reduced profitability and may impede the YSX Operating Companies’ ability to achieve sustainable growth in revenues or cause them to lose market share. Many of the YSX Operating Companies’ competitors, both existing and newly emerging, may have longer operating history, greater financial and marketing resources than they do and may be able to offer services that the YSX Operating Companies do not currently offer and may not offer in the future. If the YSX Operating Companies are unable to compete effectively against those competitors, they may lose customers, and our financial results may be negatively affected.

Our future success depends on the continuing efforts of our senior management team and other key personnel, and our business may be harmed if we lose their services.

Our future success depends heavily upon the continuing services of the members of our senior management team and other key personnel, in particular, Mr. Jie Xiao, our CEO, and Mr. Wei Qiang Zheng, one of our executive director. If one or more of our senior executives or other key personnel, are unable or unwilling to continue in their present positions, we may not be able to replace them easily, or at all. As such, our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and key personnel in our industry is intense because of a number of factors including the limited pool of qualified candidates. We may not be able to retain the services of our senior executives or key personnel, or attract and retain high-quality senior executives or key personnel in the future. As is customary in the PRC, we do not have insurance coverage for the loss of our senior management team or other key personnel.

In addition, if any member of our senior management team or any of our other key personnel joins a competitor or forms a competing company, we may lose customers, sensitive trade information, key professionals and staff members. Each of our executive officers and key employees has entered into an employment agreement with us which contains confidentiality and non-competition provisions. These agreements generally have an initial term of three years, and are automatically extended for successive one-year terms unless terminated earlier pursuant to the terms of the agreement. If any disputes arise between any of our senior executives or key personnel and us, we cannot assure you of the extent to which any of these agreements may be enforced.

Our business is subject to concentration risks arising from dependence on a few large customers.

The YSX Operating Companies derive a significant portion of net revenues from orders by their large customers. For the fiscal year ended March 31, 2024, there were four customers accounted for more than 10% of our total revenue, at 20.4%, 18.4%, 17.1% and 13.0%, respectively. For the fiscal year ended March 31, 2023, there were three customers who accounted for more than 10% of our total revenue, at 16.0%, 14.4% and 13.3%. Because of this concentration, our business and operations would be negatively affected if the YSX Operating Companies experience a partial or complete loss of any of these customers. In addition, any significant adverse change in The YSX Operating Companies’ relationship with any of these customers could result in loss of revenue, increased costs and distribution delays that could harm our business and customer relationships. In addition, this concentration can exacerbate the exposure to risks associated with the termination by key customers of agreements or any adverse change in the terms of such agreements, which could have an adverse impact on our revenues and profitability. There are a number of factors, other than our performance, that could cause loss of, or decrease in the volume of business from, a customer. We cannot assure you that we will continue to maintain the business cooperation with these customers at the same level, or at all.

Our business is subject to concentration risk with regard to the vendors whom the YSX Operating Companies subcontract to provide services to customers. Our growth and revenue could be materially and adversely affected if the YSX Operating Companies lose any major collaborating vendors, or if any significant vendor fails to cooperate with the YSX Operating Companies at anticipated levels.

For fiscal year 2024, the YSX Operating Companies had four collaborating vendors each accounting for more than 10% of the procurement costs for a total of 61.2% (with each vendor accounting for 22.6%, 17.7%, 10.8% and 10.1% of total purchases, respectively). For fiscal year 2023, the YSX Operating Companies had three collaborating vendors each accounting for more than 10% of the procurement costs for a total of 47.7% (with each vendor accounted for 17.6%, 16.7% and 13.4% of total purchases, respectively). The YSX Operating Companies rely on the third-party collaborating vendors to deliver a variety of services to enterprise customers. There is no assurance that the YSX Operating Companies will be able to continuously maintain positive relationships with their major collaborating vendors, or continue to work with them on terms favorable to the YSX Operating Companies, or if any significant vendor fails to cooperate with the YSX Operating Companies at anticipated levels, or at all. If any of the foregoing occurs, our business growth, results of operations and financial condition will be adversely affected.

Our business is subject to concentration risks arising from dependence on two principal markets.

Guangdong Province and Xinjiang Province are YSX Operating Companies’ two principal markets. The majority of YSX Operating Companies’ customers are located in Guangdong Province and Xinjiang Province. For fiscal year 2024, a total of 98.0% of our revenue, was generated in Guangdong Province and Xinjiang Province. In particular, a total of 92.9% of our total revenue was generated in Guangdong Province during such period. For fiscal years 2023, a total of 98.8% of our revenue, respectively, was generated in Guangdong Province and Xinjiang Province. In particular, a total of 85.9% of our total revenue was generated in Guangdong Province during the same periods. As such, we are subject to concentration risks arising from dependence on two principal markets. Although Guangdong Province has consistently ranked in the top 3 provinces in terms of premium income in recent years, according to China Banking and Insurance Regulatory Commission, we cannot assure you that the insurance market in Guangdong Province will remain robust in the future, or the YSX Operating Companies will be able to maintain their existing customers or acquire new customers in Guangdong Province or Xinjiang Province in the future.

We are subject to credit risks from customers.

The YSX Operating Companies typically grant credit for periods of 30 to 90 days to enterprise customers. While they are principally insurance companies and brokerages, there is no assurance that income receivable by YSX Operating Companies will not be subject to disputes with clients and partners. Given the scale of the clients and the negotiating positions they enjoy, in case of dispute, the YSX Operating Companies are typically in a less favorable position to succeed in recovering the trade receivables and our financial position and results of operations may be negatively impacted as a result.

Our outstanding accounts receivable are not covered by collateral or credit insurance. While we have procedures to monitor and limit exposure to credit risk on our accounts receivable, which risk is heightened during periods of uncertain economic conditions, there can be no assurance such procedures will effectively limit our credit risk and enable us to avoid losses, which could have a material adverse effect on our financial condition and operating results. Our net accounts receivable balance was US$12,035,624 (including an accounts receivable balance of $9,163,752 from third-party customers and an accounts receivable balance of $2,871,872 from related party customers), and US$7,386,526 (including an accounts receivable balance of $6,441,838 from third-party customers and an accounts receivable balance of $944,688 from related party customers) as of March 31, 2024 and 2023, respectively, and we recognized credit loss expenses of $382,731, and $529,003 as of March 31, 2024, and 2023, respectively.

We have limited sources of working capital and may need substantial additional financing.

The working capital required to implement our business strategy will most likely be provided by revenues generated by our business. No assurance can be given that we will have revenues sufficient to sustain our operations or that we would be able to obtain equity/debt financing in the current economic environment. If we do not have sufficient working capital and are unable to generate sufficient revenues or raise additional funds, we may delay the completion, or significantly reduce the scope, of our current business plan; delay some of our development or marketing efforts; postpone the hiring of new personnel; or, under certain dire financial circumstances, substantially curtail or cease our operations.

As of March 31, 2024, we had cash of approximately $4.3 million, total current assets of approximately $27.5 million and total current liabilities of approximately $7.2 million. As of March 31, 2023, we had cash of approximately $3.4 million, total current assets of approximately $19.8 million and total current liabilities of approximately $5.0 million. We may need to engage in capital-raising transactions in the near future. Such financing transactions may cause substantial dilution to our shareholders and could involve the issuance of securities with rights senior to the outstanding shares. Our ability to access additional financing is dependent on, among other things, the state of the capital markets at the time of any proposed offering, market reception of the Company and the likelihood of the success of its business model and offering terms. There is no assurance that we will be able to obtain any such additional capital through asset sales, equity or debt financing, or any combination thereof, on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet our capital needs and to support our operations. If we do not obtain adequate capital on a timely basis and on satisfactory terms, our revenues and operations and the value of our securities, including our Class A Ordinary Shares, would be materially negatively impacted and we may cease our operations.

We face risks related to health epidemics, including the ongoing COVID-19 pandemic, severe weather conditions and other catastrophes, which could materially and adversely affect our business.

Our business could be materially and adversely affected by the outbreak of health epidemics, severe weather conditions or other catastrophes. In December 2019, COVID-19 was first detected in China and then quickly in other countries. The COVID-19 pandemic had a material adverse impact on Chinese economy and China’s insurance industry, and negatively affected our business and financial results in fiscal years 2020-2023. Due to the various restrictions, the third-party vendors that contracted by the YSX Operating Companies were not able to effectively perform services for insurance policy holders, and the YSX Operating Companies were not able to effectively promote or expand the business. Specifically, during the periods of lockdowns, the YSX Operating Companies experienced reduced demands for services and longer service times by the third-party vendors, which led to reduced service volume and delays in service fee settlements with insurance companies and brokerages. In the end of 2022, China loosened up its COVID-19 policy and certain negative effect due to the COVID-19 pandemic on our business have since been mitigated. For details, please see “MANAGEMENT’S DISCUSSION AND ANALYSIS OFF INANCIAL CONDITION AND RESULTS OF OPERATION – Impact of COVID-19 on Our Business.”

However, there remain significant uncertainties surrounding COVID-19. The extent to which the COVID-19 pandemic may impact our results will depend on its future developments, which are highly uncertain and cannot be predicted, including sporadic recurrence of local and imported COVID-19 cases from time to time and the actions to contain the disease or treat its impact, among others. Even if the economic impact of COVID-19 gradually recedes, the pandemic may have a lingering, long-term effect on business activities and consumption behavior. As such, the COVID-19 pandemic may continue to have an adverse impact on the general economic outlook, economic growth and business sentiment, and may in turn influence our business and financial results. Such influence, if any, remains unclear as of the date of this prospectus.

We may face disruption to our technology systems, if our technology systems or the proprietary information and/or data collected and stored by the PRC operating entities via such systems, particularly billing and client information, were to be accessed or tampered with by unauthorized persons, and, in any such case, our reputation and relationships with our customers could be harmed and our business could be materially and adversely affected.

The satisfactory performance, reliability and availability of our technology systems are critical to our business. We and our operating entities rely on technology systems as well as the people who operate them to securely collect and store confidential and personal data regarding our customers, suppliers and employees during our day-to-day business operation and staff access to such confidential and personal data is only made available on a need-to-know basis, including access to names and billing data. However, these systems may fail to operate properly or become disabled as a result of tampering or a breach of our network security systems or otherwise, and, for reasons beyond our control, we may also experience telecommunications failures, computer viruses, failures during the process of upgrading or replacing software, databases or components, power outages, hardware failures, user errors, unauthorized intrusions or inadvertent data breaches, or other attempts to harm our technology systems, which could result in exposure or destruction of the proprietary information and/or data stored in our technology systems.

We and our operating entities have established risk management and internal control systems, consisting of policies and procedures that we believe are appropriate for using and managing our technology systems and the proprietary information and/or data stored in such systems properly and securely, including (i) establishing procedures to evaluate our backup systems timely as well as to review the security level of our current systems and consider upgrading our security and software testing if needed, and (ii) the establishment of a fire wall to prevent external cyber risks, and providing cyber security training to our employees. Although, as of the date of this prospectus, we have not had any cyber-attacks, breaches of our network security systems on which we rely could involve attacks that are intended to (i) obtain unauthorized access to and disclose sensitive and confidential client information and\or our proprietary information, or (ii) destroy data or disable, degrade, or sabotage our systems, often through the introduction of computer viruses and other means. Such breaches or attacks could originate from a wide variety of sources, including state actors or other unknown third parties. Since techniques used to obtain unauthorized access to systems or sabotage systems change frequently and may not be known until launched against us, we may not be able to anticipate these attacks or implement adequate preventative measures promptly and effectively. In addition, any party who is able to illegally obtain identification and password credentials could potentially gain unauthorized access to our technology systems, and we cannot assure you that we will be able to anticipate, detect, or implement effective preventative measures against frequently changing cyber-attacks. In addition to the implementation and maintenance of data security measures, we require our employees to maintain the confidentiality of the proprietary information that we hold. However, from time to time, employees make mistakes with respect to security policies that are not always immediately detected by compliance policies and procedures. Such mistakes can include errors in software implementation or a failure to follow protocols and patch systems. Employee errors, even if promptly discovered and remediated, may result in unauthorized disclosure of confidential information, and our systems may be otherwise compromised, malfunction or disabled; therefore, in such events, we could suffer a disruption of our business, financial losses, liability to clients, regulatory sanctions, and damage to our reputation.

If a cybersecurity incident occurs, or is perceived to occur, we and our operating entities may have to spend significant capital and other resources to mitigate the impact of the event and to develop and implement protection to prevent future events of such nature from occurring. Furthermore, we and our operating entities may also be subject to negative publicity and the public perception of the ineffectiveness of our security measures, and our reputation may be harmed, in the event of any of the foregoing cybersecurity breaches or attacks, which could damage our relationships with, and result in the loss of existing or potential, customers, and our business and financial condition could be materially and adversely affected.

Our business model and our planned business developments are dependent on the proper function of our IT systems and infrastructure and our ability to continuously improve our IT systems and infrastructure and adopt advancing technologies. Breakdown of any of our major IT systems or failure to keep up with technological developments would materially and adversely affect our business, results of operations and future prospects.

Proprietary technology and technological capabilities are critical to the development and maintenance of our IT systems and infrastructure underlying our apps and platforms, which in turn is vital to our business operations and planned developments. We and our operating entities need to keep abreast of the fast evolving IT developments, and continuously invest in significant resources, including financial and human capital resources to maintain, upgrade and expand our IT systems and infrastructure in tandem with our business growth and developments. However, research and development activities are inherently uncertain, and investments in information technologies and development of proprietary technologies may not always lead to commercialization or monetarization, or lead to increased business volume and/or profitability. The fast evolving IT developments may also render our existing systems and infrastructure and those that are newly developed and implemented obsolete before we are able to reap sufficient benefits to recover their investment costs, and may lead to substantial impairments which would adversely affect our results of operations. Obsolescence in our proprietary technology, IT systems and infrastructure may also significantly impair our ability to conduct and grow our business and compete effectively, which could materially and adversely impact our results of operations and business prospects. On the other hand, any significant breakdown of our IT systems and infrastructure may materially and adversely affect our business, results of operations, reputation and business prospects, and may even subject us to potential claims or even litigations, particularly as parts of our IT systems and infrastructure are linked to or connected with IT systems and infrastructure of our insurance company partners and enterprise customers, who are mostly sizeable and reputable financial institutions whom themselves are subject to stringent regulatory supervision. As we and our operating entities rely heavily on our IT systems and infrastructure to facilitate and conduct our business, any prolonged breakdown of systems and infrastructure could also materially impact our business and results of operations.

Failure to ensure and protect the confidentiality of the data of end consumers could subject us to penalties, negatively impact our reputation and deter end consumers from using our platforms.

In providing services, a challenge we and our operating entities face is the secured collection, storage and transmission of confidential information. The YSX Operating Companies obtained certain data from their enterprise customers pursuant to the agreements with them, such as the license plate information, service package content, and service validity period. The YSX Operating Companies are required to collect and use such information in accordance with relevant PRC laws and not to disclose or use such information without consent from the respective consumers.

While we and our operating entities have taken steps to protect the data that we have access to, our security measures could be breached. Any accidental or willful security breaches or other unauthorized access to our system could cause confidential data to be stolen and used for criminal purposes, and could also expose us to liability related to the loss of information, time-consuming and expensive litigation and negative publicity. If security measures are breached or if we fail to protect confidentiality of the data of end consumers otherwise, the enterprise customers as well as end consumers may be deterred from choosing us, which could result in significant loss of business and we could incur significant liability, and our business and operations could be adversely affected.

If we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected.

We expect future growth in the scale of our business and our operations. The YSX Operating Companies have significantly expanded headcounts and office facilities since their inceptions, and anticipate further expansion in certain areas and geographies. This expansion increases the complexity of the operations and may cause strain on the managerial, operational and financial resources. The YSX Operating Companies must continue to hire, train and effectively manage new employees. If the new hires perform poorly or if the YSX Operating Companies are unsuccessful in hiring, training, managing and integrating new employees, our business, financial condition and results of operations may be materially harmed.

In addition, as we pursue our business growth and strive to expand our customer base, we endeavor to establish presence in new geographical markets, introduce new types of services, and work with a variety of additional business partners, including insurance companies and brokerages, external referral sources and after-sales service providers, to address the evolving needs of the end consumers. We may have limited or no experience for certain new product and service offerings, and our expansion into these new service offerings may not achieve broad acceptance among our customers or end consumers. These offerings may present new and difficult technological or operational challenges, and we may be subject to claims if end consumers do not have satisfactory experiences in general. To effectively manage the expected growth of our business and operational scale, we will need to continue improving our transaction processing, technological, operational and financial systems, policies, procedures and controls. All of these endeavors involve risks and will require significant management, financial and human resources. We cannot assure you that the we will be able to effectively manage growth or to implement strategies successfully. If we are not able to manage our growth effectively, or at all, our business and prospects may be materially and adversely affected.

Risks Relating to Our Corporate Structure

We control and receive the economic benefits of the business operations of the VIEs through the VIE Agreements among our WFOE, the VIEs and the VIEs’ shareholders to operate our business solely because we met the conditions for consolidation of the VIE under U.S. GAAP for accounting purpose; however, the VIE Agreements have not been tested in a court of law in China and are subject to significant risks, as set forth in the following risk factors.

If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties and our Class A Ordinary Shares may decline in value or become worthless if we are unable to assert our contractual control rights over the assets of the VIEs that conduct all of our operations.

We are a holding company incorporated in the Cayman Islands and operate our business through the VIEs, via a series of contractual arrangements, as a result of which, under United States generally accepted accounting principles, the assets and liabilities of the VIEs are treated as our assets and liabilities and the results of operations of the VIEs are treated in all aspects as if they were the results of our operations. For a description of these contractual arrangements, see “Corporate History and Structure – The VIE Agreements.”

In the opinion of our PRC legal counsel, based on its understandings of the relevant PRC laws and regulations, (i) the ownership structures of the VIEs and WFOE, both currently and immediately after giving effect to this offering, are not in violation of applicable PRC laws and regulations currently in effect; and (ii) each agreement under the VIE Agreements is legal, valid, binding and enforceable in accordance with its terms and applicable PRC laws. The PRC regulatory authorities may ultimately take a view contrary to the opinion of our PRC legal counsel. It is uncertain whether any new PRC laws or regulations relating to VIE structures will be adopted or if adopted, what they would provide. If we or the VIEs are found to be in violation of any PRC laws or regulations, if VIE Agreements are determined as illegal or invalid by the PRC court, arbitral tribunal or regulatory authorities, or if we or the VIEs fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including:

•	revoking the business and/or operating licenses of WFOE or the VIEs;

•	discontinuing or restricting the operations of WFOE or the VIEs;

•	imposing conditions or requirements with which we, WFOE, or the VIEs may not be able to comply;

•	requiring us, WFOE, or the VIEs to restructure the relevant ownership structure or operations which may significantly impair the rights of the holders of our Class A Ordinary Shares;

•	restricting or prohibiting our use of the proceeds from our initial public offering to finance the VIE’s business and operations in China; and

•	imposing fines.

The imposition of any of these penalties would result in a material and adverse effect on our ability to conduct our business. In addition, it is unclear what impact the PRC government actions would have on us and on our ability to consolidate the financial results of the VIEs in our consolidated financial statements, if the PRC government authorities were to find our legal structure and contractual arrangements to be in violation of PRC laws and regulations. If the imposition of any of these government actions causes us to lose our right to direct the activities of the VIEs or our right to receive substantially all the economic benefits for accounting purposes and residual returns from the VIEs and we are not able to restructure our ownership structure and operations in a satisfactory manner, we would no longer be able to consolidate the financial results of the VIEs in our consolidated financial statements. Either of these results, or any other significant penalties that might be imposed on us in this event, would have a material adverse effect on our financial condition and results of operations and cause our Class A Ordinary Shares to decline in value or become worthless.

We rely on contractual arrangements with the VIEs and their subsidiaries in China for our business operations, which may not be as effective in providing operational control or enabling us to derive economic benefits as through ownership of controlling equity interests.

We rely on and expect to continue to rely on the VIE Agreements among WFOE, the VIEs, and the VIEs’ shareholders to operate our business. The VIE Agreements may not be as effective in providing us with control over the VIEs as ownership of controlling equity interests would be in providing us with control over, or enabling us to derive economic benefits from, the operations of the VIEs. Under the VIE Agreements, as a legal matter, if the any VIE or any of their shareholders executing the VIE Agreements fails to perform its, his or her respective obligations under the VIE Agreements, we may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies available under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective. For example, if shareholders of a VIE were to refuse to transfer their equity interests in such VIE to us or our designated persons when we exercise the purchase option pursuant to the VIE Agreements, we may have to take a legal action to compel them to fulfill their contractual obligations.

If (i) the applicable PRC authorities invalidate the VIE Agreements for violation of PRC laws, rules and regulations, (ii) any VIE or its shareholders terminate the contractual arrangements or (iii) any VIE or its shareholders fail to perform the obligations under the VIE Agreements, our business operations would be materially and adversely affected, and the value of our Class A Ordinary Shares would substantially decrease.

In addition, if any VIE or all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If any VIE undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business and our ability to generate revenues.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. The legal environment in the PRC is not as well developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce the VIE Agreements. In the event we are unable to enforce the VIE Agreements, we may not be able to exert effective control over the PRC operating entities and we may be precluded from operating our business, which would have a material adverse effect on our financial condition and results of operations.

The Shareholders of the VIEs may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

The equity interests of the VIEs are held by a number of shareholders. Their interests may differ from the interests of our Company as a whole. They may breach, or cause the VIEs to breach, or refuse to renew the existing VIE Agreements, which would have a material adverse effect on our ability to effectively control the VIEs and receive economic benefits from them through the VIE Agreements. Pursuant to the VIE Agreements, each VIE shall pay service fees equal to all of its net profit after tax payments to WFOE, while WFOE has the power to direct the activities of the VIEs, which can significantly impact the VIEs’ economic performance and has the right to receive substantially all of the economic benefits of the VIEs because the VIE Agreements are designed so that the operations of the VIEs are solely for the benefit of WFOE and, ultimately, the Company. As such, under U.S. GAAP, the Company is deemed to be the primary beneficiary of the VIEs to the extent that it consolidates the financial results of the VIEs in its consolidated statements under U.S. GAAP, for accounting purposes only.

The Shareholders of the VIEs may be able to cause the VIE Agreements to be performed in a manner adverse to us by, among other things, failing to remit payments due under the VIE Agreements to us on a timely basis. We cannot assure you that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our Company or such conflicts will be resolved in our favor.

Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our Company, except that we could exercise our purchase option under the Share Disposal and Exclusive Option to Purchase Agreement with these shareholders to request them to transfer all of their equity interests in the VIEs to a PRC entity or individual designated by us, to the extent permitted by PRC laws. If we cannot resolve any conflict of interest or dispute between us and the Shareholders of the VIEs, we would have to rely on legal proceedings, which could result in the disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

The VIE Agreements may be subject to scrutiny by the PRC tax authorities and they may determine that we or the VIEs owe additional taxes, which could negatively affect our results of operations and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. The PRC enterprise income tax law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm’s length principles. We may face material and adverse tax consequences if the PRC tax authorities determine that the VIE Agreements were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust the VIEs’ income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by the VIEs for PRC tax purposes, which could in turn increase their tax liabilities without reducing WFOE’s tax expenses. In addition, if WFOE requests the Shareholders of the VIEs to transfer their equity interests in the VIEs at nominal or no value pursuant to these contractual arrangements, such transfer could be viewed as a gift and subject WFOE to PRC income tax. Furthermore, the PRC tax authorities may impose late payment fees and other penalties on the VIEs for the adjusted but unpaid taxes according to the applicable regulations. Our results of operations could be materially and adversely affected if the VIEs’ tax liabilities increase or if they are required to pay late payment fees and other penalties.

If we exercise the option to acquire equity ownership of the VIEs, the ownership transfer may subject us to certain limitation and substantial costs.

Pursuant to the VIE Agreements, WFOE has the exclusive right to purchase all or any part of the equity interests in the VIEs for a nominal price, unless the relevant government authorities or then applicable PRC laws request that a minimum price amount be used as the purchase price, in such case the purchase price shall be the lowest amount under such request. The shareholders of the VIEs will be subject to PRC individual income tax on the difference between the equity transfer price and the then current registered capital of the VIEs. Additionally, if such a transfer takes place, the competent tax authority may require WFOE to pay enterprise income tax for ownership transfer income with reference to the market value, in which case the amount of tax could be substantial.

We may lose the ability to use and enjoy assets held by the VIEs that are material to the operation of certain portions of our business if the VIEs go bankrupt or become subject to a dissolution or liquidation proceeding.

Pursuant to the VIE Agreements, each VIE and its subsidiaries hold certain assets that are material to the operation of certain portion of our business, including intellectual property and licenses. If any VIE goes bankrupt and all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. Under the VIE Agreements, the VIEs may not, in any manner, sell, transfer, mortgage or dispose of their assets or legal or beneficial interests in the business without our prior consent. If any VIE undergoes a voluntary or involuntary liquidation proceeding, independent third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

The custodians or authorized users of our tangible assets, including chops and seals, may fail to fulfill their responsibilities, or misappropriate or misuse these assets, all of which may jeopardize our control over our PRC subsidiary and the VIEs.

Under the PRC law, legal documents for corporate transactions, including agreements and contracts are usually executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with relevant PRC market regulation administrative authorities.

In order to secure the use of our chops and seals, we have established internal control procedures and rules for using these chops and seals. In any event that the chops and seals are intended to be used, the responsible personnel will submit the application through our office automation system and the application will be verified and approved by authorized employees in accordance with our internal control procedures and rules. In addition, in order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to authorized employees. Although we monitor such authorized employees, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our employees could abuse their authority, for example, by entering into a contract not approved by us or seeking to gain control of our PRC subsidiary or the VIEs. If any employee obtains, misuses or misappropriates our chops and seals or other controlling non-tangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve and divert management from our operations.

If the PRC government determines that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, we may be unable to assert our contractual rights over the assets of the VIEs, and our Class A Ordinary Shares may decline in value or become worthless.

Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China, including those related to VIEs. There are currently no relevant laws or regulations in the PRC that prohibit companies whose entity interests are within the PRC from listing on overseas stock exchanges. The VIE Agreements have not been tested in a court of law in China as of the date of this prospectus. Although we believe that our corporate structure and contractual arrangements comply with current applicable PRC laws and regulations, in the event that PRC government determines that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, we may be unable to assert our contractual rights over the assets of the VIEs, and our Class A Ordinary Shares may decline in value or become worthless.

We may not be able to consolidate the financial results of some of the VIEs or such consolidation could materially adversely affect our operating results and financial condition.

A substantial part of our business is conducted through the VIE Entities, which currently are considered for accounting purposes as VIEs, and we are considered as the primary beneficiary and receive the economic benefits of the VIEs to the extent that we consolidate the financial results of the VIEs in our consolidated statements under U.S. GAAP. In the event that in the future an entity we treat as a VIE would no longer meet the definition of a VIE, or we are no longer deemed to be the primary beneficiary of such entity, we would not be able to consolidate line by line that entity’s financial results in our consolidated financial statements under U.S. GAAP. Also, if in the future an affiliate company becomes a VIE and we become the primary beneficiary, we would be required to consolidate that entity’s financial results in our consolidated financial statements. If such entity’s financial results were negative, this could have a corresponding negative impact on our operating results.

Risks Relating to this Offering and the Trading Market

There has been no public market for our Class A Ordinary Shares prior to this offering, and you may not be able to resell our Class A Ordinary Shares at or above the price you pay for them, or at all.

Prior to this offering, there has not been a public market for our Class A Ordinary Shares. We have applied for the listing of our Class A Ordinary Shares on the Nasdaq Capital Market. An active public market for our Class A Ordinary Shares, however, may not develop or be sustained after the offering, in which case the market price and liquidity of our Class A Ordinary Shares will be materially and adversely affected.

You will experience immediate and substantial dilution in the net tangible book value of Class A Ordinary Shares purchased.

The initial public offering price of our Class A Ordinary Shares is substantially higher than the (pro forma) net tangible book value per Class A Ordinary Share. Consequently, when you purchase our Class A Ordinary Shares in the offering, upon completion of the offering you will incur immediate dilution of $4.01 per share if the underwriters do not exercise the over-allotment option and $3.98 if the underwriters exercise the over-allotment option in full, assuming an initial public offering price of $5.00, which is the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus. See “Dilution.” In addition, you may experience further dilution to the extent that additional Class A Ordinary Shares are issued upon conversion of Class B Ordinary Shares or exercise of options we may grant from time to time.

If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, our consolidated financial statements may be materially affected as a result, and investor confidence and the market price of our Class A Ordinary Shares may be materially and adversely affected.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in preparing our consolidated financial statements as of and for the years ended March 31, 2024 and 2023, we have identified material weaknesses in our internal control over financial reporting, as defined in the standards established by the PCAOB and other control deficiencies. The material weaknesses identified included (i) lack of qualified accounting staff and resources with appropriate knowledge of U.S. GAAP when dealing with daily accounting activities; and (ii) lack of formal internal control procedures over preparation and reviewing of financial reporting and SEC filings, including financial disclosures that fulfill U.S. GAAP and SEC reporting requirements. Following the identification of the material weaknesses and control deficiencies, we plan to continue to take remedial measures including (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; (iii) engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; and (iv) establishing an internal audit team as well as engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control. However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our Class A Ordinary Shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

Upon completion of this offering, we will become a public company in the U.S. subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending March 31, [2025]. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

We will incur substantial increased costs as a result of being a public company.

Upon consummation of this offering, we will incur significant legal, accounting, and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costlier. We have incurred additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers.

We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

After we are no longer an “emerging growth company,” or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures.

We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

The dual class structure of our ordinary shares has the effect of concentrating voting control with our Chairman, and his interest may not be aligned with the interests of our other shareholders.

We have a dual-class voting structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Under this structure, holders of Class A Ordinary Shares are entitled to one vote per Class A Ordinary Share, and holders of Class B Ordinary Shares are entitled to five votes per Class B Ordinary Share, which may cause the holders of Class B Ordinary Shares to have an unbalanced, higher concentration of voting power. Immediately prior to completion of this offering, Jie Xiao, our CEO, beneficially owns 11,850,077, or 56.91% of our issued Class A Ordinary Shares, and 810,659, or 68.86%, of our issued Class B Ordinary Shares, representing approximately 56.54% of the voting rights in our Company. After this offering, Jie Xiao will hold 11,850,077 Class A Ordinary Shares and 810,659 Class B Ordinary Shares, representing approximately 56.88% of the voting rights in our Company, assuming no exercise of the over-allotment option by the underwriters, or approximately 56.50%, assuming full exercise of the over-allotment option by the underwriters. As a result, until such time as Jie Xiao’s voting power is below 50%, Jie Xiao as the controlling shareholder has substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. He may take actions that are not in the best interests of us or our other shareholders. These corporate actions may be taken even if they are opposed by our other shareholders. Further, such concentration of voting power may discourage, prevent, or delay the consummation of change of control transactions that shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their shares. Future issuances of Class B Ordinary Shares may also be dilutive to the holders of Class A Ordinary Shares. As a result, the market price of our Class A Ordinary Shares could be adversely affected.

The dual-class structure of our ordinary shares may adversely affect the trading market and price for our Class A Ordinary Shares.

Several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our ordinary shares may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A Ordinary Shares. Furthermore, our Class A Ordinary Shares may be excluded from certain stock indices as a result of our disparate voting stock structure, which structure may adversely affect the trading market and price for our Class A Ordinary Shares.

Since we are a “controlled company” within the meaning of the Nasdaq listing rules, we may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.

Following this offering, our largest shareholder will continue to own more than a majority of the voting power of our outstanding ordinary shares. Under the Nasdaq listing rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and is permitted to phase in its compliance with the independent committee requirements. Although we do not intend to rely on the “controlled company” exemptions under the Nasdaq listing rules even if we are deemed a “controlled company,” we could elect to rely on these exemptions in the future. If we were to elect to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, if we rely on the exemptions, during the period we remain a controlled company and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Substantial future sales of our Class A Ordinary Shares or the anticipation of future sales of our Class A Ordinary Shares in the public market could cause the price of our Class A Ordinary Shares to decline.

Sales of substantial amounts of our Class A Ordinary Shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our Class A Ordinary Shares to decline. An aggregate of 20,822,675 Class A Ordinary Shares are outstanding before the consummation of this offering and 22,072,675 Class A Ordinary Shares will be outstanding immediately after the consummation of this offering if the underwriters’ over-allotment option is not exercised, and 22,260,175 Class A Ordinary Shares will be outstanding immediately after the consummation of this offering if the underwriters’ over-allotment option is fully exercised. Sales of these shares into the market could cause the market price of our Class A Ordinary Shares to decline.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Class A Ordinary Shares if the market price of our Class A Ordinary Shares increases.

If securities or industry analysts do not publish research or reports about our business, or if the publish a negative report regarding our Class A Ordinary Shares, the price of our Class A Ordinary Shares and trading volume could decline.

Any trading market for our Class A Ordinary Shares may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Class A Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Class A Ordinary Shares and the trading volume to decline.

The market price of our Class A Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

The initial public offering price for our Class A Ordinary Shares will be determined through negotiations between the underwriters and us. It may not bear a direct relationship to our earnings, book value, or any other indicia of value and may vary from the market price of our Class A Ordinary Shares following our initial public offering. The market price of our Class A Ordinary Shares may decline significantly below the initial public offering price. The financial markets in the U.S. and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our Class A Ordinary Shares may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

If you purchase our Class A Ordinary Shares in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our Class A Ordinary Shares, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our initial public offering. The market price of our Class A Ordinary Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	actual or anticipated fluctuations in our revenue and other operating results;

•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our Company, or our failure to meet these estimates or the expectations of investors;

•	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•	lawsuits threatened or filed against us; and

•	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Class A Ordinary Shares.

We anticipate that we will use the net proceeds from this offering to open new stores in the U.S. Our management will have significant discretion as to the use of the net proceeds to us from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the market price of our Class A Ordinary Shares.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.

We expect to qualify as a foreign private issuer upon the completion of this offering. As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. domestic issuers, and we will not be required to disclose in our periodic reports all of the information that U.S. domestic issuers are required to disclose. While we currently expect to qualify as a foreign private issuer immediately following the completion of this offering, we may cease to qualify as a foreign private issuer in the future, in which case we would incur significant additional expenses that could have a material adverse effect on our results of operations.

As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, which may limit the information publicly available to our investors and afford them less protection than if we were an U.S. issuer.

As a foreign private issuer, we are permitted to take advantage of certain provisions in the Nasdaq Stock Market listing rules that allow us to follow Cayman Islands law for certain governance matters. Certain corporate governance practices in the Cayman Islands may differ significantly from corporate governance listing standards as, except for general fiduciary duties and duties of care, Cayman Islands law has no corporate governance regime which prescribes specific corporate governance standards. When our Ordinary Shares are listed on the Nasdaq Capital Market, we intend to continue to follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of the Nasdaq Stock Market in respect of the following: (i) the majority independent director requirement under Section 5605(b)(1) of the Nasdaq Stock Market listing rules, (ii) the requirement under Section 5605(d) of the Nasdaq Stock Market listing rules that a compensation committee comprised solely of independent directors governed by a compensation committee charter oversee executive compensation, (iii) the requirement under Section 5605(e) of the Nasdaq Stock Market listing rules that director nominees be selected or recommended for selection by either a majority of the independent directors or a nominations committee comprised solely of independent directors and (iv) the requirement under Section 5605(b)(2) of the Nasdaq Stock Market listing rules that our independent directors hold regularly scheduled executive sessions. Cayman Islands law does not impose a requirement that our board of directors consist of a majority of independent directors. Nor does Cayman Islands law impose specific requirements on the establishment of a compensation committee or nominating committee or nominating process. Therefore, our shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to U.S. domestic issuers.

As a foreign private issuer we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and therefore there may be less publicly available information about us than if we were a U.S. domestic issuer. We are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the selective disclosure rules by issuers of material non-public information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

The initial public offering price of our Class A Ordinary Shares may not be indicative of the market price of our Class A Ordinary Shares after this offering. In addition, an active, liquid and orderly trading market for our Class A Ordinary Shares may not develop or be maintained, and our stock price may be volatile.

Prior to the completion of this offering, our Class A Ordinary Shares were not traded on any market. An active, liquid and orderly trading market for our Class A Ordinary Shares may not develop or be maintained after this offering. Active, liquid and orderly trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sale orders. The market price of our Class A Ordinary Shares could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our Class A Ordinary Shares, you could lose a substantial part or all of your investment in our Class A Ordinary Shares. The initial public offering price will be determined by us, based on numerous factors and may not be indicative of the market price of our Class A Ordinary Shares after this offering. Consequently, you may not be able to sell our Class A Ordinary Share at prices equal to or greater than the price paid by you in this offering.

The following factors could affect our share price:

•	our operating and financial performance;

•	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;

•	the public reaction to our press releases, our other public announcements and our filings with the SEC;

•	strategic actions by our competitors;

•	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

•	speculation in the press or investment community;

•	the failure of research analysts to cover our Class A Ordinary Shares;

•	sales of our Class A Ordinary Shares by us or other shareholders, or the perception that such sales may occur;

•	changes in accounting principles, policies, guidance, interpretations or standards;

•	additions or departures of key management personnel;

•	actions by our shareholders;

•	domestic and international economic, legal and regulatory factors unrelated to our performance; and

•	the realization of any risks described under this “Risk Factors” section.

If a limited number of participants in this offering purchase a significant percentage of the offering, the effective public float may be smaller than anticipated and the price of our Class A Ordinary Shares may be volatile which could subject us to securities litigation and make it more difficult for you to sell your shares.

As a company conducting a relatively small public offering, we are subject to the risk that a small number of investors will purchase a high percentage of the offering. While the underwriters are required to sell shares in this offering to at least 300 round lot shareholders (a round lot shareholder is a shareholder who purchases at least 100 shares) in order to ensure that we meet the Nasdaq initial listing standards, we have not otherwise imposed any obligations on the underwriters as to the maximum number of shares they may place with individual investors. If, in the course of marketing the offering, the underwriters were to determine that demand for our shares was concentrated in a limited number of investors and such investors determined to hold their shares after the offering rather than trade them in the market, other shareholders could find the trading and price of our shares affected (positively or negatively) by the limited availability of our shares. If this were to happen, investors could find our shares to be more volatile than they might otherwise anticipate. Companies that experience such volatility in their share price may be more likely to be the subject of securities litigation. In addition, if a large portion of our public float were to be held by a few investors, smaller investors may find it more difficult to sell their shares.

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

There have been recent instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater share price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Class A Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any share run-up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares. In addition, investors of our Class A Ordinary Shares may experience losses, which may be material, if the price of our Ordinary Shares declines after this offering or if such investors purchase Class A Ordinary Share prior to any price decline.

If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of the Nasdaq Capital Market, our securities may not be listed or may be delisted, which could negatively impact the price of our securities and your ability to sell them.

We will seek to have our securities approved for listing on the Nasdaq Capital Market upon consummation of this offering. We cannot assure you that we will be able to meet those initial listing requirements at that time. Even if our securities are listed on the Nasdaq Capital Market, we cannot assure you that our securities will continue to be listed on the Nasdaq Capital Market.

In addition, following this offering, in order to maintain our listing on the Nasdaq Capital Market, we will be required to comply with certain rules of the Nasdaq Capital Market, including those regarding minimum stockholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. Even if we initially meet the listing requirements and other applicable rules of the Nasdaq Capital Market, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq Capital Market criteria for maintaining our listing, our securities could be subject to delisting.

If the Nasdaq Capital Market does not list our securities, or subsequently delists our securities from trading, we could face significant consequences, including:

•	a limited availability for market quotations for our securities;

•	reduced liquidity with respect to our securities;

•	a determination that our Class A Ordinary Share is a “penny stock,” which will require brokers trading in our Class A Ordinary Share to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Share;

•	limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Anti-takeover provisions in our memorandum and articles of association may discourage, delay, or prevent a change in control.

Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our Company or management that shareholders may consider favorable, including, among other things, the following:

•	provisions that authorize our board of directors to issue shares with preferred, deferred or other special rights or restrictions, whether in regard to dividends, voting, return of capital or otherwise, without any further vote or action by our shareholders; and

•	provisions that restrict the ability of our shareholders to call meetings and to propose special matters for consideration at shareholder meetings.

Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Class A Ordinary Shares.

For as long as we remain an “emerging growth company,” as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. If some investors find our Class A Ordinary Shares less attractive as a result, there may be a less active trading market for our Class A Ordinary Shares and our share price may be more volatile. See “Implications of Our Being an Emerging Growth Company.”

The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the U.S.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. Our corporate affairs are governed by our memorandum and articles of association, by the Companies Act (As revised) of the Cayman Islands and by the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from English common law. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the U.S. In particular, the Cayman Islands has a less developed body of securities laws relative to the U.S. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States. Therefore, our public shareholders may have more difficulty protecting their interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the U.S.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the register of mortgages and charges of such companies) or to obtain copies of the register of members of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors, or controlling shareholders than they would as public shareholders of a company incorporated in the U.S. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. These rights, however, may be provided in a company’s articles of association. Our articles of association allow one or more shareholders who together hold at least ten (10) percent of the rights to vote at such general meeting, to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Advance notice of at least 14 clear days is required for the convening of our annual general shareholders’ meeting and at least 7 clear days’ notice any other general meeting of our shareholders. A quorum required for a meeting of shareholders, if the Company has more than one shareholder, for so long as any shares of the Company are listed on the Nasdaq capital market, one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting. For these purposes, “clear days”, in relation to a period of notice, means that period excluding (a) the day when the notice is given or deemed to be given and (b) the day for which it is given or on which it is to take effect.

If we are classified as a PFIC, U.S. taxpayers who own our Class A Ordinary Shares may have adverse U.S. federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a PFIC, for any taxable year if, for such year, either:

•	At least 75% of our gross income for the year is passive income; or

•	The average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. In determining the value and composition of our assets for purposes of the PFIC asset test, the cash we raise in this offering will generally be considered to be held for the production of passive income.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our Class A Ordinary Shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income, in which case we would be deemed a PFIC, which could have adverse U.S. federal income tax consequences for U.S. taxpayers who are shareholders. We will make this determination following the end of any particular tax year. Prospective investors who are U.S. taxpayers should note that, if we are determined to be a PFIC for any taxable year, we do not currently intend to prepare or provide the information that would enable investors to make a qualified electing fund election which, if available, would result in different (and generally, less adverse) U.S. federal income tax consequences under the PFIC rules.

Although the law in this regard is unclear, we treat the VIEs as being owned by us for U.S. federal income tax purposes, not only because we exercise effective control over the operations of such entities but also because we are entitled to substantially all of their economic benefits for accounting purposes, and, as a result, we consolidate their operating results in our consolidated financial statements. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were or are determined to be a PFIC, see “Material Income Tax Considerations—U.S. Federal Income Taxation—Passive Foreign Investment Company.”

Our pre-IPO shareholders will be able to sell their shares upon completion of this offering subject to restrictions under Rule 144 under the Securities Act.

20,822,675 of our Class A Ordinary Shares are issued and outstanding before the completion of this offering. Our pre-IPO shareholders may be able to sell their Class A Ordinary Shares under Rule 144 after the completion of this offering. See “Shares Eligible for Future Sale” below. Because these shareholders have paid a lower price per Class A Ordinary Share than participants in this offering, when they are able to sell their pre-IPO shares under Rule 144, they may be more willing to accept a lower sales price than the initial public offering price. This fact could impact the trading price of the Class A Ordinary Shares following the completion of the offering, to the detriment of participants in this offering. Under Rule 144, before our pre-IPO shareholders can sell their shares, in addition to meeting other requirements, they must meet the required holding period. We do not expect any of the Class A Ordinary Shares to be sold pursuant to Rule 144 during the pendency of this offering.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

•	our ability to execute our growth and expansion plan, including our ability to meet our goals;

•	current and future economic and political conditions;

•	our ability to compete in an industry with low barriers to entry;

•	our ability to continue to operate through the VIE structure;

•	our capital requirements and our ability to raise any additional financing which we may require;

•	our ability to attract customers and further enhance our brand awareness;

•	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

•	trends and competition in the PRC insurance industry;

•	future developments of the COVID-19 pandemic; and

•	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied, or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

Industry Data and Forecasts

This prospectus contains data related to the insurance industry in the PRC. These industry data include projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable. The insurance industry may not grow at the rate projected by industry data, or at all. The failure of the industry to grow as anticipated is likely to have a material adverse effect on our business and the market price of our Class A Ordinary Shares. In addition, the rapidly changing nature of the insurance industry subjects any projections or estimates relating to the growth prospects or future condition of our industry to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may, and are likely to, differ from the projections based on these assumptions.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions, and the availability of professional and support services. The Cayman Islands, however, has a less developed body of securities laws as compared to the U.S. and provides significantly less protection for investors than the U.S. Additionally, Cayman Islands companies may not have standing to sue in the federal courts of the U.S.

Most of our operations are conducted in the PRC and most of our assets are located in the PRC. In addition, all of our current directors and officers (namely, Jie xiao, Wei Qiang Zheng, and Geran Xiao) are nationals or residents of the PRC  and all or a substantial portion of their assets are located outside the U.S. As a result, it may be difficult for investors to effect service of process within the U.S. upon us or these persons, or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws or securities laws of any U.S. state, compared to doing so in their home country against a domestic defendant.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the U.S. federal securities laws or securities laws of any U.S. state or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Ogier, our counsel with respect to the laws of the Cayman Islands, and Beijing Jingsh, our counsel with respect to PRC law, have advised us that it cannot be guaranteed that the courts of the Cayman Islands or the PRC would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the U.S. federal securities laws or securities laws of any U.S. state or (ii) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the U.S. federal securities laws or securities laws of any U.S. state, as it would be determined by courts of Cayman Islands or the PRC pursuant to the laws of the relevant jurisdictions.

Ogier has further advised us that there is currently no statutory enforcement in the Cayman Islands of judgments obtained in the United States. The courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment: (i) is given by a foreign court of competent jurisdiction; (ii) is final; (iii) is not in respect of taxes, a fine or a penalty; and (iv) was not obtained by fraud; (v) is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands; and (vi) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given. Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Beijing Jingsh has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. There are no treaties or other forms of reciprocity between the PRC and the U.S. for the mutual recognition and enforcement of court judgments. Beijing Jingsh Law Firm Shenzhen Office has further advised us that under PRC law, PRC courts will not enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or public interest, thus making the recognition and enforcement of a U.S. court judgment in the PRC difficult.

USE OF PROCEEDS

Based upon an assumed initial public offering price of $5.00 per Class A Ordinary Share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, we estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts and the estimated offering expenses payable by us, of approximately $4,447,659 if the underwriters do not exercise the over-allotment option, and $5,314,847 if the underwriters exercise the over-allotment option in full.

We plan to use the net proceeds we receive from this offering for the following:

•	Approximately 30% of the proceeds for business expansion and developing new geographic markets,

•	Approximately 30% of the proceeds for product research and development,

•	Approximately 20% of the proceeds for team building and recruiting talents, and

•	Approximately 20% of the proceeds for general corporate purposes and working capital.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

As an offshore holding company, under PRC laws and regulations, we are only permitted to use the net proceeds of this offering to provide loans or make capital contributions to the PRC operating entities, subject to certain limitations. Provided that we make the necessary registrations with government authorities and obtain the required governmental approvals, we may provide inter-company loans or make additional capital contributions to our PRC subsidiary to fund its capital expenditures or working capital requirements. However, we may not be able to make such registrations or obtain such approvals in a timely manner, or at all. See “Risk Factors — Risks Relating to Doing Business in China.”

DIVIDEND POLICY

As of the date of this prospectus, none of our subsidiaries or VIEs have made any dividends or distributions to our Company and our Company has not made any dividends or distributions to our shareholders. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Subject to the PFIC rules, the gross amount of distributions we make to investors with respect to our Class A Ordinary Shares (including the amount of any taxes withheld therefrom) will be taxable as a dividend, to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Under the Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

If we determine to pay dividends on any of our Class A Ordinary Shares or Class B Ordinary Shares in the future, as a holding company, we will depend on receipt of funds from our PRC subsidiary, WFOE, and from the VIEs to WFOE in accordance with the VIE Agreements. Pursuant to the EIT Law and its implementation rules and relevant regulations, any dividends paid by WFOE to YSX HK will be subject to a withholding tax rate of 10%. However, if YSX HK is determined by the relevant PRC tax authority to have satisfied the relevant conditions and requirements under Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends YSX HK receives from WFOE may be reduced to 5%. See “Risk Factors—Risks Relating to Doing Business in the PRC—There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of WFOE, and dividends payable by WFOE to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

Current PRC regulations permit our indirect PRC subsidiary, WFOE, to pay dividends to YSX HK, only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, WFOE is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in the PRC is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenue from our operations, we may be unable to pay dividends on our Class A Ordinary Shares or Class B Ordinary Shares.

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments, and trade and service-related foreign exchange transactions, can be made in foreign currencies, without prior approval of SAFE, by complying with certain procedural requirements. Specifically, without prior approval of SAFE, cash generated from the operations in PRC may be used to pay dividends to our Company.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2024:

•	on an actual basis; and

•	on an as adjusted basis to reflect the issuance and sale of the Class A Ordinary Shares by us in this offering at the assumed initial public offering price of $5.00 per Class A Ordinary Share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts, and the estimated offering expenses payable by us.

In addition, we currently have 1,177,325 Class B Ordinary Shares issued and outstanding. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a vote of all shareholders, each holder of Class A Ordinary Shares will be entitled to one vote per Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to five votes per Class B Ordinary Share. The Class A Ordinary Shares are not convertible into shares of any other class. The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis. The Class B Ordinary Shares are not being converted as part of this offering.

You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	March 31, 2024
	Actual	As adjusted (1)
	$	$
Short-term loans	$1,701,933	$1,701,933
Long-term loans	$1,869,495	$1,869,495
Shareholders’ Equity:
Class A Ordinary Shares, $0.0001 par value, 470,000,000 Class A Ordinary Shares authorized, 20,822,675 Class A Ordinary Shares issued and outstanding; 22,072,675 Class A Ordinary Shares issued and outstanding, as adjusted	2,082	2,207
Class B Ordinary Shares, $0.0001 par value, 30,000,000 Class B Ordinary Shares authorized, 1,177,325 Class B Ordinary Shares issued and outstanding; 1,177,325 Class B Ordinary Shares issued and outstanding, as adjusted	118	118
Additional paid-in capital	5,346,674	9,794,208
Statutory reserve	741,584	741,584
Retained earnings	13,720,353	13,720,353
Accumulated other comprehensive loss	(1,176,124)	(1,176,124)
Total Shareholders’ Equity	18,634,687	23,082,346
Total Capitalization	$22,206,115	$26,653,774

(1)	Reflects the sale of Class A Ordinary Shares in this offering at an assumed initial public offering price of $5.00 per Class A Ordinary Share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts, and estimated offering expenses payable by us. The as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $4,447,659 if the underwriters’ over-allotment option is not exercised, or $5,314,847 if the underwriters’ over-allotment option is exercised in full.

A $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per Class A Ordinary Share, which is the midpoint of the estimated range of the initial public offering price set forth on the front cover of this prospectus, would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by $1,156,250 if the underwriters’ over-allotment option is not exercised or $1,329,688 if the underwriters’ over-allotment option is exercised in full, assuming the number of Class A Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts, and estimated expenses payable by us.

DILUTION

If you invest in our Class A Ordinary Shares, your interest will be diluted for each Class A Ordinary Share you purchase to the extent of the difference between the initial public offering price per Class A Ordinary Share and our net tangible book value per Class A Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Class A Ordinary Share is substantially in excess of the net tangible book value per Class A Ordinary Share attributable to the existing shareholders for our presently outstanding Class A Ordinary Shares.

Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a vote of all shareholders, each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to five votes per one Class B Ordinary Share. The Class A Ordinary Shares are not convertible into shares of any other class. The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis. The Class B Ordinary Shares are not being converted as part of this offering.

Our net tangible book value as of March 31, 2024, was $18,516,584 (as calculated by deducting the deferred initial offering costs of $118,103 from the net assets of $18,634,687 as of March 31, 2024), or $0.84 per ordinary share (both Class A and Class B Ordinary Share). Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the net tangible book value per ordinary share (as adjusted for the offering) from the initial public offering price per Class A Ordinary Share and after deducting the estimated underwriting discounts, and the estimated offering expenses payable by us.

After giving effect to our sale of 1,250,000 Class A Ordinary Shares offered in this offering based on the assumed initial public offering price of $5.00 per Class A Ordinary Share, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deduction of the estimated underwriting discounts, and the estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2024, would have been $22,964,2439, or $0.99 per outstanding ordinary share (both Class A and Class B Ordinary Share). This represents an immediate increase in net tangible book value of $0.15 per ordinary share (both Class A and Class B Ordinary Share) to the existing shareholders, and an immediate dilution in net tangible book value of $4.01 per Class A Ordinary Share to investors purchasing Class A Ordinary Shares in this offering. The as adjusted information discussed above is illustrative only.

A $1.00 increase in the assumed public offering price of $5.00 per Class A Ordinary Share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, would, in the case of an increase, increase our pro forma net tangible book value after giving effect to the offering by $1,156,250, the pro forma net tangible book value per ordinary share (both Class A and Class B Ordinary Share) after giving effect to this offering by $0.05 and the dilution in pro forma net tangible book value per Class A Ordinary Share to new investors in this offering by $0.95, while a $1.00 decrease in the assumed public offering price of $5.00 per Class A Ordinary Share would, in the case of a decrease, decrease our pro forma net tangible book value after giving effect to the offering by $1,156,250, the pro forma net tangible book value per ordinary share (both Class A Ordinary Shares and Class B Ordinary Shares) after giving effect to this offering by $0.08 and the dilution in pro forma net tangible book value per Class A Ordinary Share to new investors in this offering by $0.92, assuming no change to the number of Class A Ordinary Shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and estimated offering expenses. The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Class A Ordinary Shares and other terms of this offering determined at pricing.

The following table illustrates such dilution:

Per Ordinary Share
Assumed Initial public offering price per Class A Ordinary Share	$5.00
Net tangible book value per ordinary share (both Class A and Class B Ordinary Share) as of September 30, 2023	0.84
Increase in net tangible book value per ordinary share (both Class A and Class B Ordinary Share) attributable to payments by new investors	0.15
Pro forma net tangible book value per ordinary share (both Class A and Class B Ordinary Share) immediately after this offering	0.99
Amount of dilution in net tangible book value per Class A Ordinary Share to new investors in the offering	$4.01

The following tables summarize, on a pro forma as adjusted basis as of September 30, 2023, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from us, the total consideration paid and the average price per Ordinary Share before deducting the estimated underwriting discounts, and the estimated offering expenses payable by us.

	Class A and Class B Ordinary Shares purchased		Total consideration		Average price per Ordinary
	Number	Percent	Amount	Percent	Share

	($ in thousands)
Existing shareholders	22,000,000	94.62%	$5,348,874	46.12%	$0.24
New investors	1,250,000	5.38%	6,250,000	53.88%	5.00
Total	23,250,000	100.00%	$11,598,874	100.00%	$0.50

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Class A Ordinary Shares and other terms of this offering determined at the pricing.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

On November 9, 2022, YSX Cayman, or the Company, was incorporated in the Cayman Islands under the Cayman Islands Companies Act.

On November 29, 2022, the Company’s wholly-owned subsidiary, YSX HK, or YSX (HK) Holding Co., Limited, was established as an investment holding company under the laws of Hong Kong.

On December 30, 2022, Yishengxin (Guangzhou) International Holding Co., Ltd. (“ WFOE”) was incorporated pursuant to PRC laws as a wholly foreign owned enterprise of YSX HK

Xinjiang YSX, or Xinjiang Yishengxin Network Technology Co. Ltd, a limited liability company organized under the laws of the PRC, was incorporated in Kashgar Region, Xinjiang, China on July 16, 2015.

Xinjiang YSX has the following subsidiaries:

•	Anjielun, or Xinjiang Anjielun Information Technology Co., Ltd., a limited liability company organized under the laws of the PRC, which is wholly owned by Xinjiang YSX, was established on June 27, 2016 in Kashgar Region, Xinjiang, China;

•	Chuangzhan, or Xinjiang Yishengxin Chuangzhan Technology Co., ltd., a limited liability company organized under the laws of the PRC, which is wholly owned by Xinjiang YSX, was established on July 2, 2017 in Kashgar Region, Xinjiang, China;

•	YSX Network, or Guangzhou Yishengxin Network Technology Co., Ltd., a limited liability company organized under the laws of the PRC, which is wholly owned by Xinjiang YSX, was established on July 12, 2019 in Guangzhou City, China;

Xinjiang YSX has one branch office in Guangzhou City, China, which was established on December 9, 2015.

On August 4, 2011, Xihang, or Guangzhou Xihang Information Technology Co., Ltd, a limited liability company organized under the laws of the PRC, was established in Guangzhou City, China.

A reorganization of the Company’s structure (“Reorganization”) was completed on December 31, 2022. The Reorganization involved the formation of YSX Cayman, YSX HK and WFOE, and WFOE entering into the VIE Agreements with each of Xinjiang YSX and Xihang, and their respective shareholders. Consequently, the Company became the ultimate holding company of YSX HK and WFOE, with WFOE Controlling Xinjiang YSX and Xihang through the VIE Agreements. The Company is the primary beneficiary of the VIEs for accounting purposes, to the extent that it consolidates the financial results of the VIEs in its consolidated statements under U.S. GAAP.

Our Corporate Structure

We currently conduct our business through the VIEs. For accounting purposes, we control the VIEs through the VIE Agreements, which are described below under “The VIE Agreements.”

The following diagram illustrates our corporate structure after the Reorganization and upon completion of this offering based on 1,250,000 Class A Ordinary Shares being offered, assuming no exercise of the over-allotment option:

Notes: All percentages reflect the voting ownership interests instead of the equity interests held by each of our shareholders given that each holder of Class B Ordinary Shares will be entitled to five votes per one Class B Ordinary Share and each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share.

(1)	Represents 11,850,077 Class A Ordinary Shares and 810,659 Class B Ordinary Shares held by Jie Xiao, the 100% owner of Jeffre Xiao XJ Holding Limited, as of the date of this prospectus.

(2)	Represents 566,772 Class A Ordinary Shares and 366,666 Class B Ordinary Shares held by Weiqiang Zheng, the 100% owner of Wei Qiang Zheng ZWQ Holding Limited, as of the date of this prospectus.

(3)	Represents an aggregate of 8,405,826 Class A Ordinary Shares held by 18 corporate shareholders, each one of which holds less than 5% of our voting ownership interests, as of the date of this prospectus.

The VIE Agreements

Neither we nor our subsidiaries own any equity interest in the VIEs. Instead, for accounting purposes, we are the primary beneficiary of the VIEs and receive the economic benefits of each VIEs’ business operations to the extent that we consolidate the financial results of the VIEs in our consolidated statements under U.S. GAAP. WFOE entered into the VIE Agreements with each VIE ( Xinjiang YSX and Xihang) and their respective shareholders on December 31, 2022, including an “Exclusive Business Cooperation and Service Agreement”, an “Equity Interest Pledge Agreement”, a “Share Disposal and Exclusive Option to Purchase Agreement”, and a “Proxy Agreement.” In addition, Ms. Kongli Yin, the spouse of Mr. Jie Xiao, who is the controlling shareholder of Xinjiang YSX, executed a “Spousal Consent” with regard to Mr. Jie Xiao’s equity interest in Xinjiang YSX on December 31, 2022. Because the marital status of Ms. Roumei Wu, who is the controlling shareholder of Xihang, is single, as of the date of this prospectus, no “Spousal Consent” has been executed with regard to Roumei Wu’s equity interest in Xihang.

The direct shareholders of Xinjiang YSX are Jie Xiao (CEO and director of the Company), Yingtan Yujiang Yibo Enterprise Management Center Limited Partnership, Lishifu (Guangzhou) Enterprise Management Consulting Limited Partnership, Kashi Honghailui Enterprise Management Consulting Limited Partnership, and Lishigo (Guangzhou) Enterprise Consulting Limited Partnership. The direct shareholders of Xihang are Rubomei Wu, and Qinzhuyi (Guangzhou) Catering Co., Ltd.

Each of the VIE Agreements is described below:

Exclusive Business Cooperation and Service Agreement

Pursuant to the Exclusive Business Cooperation and Service Agreement among WFOE, each VIE and its respective shareholders, WFOE provides each VIE with technical support, consulting services, intellectual services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, human resources, and information. Additionally, each VIE granted an irrevocable and exclusive option to WFOE to purchase from each VIE, any or all of its assets at the lowest purchase price permitted under PRC laws. Should WFOE exercise such option, the parties shall enter into a separate asset transfer or similar agreement. For services rendered to each VIE by WFOE under this agreement, WFOE is entitled to collect a service fee calculated based on the time of services rendered multiplied by the corresponding rate, plus the amount of the service fees decided by the board of directors of WFOE based on the value of services rendered by WFOE and the actual income of each VIE from time to time, which is approximately equal to the net income of each VIE after deduction of the required PRC statutory reserve.

The Exclusive Business Cooperation and Service Agreement shall remain in effect for twenty years, and can only be terminated earlier if one of the parties defaults or enters into a liquidation process (either voluntary or compulsory), or is prohibited to conduct business by the governmental authority liquidated. WFOE is entitled to renew the agreement by providing a written notice to each VIE.

The CEO of WFOE, Mr. Xiao, who is the CEO of Xinjiang YSX, is currently managing Xinjiang YSX pursuant to the terms of the Exclusive Business Cooperation and Service Agreement between WFOE and Xinjiang YSX. One director of YSX Cayman, Mr. Weiqiang Zheng, who is a shareholder of the Company and executive director of Xihang, is currently managing Xihang pursuant to the terms of the Exclusive Business Cooperation and Service Agreement between WFOE and Xihang. WFOE has absolute authority relating to the management of each VIE, including, but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing and other operational functions. The Company’s audit committee is required to review and approve in advance any related party transactions, including transactions involving WFOE or VIEs.

Equity Interest Pledge Agreement

Under the Equity Interest Pledge Agreement among WFOE, each VIE and its respective shareholders, each VIE’s shareholders pledged all of its equity interests in the VIE to WFOE to guarantee the performance of each VIE’s obligations under the Exclusive Business Cooperation and Service Agreement. Under the terms of the Equity Pledge Agreement, in the event that each VIE or the VIE’s shareholder breach their respective contractual obligations under the Exclusive Business Cooperation and Service Agreement, WFOE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends generated by the pledged equity interests. The VIEs’ shareholders also agreed that upon the occurrence of any event of default, as set forth in the Equity Pledge Agreement, WFOE is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws. The VIEs’ shareholders have further agreed not to dispose of the pledged equity interests or take any actions that would prejudice WFOE’s interest.

The Equity Interest Pledge Agreement is effective until all payments due under the Exclusive Business Cooperation and Service Agreement have been paid by each VIE. WFOE shall cancel or terminate the Equity Interest Pledge Agreement upon each VIE’s full payment of the fees payable under the Exclusive Business Cooperation and Service Agreement.

The purposes of the Equity Interest Pledge Agreement are to (1) guarantee the performance of VIEs’ obligations under the Exclusive Business Cooperation and Service Agreement, (2) make sure the VIEs’ shareholders do not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice WFOE’s interests without WFOE’s prior written consent, and (3) provide WFOE control over each VIE. In the event a VIE breaches its contractual obligations under the Exclusive Business Cooperation and Service Agreement, WFOE will be entitled to foreclose on the VIE’s shareholders’ equity interests in the VIE and may (1) exercise its option to purchase or designate third parties to purchase part or all of their equity interests in the VIE and WFOE may terminate the VIE Agreements after acquisition of all equity interests in the VIE or form a new VIE structure with the third parties designated by WFOE; or (2) dispose of the pledged equity interests and be paid in priority out of proceed from the disposal in which case the VIE structure will be terminated.

Share Disposal and Exclusive Option to Purchase Agreement

Under the Share Disposal and Exclusive Option to Purchase Agreement, each VIE’s shareholders have irrevocably granted WFOE (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, part or all of its equity interests in the VIE. The option price is equal to the capital paid in by the VIE’s shareholder subject to any appraisal or restrictions required by applicable PRC laws and regulations. As of the date of this prospectus, if WFOE exercised such option, the total option price that would be paid to all of the VIE’s shareholders would be RMB 1, or the lowest amount allowed by law. The option purchase price shall increase in case the VIE’s shareholders makes additional capital contributions to the VIE, including in the event the registered capital is increased upon the VIE receiving any proceeds from public offerings.

Under the Share Disposal and Exclusive Option to Purchase Agreement, WFOE may at any time under any circumstances, purchase, or have its designee purchase, at its discretion, to the extent permitted under PRC law, all or part of each VIE’s shareholder’s equity interests in the VIE. The Share Disposal and Exclusive Option to Purchase Agreement, together with the Equity Pledge Agreement, Exclusive Business Cooperation and Service Agreement, and the Proxy Agreement, enable WFOE to exercise effective control over VIEs.

The Share Disposal and Exclusive Option to Purchase Agreement remain effective for a term of 20 years, can only be terminated if one party defaults, and may be renewed at WFOE’s election.

Proxy Agreement

Under the Proxy Agreement, the shareholders of each VIE have authorized WFOE to act on its behalf as its exclusive agent and attorney with respect to all rights as shareholder, including, but not limited to: (a) attending shareholders’ meetings; (b) exercising all the shareholders’ rights, including voting, that shareholders are entitled to under PRC laws and the articles of association of each VIE, including, but not limited to, the sale or transfer or pledge or disposition of shares in part or in whole; and (c) designating and appointing on behalf of shareholders the legal representative, the executive director, supervisor, the chief executive officer and other senior management members of each VIE.

The term of the Proxy Agreement is the same as the term of the Share Disposal and Exclusive Option to Purchase Agreement. The Proxy Agreement is irrevocable and continuously valid from the date of execution of the Proxy Agreement, so long as the VIEs’ shareholders are the shareholders of Company.

Spousal Consent

Pursuant to the Spousal Consent, the spouse of Jie Xiao, the controlling shareholder of Xinjiang YSX irrevocably agreed that the equity interest in the VIE held by her spouse would be disposed of pursuant to the Equity Interest Pledge Agreement, the Share Disposal and Exclusive Option to Purchase Agreement, and the Proxy Agreement. She agreed not to assert any rights over the equity interest in the VIE held by her spouses. In addition, in the event that she obtains any equity interest in the VIE through Jie Xiao for any reason, he or she agreed to be bound by the VIE contractual arrangements. The Spouse Consent shall continue to be valid and binding until otherwise terminated by both WFOE and the spouse in writing.

Risks Associated with our Corporate Structure and VIE Agreements

Because we do not directly hold equity interests in the VIEs, we are subject to risks and uncertainties of the interpretations and applications of PRC laws and regulations, including but not limited to, regulatory review of overseas listing of PRC companies through special purpose vehicles and the validity and enforcement of the VIE Agreements. We are also subject to the risks and uncertainties about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations, and the value of our Class A Ordinary Shares may depreciate significantly or become worthless. The VIE Agreements have not been tested in a court of law in China as of the date of this prospectus. See “Risk Factors—Risks Relating to Our Corporate Structure,” “Risk Factors—Risks Relating to Doing Business in the PRC,” and “Risk Factors—Risks Relating to this Offering and the Trading Market.”

The VIE Agreements may not be as effective as ownership in providing operational control. For instance, the VIE Entities could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. The VIEs may not act in the best interests of our Company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate business through the VIE Agreements. In the event that the VIEs fail to perform their respective obligations under the VIE Agreements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. In addition, even if legal actions are taken to enforce such arrangements, we will still need to seek recognition or enforcement by a Chinese court of any judgment in accordance with Chinese laws and regulations. See “Risk Factors—Risks Relating to Our Corporate Structure— We rely on contractual arrangements with the VIEs and their subsidiaries in China for our business operations, which may not be as effective in providing operational control or enabling us to derive economic benefits as through ownership of controlling equity interests”, “If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties and our Class A Ordinary Shares may decline in value or become worthless if we are unable to assert our contractual control rights over the assets of the VIEs that conduct all of our operations, and “If the PRC government determines that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, we may be unable to assert our contractual rights over the assets of the VIEs, and our Class A Ordinary Shares may decline in value or become worthless”.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are an offshore holding company incorporated in Cayman Islands, conducting our operation in the People’s Republic of China (“PRC”) through the YSX Operating Companies, via the VIE structure. We are the primary beneficiary of the VIEs for accounting purposes, to the extent that we consolidate the financial results of the VIEs in our consolidated statements under U.S. GAAP, through the VIE Agreements dated December 31, 2022. We do not own equity interest in the VIEs and their subsidiaries. For a summary of the VIE Agreements, see “Corporate History and Structure — The VIE Agreements.” Investors in our Class A ordinary shares are not purchasing, and may never hold, equity interests in the VIEs. Our corporate structure is subject to risks relating to the VIE structure. If the PRC government finds the VIE Agreements non-compliant with the relevant PRC laws, regulations, and rules or the interpretation thereof change in the future, we could be subject to severe penalties or be forced to relinquish our interests in the VIEs and their subsidiaries or forfeit our rights under the contractual arrangements. We face various legal and operational risks and uncertainties relating to doing business in China. We operate our business primarily in China, and are subject to complex and evolving PRC laws and regulations. For example, we face risks relating to regulatory approvals on overseas listings and oversight on cybersecurity and data privacy. Uncertainties in the PRC legal system and the interpretation and enforcement of PRC laws and regulations could materially affect our business operations, and in certain circumstances, may significantly limit or completely hinder our ability to offer or continue to offer the Class A ordinary shares, which might further cause our Class A ordinary shares to significantly decline in value or become worthless. See “Risk Factors — Risks Relating to Doing Business in China” and “Risks Relating to Our Corporate Structure”.

We, through the YSX Operating Companies, provide comprehensive business solutions to enterprise customers, mainly insurance companies and brokerages in China. Based on the in-depth knowledge of the Chinese insurance industry accumulated from years of servicing enterprise customers, the YSX Operating Companies specialize in auto insurance aftermarket value-added services, software development and information technology services, as well as other scenario-based customized services.

Built upon the proprietary industry knowledge, the YSX Operating Companies are committed to working with clients to understand their needs and challenges and offering suitable services to help them meet their respective goals.

Our organization

YSX Cayman was incorporated as an exempted company with limited liability under the laws of the Cayman Islands on November 9, 2022.

YSX Cayman owns 100% of the equity interests of YSX (HK) Holding Co., Limited (“YSX HK”), a limited liability company formed under the laws of Hong Kong on November 29, 2022.

On December 30, 2022, Yishengxin (Guangzhou) International Holding Co., Ltd. (“WFOE”) was incorporated pursuant to PRC laws as a wholly foreign owned enterprise of YSX HK.

YSX Cayman, YSX HK, and WFOE are currently not engaging in any active business operations and merely act as holding companies.

Prior to the reorganization described below, the Company’s business was operated by the following entities (1) Xinjiang Yishengxin Network Technology Co., Ltd., formed in Xinjiang Uygur Autonomous Region of China on July 16, 2015. Xinjiang YSX has three 100% controlled subsidiaries including Xinjiang Yishengxin Chuangzhan Technology Co., Ltd., formed in Guangzhou city of China on July 2, 2017, Xinjiang Agilent Information Technology Co., Ltd., formed in Kashi city of Xinjiang Uygur Autonomous Region of China on June 27, 2016 and Guangzhou Yishengxin Network Technology Co., Ltd., formed in Guangzhou city on July 12, 2019. Xinjiang YSX also has a branch company, Xinjiang Yishengxin Network Technology Co., Ltd. Guangzhou branch, organized under the laws of the PRC on December 9, 2015; and (2) Guangzhou Xihang Information Technology Co., Ltd., formed in Guangzhou City, China on August 4, 2011. Xinjiang YSX, Guangzhou YSX, Anjielun and Xihang were all formed as limited companies pursuant to PRC laws, and are collectively referred to as the “YSX Operating Companies”. Xinjiang YSX and Xihang are collectively referred to as the “VIEs”.

Reorganization

A reorganization of our legal structure (“Reorganization”) was completed on December 31, 2022. The Reorganization involved the formation of YSX Cayman, YSX HK and WFOE, and the entering into certain contractual arrangements among WFOE, the VIEs and the shareholders of the VIEs. Consequently, the Company became the ultimate holding company of YSX HK, WFOE, and the YSX Operating Companies.

On December 31, 2022, WFOE entered into a series of contractual arrangements with the shareholders of the VIEs. These agreements include the Exclusive Business Cooperation and Service Agreements, the Share Disposal and Exclusive Option to Purchase Agreements, the Equity Interest Pledge Agreements, and the Proxy Agreements (collectively the “VIE Agreements”). Pursuant to the VIE Agreements, WFOE has the exclusive right to provide to YSX Operating Companies consulting services related to business operations, including technical and management consulting services. The VIE Agreements are designed to provide WFOE with the power, rights, and obligations equivalent in all material respects to those it would possess as the sole equity holder of YSX Operating Companies, including absolute control rights and the rights to the assets, property, and revenue of YSX Operating Companies, for accounting purposes. We believe that the YSX Operating Companies should be treated as Variable Interest Entities (“VIEs”) under the Statements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810 Consolidation and we are regarded as the primary beneficiary of the VIEs for accounting purposes to the extent that we consolidate the financial results of the VIEs in our consolidated statements under U.S. GAAP. We treat the VIEs as our consolidated entities under U.S. GAAP.

The consolidation of the Company, its subsidiaries, the VIEs and the VIEs’ subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

Our revenues increased by $9,313,182, or 18.9%, from $49,233,547 for the fiscal year ended March 31, 2023 to $58,546,729 for the fiscal year ended March 31, 2024.

The following tables illustrate the amount and percentage of our revenue by service type for the years ended March 31, 2024 and 2023, respectively:

	For the fiscal years ended March 31,
	2024		2023		Variance
	Amount	%	Amount	%	Amount	%
Revenue from auto insurance aftermarket value-added services	$45,561,529	77.8%	$42,438,636	86.2%	$3,122,893	7.4%
Revenue from other scenario-based customized services	11,764,389	20.1%	3,537,667	7.2%	8,226,722	232.5%
Revenue from software development and information technology services	1,220,811	2.1%	3,257,244	6.6%	(2,036,433)	(62.5)%
Total revenue	$58,546,729	100.0%	$49,233,547	100.0%	$9,313,182	18.9%

The following tables illustrate the amount and percentage of our revenue by customer types for the years ended March 31, 2024 and 2023, respectively:

	For the fiscal years ended March 31,
	2024		2023		Variance
	Amount	%	Amount	%	Amount	%
Revenues
Revenue from third-party customers	$46,618,820	79.6%	$42,132,930	85.6%	$4,485,890	10.6%
Revenue from related party customers	11,927,909	20.4%	7,100,617	14.4%	4,827,292	68.0%
Total revenue	$58,546,729	100.0%	$49,233,547	100.0%	$9,313,182	18.9%

Key Factors That Affect Our Results of Operations

We believe the following key factors may affect our financial condition and results of operations:

The YSX Operating Companies’ Ability to Establish and Retain Long Term Strategic Relationship with Insurance Companies and Brokerages

The YSX Operating Companies provide substantial services to insurance companies and brokerages, including some of the top brand-name insurance companies and brokerages. Maintaining good relationships with these insurance companies and brokerages and procuring auto insurance aftermarket value-added insurance services from them on favorable terms are important to the growth of our business. However, there can be no assurance that the currently partnered insurance companies and brokerages with the YSX Operating Companies will continue to outsource auto insurance aftermarket value-added services to the YSX Operating Companies on terms acceptable, or that the YSX Operating Companies will be able to establish new or extend current business relationships to ensure a steady supply of auto insurance aftermarket value-added services in a timely and cost-efficient manner. If the YSX Operating Companies are unable to develop and maintain good relationships with insurance companies and brokerage clients, the YSX Operating Companies may not be able to offer auto insurance aftermarket value-added services to customers, or to offer them in sufficient quantities and at acceptable prices. In addition, if partnered insurance companies and brokerages cease to provide the YSX Operating Companies with favorable pricing or payment terms, the YSX Operating Companies’ working capital requirements may increase and their operations may be materially and adversely affected. Any deterioration in the YSX Operating Companies’ relationship with major insurance companies and brokerages, or a failure to timely resolve disputes with or complaints from major partnered insurance companies and brokerages, could materially and adversely affect our business, prospects and results of operations.

The YSX Operating Companies’ Ability to Control Costs and Expenses and Improve Their Operating Efficiency

Our business growth is dependent on the YSX Operating Companies’ ability to improve their operating efficiency, which is determined by their abilities to monitor and adjust costs and expenses. Specifically, the YSX Operating Companies’ ability to monitor and adjust staffing costs (including payroll and employee benefit expenses) and administrative expenses is essential to the success of our business. As we expand our business, if the YSX Operating Companies enter into more service agreements with insurance companies and brokerages for auto insurance aftermarket value-added services, or with more customers for scenario-based customized services and software development and information technology services, the staffing costs of the YSX Operating Companies are likely to rise. If the staffing costs and administrative expenses exceed the estimated budget and the YSX Operating Companies are unable to increase the revenue as expected, their operational efficiency might decrease, having an adverse impact on our business, results of operation, and financial condition.

The YSX Operating Companies’ Ability to Compete Successfully

The insurance service market in China is intensely competitive. The YSX Operating Companies face competition from larger companies, many of which possess significant brand recognition, sales volume and customer bases. Some of the current and potential competitors have significantly greater financial, technical or marketing resources than we do. In addition, some of the competitors or new entrants may be acquired by, receive investment from, or enter into strategic relationships with, well-established and well-financed companies or investors which would help enhance their competitive positions. The YSX Operating Companies’ failure to properly respond to increased competition and the above challenges may reduce our operating margins, market share and brand recognition, or force us to incur losses, which will have a material adverse effect on our business, prospects, financial condition and results of operations.

A Severe or Prolonged Slowdown in the Global or Chinese Economy Could Materially and Adversely Affect Our Business and Our Financial Condition

The rapid growth of the Chinese economy has slowed down since 2012 and this slowdown may continue in the future. There is considerable uncertainty over trade conflicts between the United States and China and the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. The withdrawal of these expansionary monetary and fiscal policies could lead to a contraction. There continue to be concerns over unrest and terrorist threats in the Middle East, Europe, and Africa, which have resulted in volatility in oil and other markets. Potential conflicts in relation to territorial disputes among Asian countries, if any, may worsen the relationship between the affected countries. The eruption of armed conflict could adversely affect global or Chinese discretionary spending, either of which could have a material and adverse effect on our business, results of operation in financial condition. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy would likely materially and adversely affect our business, results of operations and financial condition. In addition, continued turbulence in the international markets may adversely affect our ability to access capital markets to meet liquidity needs.

Impact of COVID-19 on Our Business

The COVID-19 pandemic had negatively affected our business and financial results in fiscal year 2023, but did not materially affect our business operations in fiscal year 2024.

In fiscal year 2023, starting from March 2022 through December 2022, there were COVID-19 pandemic resurgences across different geographic regions in China (the “2022 Outbreak”), including Guangdong Province and Xinjiang Province, which were YSX Operating Companies’ principal markets. For example, there was a COVID-19 resurgence in Guangdong province from March to April of 2022, and a COVID-19 resurgence in Xinjiang Province from August to November 2022. The 2022 Outbreak resulted in the implementation of significant governmental measures, including regional lockdowns, closures, quarantines, and travel bans. During the 2022 Outbreak, the YSX Operating Companies experienced temporary decreases in the monthly revenues, because of the decreased demand by insurance policy holders for auto insurance aftermarket value-added services during the lockdowns. It was also difficult to find external vendors to subcontract the auto insurance aftermarket value-added services to, which delayed the service fee settlements with insurance companies and brokerages by approximately one to two months. The lockdowns led to decreased demand by insurance policy holders for vehicle safety inspections and check services, because vehicle safety inspections and check services are normally determined by driving mileage. As vehicle insurance policy holders reduced their driving during lockdowns, demand for safety inspections and check services decreased, which led to decreased service volume and revenue for the vehicle safety inspection services. In early December 2022, China announced a nationwide loosening of its zero-COVID policy, and after that, the overall demand for YSX Operating Companies’ services, particularly, the auto insurance aftermarket value-added services, increased significantly beginning from the fourth quarter of fiscal year 2023. As a result, the Company’s total revenue increased by $9.3 million, or 18.9%. However, the net income only slightly decreased by approximately $0.3 million, or 6.9%, in fiscal year 2024 as compared to fiscal year 2023, primarily due to the increased operating expenses during fiscal year 2024.

Although the COVID-19 pandemic appears to be under control as of the date of this prospectus, the extent to which the COVID-19 pandemic may impact our future financial results will depend on future developments, such as new information on the effectiveness of the mitigation strategies, the duration, spread, severity, and recurrence of COVID-19 and COVID-19 variants, if any, any related travel advisories and restrictions, and the overall impact of the COVID-19 pandemic on the global economy and capital markets, all of which remain uncertain and unpredictable. Given this uncertainty, the Company is currently unable to quantify the expected impact of the COVID-19 pandemic on its future operations, financial condition, liquidity, and results of operations.

Key Financial Performance Indicators

In assessing our financial performance, we consider a variety of financial performance measures, including growth in net revenue and gross profit, our ability to control costs and operating expenses to improve our operating efficiency and net income. Our review of these indicators facilitates timely evaluation of the performance of our business and effective communication of results and key decisions, allowing our business to respond promptly to competitive market conditions and different demands and preferences from our customers. The key measures that we use to evaluate the performance of our business are set forth below and are discussed in greater detail under “Results of Operations”.

Net Revenue

Our net revenue is driven by changes in the mix of services provided to customers, service volume, average price charged for services rendered and number of customers for our services.

	For the years ended March 31,
	2024	2023	Variances		% of increase (decrease)
Revenue from auto insurance aftermarket value-added services:
Vehicle safety inspection and check services	$2,291,332	$4,042,942		$(1,751,610)	(43.3)%
Vehicle driving risk screening services	2,588,988	4,384,924		(1,795,936)	(41.0)%
Designated driver and rescuing services	529,179	120,827		408,352	338.0%
Vehicle maintenance related services	40,152,030	33,889,943		6,262,087	18.5%
Total revenue from auto insurance aftermarket value-added services	45,561,529	42,438,636		3,122,893	7.4%

Revenue from other scenario-based customized services	11,764,389	3,537,667		8,226,722	232.5%

Revenue from software development and information technology services	1,220,811	3,257,244		(2,036,433)	(62.5)%

Total revenues	$58,546,729	$49,233,547		$9,313,182	18.9%

Number of auto insurance aftermarket value-added services performed (service volume)
Vehicle safety inspection and check services	90,108	148,495		(58,387)	(39.3)%
Vehicle driving risk screening services	85,706	126,115		(40,409)	(32.0)%
Designated driver and rescuing services	10,928	11,006		(78)	(0.7)%
Vehicle maintenance related services	3,599,850	2,478,283		1,121,567	45.3%

Total number of auto insurance aftermarket value-added services performed (service volume)	3,786,592	2,763,899		1,022,693	37.0%

Number of insurance companies and brokerages for auto insurance aftermarket value-added services	25	31		(6)	(19.4)%
Number of customers for other scenario-based customized services	17	12		5	41.7%
Number of customers for software development and information technology services	7	9		(2)	(22.2)%
Total number of various customers	49	52		(3)	(5.8)%

Average price for auto insurance aftermarket value-added services	$12.0	$15.4	$	（3.4 ）	（21.6)%
Average price charged to customers for other scenario-based customized services	$692,023	$294,806		$397,217	134.7%
Average price charged to customers for software development and information technology services	$174,402	$361,916		$(187,514)	(51.8)%

For the fiscal years ended March 31, 2024 and 2023, our revenue generated from providing auto insurance aftermarket value-added services to auto insurance policy holders on behalf of insurance companies and brokerages accounted for 77.8% and 86.2% of our total revenue, respectively, while revenue from providing other scenario-based customized services to customers accounted for 20.1% and 7.2% of our total revenue, respectively, and revenue from providing software development and information technology services to customers accounted for 2.1% and 6.6% of our total revenue, respectively.

In China, auto insurance comes with an array of aftermarket value-added services, such as safety inspection, roadside assistance, maintenance, annual inspection, chauffeur service, and other customer care services, all of which aim at building customer loyalty and maintaining long-term customer relations. Such aftermarket value-added services are not the core business of insurance companies and brokerages, who routinely outsource these services to outside service providers, such as the YSX Operating Companies.

Our total revenue increased by approximately $9.3 million, or 18.9%, when comparing fiscal year 2024 to fiscal year 2023, primarily due to the YSX Operating Companies having obtained more service contracts from various insurance companies and brokerages. Pursuant to such service contracts, the YSX Operating Companies provide the following value-added services to their vehicle insurance policy holders on behalf of these insurance companies and brokerages: (i) vehicle safety inspection and check services (such as gearbox inspection, transmission inspection, steering system inspection, multi-point inspection, vehicle electronic system inspection, and brake system inspection, etc.); (ii) vehicle driving risk screening services; (iii) designated driver and rescue services (such as arranging designated drivers to drive alcohol drinkers home safely, car jump-start and towing services); and (iv) vehicle maintenance and other value-added services (such as car wash, windshield and windscreen wiper maintenance, four wheel positioning, tire repair and rotation, vehicle body paint, air conditioning system maintenance, engine inspection and maintenance, oil change, car waxing, and battery services, etc.). The total service volume for the above mentioned auto insurance aftermarket value-added services increased by approximately 1.02 million service calls, or 37.0%, from approximately 2.76 million service calls in fiscal year 2023 to approximately 3.79 million service calls in fiscal year 2024. Please see the detailed discussion of the revenue breakdown of the value-added services under “Results of Operations” below.

Our revenue generated from providing other scenario-based customized services to customers increased by approximately $8.2 million, or 232.5%, from approximately $3.5 million in fiscal year 2023 to approximately $11.8 million in fiscal year 2024. The increase in our revenue from other scenario-based customized services was driven by an increased average service price the YSX Operating Companies charged customers for such services by approximately 134.7%, and an increase in the number of customers for such services, which increased by 41.7%, from fiscal year 2023 to fiscal year 2024. Please see the detailed discussion of the revenue breakdown of the other scenario-based customized services under “Results of Operations” below.

Our revenue from providing software development and information technology services to customers decreased by approximately $2.0 million, or 62.5%, from approximately $3.3 million in fiscal year 2023 to approximately $1.2 million in fiscal year 2024, primarily because of the decrease in the number of customers for software development and information technology services by 22.2% from 9 customers in fiscal year 2023 to 7 customers in fiscal year 2024. In addition, the average service price we charged customers for such services decreased by approximately $187,514, or 51.8%, from $361,916 in fiscal year 2023 to $174,402 in fiscal year 2024.

Gross Profit

Gross profit is equal to net revenue minus cost of revenues. Our cost of revenues primarily includes subcontract costs, service management and maintenance costs, labor costs and sales taxes. The cost of revenue generally changes as affected by factors including the availability of the external vendors to perform certain auto insurance aftermarket value-added services we outsource to them, subcontract costs, service volume and service mix changes. Our cost of revenues accounted for 88.1% and 85.5% of our total revenue for the fiscal year 2024 and 2023, respectively. We expect our cost of revenues to increase as we further expand our operations in the foreseeable future.

Our gross margin was 11.9% for fiscal year 2024, a decrease by 2.6% from the gross margin of 14.5% in fiscal year 2023. Our gross profit and gross margin are affected by sales of different service mix during each reporting period. Our gross margin increases when more revenue comes from our service offerings with lower costs and higher margin, while our gross margin decreases when more revenue comes from service offering with higher costs and lower margin. In fiscal year 2024, we earned more revenue from value-added services with higher costs and lower margin. As a result, our total gross profit decreased by 2.6% and gross margin decreased by 2.6% when comparing the fiscal year 2024 to fiscal year 2023. See detailed discussion under “Results of Operation”.

Operating Expenses

Our operating expenses consist of selling expenses, general and administrative expenses and research and development expenses.

Our selling expenses primarily include salary and welfare benefit expenses paid to the YSX Operating Companies’ sales personnel, office rental expense, business travel, meals and entertainment expenses, and other sales and marketing activity-related expenses. Our selling expenses accounted for 0.2% and 0.2% of our total revenue for the years ended March 31, 2024 and 2023, respectively.

Our general and administrative expenses primarily consist of employee salaries, welfare and insurance expenses, depreciation and amortization, bad debt reserve expenses, rent expense, office supply and utility expenses, and professional service expenses. General and administrative expenses were 2.8% and 2.3% of our revenue for the years ended March 31, 2024 and 2023, respectively. In terms of dollar amount, our total general and administrative expenses increased by $500,604, or 44.8%, in the fiscal year 2024 compared to the fiscal year 2023, and the increase was largely due to the increased professional and consulting expenses in connection with this offering. We expect our general and administrative expenses, including, but not limited to, salaries and business consulting expenses, to continue to increase in the foreseeable future, as we plan to hire additional personnel and incur additional expenses in connection with the expansion of our business operations. We expect our professional fees for legal, audit, and advisory services to increase as we become a public company upon the completion of this offering.

The YSX Operating Companies conduct research and development activities in order to provide software development and information technology services to help customers to optimize their IT software and applications. The research and development expenses primarily consist of salaries, welfare and insurance expenses paid to employees involved in the research and development activities, office rental expenses and other miscellaneous expenses. Research and development expenses were 0.3% and 0.5% of our revenue for the years ended March 31, 2024 and 2023, respectively. As the YSX Operating Companies continue to enhance their ability to provide more friendly services to satisfy customer demand, we expect the research and development expenses to continue to increase in the foreseeable future.

Results of Operations

Comparison of Results of Operations for the Fiscal Years Ended March 31, 2024 and 2023

The following table summarizes our operating results as reflected in our statements of income during the fiscal years ended March 31, 2024 and 2023, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	For the years ended March 31,
	2024		2023		Variance
	Amount	%	Amount	%	Amount	%
Revenues
Revenue from third-party customers	$46,618,820	79.6%	$42,132,930	85.6%	$4,485,890	10.6%
Revenue from related party customers	11,927,909	20.4%	7,100,617	14.4%	4,827,292	68.0%
Total revenue	58,546,729	100.0%	49,233,547	100.0%	9,313,182	18.9%

Cost of revenues
Cost of revenue, third-party customers	51,583,802	88.1%	41,700,199	84.7%	9,883,603	23.7%
Cost of revenue, related parties	-	0.0%	382,098	0.8%	(382,098)	(100)%
Total cost of revenue	51,583,802	88.1%	42,082,297	85.5%	9,501,505	22.6%

Gross profit	6,962,927	11.9%	7,151,250	14.5%	(188,323)	(2.6)%

Operating expenses:
Selling expenses	114,300	0.2%	117,032	0.2%	(2,732)	(2.3)%
General and administrative expenses	1,616,980	2.8%	1,116,376	2.3%	500,604	44.8%
Research and development expenses	229,934	0.4%	254,246	0.5%	(24,312)	(9.6)%
Total operating expenses	1,961,214	3.4%	1,487,654	3.0%	473,560	31.8%

Income from operations	5,001,713	8.5%	5,663,596	11.5%	(661,883)	(11.7)%

Other income (expenses)
Interest expense	(139,752)	(0.2)%	(83,543)	(0.2)%	(56,209)	67.3%
Interest income	1,468	0.0%	964	0.0%	504	52.3%
Investment income	33,013	0.0%	31,506	0.1%	1,507	4.6%
Other income	218,697	0.4%	338,951	0.7%	(120,254)	(35.5)%
Other non-operating expenses	(11,400)	0.0%	(11,677)	0.0%	277	(2.4)%
Total other income (expense), net	102,026	0.2%	276,201	0.6%	(174,175)	(63.1)%

Income before income tax provisions	5,103,739	8.7%	5,939,797	12.1%	(836,058)	(14.1)%

Income tax provision	537,771	0.9%	1,035,247	2.1%	(497,476)	(48.1)%

Net income	$4,565,968	7.8%	$4,904,550	10.0%	$(338,582)	(6.9)%

Revenue

Our total revenues increased by $9,313,182, or 18.9%, to $58,546,729 in fiscal year 2024 from $49,233,547 in fiscal year 2023. The increase in our revenue was primarily because of an increase in our revenue from other scenario-based customized services by approximately $8.2 million, since the number of customers for such services increased by 41.7%, from 12 customers in fiscal year 2023 to 17 customers in fiscal year 2024. In addition, revenue from value-added services increased by approximately $3.1 million because the YSX Operating Companies obtained more auto insurance aftermarket value-added service contracts from various insurance companies and brokerages and provided an increased volume of auto insurance aftermarket value-added services to auto insurance policy holders in the fiscal year 2024 as compared to the fiscal year 2023.

Our revenue by service type is as follows:

	For the years ended March 31,
	2024		2023		Variance
	Amount	%	Amount	%	Amount	%
Revenue from auto insurance aftermarket value-added services	$45,561,529	77.8%	$42,438,636	86.2%	$3,122,893	7.4%
Revenue from other scenario-based customized services	11,764,389	20.1%	3,537,667	7.2%	8,226,722	232.5%
Revenue from software development and information technology services	1,220,811	2.1%	3,257,244	6.6%	(2,036,433)	(62.5)%
Total revenue	$58,546,729	100.0%	$49,233,547	100.0%	$9,313,182	18.9%

Revenue from Auto Insurance Aftermarket Value-added Services

The YSX Operating Companies obtained auto insurance aftermarket value-added service contracts from insurance companies and brokerages, pursuant to which, the YSX Operating Companies provide the following aftermarket value-added services to their vehicle insurance policy holders on behalf of these insurance companies and brokerages: (i) vehicle safety inspections and check services (such as gearbox inspection, transmission inspection, steering system inspection, multi-point inspection, vehicle electronic system inspection, and brake system inspection, etc.); (ii) vehicle driving risk screening services; (iii) designated driver and rescue services (such as arranging designated drivers to drive alcohol drinkers home safely and car jump-start and towing services); and (iv) vehicle maintenance and other value-added services (such as car wash, windshield and windscreen wiper maintenance, four wheel positioning, tire repaid and rotation, vehicle body paint, air conditioning system maintenance, engine inspection and maintenance, oil change, car waxing, and battery services, etc.)

	For the years ended March 31,
	2024	2023	Variances
	Amount	Amount	Amount	%
Revenue from auto insurance aftermarket value-added services
Vehicle safety inspection and check services	$2,291,332	$4,042,942	$(1,751,610)	(43.3)%
Vehicle driving risk screening services	2,588,988	4,384,924	(1,795,936)	(41.0)%
Designated driver and rescuing services	529,179	120,827	408,352	338.0%
Vehicle maintenance related services	40,152,030	33,889,943	6,262,087	18.5%
Total revenue from auto insurance aftermarket value-added service	$45,561,529	$42,438,636	$3,122,893	7.4%

Total revenue from auto insurance aftermarket value-added services increased by $3,122,893, or 7.4%, from $42,438,636 in fiscal year 2023 to $45,561,529 in fiscal year 2024, primarily due to increased service volume of various value-added services performed by approximately 1,022,693 service calls, or 37.0%, from 2,763,899 service calls in fiscal year 2023 to 3,786,592 service calls in fiscal year 2024.

The volume for vehicle maintenance related services increased by 1,121,567 service calls, or 45.3%, and the related service revenue increased by approximately $6.3 million, or 18.5%, in the fiscal year 2024 as compared to the fiscal year 2023, primarily due to the following reasons:

First, vehicle maintenance related services, such as car washing, windshield and windscreen wiper maintenance, four wheel positioning, tire repair and rotation, vehicle body paint, air conditioning system maintenance, engine inspection and maintenance, oil change, oil filter change, car waxing, and battery services, etc., have a minimum service frequency of twice a year, and as such, service volume for vehicle maintenance is normally higher than that of other auto insurance aftermarket value-added services.

Second, during the fiscal year 2023, the YSX Operating Companies’ business was negatively affected by the COVID-19 pandemic. For detailed discussion, see “Impact of COVID-19 on Our Business”. Since December 2022, the overall demand for YSX Operating Companies’ services, particularly, the vehicle maintenance related services, increased significantly since the fourth quarter of fiscal year 2023, and, as a result, the Company’s revenue from vehicle maintenance related services increased markedly in the fiscal year 2024.

Third, in fiscal year 2024, we obtained more service contracts from insurance brokerages, instead of insurance companies, and our service contracts with insurance brokerages require YSX Operating Companies to provide more vehicle maintenance related services to auto insurance policy holders, than other value-added services. These combined factors led to the increased revenue from vehicle maintenance related services in the fiscal year 2024.

However, the service volume for vehicle safety inspection and check services, and vehicle driving risk screening services decreased by 58,387 service calls, or 39.3%, and 40,409 service calls, or 32.0%, respectively, in fiscal year 2024 as compared to fiscal year 2023, and as a result, revenue from these services decreased by $1,751,610 and $1,795,936, respectively. The decreases were primarily because the service contracts we obtained from insurance brokerages during the fiscal year 2024 required us to provide more vehicle maintenance related services to insurance policy holders instead of providing vehicle safety inspection and check services and vehicle risk screening services to them. In contrast, during the fiscal year 2023, we signed more service contracts with insurance companies, which required us to provide more vehicle safety inspection and check services, and vehicle risk screening services to insurance policy holders. Due to the change in our service mix during the fiscal year 2024, our revenues from these two services decreased as compared to the fiscal year 2023.

A single insurance company can only offer its own products (whether that could be life insurance, property and casualty, liability, health, commercial policies, workers’ compensation or some combination thereof) at higher prices and, accordingly, gives more back to insurance product consumers in terms of value-added services. An insurance brokerage, on the other hand, can offer insurance coverage from many different insurance companies. This flexibility not only impacts the types of policies a customer can choose but also how affordable those policies are. However, although insurance companies may offer their product consumers in the form of value-added services, such value-added services may be restricted to tailor only the insurance products offered by these insurance companies, which may limit the auto insurance aftermarket value-added service provider, such as the YSX Operating Companies, to rapidly expand our business operations to increase our market shares. On the other hand, insurance brokerages can offer more diversified value-added services to insurance policy holders because these insurance brokerages can offer insurance products from multiple insurance companies. As a result, establishing business cooperation with insurance brokerages may lead to increased value-added service volume than solely cooperation with specific insurance companies. For the fiscal year ended March 31, 2023, approximately 50% of our auto insurance aftermarket value-added service contracts were obtained from various insurance brokerages. For the fiscal year ended March 31, 2024, approximately 73% of the YSX Operating Companies’ auto insurance aftermarket value-added service contracts were obtained from insurance brokerages and only approximately 27% of our contracts were obtained from insurance companies. Because of this business development, we increased our auto insurance aftermarket value-added service volume by providing services to more insurance policy holders located in expanded geographic markets. Specifically, our service contracts with insurance brokerages in 2024 required us to perform more vehicle maintenance related services for insurance policy holders as a result, the total service volume increased by 1.02 million service calls, or 37.0%. However, because more auto insurance aftermarket value-added service contracts were obtained from various insurance brokerages to diversify our service mix, although we expanded our market, our average price decreased by approximately $3.3, or 21.6%, from fiscal year 2023 as a result of change in service mix. The overall increase in our revenue generated from providing auto insurance aftermarket value-added services reflected the above combined factors.

For the years ended March 31, 2024 and 2023, the YSX Operating Companies provided auto insurance aftermarket value-added service to a related party, Guangzhou Dayong Insurance Agency Co., Ltd. (“Dayong”), an entity affiliated with Ms. Qian Zeng, one of the shareholders of Xinjiang YSX, and we reported revenue from a related party of $11,927,909 and $7,100,617 for the years ended March 31, 2024 and 2023, respectively. Such revenue accounted for approximately 20.4% and 14.4% of our total revenue for the years ended March 31, 2024 and 2023, respectively. The auto insurance aftermarket value-added service fees charged to related parties were determined using the same standard we use for our third-party insurance companies and brokerages. The related parties for which the YSX Operating Companies provided value-added services during the years ended March 31, 2024 and 2023 were located in the provincial geographic areas (Guangdong Province) where the YSX Operating Companies are currently conducting business. As we plan to expand the operations to other geographic areas, we expect to provide more auto insurance aftermarket value-added services to a growing number of third-party insurance companies and brokerages and do not expect to continue to derive a substantial amount of value-added service revenue from related parties in future periods.

Revenue from Other Scenario-based Customized Services

Our revenue generated from providing other scenario-based customized services to customers increased by approximately $8.2 million, or 232.5%, from approximately $3.5 million in fiscal year 2023 to approximately $11.8 million in fiscal year 2024. For scenario-based customized services, we utilize our sales and marketing team to provide services for insurance companies, brokerages and other enterprise customers, such as customer development, product or services introduction, sales strategy and skills education, to help customers to post their advertisements through various external social media platforms, and to help customers to plan and organize seasonal on-the-ground sales and promotional campaigns at 4S dealer stores, where insurance products and services are sold to targeted consumers or customer designated locations. In fiscal year 2024, insurance companies and brokerages strengthened their marketing campaigns to target more consumers, and we were engaged by insurance companies and brokerages to post their ads through various social media platforms such as Douyin and WeChat, etc. This led to an increase in the average service price the YSX Operating Companies charged customers for other scenario-based customized services by approximately $397,217, or 134.7%, from $294,806 in fiscal year 2023 to $692,023 in fiscal year 2024. In addition, the number of customers for such services increased by 5 or 41.7%, from 12 customers in fiscal year 2023 to 17 customers in fiscal year 2024.

Revenue from Software Development and Information Technology Services

Our revenue from providing software development and information technology services to customers decreased by approximately $2.0 million, or 62.5%, from approximately $3.3 million in fiscal year 2023 to approximately $1.2 million in fiscal year 2024, primarily because the number of customers for software development and information technology services decreased by 22.2% from 9 customers in fiscal year 2023 to 7 customers in fiscal year 2024. In addition, average service price charged to customers for such services decreased by approximately $187,514, or 51.8%, from $361,916 in fiscal year 2023 to $174,402 in fiscal year 2024.

Cost of Revenue

Our cost of revenues primarily includes subcontract costs, service management and maintenance costs, labor costs and sales taxes. The cost of revenue is generally affected by factors including the availability of the third-parties vendors to perform certain auto insurance aftermarket value-added services, subcontract costs, service volume and service mix changes.

	For the years ended March 31,
	2024		2023		Variance
	Amount	%	Amount	%	Amount	%
Cost of revenue associated with auto insurance aftermarket value-added services	$40,634,065	78.8%	$36,591,586	86.9%	$4,042,479	11.0%
Cost of revenue associated with other scenario-based customized services	10,028,326	19.4%	2,936,083	7.0%	7,092,244	241.6%
Cost of revenue associated with software development and information technology services	921,411	1.8%	2,554,628	6.1%	(1,633,218)	(63.9)%
Total cost of revenue	$51,583,802	100.0%	$42,082,297	100.0%	$9,501,505	22.6%

The following table further breakdown the component of our cost of revenue for the years ended March 31, 2024 and 2023:

	For the years ended March 31,
	2024	2023	Variances	% of variances
Subcontract costs associated with auto insurance aftermarket value-added services:
Vehicle safety inspection and check services	$1,637,886	$3,477,127	$(1,839,241)	(52.9)%
Vehicle driving risk screening services	2,298,127	3,766,626	(1,468,499)	(39.0)%
Designated driver and rescuing services	424,866	103,754	321,112	309.5%
Vehicle maintenance related services	36,115,491	29,095,286	7,020,205	24.1%
Subcontract costs associated with other scenario-based customized services	9,934,139	2,934,112	7,000,027	238.6%
Subcontract costs associated with software development and information technology services	995,858	2,517,189	(1,521,331)	(60.4)%
Total subcontract costs	51,406,367	41,894,094	9,512,273	22.7%
Service management and monitoring costs	132,578	125,148	7,430	5.9%
Labor cost	12,582	35,625	(23,043)	(64.7)%
Sales taxes	32,275	27,430	4,845	17.7%
Total cost of revenues	$51,583,802	$42,082,297	$9,501,505	22.6%

Our cost of revenues primarily consists of subcontract costs, service management and monitoring costs, labor costs and business taxes. Other overhead costs were immaterial, which was mainly due to the Company’s light-asset business model. We have relatively few capital assets, and we have kept a lean corporate structure to remain flexible and efficient in our operation. We have adopted a strategy to outsource auto insurance aftermarket value-added services to external vendors, who are typically automobile service platforms, dealerships, brick and mortar service and maintenance shops, to perform the value-added services for the insurance policy holders to efficiently work on contracts obtained from insurance companies and brokerages. For the years ended March 31, 2024 and 2023, more auto insurance aftermarket value-added insurance service tasks were outsourced to external services providers that serve as our sub-contractors providing such services. Our cost of revenues increased by $9,501,505, or 22.6%, from $42,082,297 in fiscal year 2023 to $51,583,802 in fiscal year 2024, primarily due to the increased subcontract costs as a result of the service volume of car wash, car towing, vehicle inspection and maintenance services, etc. increasing by 1.02 million service calls, or 37.0%, from fiscal year 2023 to fiscal year 2024. As a result of an increase in service volume, we engaged more external vendors to serve as our subcontractors which led to significant increase in our subcontract costs.  In addition, during the fiscal year 2024, our subcontract costs associated with providing other scenario-based customized services also increased by approximately $7.0 million, or 241.6%, because the number of our customers for other scenario-based customized services increased by 41.7% from 12 customers in the fiscal year 2023 to 17 customers in the fiscal year 2024.

For the year ended March 31, 2023, the YSX Operating Companies outsourced certain auto insurance aftermarket value-added service to a related party, Chongqing Yinzhi Business Service Co. Ltd. (“Chongqing Yinzhi”), an entity affiliated with Mr. Yizhuo Tan, director of Xinjiang YSX and also one of the shareholders of Xinjiang YSX, and accordingly, we reported a total of $382,098 cost of revenue paid to the related party for the fiscal year 2023. There was no cost of revenue paid to related parties in fiscal year 2024. As we plan to expand our operations to other geographic areas, we expect to subcontract with a growing number of third-party vendors and do not expect to continue to derive a substantial amount of costs of revenue from related parties in future periods.

Gross profit

Our gross profit decreased by $188,323, or 2.6%, from $7,151,250 in fiscal year 2023 to $6,962,927 in fiscal year 2024. Our gross margin decreased by 2.6% from 14.5% in fiscal year 2023 to 11.9% in fiscal year 2024. Our gross profit and gross margin were affected by changes in average service price we charge our customers for our services, changes in our subcontract costs with various external vendors who performed our outsourced services, and changes in service volume and different service mix during each reporting period. The decrease in our gross profit from fiscal year 2023 to fiscal year 2024 was largely due to our increased subcontract costs as a result of the increase in the service volume of car wash, car towing, vehicle inspection and maintenance services, etc. In addition, during the fiscal year 2024, our subcontract costs for other scenario-based customized services also increased by approximately 241.6%. Although our total revenue increased by $9.3 million, or 18.9%, in fiscal year 2024, our total costs of revenue increased by $9.5 million or 22.6%, the increase in cost of revenue outpaced the revenue growth by approximately $0.2 million, which led to a decrease in our gross margin in fiscal year 2024 as compared to fiscal year 2023.

The decrease in our gross margin was primarily attributable to the decrease in the average service price as the YSX Operating Companies obtained more service contracts from various insurance brokerages paying us lower service fees to perform the value-added services. Our gross profit and gross margin were also affected by different service mixes during each reporting period. In fiscal year 2024, we earned more revenue from services with higher costs and lower margin than we did on fiscal year 2023. These factors led to the decrease in our gross margin in fiscal year 2024.

Operating expenses

The following table sets forth the breakdown of our operating expenses for the fiscal years ended March 31, 2024 and 2023:

	For the years ended March 31,
	2024		2023		Variance
	Amount	%	Amount	%	Amount	%
Total revenue	$58,546,729	100.0%	$49,233,547	100.0%	$9,313,182	18.9%
Operating expenses:
Selling expenses	114,300	0.2%	117,032	0.2%	(2,732)	(2.3)%
General and administrative expenses	1,616,980	2.8%	1,116,376	2.3%	500,604	44.8%
Research and development expenses	229,934	0.4%	254,246	0.5%	(24,312)	(9.6)%
Total operating expenses	$1,961,214	3.4%	$1,487,654	3.0%	$473,560	31.8%

Selling expenses

Our selling expenses primarily include salary and employee benefit expenses paid to our sales personnel, office rental expense, business travel, meals and entertainment expense and other sales promotion and marketing activities related expenses.

	For the years ended March 31,
	2024		2023		Variance
	Amount	%	Amount	%	Amount	%
Salary and employee benefit expenses	$89,209	78.0%	$89,793	76.7%	$(584)	(0.7)%
Office rental expense	24,767	21.7%	25,101	21.5%	(334)	(1.3)%
Travel, meals and entertainment expenses	271	0.2%	1,216	1.0%	(945)	(77.7)%
Other selling expenses	53	0.1%	922	0.8%	(869)	(94.2)%
Total selling expenses	$114,300	100.0%	$117,032	100.0%	$(2,732)	(2.3)%

Our selling expenses decreased by $2,732, or 2.3%, from $117,032 in fiscal year 2023 to $114,300 for fiscal year 2024, primarily attributable to the decrease in salary, employee benefit, and sales commission paid to our sales personnel by $584, or 0.7%, from $89,793 in fiscal year 2023 to $89,209 in fiscal year 2024, the decrease in travel, meals and business entertainment expense by $945, or 77.7%, from $1,216 in fiscal year 2023 to $271 in fiscal year 2024, and the decrease in other sales promotion and marketing activity related expenses by $869, or 94.2%, from $922 in fiscal year 2023 to $53 in fiscal year 2024. As a percentage of revenues, selling expenses were 0.2% and 0.2% of our total revenues for the years ended March 31, 2024 and 2023, respectively.

General and Administrative Expenses

Our general and administrative expenses primarily consist of employee salaries, welfare and insurance expenses, bad debt expenses, depreciation and amortization, rent expenses, office supply and utility expenses and professional service and consulting expenses.

	For the years ended March 31,
	2024		2023		Variance
	Amount	%	Amount	%	Amount	%
Salary and employee benefit expenses	$351,278	21.7%	$292,425	26.2%	$58,853	20.1%
Professional and consulting expenses	1,158,300	71.6%	840,396	75.3%	317,904	37.8%
Bad debt recovery	(137,831)	(8.5)%	(195,902)	(17.5)%	58,071	(29.6)%
Rent and property management expense	79,585	4.9%	76,538	6.9%	3,047	4.0%
Depreciation and amortization expenses	8,168	0.5%	9,582	0.9%	(1,414)	(14.8)%
Office expenses	94,608	5.9%	61,872	5.5%	32,736	52.9%
Entertainment and transportation expenses	62,543	3.9%	30,170	2.7%	32,373	107.3%
Other expenses	329	0.0%	1,295	0.0%	(966)	(74.6)%
Total general and administrative expenses	$1,616,980	100.0%	$1,116,376	100.0%	$500,604	44.8%

Our general and administrative expenses increased by $500,604, or 44.8%, from $1,116,376 in fiscal year 2023 to $1,616,980 in fiscal year 2024, primarily attributable to (i) our professional and consulting service fees that increased significantly by $317,904, or approximately 37.8%, from $840,396 in fiscal year 2023 to $1,158,300 in fiscal year 2024, mainly due to the increased professional expenses we paid to third-party professionals for business strategy and planning purposes and increased audit fees in connection with our proposed IPO; (ii) our salaries, welfare expenses and insurance expenses paid to administrative employees increased by $58,853, or 20.1%, because the number of our administrative employees increased in fiscal year 2024, which led to an increase in our salary and employee benefit expenses in fiscal year 2024; (iii) the amount of bad debt recovery decreased by $58,071, or 29.6%, from $195,902 of net bad debt recovery in fiscal year 2023 to $137,831 of net bad debt recovery in fiscal year 2024. We generally extend our customers a credit term of 90 days. Based on our management’s assessment of the collectability of our outstanding accounts receivable, we accrued certain bad debt reserves in prior years, which has been collected back in subsequent periods. In fiscal year 2023, a higher amount of accrued bad debt reserves has been collected back than in 2024. Our office expenses also increased by $32,736, or 52.9%, from $61,872 in fiscal year 2023 to $94,608 in fiscal year 2024, and our entertainment and transportation expenses increased by $32,373, or 107.3%, from $30,170 in fiscal year 2023 to $62,543 in fiscal year 2024 primarily due to the increased number of administrative employees to support our expanded business operations in fiscal year 2024. The overall increase in our general and administrative expenses in fiscal year 2024 as compared to fiscal year 2023 reflected the above-mentioned factors combined. As a percentage of revenues, general and administrative expenses were 2.8% and 2.3% of our revenue for the years ended March 31, 2024 and 2023, respectively.

Research and development expenses

Our research and development expenses primarily consist of salaries, welfare and insurance expenses paid to our employees involved in the research and development activities associated with our IT platform, rent expenses and other miscellaneous expenses.

	For the years ended March 31,
	2024		2023		Variance
	Amount	%	Amount	%	Amount	%
Salary and welfare expenses	$173,216	75.3%	$184,155	72.4%	$(10,939)	(5.9)%
Rent expenses	39,504	17.2%	40,129	15.8%	(625)	(1.6)%
Other expenses	17,214	7.5%	29,962	11.8%	(12,748)	(42.5)%
Total research and development expenses	$229,934	100.0%	$254,246	100.0%	$(24,312)	(9.6)%

Our research and development activities primarily related to software development in order to provide IT solutions to help customers to optimize their data management system and mobile app. Research and development expenses decreased by $24,312, or 9.6%, from $254,246 for the fiscal year 2023 to $229,934 for the fiscal year 2024. As a percentage of revenues, research and development expenses were 0.4% and 0.5% of our revenue for the years ended March 31, 2024 and 2023, respectively.

Other income (expenses), net

Other income (expenses) primarily included interest income, interest expenses, investment income, and other non-operating income or expenses.

	For the years ended March 31,
	2024		2023		Variance
	Amount	%	Amount	%	Amount	%
Interest expenses	$(139,752)	(137.0)%	$(83,543)	(30.2)%	$(56,209)	67.3%
Interest income	1,468	1.4%	964	0.3%	504	52.3%
Investment income	33,013	32.4%	31,506	11.4%	1,507	4.6%
Other income	218,697	214.4%	338,951	122.7%	(120,254)	(35.5)%
Other non-operating expenses	(11,400)	(11.2)%	(11,677)	(4.2)%	277	(2.4)%
Total other income (expenses), net	$102,026	100.0%	$276,201	100.0%	$(174,175)	(63.1)%

Total net other income decreased by $174,175, from net other income of $276,201 in fiscal year 2023 to net other income of $102,026 in fiscal year 2024. The decrease was mainly due to (i) interest expense, which increased by $56,209, or 67.3%, from $83,543 in fiscal year 2023 to $139,752 in fiscal year 2024, mainly due to an increase in the total debt borrowing balance as of March 31, 2024 as compared to March 31, 2023; (ii) our other income primarily related to a VAT tax refund by local tax authorities as an incentive to encourage enterprises to establish their business operations in specific regions and to stimulate local economy development. The other income decreased by $120,254, or 35.5%, from $338,951 in fiscal year 2023 to $218,697 in fiscal year 2024 because we received higher amount of VAT tax refund in fiscal year 2023 than we did in fiscal year 2024.

The overall decrease in our net other income (expenses) from fiscal year 2023 to fiscal year 2024 reflected the abovefactors.

Provision for Income Taxes

Our income tax provision decreased by $497,476, or 48.1%, from $1,035,247 in fiscal year 2023 to $537,771 in fiscal year 2024, primarily due to our decreased taxable income. Under the Enterprise Income Tax (“EIT”) Law of the PRC, domestic enterprises and Foreign Investment Enterprises (the “FIE”) are normally subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays, or exemptions may be granted on a case-by-case basis. The VIE entity Xinjiang YSX and its subsidiaries, Anjielun and Chuangzhan, are all incorporated in Kashi city of Xinjiang Uygur Autonomous Region, where tax reduction and exemption policies were adopted and promulgated by local government to grant qualified enterprises enterprise income tax exemption for the first five years and a reduced corporate income tax of 10% to 15% thereafter, as an incentive to attract enterprises to establish their business operations in such region and to stimulate local economy development. As a result, Xinjiang YSX is entitled to income tax exemption from 2015 to 2020 and then subject to 15% income tax rate starting from January 2021. Anjielun is entitled to income tax exemption from 2018 to 2022 and then subject to 10% income tax rate since January 2023, and Chuangzhan is entitled to income tax exemption from 2021 to 2025 and will be subject to 15% income tax rate starting from January 2026. Xinjiang YSX’s subsidiary, Guangzhou YSX Network, is located in Guangzhou city of Guangdong province as a general taxpayer and is subject to 25% income tax rate. In addition, EIT grants preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for their HNTE status every three years. EIT is typically governed by the local tax authority in PRC. Each local tax authority at times may grant tax holidays to local enterprises as a way to encourage entrepreneurship and stimulate local economy. The Company’s other VIE, Xihang, was approved as a HNTE on December 20, 2021 and is now entitled to a reduced income tax rate of 15% with a term of three years.

As a result of the above, our corporate income taxes for the years ended March 31, 2024 and 2023 were reported at a blended reduced rate. Our effective income tax rate was 10.5% and 17.4% for the years ended March 31, 2024 and 2023, respectively. The impact of the tax holidays and exemptions noted above decreased the PRC corporate income taxes by $413,403 and $406,785 for the years ended March 31, 2024 and 2023, respectively. The benefit of the tax holidays on net income per share (basic and diluted) were $0.02 and $0.02 for the years ended March 31, 2024 and 2023, respectively.

Net Income

As a result of the foregoing, we reported a net income of $4,565,968 for the fiscal year ended March 31, 2024, representing a $338,582 decrease from the net income of $4,904,550 for the fiscal year ended March 31, 2023.

Liquidity and Capital Resources

Cash Flows for the Years Ended March 31, 2024 Compared to the Year Ended March 31, 2023

We were incorporated in the Cayman Islands as a holding company and our Cayman Islands holding company did not have active business operations as of March 31, 2024 and as of the date of this prospectus. Our consolidated assets and liabilities and consolidated revenue and net income are the operation results of the VIEs. The ability of our PRC subsidiary and the VIEs to transfer funds to us in the form of loans or advances or cash dividends is materially restricted by regulatory provisions in accordance with laws and regulations in the PRC. Our ability to pay dividends is primarily dependent on our receiving distributions of funds from our PRC subsidiary and the VIEs. Relevant PRC statutory laws and regulations permit payments of dividends by YSX WFOE, the VIEs and the subsidiaries of the VIEs (collectively “YSX PRC entities”) only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. As of the date of this prospectus, our Company, our subsidiaries, and the VIEs have not distributed any earnings or settled any amounts owed under the VIE Agreements. Our Company, our subsidiaries, and the VIEs do not have any plan to distribute earnings or settle amounts owed under the VIE Agreements in the foreseeable future.

As of March 31, 2024 and as of the date of this prospectus, there were no cash transfers among our Cayman Islands holding company and our subsidiary and the VIEs in the PRC in terms of loans or advances or cash dividends. Funds were transferred among the VIEs and their subsidiaries, or YSX PRC Entities, as intercompany loans, and used for working capital purposes and amounted to approximately $2.9 million and approximately $1.4 million during the fiscal years ended March 31, 2024 and 2023, respectively.

As of March 31, 2024, we had $4,283,794 in cash and cash on hand as compared to $3,386,386 as of March 31, 2023. We also had short-term investment of $2,103,762 which were wealth management financial products that we purchased from PRC banks or financial institution with maturities within one year. The banks or financial institution invest the Company’s funds in certain financial instruments including money market funds, bonds or mutual funds, with average rate of return on these investments of 1.95% to 2.25% per annual. Such short-term investment is highly liquid and can be used as our working capital when needed.

We also had $9,163,752 in net accounts receivable from third-party customers and accounts receivable of $2,871,872 from related party customers. Our accounts receivable primarily included balances due from customers (including insurance companies and brokerages and other customers) for our services rendered, where our performance obligations had been satisfied and our fees had been billed but had not been collected as of the balance sheet date. Approximately 97% of the March 31, 2023 accounts receivable balance has been collected. As of the date of this prospectus, approximately 88.4% of the March 31, 2024 accounts receivable balance has been collected:

Accounts receivable by aging bucket	Balance as of March 31, 2024	Subsequent collection as of May 30, 2024	% of subsequent collection as of May 30, 2024
Less than 6 months	$8,834,530	$8,395,931	95.0%
From 7 to 9 months	212,590	47,105	22.2%
From 10 to 12 months	298,518	-	0.0%
Over 1 year	200,845	-	0.0%
Total gross accounts receivable	$9,546,483	$8,443,036	88.4%

Accounts receivable by aging bucket	Balance as of March 31, 2023	Subsequent collection	% of subsequent collection
Less than 6 months	$6,094,391	$6,094,391	100.0%
From 7 to 9 months	261,949	260,975	99.6%
From 10 to 12 months	341,791	329,630	96.4%
Over 1 year	272,710	75,425	27.7%
Total gross accounts receivable	$6,970,841	$6,760,421	97.0%

All of our accounts receivable balances from related party customers have been subsequently collected back as of the date of this prospectus.

As of March 31, 2024 and 2023, we had advances to vendors of $8,123,120 and $6,997,440, respectively. Advance to vendors represents the balance paid to various vendors for performing the car wash, car towing and car inspection services that the Company outsources to them, and such services have not been completed as of the balance sheet dates. These advances are interest free, unsecured and short-term in nature and are reviewed periodically to determine whether their carrying value has become impaired. As of March 31, 2024 and 2023, there was no allowance recorded, as the Company considers all of the advance to vendors balance fully realizable. The March 31, 2023 advance to vendors balance has been fully realized. For the balance as of March 31, 2024, approximately $6.9 million or 80.8% of advances to vendors balance has been realized when the vendors have rendered the value-added services for the Company, and the remaining balance is expected to be realized by September 2024.

As of March 31, 2024, we had outstanding accounts payable (“AP”) of $1,525,192 representing a balance due to suppliers for outsourcing services. We also had outstanding debt of approximately $3.6 million borrowed from PRC financial institutions and a related party as working capital (including short-term loans of $1,563,452, current portion of long-term loans of $138,481, long-term loan from a related party of $1,384,811 and a long-term bank loan of $484,684). We expect that we would be able to renew all of our existing bank loans or loans payable upon their maturity based on past experience and our good credit history.

As of March 31, 2024, we had taxes payable of $2,579,976, due to our increased taxable income.

The balance due to a related party was $417,557 as of March 31, 2024, representing borrowing from our shareholders for working capital purposes during our normal course of business. Such advance was non-interest bearing and due on demand.

As of March 31, 2024, our working capital balance amounted to approximately $20.3 million.

In assessing our liquidity, management monitors and analyzes our cash on-hand, our ability to generate sufficient revenue in the future, and our operating and capital expenditure commitments. We believe that our current cash and cash flows provided by operating activities will be sufficient to meet our working capital needs in the next 12 months from the date of this prospectus.

However, we may incur additional capital needs in the long term and we may use part of the proceeds from this offering to support our long-term business expansion. We may also seek additional financing, to the extent required, and there can be no assurance that such financing will be available on favorable terms, or at all. All of our business expansion endeavors involve risks and will require significant management, human resources, and capital expenditures. There is no assurance that the investment to be made by us as contemplated under our future plans will be successful and generate the expected return. If we are not able to manage our growth or execute our strategies effectively, or at all, our business, results of operations, and prospects may be materially and adversely affected.

The following table sets forth summary of our cash flows for the periods indicated:

	For the years ended March 31,
	2024	2023
Net cash (used in) provided by operating activities	$(693,959)	$1,029,503
Net cash used in investing activities	(228,183)	(1,980,200)
Net cash provided by financing activities	1,990,753	482,468
Effect of exchange rate change on cash	(171,203)	(295,422)
Net increase (decrease) in cash	897,408	(763,651)
Cash, beginning of year	3,386,386	4,150,037
Cash, end of year	$4,283,794	$3,386,386

Operating Activities

Net cash used in operating activities amounted to $693,959 for the fiscal year ended March 31, 2024, which primarily consisted of the following:

•	Net income of $4,565,968 for the fiscal year 2024.

•	An increase in accounts receivable from third-party customers of $2,935,120 and an increase in accounts receivable from related party customers of $1,990,880. Approximately 88.4% of the March 31, 2024 accounts receivable balance has been subsequently collected as of the date of this prospectus. The March 31, 2024 accounts receivable from related party customers have been fully collected as of the date of this prospectus.

•	An increase in accounts payable of $545,898 from third-party suppliers, because we have not received the invoice from suppliers and have not settled such amount with suppliers as of the balance sheet date.

•	An increase in advance to vendors of $1,472,674 because increased the payment to various vendors for performing the car wash, car towing, and car maintenance services as we expanded our business in fiscal year 2024. Approximately 80.8% of the March 31, 2024 outstanding balance of advance to vendors has been realized when our outsourced services have been performed by these vendors, and the remaining balance is expected to be realized by September 2024.

Net cash provided by operating activities was $1,029,503 for the fiscal year ended March 31, 2023, which primarily consisted of the following:

•	Net income of $4,904,550 for the fiscal year 2023.

•	A decrease in accounts receivable from third-party customers of $147,261 and an increase in accounts receivable from related party customers of $396,289. Approximately 97.0% of the March 31, 2023 accounts receivable balance has been subsequently collected as of the date of this prospectus. The March 31, 2023 accounts receivable from related party customers have been fully collected as of the date of this prospectus.

•	A decrease in accounts payable of $3,254,177 from third-party suppliers and a decrease in accounts payable of $829,083 from related party supplier, because we made payment to suppliers to settle the outstanding payables when we received invoices from them.

•	An increase in taxes payable of $1,115,084 primarily due to our increased taxable income.

Investing Activities

Net cash used in investing activities amounted to $228,183 for the fiscal year ended March 31, 2024, primarily consisting of (i) purchase of short-term investments of $2,096,934, because we purchased certain wealth management financial products from financial institutions in order to earn investment income, (ii) proceeds upon maturity of short-term investment of $1,378,628, and (iii)  proceeds from termination of a long-term investment in an equity investee of $491,503 (RMB 3.5 million). In August 2022, we invested approximately $0.5 million RMB3.5 million) in Hengding Technology Co., Ltd. (“Hengding”), in exchange for a 17.5% ownership interest in Hengding.  On May 4, 2023, Xinjiang YSX passed a board resolution and agreed to sell the 17.5% ownership interest to Hengding’s remaining shareholders at the historical cost of RMB3.5 million plus any investment income generated within our investment period. We fully received the payment from Hengding by June 16, 2023.

Net cash used in investing activities amounted to $1,980,200 for the fiscal year ended March 31, 2023, primarily consisting of (i) purchase of short-term investments of $3,649,262, because we purchased certain wealth management financial products from financial institutions in order to earn investment income, (ii) proceeds upon maturity of short-term investment of $2,181,758, and (iii) long-term investment in an equity investee of $513,213 (RMB3.5 million). In August 2022, we invested approximately $0.5 million (RMB3.5 million) in Hengding, to facilitate credit card processing and payment solution services, in exchange for 17.5% ownership interest in Hengding. We consider that we can exert certain influence but do not own a majority equity interest or otherwise control over Hengding’s business operations. We are not deemed to be the primary beneficiary of Hengding, as we have no power to direct the activities that most significantly affect the economic performance of Hengding. We accounted for this investment using the measurement alternative in accordance with ASC 321 and records the cost method investment at historical cost and subsequently records any dividends received from the net accumulated earnings of the investee as income. Based on the investment agreement, Hengding’s remaining shareholders are required to contribute RMB16.5 million into Hengding as capital contribution before April 30, 2023. However, Hengding’s remaining shareholders failed to make such capital contribution as originally planned. In addition, our management assessed that the investment income generated from such investment did not meet our original expectation. As a result, on May 4, 2023, Xinjiang YSX passed a board resolution and agreed to sell the 17.5% ownership interest to Hengding’s remaining shareholders at the historical cost of RMB3.5 million plus any investment income generated within our investment period. We fully received the payment from Hengding by June 16, 2023. We do not believe the termination of the investment in Hengding represents a strategic shift of our business and accordingly the termination is not accounted as discontinued operations in accordance with ASC 205-20.

Financing Activities

Net cash provided by financing activities amounted to $1,990,753 for the year ended March 31, 2024, primarily consisting of proceeds from short-term bank loans of $8,343,003, repayment of short-term bank loans of $7,110,005, proceeds from long-term bank loans of $698,978, repayment of long-term bank loans of $657,039, proceeds from long-term loan from a related party of $1,397,956, repayment of a related party long-term loan of $838,774, proceeds from borrowing from related parties of $275,736 and payment for initial public offering costs of $119,102 in connection with our intended IPO.

Net cash provided by financing activities amounted to $482,468 for the year ended March 31, 2023, primarily consisting of proceeds from short-term bank loans of $14,597, repayment of short-term bank loans of $160,568, proceeds from long-term bank loans of $496,300, repayment of long-term bank loans of $613,076, repayment of long-term bank loans of $145,970 to a related party, proceeds from borrowing from related parties of $63,129 and capital contribution by our shareholders of $828,056 to increase the paid in capital of the VIE entities.

Commitments and contingencies

From time to time, we are a party to various legal actions arising in the ordinary course of business. We accrue costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. For the years ended March 31, 2024 and 2023, we did not have any material legal claims or litigation that, individually or in the aggregate, could have a material adverse impact on our consolidated financial position, results of operations and cash flows.

As of March 31, 2024, we had the following contractual obligations:

	Total	Less than 1 year	1-3 years	3-5 years
Prepayment of short-term loans	$1,563,452	$1,563,452	$-	$-
Repayment of long-term loans	623,165	138,481	484,684	-
Repayment of long-term loans from related party	1,384,811	-	1,384,811	-
Operating lease obligations	244,183	83,477	133,203	27,503
Total	$3,815,6117	$1,785,410	$2,002,698	$27,503

(1)	As of March 31, 2024, we borrowed a total of $3,571,428 in loans from PRC banks, financial institutions and a related party for working capital (including short-term loans of $1,563,452, current portion of long-term loans of $138,481, long-term loan of $484,684 and long-term loan of $1,384,811borrowed from a related party) (see Note 7).

(2)	The Company leases office spaces from third parties under non-cancelable operating lease. Lease expense for the years ended March 31, 2024 and 2023 was $76,590 and $75,818, respectively.

As of March 31, 2024, maturities of operating lease liabilities were as follows:

Amounts
Year ending March 31,
2025	$93,377
2026	98,957
2027	41,185
2028	9,192
2029	9,401
Thereafter	10,968
Total lease payments	263,080
Less: imputed interest	(18,897)
Total operating lease liabilities	$244,183

Guarantees

Guarantor	Guarantee (party being guaranteed)	Relationship	Maximum guarantee amount	Guarantee starting date	Guarantee expiration date	Financial institution issuing loans	Amount of bank loans guaranteed as of March 31, 2024
Xinjiang YSX	Tanbao Network Technology (Guangzhou) Co., Ltd. (borrower)	Third-party customer of the Company	$1,384,811	January 1, 2021	December 31, 2029	Bank of China Yuexiu Branch	$1,359,885
Xinjiang YSX	Guangzhou Zhuohang Information Technology Co., Ltd. (borrower)	Third-party customer of the Company	$1,384,811	January 1, 2021	December 31, 2029	Bank of China Yuexiu Branch	$1,343,267
Xinjiang YSX and its branch company Guangzhou YSX	Mr. Jie Xiao (borrower)	Related party	$2,077,217	June 2, 2023	June 2, 2026	GZ Rural Bank	$1,384,811

As of March 31, 2024, Xinjiang YSX signed several guarantee agreements with PRC banks to provide credit guarantees of approximately $4.1 million (RMB 29.52 million) in aggregate in bank loans that two unrelated parties and one related party borrowed from the banks, including:

(1). In connection with the RMB 9.82 million (approximately $1,359,885) loan that a third-party customer, Tanbao Network Technology (Guangzhou) Co., Ltd. (“Tanbao Technology”), borrowed from Bank of China (“BOC”) Yuexiu Branch, Xinjiang YSX signed a guarantee agreement with BOC to provide a maximum credit guarantee of RMB 10 million (approximately $1,384,811) that Tanbao Technology may borrow from BOC during the period from January 1, 2021 to December 31, 2029. Tanbao Technology started to draw funds under the line of credit during the year ended March 31, 2024, with a loan balance of RMB 9.82 million (approximately $1,359,885) as of March 31, 2024.

(2). In connection with the RMB 9.7 million (approximately $1,343,267) loan that a third-party customer, Zhuohang Information Technology Co., Ltd. (“Zhuohang”), borrowed from Bank of China (“BOC”) Yuexiu Branch, Xinjiang YSX signed a guarantee agreement with BOC to provide a maximum credit guarantee of RMB 10 million (approximately $1,384,811) that Zhuohang may borrow from BOC during the period from January 1,2021 to December 31, 2029. Zhuohang started to draw funds under the line of credit during the year ended March 31, 2024, with a loan balance of RMB 9.7 million (approximately $1,343,267) as of March 31, 2024.

(3). As disclosed in Note 6 and Note 8, in connection with the RMB 10 million (approximately $1,384,811) loan that Mr. Jie Xiao borrowed from GZ Rural Bank, Xinjiang YSX and its branch company, Guangzhou YSX, signed a guarantee agreement with GZ Rural Bank to provide a maximum credit guarantee of RMB 15 million (approximately $2,077,217) that Mr. Jie Xiao may borrow from GZ Rural Bank during the period from June 2, 2023 to June 2, 2026.

The Company did not, however, accrue any liability in connection with these guarantees, because the above-mentioned borrowers have been current in their loan repayment obligations and the Company has not experienced any losses from providing such guarantees. As of the date of this report, the Company has evaluated the guarantees and has concluded that the likelihood of having to make any payments under the guarantee agreements are remote because both Tanbao Technology and Zhuohang have been the Company’s long-term customers and they are currently in good financial conditions and are not likely to default the loans. In addition, the loan that Mr. Jie Xiao borrowed from GZ Rural Bank is now being used by the Company as working capital. In the opinion of the management, it is not probable that the Company will incur losses caused by the guarantees within the foreseeable future. However, if the borrowers are unable to repay the loans upon maturity, the Company may be required to pay back the loans, in which case, the Company’s business, prospects, financial condition and results of operations may be adversely affected.

Trend Information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material effect on our net revenue, income from continuing operations, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of March 31, 2024 and 2023.

Inflation

Inflation does not materially affect our business or the results of our operations.

Seasonality

Our business, which is closely related to the insurance industry, is subject to fluctuations as a result of seasonality. The first quarter of a calendar year is an important period in term of insurance sales, and usually accounts for more than 30% of an insurance company's annual new premiums. During the "Customer Service Festival", usually around March to May, insurance companies tend to increase marketing expenses. Furthermore, there is usually an increase of premium sales from September to December in preparation for the next year. We tend to experience an increase in sales from September through the end of year. Therefore, our quarterly results may not accurately reflect the revenue trend for the whole year.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements. These financial statements are prepared in accordance with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities and revenue and expenses, to disclose contingent assets and liabilities on the date of the consolidated financial statements, and to disclose the reported amounts of revenue and expenses incurred during the financial reporting period. The most significant estimates and assumptions include the valuation of accounts receivable and advance to suppliers, inventory valuation, useful lives of property and equipment and intangible assets, the realization of deferred tax assets, the recoverability of long-lived assets and provision necessary for contingent liabilities. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We believe critical accounting policies as disclosed in this prospectus reflect the more significant judgments and estimates used in preparation of our consolidated financial statements. Further, we elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (1) are no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Risks and uncertainties

The main operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the economy in the PRC. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Such risks and uncertainties include, but are not limited to, interest rate risk, concentration of credit risk, risks associated with concentration of customers and vendors and VIE risk (see Note 9). Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, such experience may not be indicative of future results.

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt the Company’s operations.

The COVID-19 pandemic had negatively affected the Company’s business and financial results in fiscal year 2023, but did not materially affect its business operations in fiscal year 2024. See “Impact of COVID-19 on Our Business”. Although the COVID-19 pandemic appears to be under control as of the date of this prospectus, the extent to which the COVID-19 pandemic may impact the Company’s future financial results will depend on future developments, such as new information on the effectiveness of the mitigation strategies, the duration, spread, severity, and recurrence of COVID-19 and COVID-19 variants, if any, any related travel advisories and restrictions, and the overall impact of the COVID-19 pandemic on the global economy and capital markets, all of which remain uncertain and unpredictable. Given this uncertainty, the Company is currently unable to quantify the expected impact of the COVID-19 pandemic on its future operations, financial condition, liquidity, and results of operations.

The following critical accounting policies rely upon assumptions and estimates and were used in the preparation of our consolidated financial statements:

Uses of estimates

In preparing the consolidated financial statements in conformity U.S. GAAP, the management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the valuation of accounts receivable, realizability of advance to vendors, useful lives of property and equipment, the recoverability of long-lived assets, and realization of deferred tax assets. Actual results could differ from those estimates.

Accounts receivable, net

Accounts receivable include service fees generated from the Company’s auto insurance aftermarket value-added services, other scenario-based customized services and software development and information technology services.

Accounts receivable represents balance due from customers and are recorded net of allowance for credit loss.

On April 1, 2023, the Company adopted ASC 326, Credit Losses, which replaced previously issued guidance regarding the impairment of financial instruments with an expected loss methodology that will result in more timely recognition of credit losses. The Company used a modified retrospective approach and did not restate the comparable prior periods.

The allowance for credit losses reflects the Company’s current estimate of credit losses expected to be incurred over the life of the receivables and is measured in accordance with ASC 326. The Company assesses the collectability by reviewing receivables on a collective basis where similar characteristics exist, primarily based on size, nature and on an individual basis when the Company identifies specific customers with known disputes or collectability issues. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status, the age of the receivable balances, credit quality of the Company’s customer based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customers. Receivables are written off after all collection efforts have ceased. As of March 31, 2024 and 2023, allowance for credit loss on the Company’s outstanding accounts receivable amounted to $382,731 and $529,003, respectively.

Advance to vendors

Advances to vendors consist of balances paid to various vendors for outsourcing the Company’s value-added services. Advances to vendors also include prepayment to external media channel operators in order to help customers to post their ads. Advances to vendors are reviewed periodically to determine whether their carrying value has become impaired. The Company considers the assets to be impaired if the realization of the advance becomes doubtful. The Company uses the aging method to estimate the allowance for unrealizable balances. In addition, at each reporting date, the Company generally determines the adequacy of allowance for credit losses by evaluating all available information, and then records specific allowances for those advances based on the specific facts and circumstances. As of March 31, 2024 and 2023, there was no allowance for credit losses recorded as management believed that all of the advance to vendor balances were fully realizable.

Revenue recognition

On April 1, 2021, the Company adopted Accounting Standards Codification (“ASC”) 606, “Revenue from Contracts with customers”, using the modified retrospective approach.

To determine revenue recognition for contracts with customers, the Company performs the following five steps: (i) identify the contract(s) with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

The Company currently generates its revenue from the following main sources:

Revenue from auto insurance aftermarket value-added services

The Company obtains service contract from various insurance companies and brokerages when they successfully secured the insurance policy or contract with their customers (the “insurance policy holders”). Pursuant to the service contracts with insurance companies and brokerages, the Company is to provide the following auto insurance aftermarket value-added services to the vehicle insurance policy holders on behalf of these insurance companies and brokerages: (i) vehicle safety inspection and check services (such as gearbox inspection, transmission inspection, steering system inspection, multi-point inspection, vehicle electronic system inspection, and brake system inspection, etc.); (ii) vehicle driving risk screening services;(iii) designated driver and rescue services (such as arranging designated drivers to drive alcohol drinkers home safely and car jump-start and towing services); and (iv) vehicle maintenance and other value-added services (such as car wash, windshield and windscreen wiper maintenance, four wheel positioning, tire repair and rotation, vehicle body paint, air conditioning system maintenance, engine inspection and maintenance, oil change, car waxing, and battery services, etc.). The Company’s performance obligations are to utilize its intermediary platform to identify and find appropriate external service providers to render above mentioned auto insurance aftermarket value-added services to insurance policy holders, coordinating and monitoring third-party vendors for related service rendering and reporting the results to the insurance companies and brokerages. The Company’s agreements with insurance companies and brokerages for providing auto insurance aftermarket value-added services are fixed-price contract. For each of the value-added services including vehicle safety inspection and check, vehicle driving risk screening, designated driver and rescuing and vehicle maintenance, there is a corresponding service rate as agreed upon between the Company and the insurance companies and brokerages, as well as agreed between the Company and each of the individual external vendor who performs these services. The Company is required to concurrently monitor and manage these value-added services to be entitled to receive a fixed service fee. As a result, there is no variable consideration in the contract. Once a specific value-added service is rendered on time, the Company’s service obligation related to such service is satisfied. The Company recognizes revenue at point when the designated services are rendered and completed.

Upon assessing of ASC 606-10-55-37A when an external party is involved in providing goods or services to a customer, the Company believes that it serves as a principal in this type of transaction, because the Company is primarily responsible for fulfilling the promises to the customers. The Company selects qualified external vendors, coordinates, monitors and inspects the services rendered by the external vendors, resolves disputes and complaints claimed by the insurance policy holders who use the auto insurance aftermarket value-added services, and reports the service rendering results to the customers on time. The Company has the right and ability to direct the external vendors to provide the services and is responsible for ensuring that the services performed are acceptable to the insurance companies and brokerages. Further, the Company has the latitude in establishing service prices with the external vendors and taking credit risk in terms of service fee collection and payments, and is primarily responsible for taking the risk for service arrangement with external parties to render the designated services to the insurance policy holders.

Contract fulfillment costs associated with value-added services primarily consist of employee salary, bonus and business travel costs incurred by the Company to fulfill its performance obligations. Contract fulfillment costs are only capitalized when the costs generate or enhance resources that will be used in satisfying future performance obligations of the contract and the costs are expected to be recovered. For the years ended March 31, 2024 and 2023, the Company did not capitalize contract fulfillment costs, but expensed as incurred, due to immateriality of such costs.

Revenue from other scenario-based customized services

For other scenario-based customized services, the Company utilizes its sales and marketing team to provide services for insurance companies, brokerages and other enterprise customers, such as customer development, product or services introduction, sales strategy and skills education, and to help customers to post their advertisement through social media platforms, plan and organize seasonal on-the-ground sales and promotional campaigns at 4S stores where insurance products and services are sold to targeted consumers or customer designated locations. The Company’s contract with customers for scenario-based customized services are fixed-price contract. The Company also believes that it serves as a principal in this type of transaction because it has the latitude in establishing prices with customers, and is responsible for bearing the related costs to complete the designated services. From signing the contract, to the preparation of the service plan to event execution it typically takes a few days up to a month. The Company recognizes revenue at point when the designated services are rendered, completed and accepted by the customers.

Revenue from software development and information technology services

For software development and information technology services, the Company’s performance obligation is to provide customized IT solutions to help customers to optimize their IT software and application (such as data storage, mobile search application, etc.). Such IT consulting services are set forth in a fixed-price contract and it normally takes up to several months for the Company to provide the proposals, solutions and completed designated services. The Company believes that it serves as a principal in this type of transaction it has the latitude in establishing prices, and is responsible rendering the designated services. Related service fees are recognized as revenue at point when designated IT solution, design and management services are rendered, completed and accepted by customers.

Contract Assets and Liabilities

The Company did not have contract assets as of March 31, 2024 and 2023.

Contract liabilities are recognized for contracts where payment has been received in advance of delivery. The Company’s contract liabilities, which are reflected in its consolidated balance sheets as deferred revenue of $14,099 and $93,986 (including deferred revenue of $41,138 from third-party customers and deferred revenue of $52,848 from related party customers) as of March 31, 2024 and 2023, respectively, consist primarily of fees received from customers in advance of services performed. These amounts represented the Company’s unsatisfied performance obligations as of the balance sheet dates. The amount of revenue recognized in the years ended March 31, 2024 and 2023 that was included in the opening deferred revenue was $93,986 and $237,119, respectively.

Disaggregation of revenue

The Company disaggregates its revenue from contracts by service types, as the Company believes it best depicts how the nature, amount, timing and uncertainty of the revenue and cash flows are affected by economic factors. The Company’s disaggregation of revenues for the years ended March 31, 2024 and 2023 are as follows:

The Company’s revenue derived from different service types are set forth below:

	For the years ended March 31,
	2024	2023
Revenue from auto insurance aftermarket value-added services	$45,561,529	$42,438,636
Revenue from other scenario-based customized services	11,764,389	3,537,667
Revenue from software development and information technology services	1,220,811	3,257,244
Total revenue	$58,546,729	$49,233,547

Revenue by customer types

The Company’s revenue by customer types are set forth below:

	For the years ended March 31,
	2024	2023
Revenue from third-party customers	$46,618,820	$42,132,930
Revenue from related party customers	11,927,909	7,100,617
Total revenues	$58,546,729	$49,233,547

Income Tax

We account for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates applicable to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred during the years ended March 31, 2024 and 2023. We do not believe that there was any uncertain tax provision as of March 31, 2024 and 2023. Our subsidiary in Hong Kong is subject to the profit taxes in Hong Kong. Our subsidiary, VIEs and VIEs’ subsidiaries in China are subject to the income tax laws of the PRC. No significant income was generated outside the PRC for the fiscal years ended March 31, 2024 and 2023. As of March 31, 2024 and 2023, all of the tax returns of our subsidiary, VIEs and VIEs’ subsidiaries remain available for statutory examination by Hong Kong and PRC tax authorities.

Recent Accounting Pronouncements

In October 2021, the FASB issued ASU No. 2021-08, Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. This ASU clarifies that an acquirer of a business should recognize and measure contract assets and contract liabilities in a business combination in accordance with ASC Topic 606, “Revenue from Contracts with Customers”. This ASU is expected to improve comparability for both the recognition and measurement of acquired revenue contracts with customers at the date of and after a business combination. The new guidance is effective for public companies for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. For all other entities, it is effective for fiscal years beginning after December 31, 2023, including interim periods within those fiscal years. The Company is in the process of evaluation the impact of adopting this new guidance on its consolidated financial statements.

On November 27, 2023, FASB issued Accounting Standards Update No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires that an entity disclose significant segment expenses impacting profit and loss that are regularly provided to the chief operating decision maker. The update is required to be applied retrospectively to prior periods presented, based on the significant segment expense categories identified and disclosed in the period of adoption. The amendments in ASU 2023-07 are required to be adopted for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is in the process of evaluation the impact of adopting this new guidance on its consolidated financial statements.

On December 14, 2023, the FASB issued Accounting Standards Update No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires that entities disclose specific categories in their rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. The new standard is effective for the Company beginning December 15, 2024, with early adoption permitted effective for fiscal years beginning January 1, 2024. The Company is in the process of evaluation the impact of adopting this new guidance on its consolidated financial statements.

BUSINESS

We, through the YSX Operating Companies, provide comprehensive business solutions to enterprise customers, mainly insurance companies and brokerages, in China. The YSX Operating Companies possess in-depth knowledge of the Chinese insurance industry accumulated from years of servicing their customers, and specialize in auto insurance aftermarket value-added services, software development and information technology services, as well as other scenario-based customized services, such as products and customer development services. For the fiscal years ended March 31, 2024 and 2023, the YSX Operating Companies serviced a total of 49 and 52 customers, respectively, among which, 25 and 36 were insurance companies or brokerages, respectively, and the rest were technology companies, manufacturing companies and trade companies. Some of the customers are well-known established companies in China, such as PICC Property and Casualty Company Limited (“PICC”), China Ping An Property Insurance Co., Ltd (“Ping An”), CPIC (China Pacific Insurance (Group) Co Ltd (“CPIC”), and China United Insurance Group Company Ltd (“CUIG”). Currently, the YSX Operating Companies primarily operate in Xinjiang Province and Guangdong Province in China, where the majority of their customers are located.

We generated $58,546,729 and $49,233,547 in total revenue for the fiscal years ended March 31, 2024 and 2023, respectively, predominantly from providing enterprise customers auto insurance aftermarket value-added services, which accounted for 77.8% and 86.2% of our totally revenue in the same periods, respectively. Insurance companies and brokerages offer auto insurance aftermarket value-added services, such as car wash, oil change, tire repair, car detailing, and roadside assistance services, to their insurance customers with the aim of building customer loyalty and maintaining long-term customer relations, and the costs of the value-added services are usually budgeted as a portion of marketing expenses. Currently, the YSX Operating Companies offer various auto insurance aftermarket value-added services to the enterprise customers, and collaborate with third-party vendors, such as automobile service platforms, dealerships, brick-and-mortar service and maintenance shops, to perform these services for the insurance customers, who are typically insurance policy holders.

Auto insurance in China includes compulsory motor vehicle liability insurance and commercial insurance. According to the China Banking and Insurance Regulatory Commission, along with the growth of the car ownership, the Chinese auto insurance premium has been growing steadily for the last 20 years, and was the largest category of property insurance by premium in China, that reached RMB867 billion (approximately US $12.06 billion), an increase of 5.6% compared to 2022, and accounted for 54.66% of the total premiums of property insurance in 2022. As the largest passenger vehicle market in the world, according to China Banking and Insurance Regulatory Commission, the amount of car ownership generates substantial market potential for China’s auto insurance market, which is closely related to the auto insurance aftermarket value-added service market. We believe the foregoing has contributed, and will continue to contribute, to the growth of the auto insurance aftermarket value-added service market and our business.

Our revenue increased by $9,313,182, or 18.9%, from $49,233,547 for the fiscal year ended March 31, 2023 to $58,546,729 for the fiscal year ended March 31, 2024.. The increase was mainly due to the increase in revenue generated from the auto insurance aftermarket value-added services, as the YSX Operating Companies increased the service volume by approximately 37.0% from fiscal year 2023. For details of our results of operation, see “MANAGEMENT’S DISCUSSION AND ANALYSIS OFF INANCIAL CONDITION AND RESULTS OF OPERATION”. The following table illustrates the amount and percentage of our revenue by service type for the years ended March 31, 2024 and 2023, respectively:

	For the years ended March 31,
	2024		2023		Variance
	Amount	%	Amount	%	Amount	%
Revenue from auto insurance aftermarket value-added services	$45,561,529	77.8%	$42,438,636	86.2%	$3,122,893	7.4%
Revenue from other scenario-based customized services	11,764,389	20.1%	3,537,667	7.2%	8,226,722	232.5%
Revenue from software development and information technology services	1,220,811	2.1%	3,257,244	6.6%	(2,036,433)	(62.5)%
Total revenue	$58,546,729	100.0%	$49,233,547	100.0%	$9,313,182	18.9%

We believe the strong technical capabilities of the YSX Operating Companies have helped drive the revenue growth of the Company. Xinjiang YSX started as a technology company and developed insurance sales and order management applications that became popular among Chinese insurance companies and brokerages in 2017 and 2018, when the majority of these companies did not have in-house insurance sales and management applications. Since then, the YSX Operating Companies have developed long-term business relationships with a number of insurance companies and brokerages. In 2018, grasping the opportunity arising from the expansion of the auto insurance aftermarket service market and the growing needs of insurance companies and brokerages for qualified service providers, the YSX Operating Companies ventured into the auto insurance aftermarket service business. To streamline the process of auto insurance aftermarket value-added services, the YSX Operating Companies developed “Driver’s Suite”, an in-house system that facilitates the entire process of the auto insurance aftermarket value-added services. We believe “Driver’s Suite” greatly enhances the service quality and improves the efficiency of the service process. As of the date of this prospectus, the YSX Operating Companies’ have 8 full-time employees in the in-house technical team, which oversees the development and maintenance of in-house technical systems and applications.

We are led by a highly experienced management team. Since the inception of each of the YSX Operating Companies, they have developed and benefited from the long-term business planning by the founders and the management. Xinjiang YSX and two of its wholly owned subsidiaries enjoy generous tax incentives (full corporate income tax exemption for 5 years after inception, and partial corporate income tax reduction of 10% to 15% thereafter, as an incentive to attract enterprises to establish their business operations in such region and to stimulate local economy development) by incorporating in the Kashgar Economic Development Zone, which is a special economic zone in Xinjiang Province. The management strategically chose Guangzhou Province, which, according to the China Banking and Insurance Regulatory Commission, was the No.1 province in terms of the total insurance premiums generated in China in 2022, as their principal market. For the fiscal years ended March 31, 2024 and 2023, 92.9% and 85.9% of our total revenue was generated in Guandong Province, respectively. Going forward, the YSX Operating Companies plan to strategically expand operations in the major cities, both in the Guangdong Province and a few selected provinces of favorable geographic locations. To that end, beginning in 2021, the YSX Operating Companies started cooperating with local business partners in Yunnan Province, Guizhou Province, and Sichuan Province, all of which are geographically located between Guangdong Province and Xinjiang Province. This expansion strategy allows the YSX Operating Companies to take advantage of existing resources, while avoiding the large initial capital outlay.

COVID-19 Impact

Beginning in 2020, the COVID-19 pandemic has negatively affected our business and financial results in fiscal years 2020-2023. Due to the various restrictions, the third-party vendors that contracted by the YSX Operating Companies were not able to effectively perform services for insurance policy holders, and the YSX Operating Companies were not able to effectively promote or expand its business. In the end of 2022, China loosened up its COVID-19 policy and certain negative effects due to the COVID-19 pandemic on our business have since been mitigated. However, the COVID-19 pandemic may continue to have an adverse impact on the general economic outlook, economic growth and business sentiment, and may in turn influence our business and financial results. Such influence, if any, however, remains unclear as of the date of this prospectus. For details, please see “MANAGEMENT’S DISCUSSION AND ANALYSIS OFF INANCIAL CONDITION AND RESULTS OF OPERATION – Impact of COVID-19 on Our Business.”

Competitive Strengths

We believe the following competitive strengths have contributed to, or will contribute to, our growth:

In-depth Cooperation with Insurance Companies and Brokerage Customers

The YSX Operating Companies possess in-depth knowledge of the insurance industry accumulated through years of working with insurance companies and brokerages, and strive to provide customized service solutions that exceed the expectations of the customers. The YSX Operating Companies have established long-term strategic relationships with many of their insurance companies and brokerage customers, which further help the YSX Operating Companies understand the customers’ business needs and provide service solutions that are designed to meet customers’ expectations.

Strong Technical Capabilities

Having successfully developed and implemented insurance sales and order management applications, YSX Operating Companies position themselves as enterprise service providers with strong technical capabilities. YSX Operating Companies’ in-house technical team has 8 full-time employees, and led by Ms. Ruomei Wu, who co-founded a technology company in 1999, and has served as the general manager of Xihang since 2015. Each of YSX Operating Companies’ technical team member holds a college degree or above, and has extensive experience in technology and system development, as well as in-depth knowledge of the insurance industry.

Diversified Services

The YSX Operating Companies provide diversified services, including auto insurance aftermarket value-added services, software development and information technology services, and other scenario-based customized services. YSX Operating Companies’ goal is to become a one-stop service provider for insurance companies and brokerages and have the ability to provide both standard and customized solutions based on the needs of the customers.

Experienced Management Team

The YSX Operating Companies were founded and led by entrepreneurs who had years of experiences in the insurance and financial industries. Mr. Jie Xiao, co-founder and CEO of Xinjiang YSX, had worked in the financial industry for more than before he founded Xinjiang YSX in 2015. Mr. Weiqiang Zheng, director of YSX and executive director of Xihang, had extensive experience in the insurance industry for nearly 30 years and founded an insurance agency in 2000. Mr. Wenpeng Wang, co-founder and vice president of Xinjiang YSX, was an executive at a number of large insurance companies, including China United Insurance and Taiping Insurance.

Rich Resources

Through years of working with insurance companies and brokerages, the YSX Operating Companies have developed a thorough understanding of their customers’ market positioning strategies, and formed a network of qualified third-party vendors. All of the above are valuable resources available for the YSX Operating Companies in providing customized business solutions to customers.

Growth Strategies

We intend to grow our business using the following key strategies:

•

Improve Market Position by Gaining Additional Market Shares

The YSX Operating Companies intend to strengthen their market positions through organic growth, horizontal or vertical acquisitions, and strategic partnerships such as joint ventures. The YSX Operating Companies plan to invest in their sales and marketing, with more exposures and promotions, so that the “YSX” brand can be better recognized and attract more enterprise customers. Currently, the YSX Operating Companies have no agreements or letters of intent for any acquisitions, partnerships or ventures.

•

Expand to New Geographic Markets

The YSX Operating Companies intend to penetrate new geographic markets to further gain market share and access a broader customer bases. To that end, beginning in 2021, the YSX Operating Companies started cooperating with local business partners to enter new geographic markets outside Xinjang Province and Guangzhou Province, while also minimizing initial capital outlay.

•

Continue to Attract, Incentivize and Retain Talented Professionals

The YSX Operating Companies believe that success depends on their ability to attract, incentivize and retain talented professionals. With a view to maintaining and improving competitive advantages, the YSX Operating Companies plan to implement a series of initiatives to attract and retain talented professionals, including formulating a market-oriented employee compensation scheme and implementing a standardized multi-level performance review mechanism.

•

Continue to Invest in In-house Technical Capabilities

The YSX Operating Companies are committed to continually investing in in-house technical capabilities, which have contributed to the historical development and growth. The management is committed to making the necessary investment, both capital and human, in the in-house technical team, in order to maintain and accelerate the YSX Operating Companies’ technical capabilities.

Services

The YSX Operating Companies provide the following services: auto insurance aftermarket value-added services, software development and information technology services, and other scenario-based customized services.

Auto insurance aftermarket value-added services

To enhance competitiveness and customer satisfaction, insurance companies and brokerages often offer aftermarket value-added services to insurance product purchasers. In China, auto insurance comes with an array of aftermarket value-added services, such as safety inspection, roadside assistance, maintenance, annual inspection, chauffeur service, and other customer care services, all of which aim at building customer loyalty and maintaining long-term customer relations. Such aftermarket value-added services are not the core business of insurance companies and brokerages, who routinely outsource these services to outside service providers, such as the YSX Operating Companies. The YSX Operating Companies offer various aftermarket value-added services to insurance companies and brokerages, who purchase these services for their insurance customers, or insurance policy holders. The YSX Operating Companies do not perform the value-added services, rather they collaborating with third-party vendors, who are typically automobile service platforms, dealerships, brick and mortar service and maintenance shops, to perform the value-added services for the insurance policy holders.

As of the date of this prospectus, the YSX Operating Companies offer the following four types value added services:

•	vehicle safety inspection and check services, such as gearbox inspection, transmission inspection, steering system inspection, multi-point inspection, vehicle electronic system inspection, and brake system inspection;
•	vehicle driving risk screening services, which analyze risks based on past violations, insurance information, claims information, and vehicle inspection information, among others;
•	designated driver and rescue services, such as arranging designated drivers to drive alcohol drinkers home safely, car jump-start and towing services; and
•	vehicle maintenance and other value-added services, such as car wash, windshield and windscreen wiper maintenance, four-wheel positioning, tire repair and rotation, vehicle body paint, air conditioning system maintenance, engine inspection and maintenance, oil change, car waxing, and battery services.

For the fiscal years ended March 31, 2024 and 2023, we generated the majority of our revenue, in the amount of$45,561,529 and $42,438,636, or 77.8%, and 86.2%, of our total revenue, respectively, from auto insurance aftermarket value-added services.

Service Agreements with Insurance Company and Brokerage Customers

Prior to any service engagement with customers for auto insurance aftermarket value-added services, the YSX Operating Companies enter into framework service agreements with customers. These framework service agreements are usually for a term of one or two years, and specify the following: (i) the type of auto insurance aftermarket value-added services to be provided to the insurance policy holders, (ii) the prices for each service or a group of services to be provided, (iii) the payment terms of the service fee, (iv) other responsibilities of the YSX Operating Companies, such as monitoring and inspection of the service providers, performing quality control of the services to be provided, resolving customer complaints and disputes, among others, (v) if insurance policy holders complain or dispute services provided by the YSX Operating Companies and it is determined that the YSX Operating Companies are at fault with respect to such complaints or disputes, then the YSX Operating Companies are required to provide specific remedies to the insurance policy holders, such as providing the disputed services at no additional costs to the insurance policy holders; and (vi) the services should be provided in accordance with the requirements of the customers, and if the YSX Operating Companies do not rectify any problems or issues where they are at fault within a certain period of time, then the customers will have the right to terminate the contract, may refuse to pay any remaining balances, and may reserve the right to recover any losses.   The framework service agreements typically do not specify the amount of services to be ordered. The customers send their service orders to the YSX Operating Companies when they are ready to order the services, on either a periodical basis or as-needed basis.

Service Agreements with Third-party Vendors

The YSX Operating Companies collaborate with third-party vendors, who are typically auto service platforms, dealerships, brick and mortar service and maintenance shops, to perform value-added services for insurance policy holders. To ensure that the YSX Operating Companies only work with qualified third-party vendors, the management has adopted a standard process to evaluate these vendors. The YSX Operating Companies conduct thorough due diligence reviews of the vendors prior to entering into service agreements with them. The service agreements are usually for a term of 1 to 3 years, and stipulate the following: (i) the services to be provided; (ii) the service prices, which shall be determined and agreed upon by the YSX Operating Companies and the vendor at the time of placing service orders with the vendor; (iii) the YSX Operating Companies agree to make an advance deposit of a certain percentage of the total service fee at the time of placing service orders with the vendor; (iv) actual total service fees incur upon the completion of the services shall be verified and settled on a monthly or other agreed-upon basis; (v) service orders are valid for six months to one year and will expire if the insurance policy holders do not request or receive services during this time frame, and any unused deposit shall be refunded to the YSX Operating Companies at the time of fee settlement for the service orders; and (vi) YSX Operating Companies have the right to inspect and monitor the third-party vendor for related service renderings and to resolve disputes and complaints by insurance policy holders who use the value-added services; and (vii) the vendor will be required to reimburse the YSX Operating Companies for costs arising from its failure of rendering services that are satisfactory to the insurance policy holder.

Service Process

The following is the standard auto insurance aftermarket value-added service process, which is facilitated by Driver’s Suite, an application developed and maintained by the in-house technical team of the YSX Operating Companies.

•	An insurance company or brokerage customer issues a service order, which includes a list of services to be provided and a matching list of insurance policy holders who receive such services, to a YSX Operating Company through Driver’s Suite;
•	Driver’s Suite generates and distributes a unique service code for each insurance policy holder on the service order;
•	The YSX Operating Company selects a vendor in the service network to perform the services;
•	Driver’s Suite sends the designated vendor a service order along with the list of the unique service codes;
•	The YSX Operating Company pays an advanced deposit to the vendor according to their service agreement;
•	The insurance policy holders present their unique service codes to the vendor to request services by the vendor;
•	The vendor verifies the unique codes and provides the services accordingly;
•	On a monthly or other pre-agreed basis, the vendor submits to the YSX Operating Company a settlement statement for the completed services, along with detailed service verification information (the unique service code and an auto registration number obtained from the auto insurance policy holder for each completed service);
•	The YSX Operating Company verifies the settlement statement on Driver’s Suite and pays the vendor the remaining service fee;
•	The YSX Operating Company submits the settlement statements and service fee collection application to the insurance company or brokerage customer; and
•	The insurance company/brokerage customer pays the service fees to the YSX Operating Company in accordance with the payment terms of the framework service agreement, usually in 7 to 45 days after the receipt of the service fee collection application.

Software Development and Information Technology Services

Xinjiang YSX started as a technology company and the YSX Operating Companies have always positioned themselves as service providers with strong technical capabilities. As such, the current and past customers of the YSX Operating Companies, as well as other professional acquaintances, often contact the YSX Operating Companies when they have needs for software development and information technology services, such as application development, system upgrade and maintenance. When the YSX Operating Companies receive such inquires, the management and in-house technical team evaluate the technical requirements and assess available resources (both in-house and external), before making decisions on whether to accept the project and whether certain tasks of the project may be outsourced. If it is determined that certain tasks of the project are to be outsourced to other vendors, then the in-house technical team works closely with the selected vendors to ensure that each outsourced project task is completed as required.

For the fiscal years ended March 31, 2024 and 2023, the YSX Operating Companies provided software development and information technology services to 7 and 9 customers, and generated $1,220,811 and $3,257,244, or 2.1%, and 6.6%, of its total revenue, respectively, by providing software development and information technology services.

Other Scenario-based Customized Services

For other scenario-based customized services, the YSX Operating Companies utilize the sales and marketing team to provide services for insurance companies, brokerages and other enterprise customers, such as customer development, product or service introduction, sales strategy and skills education, and to help customers to plan and organize seasonal on-the-ground sales and promotional campaigns at dealerships where insurance products and services are sold to targeted consumers or customer designated locations. The YSX Operating Companies provide other scenario-based customized services on a case-by-case basis, and based on the service requirements, the YSX Operating Companies may selectively outsource certain tasks of certain projects to other vendors.

For the fiscal years ended March 31, 2024 and 2023, the YSX Operating Companies provided other scenario-based customized services to 17 and 12 customers, and generated $11,764,389 and $3,537,667, or 20.1%, and 7.2%, respectively of the total revenue.

Customers

The majority of YSX Operating Companies’ customers are insurance companies and brokerages located in Guangdong Province and Xingjian Province. Some of the YSX Operating Companies customers are well known and established companies, such as PICC, PingAn, CPIC, and CUIG. Large insurance companies, such as PICC and Ping An, have strict requirements for their service providers. As a selection process, these companies invite service providers to participate in annual or bi-annual bidding to compete for service orders, based on qualifications such as past service experience, technical capabilities and capital reserve, among others. On the other hand, smaller insurance companies and brokerages’ procure outside services typically through customary application/approval processes.

The YSX Operating Companies strive to offer high quality services at competitive prices, and such customer-oriented approach has helped the YSX Operating Companies establish close working relationships with its customers. These relationships allow the YSX Operating Companies to better anticipate and respond to customers’ needs, which we believe further enhances customer loyalty.

For the fiscal years ended March 31, 2024 and 2023, the YSX Operating Companies serviced a total of 49 and 52 customers, respectively, among which, 25 and 36 were insurance companies or brokerages, and the rest were technology companies, manufacturing companies and trade companies.

For the fiscal year ended March 31, 2024, there were four customers each accounted for more than 10% of our total revenue, at 20.4%, 18.4%, 17.1% and 13.0%, respectively. For the fiscal year ended March 31, 2023, three customers each accounted for more than 10% of our total revenue, at 16.0%, 14.4% and 13.3%, respectively.

Vendors

For the fiscal years ended March 31, 2024 and 2023, the YSX Operating Companies worked with 20 and 41 vendors, respectively. The majority of the vendors are automobile service platforms, such as dealerships, brick-and-mortar service and maintenance shops that perform auto insurance aftermarket value-added services. Some of these vendors were referred by insurance companies and brokerages. The YSX Operating Companies select and engage third-party vendors based on business needs, and have set up standard internal policies and procedures for the selection of third-party vendors. The YSX Operating Companies evaluate the third-party vendors based on their business operation scope, financial situation, status of their facilities, staff, and reputation. All third-party vendors are required to have obtained all qualifications necessary for their services and maintain adequate insurance in line with market practice.

The YSX Operating Companies require the third-party vendors to maintain consistent service standards, which is determined by communicating with them and reviewing customer feedback on a monthly basis, as well as conducting regular visits to their store(s).

For the fiscal year ended March 31, 2024, four vendors each accounted for more than 10% of YSX Operating Companies' total outsource expenses, at 22.6%, 17.7%, 10.8% and 10.1%, respectively.

For the fiscal year ended March 31, 2023, three vendors each accounted for more than 10% of YSX Operating Companies' total outsource expenses, at 17.6%, 16.7% and 13.4%, respectively.

Market

Guangdong Province and Xinjiang Province are YSX Operating Companies’ main markets. The majority of YSX Operating Companies’ customers are located in Guangdong Province and Xinjiang Province. For the fiscal years ended March 31, 2024, 2023, a total of 98.02% and 98.84% of our revenue, respectively, was generated in Guangdong Province and Xinjiang Province. The Kashgar Economic Development Zone in Xinjiang Province is a special district that offers generous tax incentives, which are enjoyed by Xinjiang YSX and two of its subsidiaries that also enjoy the same tax incentives by incorporating in the Kashgar Economic Development Zone. On the other hand, according to the “National Premium Income Report” released by the China Banking and Insurance Regulatory Commission in February 2023, in terms of total insurance premiums generated, Guangzhou Province was the No.1 province and Xinjiang Province was the No.23 province in 2023.

Below is our revenue breakdown by geographic locations for the fiscal years ended March 31, 2024, 2023.

	Fiscal Year 2024		Fiscal Year 2023
Province	Revenue (USD)	Percentage %	Revenue (USD)	Percentage %
Guangdong	$54,416,093	92.9%	$42,271,924	85.9%
Xinjiang	$2,966,294	5.1%	$6,390,514	13.0%
Others	$1,164,342	2.0%	$571,109	1.1%

Going forward, the YSX Operating Companies plan to strategically expand operations in the major cities both in the Guangdong Province and other selected provinces of favorable geographic locations. To that end, beginning in 2021, the YSX Operating Companies started cooperating with local business partners in Yunnan Province, Guizhou Province, and Sichuan Province, all of which are geographically located between Guangdong Province and Xinjiang Province. We anticipate that this expansion strategy will allow the YSX Operating Companies to take advantage of existing resources, while avoiding a large initial capital outlay.

Sales and Marketing

As of the date of this prospectus, the YSX Operating Companies have a dedicated sales team with 10 employees working from Guangdong and Xinjiang offices. The leaders of the sales team are experienced former insurance company executives. The YSX Operating Companies market their services through direct marketing efforts, including (i) running advertising and promotions on the website at www.ysxnet.com and WeChat (a popular social media platform in China), (ii) sending informational and promotional emails to potential customers, and (iii) distributing advertisement materials through direct mail. We believe the best marketing is through providing high quality services that consistently meet and exceed customer expectations, and word-to-word referral by satisfied customers.

In-house Technical Team

The YSX Operating Companies maintain a strong in-house technical team, which is led by Ruomei Wu, who co-founded a technology company in 1999, and has served as the general manager of Xihang since 2015. As of the date of this prospectus, YSX Operating Companies’ technical team has 8 full-time employees, each of whom holds minimally a college degree. The team members have an average of 10 to15 years of experience in technology and system development, as well as in-depth knowledge of the insurance industry. The technical team oversees the development and support of a number of applications that facilitate YSX Operating Companies’ business operations. YSX Operating Companies intend to continue investing in their technical team, recruiting qualified professionals to join the team, enhancing the features of existing applications, and developing new applications and systems.

Competition

The YSX Operating Companies compete in an industry that is highly competitive and fast-changing with evolving market trends. The YSX Operating Companies have competitors that provide similar services, and some of these companies may have more assets, resources and larger market shares. Nevertheless, we believe that the YSX Operating Companies’ industrial reputation, strong technical capabilities, continuous marketing efforts and customer-oriented approach enable them to compete effectively against their competitors.

Seasonality

Our business, which is closely related to the insurance industry, is subject to fluctuations as a result of seasonality. The first quarter of a calendar year is an important period in term of insurance sales, and usually accounts for more than 30% of an insurance company's annual new premiums. During the "Customer Service Festival", usually around March to May, insurance companies tend to increase marketing expenses. Furthermore, there is usually an increase of premium sales from September to December in preparation for the next year. We tend to experience an increase in sales from September through the end of year. Therefore, our quarterly results may not accurately reflect the revenue trend for the whole year.

Intellectual Property

We rely on a combination of patents, patent applications, trade secrets, including employee and third-party nondisclosure agreements, copyright laws, trademarks, and other contractual rights to establish and protect our proprietary rights in our intellectual property. As of the date of this prospectus, the YSX Operating Companies had 6 issued patents and 3 pending patent applications, 41 registered trademarks and 5 pending trademark applications in China, and had the legal right to use 90 registered software copyrights.

We believe that our intellectual property rights, confidentiality procedures and contractual provisions are adequate for our business operations. While we value our intellectual properties and related assets, we do not believe that our market position and competitiveness are heavily dependent on them, or that our operations are dependent upon any single patent or group of related patents to manufacture our products. We review third-party proprietary rights, including patents and patent applications, as available, in an effort to develop effective intellectual property strategies, avoid infringement of third-party proprietary rights, identify licensing opportunities and monitor the intellectual property claims of others.

Employees

As of March 31, 2024, 2023 and 2022, we and the YSX Operating Companies had 39, 39 and 36 full-time employees, respectively. We believe that we maintain a good working relationship with our employees and to date, we have not experienced any labor disputes.

As of August 1, 2024, we and the YSX Operating Companies had 40 full-time employees. The following table provides a breakdown of our employees by function as of August 1, 2024:

Function	Number of Employees	% of Total
Administrative and Human Resource	11	27.50%
Technical and Development	9	22.50%
Finance Department	7	17.50%
Sales and Marketing	13	32.50%
Total	40	100%

Properties and Facilities

As of the date of this prospectus, the YSX Operating Companies do not own any real properties, and maintain the below leased facilities. We believe the facilities are suitable and adequate for the operations of the YSX Operating Companies and are adequately maintained.

Lessee	Location	Area (Square Meter)	Term	Use
Xinjiang Yishengxin Network Technology Co., Ltd. (Guangzhou Branch)	401, Floor 4, Building 12, No. 1601, South Guangzhou Avenue, Haizhu District, Guangzhou	685 m2	July 15, 2021 to July 14, 2026	office
Xinjiang Yi Sheng Xin Network Technology Co., Ltd.	Room 405, 4th Floor, Chuanyu Building, Headquarters Economic Zone, Shenka Avenue, Kashgar Economic Development Zone, Kashgar Region, Xinjiang	68 m2	June 1, 2024 to May 31, 2025	office
Xinjiang Yishengxin Chuangzhan Technology Co., Ltd.	Office No. 2-41, Small Business Service Center, Airport Industrial Logistics Park, Kashgar Economic Development Zone, Kashgar, Xinjiang	60 m2	June 22, 2023 to June 21, 2024	office
Guangzhou Xihang Information Technology Co., Ltd.	Room 801, No. 3 Huaqiang Road, Tianhe District, Guangzhou	99 m2	January 8, 2024 to January 7, 2025	office
Guangzhou Yishengxin Network Technology Co., Ltd.	Unit 309, 310, Floor 3, Building A1, Yuexiu Nansha Intelligent Manufacturing Production Base Project, No. 1 Qinghui Middle Road, Dongyong Town, Nansha District, Guangzhou (Yuexiu iPARK Guangdong-Hong Kong Wisdom Valley)	216.24 m2	December 31, 2023 - December 30, 2026	office
Xinjiang ANJIELUN information echnology Co.,Ltd.	Room 410, 4th Floor, Chuanyu Building, Headquarters Economic Zone, Shenka Avenue, Kashgar Economic Development Zone, Kashgar Region, Xinjiang	96 m2	April 15, 2024 to April 14, 2025	office

Insurance

The YSX Operating Companies maintain certain types of insurance to safeguard against risks and unexpected events. The YSX Operating Companies provide social security insurance, including pension insurance, unemployment insurance, work-related injury insurance and medical insurance for employees. The YSX Operating Companies also maintain employer liability insurance. The YSX Operating Companies are not required to maintain business interruption insurance in China under PRC laws and do not maintain key person insurance, insurance policies covering damages to network infrastructures or information technology systems, nor do they maintain any insurance policies for properties they lease. During the fiscal years ended March 31, 2024 and 2023, the YSX Operating Companies did not file any material insurance claims.

Legal Proceedings and Compliances

From time to time, the Company and the YSX Operating Companies may be involved in legal proceedings in the ordinary course of business. The Company or any of the YSX Operating Companies is currently not a party to any material legal or administrative proceedings. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial costs and diversion of our resources, including our management’s time and attention.

Industry Trends

Overview of the Chinese Insurance Industry

According to the “2022 Allianz Global Insurance Development Report” published by Allianz, a German multinational financial services company, the global insurance premium income in 2021 reached approximately $6.47 trillion, an increase of 5.1% over 2020, and the global insurance premium income is expected to reach approximately $8 trillion. The data of the “2023 Allianz Global Insurance Development Report” indicates that in 2022, the performance of the Chinese insurance market was quite bright - after a short adjustment period in 2021 due to the COVID-19 pandemic, the total premium income reached approximately $710.9 billion, an increase of 4.6% from 2021. Specifically, China's property insurance premium income increased by 7.0% from the previous year to approximately $208.9 billion. As early as 2010, China surpassed Japan to become the largest property insurance market in Asia, and in 2022, the size of China's property insurance premiums reached three times that of Japan. Allianz expects China's premium income to grow at an average annual rate of about 8.1% over the next decade, and the size of China's insurance market will reach approximately $1.669 trillion by 2033.

According to the “National Premium Income Report” released by the China Banking and Insurance Regulatory Commission in February 2024, the YSX Operating Companies’ principal market, Guangdong Province, remained the No.1 province in terms of the total insurance premiums generated in China in 2023. The insurance premium income of Guangdong Province alone reached RMB655.6 billion (approximately $91.07 billion), which accounted for 12.6% of China’s total insurance premiums. On the other hand, the YSX Operating Companies’ other main market, Xinjiang Province, had RMB72.4 billion (approximately $10.06 billion), which accounted for 1.45% of China’s total insurance premiums and ranked as the 23nd province in 2022.

Overview of China’s Automobile Insurance Market

Auto insurance in China includes compulsory motor vehicle liability insurance and commercial insurance. Compulsory motor vehicle liability insurance premiums are paid annually with rates determined by accident record and capacity of the vehicles. Commercial insurance is classified into two categories, primary insurance and additional insurance. Usually, the premium of commercial insurance is decided by the sales price of the vehicle, records of traffic regulation violations and other possible variables. Commercial insurance is frequently adjusted according to the accident rate in previous years.

According to the China Banking and Insurance Regulatory Commission, auto insurance has been growing steadily for the last 20 years, and was the largest property insurance category in China with a premium of RMB867 billion (approximately $12.06 billion) that accounted for 54.66% of the total premiums paid for property insurance in 2023. In particular, the rapid growth of new energy vehicles has contributed to the growth of the auto insurance as the average premium of new energy vehicle insurance is about 21% higher than that of traditional fuel vehicles. According to a research report entitled “Market Status and Development Prospects of China's Auto Insurance Industry in 2023 published by the Qianzhan Industry Research Institute dated April 24, 2023, China's auto insurance premiums grew at a compound growth rate of 1.8% in the five years from 2017 to 2022. According to the Qianzhan Industry Research Institute, a Chinese research company, China's auto insurance premium income is expected to exceed RMB950 billion (approximately $132.3 billion dollars) in 2028.

Overview of China’s Market of Automobile Insurance Aftermarket Value-Added Services

As the largest passenger vehicle market in the world, the massive amount of car ownership generates huge market potential for China’s auto insurance after-sales service market. In July 2018, the China Insurance Industry Association (China Insurance Association) issued the “Notice of the General Office of the China Banking and Insurance Regulatory Commission on the Relevant Requirements for the Regulation of Commercial Auto Insurance Rates” to further strengthen regulations on the China's auto insurance market industry. In August 2020, the China Banking and Insurance Regulatory Commission issued the "Three-year Action Plan to Promote the High-quality Development of the Property Insurance Industry (2020-2022)", which promoted the transformation and upgrading of the property industry, from sales driven to product service driven. This regulatory change encourages insurance companies and brokerages to offer "aftermarket value-added services" to gain a competitive edge in the market, rather than simply relying on commissions paid to the sales agents.

The value-added services allow insurance customers to enjoy services without having to file any claims, while also helping insurance companies differentiate themselves by providing better value-added services from their competitors. Because providing aftermarket value-added service is not a core business of insurance companies, they tend not invest in building their own value-added service systems, but rely on third-party service providers, such as the YSX Operating Companies, in providing these services to insurance customers.

REGULATIONS

This section sets forth a summary of the principal laws and regulations relevant to our business and operations in the PRC.

Regulations on Value-added Telecommunications Services

The Telecommunications Regulations of the PRC, or the Telecom Regulations, implemented on September 25, 2000 and amended on July 29, 2014 and February 6, 2016, are the primary PRC law governing telecommunications services and set out the general framework for the provision of both “basic telecommunication services” and “value-added telecommunication services” by domestic PRC companies. “Value-added telecommunication services” is defined as telecommunications and information services provided through public networks, and, according to the Telecom Regulations, operators of value-added telecommunications services shall obtain operating licenses prior to commencing operations from the MIIT, or its provincial level counterparts. Enterprises operating telecommunication business in absence of operating license shall be ordered by the MIIT, or its provincial level counterparts, to rectify the violations, the illegal income shall be confiscated, and a penalty between three times and five times of the illegal income shall be imposed. If there is no illegal income or the illegal income is lower than RMB50,000 (approximately $7,100), a penalty between RMB100,000 (approximately $14,200) and RMB1,000,000 (approximately $142,000) shall be imposed. In a serious case, the business shall be suspended.

The Catalogue of Telecommunications Business, or the Catalogue, which was issued as an attachment to the Telecom Regulations and recently revised and promulgated on June 6, 2019, further identifies information services and online data processing and transaction processing services as value-added telecommunications services. Pursuant to the Catalogue, the information services business refers to the business of directly providing voice information service (voice service) and online information and data retrieval services to end users via public communication network, through information collection, development and processing, and the building of information platform. And online data processing and transaction processing service refers to the service that provides users with online data processing and transaction/transaction processing through public communication network or Internet by using various data and transaction/transaction processing application platforms connected with public communication network or Internet.

On July 3, 2017, the MIIT issued the Measures on the Administration of Telecommunications Business Operating Permits, or the Telecom License Measures, which initially became effective on September 1, 2017, to supplement the Telecom Regulations. The Telecom License Measures provide that there are two types of telecommunications operating licenses, or the VAT Licenses for operators in China, one for basic telecommunications services and one for value-added telecommunications services. A distinction is also made to licenses for value-added telecommunications services as to whether a license is granted for “intra-provincial” or “trans-regional” (inter-provincial) activities. An appendix to each license granted will detail the permitted activities of the enterprise to which it was granted. An approved telecommunications services operator must conduct its business (whether basic or value-added) in accordance with the specifications recorded in its VAT License.

The VIEs, Xinjiang YSX and Xihang currently are not engaged in business activities that require the VAT License. Xinjiang YSX holds a VAT License, which was issued by the Communications Administration of Xinjiang Uygur Autonomous Region on November 29, 2021.

Regulations on Foreign Direct Investment in Value-Added Telecommunications Companies

Foreign direct investment in telecommunications companies in China is governed by the Provisions on the Administration of Foreign-Invested Telecommunications Enterprises, or the FITE Regulations, which were issued by the State Council on December 11, 2001, became effective on January 1, 2002 and recently amended and issued on March 29, 2022, and the Industry Guidelines on Encouraged Foreign Investment (Year 2022), or the 2022 Encouraged Guidelines, which were promulgated by the NDRC and the MOFCOM on October 26, 2022 and became effective on January 1, 2023, and the 2021 Negative List, which were issued by NDRC, and the MOFCOM, December 27, 2021, Negative List revised and promulgated by the NDRC and the MOFCOM on June 23, 2020 Under the aforesaid regulations, foreign invested telecommunications enterprises in the PRC, or FITEs, are generally required to be established as Sino-foreign equity joint ventures with limited exceptions. In general, the foreign party to a FITE engaging in value-added telecommunications services may hold up to 50% of the equity of the FITE, of which the geographical area it may conduct telecommunications services is provided by the MIIT in accordance with relevant provisions as mentioned above. In addition, the major foreign investor in a value-added telecommunications business in China must satisfy a number of stringent performance and operational experience requirements, including demonstrating a good track record and experience in operating a value-added telecommunications business overseas.

On July 13, 2006, the MIIT issued the Notice of the Ministry of Information Industry on Intensifying the Administration of Foreign Investment in Value-added Telecommunications Services, or the MIIT Notice, which reiterates certain provisions of the FITE Regulations. In addition to the provisions stated in FITE Regulations, the MIIT Notice further provide that a domestic company that holds a value-added telecommunications license, is prohibited from leasing, transferring or selling the value-added telecommunications license to foreign investors in any form, and from providing any assistance, including providing resources, sites or facilities, to foreign investors to conduct value-added telecommunications businesses illegally in China. The MIIT Notice also requires each value-added telecommunications license holder to have appropriate facilities for its approved business operations and to maintain such facilities in the regions covered by its license, and specifically, with regard to the domain names and trademarks, the MIIT Notice required that trademarks and domain names that are used in the provision of Internet content services must be owned by the VAT License holder or its shareholders.

On October 20, 2020, the MIIT issued the Notice of the Ministry of Industry and Information Technology on Strengthening the Operational and Post-Operational Supervision of Foreign-Invested Telecommunications Enterprises, which stipulated that the MIIT will no longer issue the opinion on the examination and approval of Foreign-Invested Telecom Business, and the corresponding foreign investment examination will be included in the examination and approval of telecom business license. Meanwhile, the above Notice reiterates the FITE, Telecom Regulations, and the 2021 Negative List are still implemented on restrictions policies and requirements on Foreign-Invested Telecommunications Enterprises.

Regulations Relating to Foreign Investment

Foreign Investment Law

On March 15, 2019, the National People’s Congress, or the NPC, formally adopted the Foreign Investment Law, which became effective on January 1, 2020 and replaced the trio of laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. Meanwhile, the Regulations for the Implementation of the Foreign Investment Law was promulgated by the State Council on December 26, 2019 and came into effect as of January 1, 2020, which clarified and elaborated the relevant provisions of the Foreign Investment Law. The organization form, organization and activities of foreign-invested enterprises shall be governed, among others, by the Company Law of PRC and the Partnership Enterprise Law of PRC. Foreign-invested enterprises established before the implementation of the Foreign Investment Law may retain the original business organization and so on within five years after the implementation of this Law.

According to the Foreign Investment Law, foreign investments are entitled to pre-entry national treatment and are subject to negative list management system. The pre-entry national treatment means that the treatment given to foreign investors and their investments at the stage of investment access shall not be less favorable than that of domestic investors and their investments. The negative list management system means that the state implements special administrative measures for access of foreign investment in specific fields. Foreign investors shall not invest in any forbidden fields stipulated in the negative list and shall meet the conditions stipulated in the negative list before investing in any restricted fields. Foreign investors’ investment, earnings and other legitimate rights and interests within the territory of China shall be protected in accordance with the law, and all national policies on supporting the development of enterprises shall equally apply to foreign-invested enterprises.

Pursuant to the Provisional Administrative Measures on Establishment and Modifications (Filing) for Foreign Investment Enterprises promulgated by the MOFCOM, on October 8, 2016 and amended on July 30, 2017 and June 29, 2018, respectively, establishment and changes of foreign investment enterprises which are not subject to the approval under the special entry management measures shall be filed with the relevant commerce authorities. However, as the PRC Foreign Investment Law has taken effect, the MOFCOM and the State Administration for Market Regulation, or the SAMR, jointly promulgated the Foreign Investment Information Report Measures, or the Information Report Measures, on December 30, 2019, which has taken effect since January 1, 2020. According to the Information Report Measures, which repealed the Provisional Administrative Measures on Establishment and Modifications (Filing) for Foreign Investment Enterprises, foreign investors or foreign invested enterprises shall report their investment related information to the competent local counterpart of the MOFCOM through Enterprise Registration System and National Enterprise Credit Information Notification System.

Foreign Investment Industrial Policy

Investment in the PRC by foreign investors and foreign-invested enterprises shall comply with the Catalogue for the Guidance of Foreign Investment Industries (the “Catalogue”) (2022 Revision), which was last amended and issued by MOFCOM and NDRC on October 26, 2022 and became effective since January 1, 2023, and the Special Management Measures for Foreign Investment Access (2021 version), or the Negative List, which came into effect on January 1, 2022. The Catalogue and the Negative List contains specific provisions guiding market access for foreign capital and stipulates in detail the industry sectors grouped under the categories of encouraged industries, restricted industries and prohibited industries. Any industry not listed in the Negative List is a permitted industry unless otherwise prohibited or restricted by other PRC laws or regulations. The telecommunications business falls within the restricted category in accordance with the Catalogue and the Negative List.

Regulations Relating to Overseas Listings and Offerings

On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines (collectively, the “Overseas Listings Rules”), which had taken effect on March 31, 2023. The Overseas Listings Rules stipulated the basic supervision principles and requirements for filings of overseas offering and listing by domestic companies. Under the Overseas Listings Rules, (a) domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application; (b) the issuer issues securities in the same overseas market after the issuance of the securities overseas, it shall file with the CSRC within 3 working days after the issuance is completed; (c) if an overseas listed issuer lists its shares in other overseas markets, it shall file the record with the CSRC within 3 working days after submitting the application documents for listing; (d) when the assets of a domestic enterprise are directly or indirectly listed overseas through one or more acquisitions, stock exchange, transfer and other transaction arrangements, the domestic enterprise shall file with the CSRC within 3 working days after submitting the application documents for listing overseas, and if it does not involve the submission of application documents abroad, it shall put on record within 3 working days from the date when the listed company first announces the specific arrangement of trading; and (e) a domestic enterprise directly issues and lists its shares on overseas capital market, the shareholder, whom holding the unlisted shares within the territory, apply to convert the unlisted shares held within the territory into overseas listed shares for listing and trading on overseas market, shall follow the relevant regulations of the CSRC, and entrust one domestic enterprise to file a record with the CSRC.

In addition, according to the Overseas Listings Rules, an enterprise shall not be listed overseas under any of the following circumstances: (a) the overseas offering and listing is expressly prohibited by laws, administrative regulations or relevant state provisions; (b) According to laws, the relevant competent department of the State Council has examined and determined that the overseas offering and listing may endanger national security; (c) A domestic enterprise or its controlling shareholder or actual controller has committed criminal crimes of embezzlement, bribery, embezzlement, misappropriation of property or disrupting the order of the socialist market economy in the recent three years; (d) A domestic enterprise is under investigation for suspected crimes or major violations of laws and regulations, but no clear conclusions have been drawn; (e) There is a major dispute on the ownership of the equity of controlling shareholder or the shareholder controlled by the controlling shareholder or the actual controller.

The companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing yet need to make filings for subsequent offerings in accordance with the Overseas Listings Rules. The companies that have already submitted an application for an initial public offering to overseas supervision administrations prior to the effective date of the Overseas Listings Rules but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing may arrange for the filing within a reasonable time period and should complete the filing procedure before such companies’ overseas issuance and listing.

On February 24, 2023, the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China promulgated the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, or the Archives Rules, which will take effect on March 31, 2023. Pursuant to the Archives Rules, domestic companies that seek for overseas offering and listing shall strictly abide by applicable laws and regulations of the PRC and the Archives Rules, enhance legal awareness of keeping state secrets and strengthening archives administration, institute a sound confidentiality and archives administration system, and take necessary measures to fulfill confidentiality and archives administration obligations. Such domestic companies shall not leak any state secret and working secret of government agencies, or harm national security and public interest. Furthermore, a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any document and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level. Moreover, a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. The Archives Rules also stipulate that a domestic company that provides accounting archives or copies of accounting archives to any entities including securities companies, securities service providers and overseas regulators and individuals shall fulfill due procedures in compliance with applicable national regulations.

As of the date of this prospectus, we have not received any formal inquiry, notice, warning, sanction, or any regulatory objection from the CSRC with respect to our proposed overseas listing or offering. As the Overseas Listings Rules were newly published and there exists uncertainty with respect to the filing requirements and its implementation. If we cannot complete such filings in a timely manner, warnings and fines against us could materially hinder our ability to offer or continue to offer our securities.

Regulations Relating to Wholly Foreign-owned Enterprises

The establishment, operation and management of corporate entities in China are governed by the PRC Company Law, which was promulgated by the Standing Committee of the National People’s Congress on December 29, 1993 and became effective on July 1, 1994. It was last amended on October 26, 2018 and the amendments became effective on October 26, 2018. Under the PRC Company Law, companies are generally classified into two categories, namely, limited liability companies and joint stock limited companies. The PRC Company Law also applies to limited liability companies and joint stock limited companies with foreign investors. Where there are otherwise different provisions in any law on foreign investment, such provisions shall prevail.

The Law of the PRC on Wholly Foreign-invested Enterprises was promulgated and became effective on April 12, 1986, and was last amended and became effective on October 1, 2016. The Foreign Investment Law of the People’s Republic of China was promulgated on March 15, 2019, which became effective on January 1, 2020 and replaced the Law of the PRC on Wholly Foreign-invested Enterprises.

The Regulation for Implementing the Foreign Investment Law of the People’s Republic of China was promulgated by the State Council on December 26, 2019, which became effective on January 1, 2020 and replaced the Implementing Regulations of the PRC Law on Foreign-invested Enterprises. The Measures for the Reporting of Foreign Investment Information were promulgated by the Ministry of Commerce and the State Administration for Market Regulation on December 30, 2019, which became effective on January 1, 2020 and replaced the Provisional Measures on Administration of Filing for Establishment and Change of Foreign Investment Enterprises. The above-mentioned laws form the legal framework for the PRC Government to regulate WFOEs. These laws and regulations govern the establishment, modification, including changes to registered capital, shareholders, corporate form, merger and split, dissolution and termination of WFOEs.

According to the above regulations, Yishengxin (Guangzhou) International Holding Co. Ltd. was established as a WFOE since its inception. Its establishment and operation are in compliance with the above-mentioned laws. Xinjiang YSX and Xihang are PRC domestic companies, therefore is not subject to the record-filling or examination applicable to Foreign Investment Enterprises.

Regulation Relating to Data Security and Cybersecurity

On December 28, 2021, the CAC and other relevant PRC governmental authorities jointly promulgated the Cybersecurity Review Measures, which took effect on February 15, 2022. The Cybersecurity Review Measures provide that, in addition to CIIOs that intend to purchase Internet products and services, net platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures require that an online platform operator which possesses the personal information of at least one million users must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries.

On November 14, 2021, the CAC published the Security Administration Draft, which provides that data processing operators engaging in data processing activities that affect or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. According to the Security Administration Draft, data processing operators who possess personal data of at least one million users or collect data that affects or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. The deadline for public comments on the Security Administration Draft was December 13, 2021.

On July 7, 2022, the CAC promulgated the Outbound Data Transfer Security Assessment Measures, which became effective on September 1, 2022. According to the Outbound Data Transfer Security Assessment Measures, to provide data abroad under any of the following circumstances, a data processor shall declare security assessment for its outbound data transfer to the CAC through the local cyberspace administration at the provincial level: (i) where the data processor will provide important data abroad; (ii) where CIIO or the data processor processing the personal information of more than one million individuals will provide personal information abroad; (iii) where the data processor who has provided personal information of 100,000 individuals or sensitive personal information of 10,000 individuals in total abroad since January 1 of the previous year, will provide personal information abroad; and (iv) other circumstances where the security assessment is required as prescribed by the CAC. Prior to declaring security assessment for outbound data transfer, the data processor shall conduct self-assessment on the risks of the outbound data transfer. For outbound data transfers that have been carried out before the effectiveness of the Outbound Data Transfer Security Assessment Measures, if it is not in compliance with these measures, rectification shall be completed within six months starting from September 1, 2022.

Regulations Relating to Foreign Exchange

General Administration of Foreign Exchange

According to the Regulations on the Control of Foreign Exchange, which were promulgated by the State Council on January 29, 1996, came into effect on April 1, 1996, and were amended on January 14, 1997, and August 5, 2008, payments for transactions that take place within the PRC must be made in RMB. Unless otherwise approved, PRC companies may not repatriate foreign currency payments received from abroad or retain the same abroad. RMB is convertible into other currencies for current account items, such as trade-related receipts and payments and payment of interest and dividends. The conversion of RMB into other currencies and remittance of the converted foreign currency outside the PRC for of capital account items, such as direct equity investments, loans and repatriation of investment, requires the prior approval from the SAFE or its local office. According to regulations on foreign exchange settlement of FIEs, they may retain foreign exchange in accounts with designated foreign exchange banks under the current account items subject to a cap set by the SAFE or its local office. Foreign exchange proceeds under the current accounts may be either retained or sold to a financial institution engaged in settlement and sale of foreign exchange pursuant to relevant SAFE rules and regulations. For foreign exchange proceeds under the capital accounts, approval from the SAFE is generally required for the retention or sale of such proceeds to a financial institution engaged in settlement and sale of foreign exchange.

The Circular on Reforming the Management Approach regarding the Foreign Exchange Capital Settlement of Foreign-invested Enterprise, or SAFE Circular 19, which was promulgated by the SAFE on March 30, 2015 and was most recently amended on March 24, 2023, allows foreign-invested enterprises, or FIEs, to settle their foreign exchange capital at their discretion. The Renminbi converted from the foreign exchange capital will be kept in a designated account and if a FIE needs to make further payment from such account, it still needs to provide supporting documents and proceed with the review process with the banks. Furthermore, SAFE Circular 19 stipulates that the use of capital by FIEs shall follow the principles of authenticity and self-use within the business scope of enterprises. The capital of a FIE and capital in Renminbi obtained by the FIEs from foreign exchange settlement shall not be used for the following purposes: (i) directly or indirectly used for payments beyond the business scope of the enterprises or payments as prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities unless otherwise provided by the relevant laws and regulations; (iii) directly or indirectly used for granting entrust loans in Renminbi (unless permitted by the scope of business), repaying inter-enterprise borrowings (including advances by the third-party) or repaying the bank loans in Renminbi that have been sub-lent to third parties; or (iv) directly or indirectly used for expenses related to the purchase of real estate not for self-use (except for the foreign-invested real estate enterprises).

The Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, which was promulgated by the SAFE and became effective on June 9, 2016, provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a self-discretionary basis which applies to all enterprises registered in China. SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC Laws, while such converted Renminbi shall not be provided as loans to its non-affiliated entities.

The Circular on Further Promoting Cross-border Trade and Investment Facilitation, which was promulgated on October 23, 2019 by the SAFE and became effective on the same date, further cancels restrictions on the domestic equity investment by non-investment-oriented foreign-funded enterprises with their capital funds and provides that non-investment-oriented foreign-funded enterprises are allowed to make domestic equity investment with their capital funds in accordance with the law on the premise that the existing special administrative measures (negative list) for foreign investment access are not violated and the projects invested thereby in China are true and compliant.

On December 30, 2019, the MOFCOM and the SAMR, jointly promulgated the Measures for Information Reporting on Foreign Investment, which became effective on January 1, 2020. Pursuant to these measures, where a foreign investor carries out investment activities in China directly or indirectly, the foreign investor or the foreign-invested enterprise shall submit the investment information to the competent commerce department.

Pursuant to the Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or the SAFE Circular No. 13, became effective on June 1, 2015 and was amended on December 30, 2019, and other laws and regulations relating to foreign exchange, when setting up a new foreign invested enterprise, the foreign invested enterprise shall register with the bank located at its registered place after obtaining the business license, and if there is any change in capital or other changes relating to the basic information of the foreign-invested enterprise, including without limitation any increase in its registered capital or total investment, the foreign invested enterprise must register such changes with the bank located at its registered place after obtaining the approval from or completing the filing with competent authorities. Pursuant to the relevant foreign exchange laws and regulations, the above-mentioned foreign exchange registration with the banks will typically take less than four weeks upon the acceptance of the registration application.

Offshore Investment

Under the Circular of the State Administration of Foreign Exchange on Issues Concerning the Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or the SAFE Circular 37, issued by the SAFE and effective on July 4, 2014, PRC residents are required to register with the local SAFE branch prior to the establishment or control of an offshore special purpose vehicle, or SPV, which is defined as offshore enterprises directly established or indirectly controlled by PRC residents for offshore equity financing of the enterprise assets or interests they hold in China. An amendment to registration or subsequent filing with the local SAFE branch by such PRC resident is also required if there is any change in basic information of the offshore company or any material change with respect to the capital of the offshore company. At the same time, the SAFE has issued the Operation Guidance for the Issues Concerning Foreign Exchange Administration over Round-trip Investment regarding the procedures for SAFE registration under the SAFE Circular 37, which became effective on July 4, 2014, as an attachment of Circular 37.

Under the relevant rules, any failure by any of our shareholders who is a PRC resident, or is controlled by a PRC resident, to comply with relevant requirements under these regulations could subject our SPV to restrictions imposed on foreign exchange activities, including restrictions on its ability to receive registered capital as well as additional capital from PRC resident shareholders, and contribute registered capital as well as additional capital to WFOE. If WFOE fails to obtain necessary registered capital within the approved business time limit, the industries and commercial administrative authorities might revoke its business license. Due to the failure by shareholders to complete the registration, WFOE’s ability to pay dividends or make distributions to our SPV is also restricted, and repatriation of profits and dividends derived from SPV by PRC residents to China are illegal. The offshore financing funds are also not allowed to be used in China. In addition, the failure of the PRC resident shareholders to complete the registration may subject the shareholders to fines less than RMB50,000, and the enterprises to fines less than RMB300,000.

Regulation on Foreign Debt

A loan made by a foreign entity as direct or indirect shareholder in a FIE is considered to be foreign debt in China and is regulated by various laws and regulations, including the PRC Foreign Exchange Administration Regulations, the Interim Provisions on the Management of Foreign Debts, the Statistical Monitoring of Foreign Debts Tentative Provisions, the Detailed Rules for the Implementation of the Statistical Monitoring of Foreign Debts, and the Administrative Measures for Registration of Foreign Debts. Under these rules and regulations, a shareholder loan in the form of foreign debt made to a PRC entity does not require the prior approval of SAFE. However, such foreign debt must be registered with and recorded by SAFE or its local branches within fifteen (15) business days after entering into the foreign debt contract. Pursuant to these rules and regulations, the maximum amount of the aggregate of (i) the outstanding balance of foreign debts with a term not longer than one year, and (ii) the accumulated amount of foreign debts with a term longer than one year, of a FIE shall not exceed the difference between its registered total investment and its registered capital, or Total Investment and Registered Capital Balance.

On January 12, 2017, the People’s Bank of China, or PBOC, promulgated the Notice of the People’s Bank of China on Matters concerning the Macro-Prudential Management of Full-Covered Cross-Border Financing, or PBOC Notice No. 9, which sets forth an upper limit for PRC entities, including FIEs and domestic enterprises, regarding their foreign debts. Pursuant to PBOC Notice No. 9, the outstanding cross-border financing of an enterprise (the outstanding balance drawn, here and below) shall be calculated using a risk-weighted approach, or Risk-Weighted Approach, and shall not exceed the specified upper limit, namely: risk-weighted outstanding cross-border financing £ the upper limit of risk-weighted outstanding cross-border financing. Risk-weighted outstanding cross-border financing =∑ outstanding amount of RMB and foreign currency denominated cross-border financing * maturity risk conversion factor * type risk conversion factor +∑ outstanding foreign currency denominated cross-border financing * exchange rate risk conversion factor. Maturity risk conversion factor shall be 1 for medium- and long-term cross-border financing with a term of more than one year and 1.5 for short-term cross-border financing with a term of one year or less than one year. Type risk conversion factor shall be 1 for on-balance-sheet financing and 1 for off-balance-sheet financing (contingent liabilities) for the time being. Exchange rate risk conversion factor shall be 0.5. The PBOC Notice No. 9 further provides a calculation formula for the upper limit of risk-weighted outstanding cross-border financing for enterprises, or Net Asset Limits. If the relevant PRC enterprise determines to adopt the foreign exchange administration mechanism as provided in the PBOC Notice No. 9 and apply the latest macro-prudential adjustment parameter adopted by PBOC and the SAFE on October 25, 2022, the Net Asset Limits shall be 250% of the net asset of the relevant PRC enterprise. The PBOC Notice No. 9 does not supersede the Interim Provisions on the Management of Foreign Debts, but rather serves as a supplement to it. PBOC Notice No. 9 provided for a one-year transitional period, or the Transitional Period, from its promulgation date for FIEs, during which period FIEs could choose to calculate their maximum amount of foreign debt based on either (i) the Total Investment and Registered Capital Balance, or (ii) the Risk-Weighted Approach and the Net Asset Limits. Under the PBOC Notice No. 9, after the Transitional Period ends on January 11, 2018, the PBOC and SAFE will determine the cross-border financing administration mechanism for the foreign-invested enterprises after evaluating the overall implementation of PBOC Notice No. 9. In addition, according to PBOC Notice No. 9, a foreign loan must be filed with SAFE through the online filing system of SAFE after the loan agreement is signed and at least three business days prior to the borrower withdraws any amount from such foreign loan.

Regulations on Tax

Income Tax

In March 16, 2007, the SCNPC promulgated the PRC Enterprise Income Tax Law, or the EIT Law, which was last amended on December 29, 2018. The EIT Law applies a uniform 25% enterprise income tax rate to both FIEs and domestic enterprises, except where tax incentives are granted to special industries and projects. Subject to the approval of competent tax authorities, the income tax of an enterprise that has been determined to be a high and new technology enterprise shall be reduced to a preferential rate of 15%. Under the EIT Law, enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and are therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts, and properties of an enterprise.

According to the Circular Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprise on the Basis of De Facto Management Bodies, or Circular 82, a Chinese-controlled offshore-incorporated enterprise will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions set forth in Circular 82 are met: (i) the primary location of the day-to-day operational management and the places where they perform their duties are in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval of organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals and board and shareholder resolutions are located or maintained in the PRC; and (iv) 50% or more of voting board members or senior executives habitually reside in the PRC.

On February 3, 2015, the SAT issued the Announcement of the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises, or SAT Circular 7, which was amended on October 17, 2017 and December 29, 2017. Pursuant to SAT Circular 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises, may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include, inter alia, whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consist of direct or indirect investment in China or if its income is mainly derived from China; and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure. According to SAT Circular 7, where the payor fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. SAT Circular 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired on a public stock exchange. On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Matters Concerning Withholding of Income Tax of Non-resident Enterprises at Source, or SAT Bulletin 37, which came into effect on December 1, 2017 and amended on June 15, 2018. According to SAT Bulletin 37, the income from property transfer obtained by a non-resident enterprise, as stipulated in the second item under Article 19 of the EIT Law, shall include the income derived from transferring equity investment assets as stock equity. The withholding agent shall, within seven days of the day on which the withholding obligation occurs, declare and remit the withholding tax to the competent tax authority at its locality.

Value-Added Tax

The Provisional Regulations on Value-added Tax of the PRC were promulgated by the State Council on December 13, 1993 and came into effect on January 1, 1994 which were subsequently amended on November 10, 2008 and came into effect on January 1, 2009, and were further amended on February 6, 2016 and November 19, 2017. The Detailed Rules for the Implementation of Provisional Regulations on Value-added Tax of the PRC were promulgated by the Ministry of Finance on December 25, 1993 and subsequently amended on December 15, 2008 and October 28, 2011, or collectively, VAT Law. On November 19, 2017, the State Council promulgated the Order on Abolishing the Provisional Regulations of the PRC on Business Tax and Amending the Provisional Regulations on Value-added Tax of the PRC, or Order 691. According to the VAT Law and Order 691, all enterprises and individuals engaged in the sale of goods, the provision of processing, repair and replacement services, sales of services, intangible assets, real property and the importation of goods within the territory of the PRC are the taxpayers of VAT. The VAT rates generally applicable are simplified as 17%, 11% and 6%, and the VAT rate applicable to the small-scale taxpayers is 3%.

On April 4, 2018, the Ministry of Finance and the SAT jointly issued the Notice of the Ministry of Finance and the SAT on Adjusting Value-added Tax Rates to cut down the VAT rate for sale of goods from 17% to 16%, and the VAT rate for importation of goods from 11% to 10%. On March 20, 2019, the State Administration of Taxation and other two authorities further adjusted the tax rate for sale of goods from 16% to 13% and the tax rate for importation of goods from 10% to 9%, effective from April 1, 2019 in accordance with the Announcement on Relevant Policies for Deepening the Value-Added Tax Reform.

Dividends Withholding Tax

Pursuant to the EIT Law and its implementation rules, dividends from income generated from the business of a PRC subsidiary after January 1, 2008 and distributed to its foreign investor are subject to withholding tax at a rate of 10% if the PRC tax authorities determine that the foreign investor is a non-resident enterprise, unless there is a tax treaty with China that provides for a preferential withholding tax rate. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice on the Issues concerning the Application of the Dividend Clauses of Tax Agreements issued by the SAT on February 20, 2009, or SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply the reduced withholding tax rate: (i) it must be a company; (ii) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (iii) it must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. On October 14, 2019, SAT promulgated the Administrative Measures for Non-Resident Taxpayers to Enjoy Treatment under Treaties, or SAT Circular 35, which became effective on January 1, 2020. SAT Circular 35 provides that non-PRC resident enterprises are not required to obtain pre-approval from the relevant tax authorities in order to enjoy the reduced withholding tax. Instead, non-PRC resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and include necessary forms and supporting documents in the tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities.

Regulation on Dividend Distribution

The principal regulations governing the distribution of dividends by foreign holding companies include the Company Law of the PRC, which was promulgated by the SCNPC, on December 29, 1993 and was most recently amended on October 26, 2018. Companies in the PRC may pay dividends only out of their accumulated profits, if any, as determined in accordance with the PRC accounting standards and regulations. Additionally, companies may not pay dividends unless they set aside at least 10% of their respective accumulated profits after tax each year, if any, to fund certain reserve funds, until such time as the accumulative amount of such fund reaches 50% of the company’s registered capital. In addition, these companies also may allocate a portion of their after-tax profits based on the PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends.

Regulation Related to M&A Regulations

On August 8, 2006, six PRC governmental agencies jointly promulgated the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and amended on June 22, 2009. The M&A Rules, among other things, requires that if an overseas company established or controlled by PRC companies or individuals, or PRC Citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC Citizens, such acquisition must be submitted to the MOFCOM for approval. The M&A Rules also require offshore special purpose vehicles formed to pursue overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals to obtain the approval of the Chinese Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on any stock exchange overseas.

The Anti-Monopoly Law promulgated by the SCNPC on August 30, 2007 and became effective on August 1, 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by MOFCOM before they can be completed. In addition, on February 3, 2011, the General Office of the State Council promulgated a Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or Circular 6, which officially established a security review system for mergers and acquisitions of domestic enterprises by foreign investors. Further, on August 25, 2011, MOFCOM promulgated the Regulations on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the MOFCOM Security Review Regulations, which became effective on September 1, 2011, to implement Circular 6. Under Circular 6, a security review is required for mergers and acquisitions by foreign investors having “national defense and security” concerns and mergers and acquisitions by which foreign investors may acquire the “de facto control” of domestic enterprises with “national security” concerns. Under the MOFCOM Security Review Regulations, MOFCOM will focus on the substance and actual impact of the transaction when deciding whether a specific merger or acquisition is subject to security review. If MOFCOM decides that a specific merger or acquisition is subject to security review, it will submit it to the Inter-Ministerial Panel, an authority established under the Circular 6 led by the NDRC, and MOFCOM under the leadership of the State Council, to carry out the security review. The regulations prohibit foreign investors from bypassing the security review by structuring transactions through trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. On February 7, 2021, the Anti-Monopoly Committee of the State Council promulgated the Anti-monopoly Guidelines for the Platform Economy Sector, or the Anti-monopoly Guideline, aiming to improve anti-monopoly administration on online platforms. The Anti-monopoly Guideline, operating as the compliance guidance under the existing PRC anti-monopoly regulatory regime for platform economy operators, specifically prohibits certain acts of the platform economy operators that may have the effect of eliminating or limiting market competition, such as concentration of undertakings. The Decision of the Standing Committee of the National People’s Congress to Amend the Anti-Monopoly Law of the People’s Republic of China, or the Decision to Amend the Anti-Monopoly Law, was adopted on June 24, 2022, and became effective on August 1, 2022. The Decision to Amend the Anti-Monopoly Law strengthens the regulation on the internet platforms, requiring that undertakings shall not use data and algorithms, technologies, capital advantages, platform rules, and other means to engage in monopolistic conduct; and also escalates in full scale the administrative penalties for monopolistic conducts, for the failure to notify the anti-monopoly agencies on the proposed concentration of undertakings, the state council anti-monopoly enforcement agency may order to reinstate the original status prior to the concentration and impose a fine up to ten percent of the operator’s last year’s sales revenue, provided that the concentration of undertakings has or may have an effect on excluding or limiting competition; if the concentration does not have the effect on excluding or limiting competition, a fine up to RMB5,000,000 may be imposed on operators.

Regulations on Intellectual Property Rights

Regulations on Patents

According to the Patent Law of the PRC, which was initially promulgated in 1984 and was amended in September 1992, August 2000, December 2008 and October 2020 respectively (the most recently amended Patent Law became effective on June 1, 2021), the State Intellectual Property Office is responsible for implementing patent law in the PRC. To be patentable, an invention or a utility model must meet three criteria: novelty, inventiveness and practicability. A patent is valid for twenty years in the case of an invention and ten years in the case of utility models and designs. Except under certain specific circumstances provided by law, any third-party user must obtain consent or a proper license from the patent owner to use the patent, or else the use will constitute an infringement of the rights of the patent holder.

Regulations on Copyrights

The Copyright Law of the PRC, which took effect on June 1, 1991 and was amended in October 2001, February 2010 and November 2020, respectively, provides that Chinese citizens, legal persons, or other organizations shall, whether published or not, own copyright in their copyrightable works, which include, among others, works of literature, art, natural science, social science, engineering technology and computer software. Copyright owners enjoy certain legal rights, including right of publication, right of authorship and right of reproduction. The amended Copyright Law extends copyright protection to internet activities and products disseminated over the internet. In addition, PRC laws and regulations provide for a voluntary registration system administered by the Copyright Protection Center of China, or the CPCC. According to the Copyright Law, an infringer of the copyrights shall be subject to various civil liabilities, which include ceasing infringement activities, apologizing to the copyright owners and compensating the loss of copyright owner. Infringers of copyright may also subject to fines and/or administrative or criminal liabilities in severe situations.

Pursuant to the Computer Software Protection Regulations promulgated in January 1，2002 and last amended in January 2013, the software copyright owner may go through the registration formalities with a software registration authority recognized by the State Council’s copyright administrative department. The software copyright owner may authorize others to exercise that copyright, and is entitled to receive remuneration.

Regulations on Trademarks

The trademark law of the People’s Republic of China was adopted at the 24th meeting of the Standing Committee of the Fifth National People’s Congress on August 23, 1982. Three amendments were made on February 22, 1993, October 27, 2001, August 30, 2013 and April 23, 2019. The last amendment was implemented on November 1, 2019. The regulations on the implementation of the trademark law of the People’s Republic of China were promulgated by the State Council of the People’s Republic of China on August 3, 2002, which took effect on September 15, 2002. It was revised on April 29, 2014 and became effective as of May 1, 2014. According to the trademark law and the implementing regulations, a trademark which has been approved and registered by the trademark office is a registered trademark, including a trademark of goods, services, collective trademark and certification trademark. The trademark registrant shall enjoy the exclusive right to use the trademark and shall be protected by law. The trademark law also specifies the scope of registered trademarks, procedures for registration of trademarks and the rights and obligations of trademark owners. As of the date of this prospectus, we have completed the registration of four trademarks in China and own the exclusive right to use such trademarks.

Regulations on Domain Names

The Ministry of Industry and Information Technology of the PRC, or the MIIT, promulgated the Measures on Administration of Internet Domain Names, or the Domain Name Measures, on August 24, 2017, which took effect on November 1, 2017 and replaced the Administrative Measures on China Internet Domain Name promulgated by the MIIT on November 5, 2004. According to the Domain Name Measures, the MIIT is in charge of the administration of PRC internet domain names. The domain name registration follows a first-to-file principle. Applicants for registration of domain names shall provide true, accurate and complete information of their identities to domain name registration service institutions. The applicant will become the holder of such domain names upon completion of the registration procedure. As of the date of this prospectus, we have completed the registration of www. implus100.com, www.ysxnet.com and www.tanbaonet.com in the PRC.

Regulations on Employment and Social Welfare

Labor Contract Law

The Labor Contract Law of the PRC, or the Labor Contract Law, which was promulgated on June 29, 2007 and amended on December 28, 2012, is primarily aimed at regulating the rights and obligations of employers and employees, including the establishment, performance and termination of labor contracts. Pursuant to the Labor Contract Law, labor contracts shall be concluded in writing if labor relationships are to be or have been established between employers and the employees. Employers are prohibited from forcing employees to work above certain time limit and employers shall pay employees for overtime work in accordance to national regulations. In addition, employee wages shall be no lower than local standards on minimum wages and shall be paid to employees timely.

Social Insurance and Housing Fund

Under the Social Insurance Law of the PRC that was promulgated by the SCNPC on October 28, 2010, and came into force as of July 1, 2011, and most recently amended on December 29, 2018, together with other laws and regulations, employers are required to pay basic pension insurance, unemployment insurance, basic medical insurance, employment injury insurance, maternity insurance, and other social insurance for its employees at specified percentages of the salaries of the employees, up to a maximum amount specified by the local government regulations from time to time. When an employer fails to fully pay social insurance premiums, relevant social insurance collection agency shall order it to make up for any shortfall within a prescribed time limit, and may impose a late payment fee at the rate of 0.05% per day of the outstanding amount from the due date. If such employer still fails to make up for the shortfalls within the prescribed time limit, the relevant administrative authorities shall impose a fine of one to three times the outstanding amount upon such employer.

In accordance with the Regulations on the Management of Housing Fund which was promulgated by the State Council in April 3, 1999 and recently amended in March 24, 2019, employers must register at the designated administrative centers and open bank accounts for depositing employees’ housing funds. Employer and employee are also required to pay and deposit housing funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time.

If an enterprise fails to pay in full or in part its housing funds contributions, such enterprise will be ordered by the housing funds enforcement authorities to make such contributions, and may be compelled by the people’s court that has jurisdiction over the matter to make such contributions.

MANAGEMENT

Set forth below is information concerning our directors and executive officers.

Name	Age	Position(s)
Jie Xiao	54	Director and Chief Executive Officer
Weiqiang Zheng	54	Director
Geran Xiao	42	Chief Financial Officer
Haozhao Lin	43	Independent Director Appointee*
Xuanjun Yang	38	Independent Director Appointee*
Meng Cao	37	Independent Director Appointee*

*	Haozhao Lin, Xuanjun Yang, and Meng Cao have accepted appointments to be our directors, effective immediately prior to the effectiveness of the registration statement of which this prospectus is a part.

The following is a brief biography of each of the executive officers and directors or director appointees listed above:

Jie Xiao has been our Director since November 2022 and our Chief Executive Officer since June 2024. Mr. Xiao is the founder of Xinjiang Yishengxin Network Technology Co. Ltd., and has served as its Executive Director and Chief Executive Officer since July 2015. From November 2018 to March 2023, Mr. Xiao served as the Executive Director and Chief Executive Officer to Xinjiang Yishengxin Information Technology Co. Ltd. Mr. Xiao has also served as Executive Director and Chief Executive Officer for Xinjiang Yishengxin Chuangzhan Technology Co. Ltd. and Xinjiang Agilune Information Technology Co. Ltd. since July 2021. Additionally, Mr. Xiao has served as Executive Director and Chief Executive Officer for Beijing Yishengxin Network Technology Co. Ltd. since August 2022 and as Executive Director and Chief Executive Officer for Guangzhou Yishengxin Network Technology since February 2023. Mr. Xiao received his Bachelor’s degree in International Business and Economics from Lingnan College Sun Yat-sen University in 1992. Mr. Xiao graduated from Hunan University, majoring in Finance and Taxation, in 2022.

Weiqiang Zheng has been our Director since November 2022. Since July 2022, Mr. Zheng served as Executive Director for Guangzhou Xihang Information Technology Co. Ltd. Since June 2022, Mr. Zheng has been a partner at Lishigao (Guangzhou) Management and Consulting Limited Partnership. Since April 2019, Mr. Zheng has served as Director for Xinjiang Yishengxin Network Technology Co. Ltd. Since September 2017, he has also served as a Managing Partner for Guangzhou Huineng Business Management Consulting LLP. Mr. Zheng served as a supervisor for Guangzhou Chefu Technology Co. Ltd. from March 2016 to February 2021. Mr. Zheng served as a Manager for Yuexiu Branch of PICC Guangzhou Branch from July 1993 to June 2000. Mr. Zheng received a Bachelor’s degree in Business Administration from Guangzhou Yeyu University in 1996.

Geran Xiao has been our Chief Financial Officer since June 2024. Mr. Geran Xiao served as the legal representative of Guangzhou Chayuan Technology Co. Ltd. from December 2015 to October 2023. Since April 2022, Mr. Xiao served as the Chief Financial Officer for Xinjiang Yishengxin Network Technology Co. Ltd. From June 2013 to September 2022, Mr. Xiao served as a supervisor for Guangzhou Kesuan Financial Consulting Co. Ltd. From December 2006 to June 2013, Mr. Mr. Xiao served as a manager for the supervisor for the Panyu Branch office of Guangzhou Yinzhi Financial Consulting Co. Ltd. Mr. Xiao graduated from Hubei University, majoring in Food Safety Management Engineering, in 2004.

Haozhao Lin will serve as our independent director starting immediately prior to the effectiveness of the registration statement of which this prospectus is a part. Mr. Haozhao Lin has served as the Financial Officer at Shantou City Haolian Industrial Investment Co., Ltd. since June 2016, the Executive Director at Dongguan City Longda Information Technology Co., Ltd. since August 2016, the Executive Director at Dongguan City Fenghua Industrial Investment Co., Ltd. since April 2018, the Executive Director and Financial Officer at Dongguan City Daqian Finance and Tax Technology Co., Ltd. since October 2021, and the Executive Director and Financial Officer at Dongguan City Longbang Property Management Co., Ltd. since May 2024. Mr. Haozhao Lin received a Bachelor’s degree in Accounting from Yunyang Normal College in 2008.

Xuanjun Yang will serve as our independent director starting immediately prior to the effectiveness of the registration statement of which this prospectus is a part. Ms. Xuanjun Yang has been an attorney at Guangdong Banghao Law Firm since May 2017. She received a Bachelor’s degree in Financial Management from Jiangxi University of Finance and Economics in 2010, and a Master’s degree in Economic Law from Jiangxi University of Finance and Economics in 2013.

Meng Cao will serve as our independent director starting immediately prior to the effectiveness of the registration statement of which this prospectus is a part. Since January 2019, Mr. Meng Cao has served as the general manager at Shenzhen Canyu E-Commerce Co., Ltd. Since August 2020, he has served as a director at Guilishi Medical Beauty Hospital Co., Ltd. Since May 2022, he has served as a financial director at Guangzhou Hanyishen Medical Co., Ltd. Since March 2023, he has served as a director at Guangzhou Senyuanzhang Digital Technology Co., Ltd. He received a Bachelor’s degree in international economics and Trade in 2011, and a Master’s degree in International Economics and Trade in 2013, from Chungwoon University in Korea.

For additional information, see “Description of Share Capital—Directors.”

Family Relationships

Jie Xiao and Geran Xiao are cousins. None of our other directors or executive officers have a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Controlled Company

Upon completion of this offering, Mr. Jie Xiao, our CEO, will beneficially own approximately 56.88% of the aggregate voting power of our issued and outstanding Class A and Class B Ordinary Shares as a group, assuming no exercise of the over-allotment option, or 56.50%, assuming full exercise of the over-allotment option. As a result, we will be deemed a “controlled company” for the purpose of the Nasdaq listing rules. As a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

•	the requirement that our director nominees be selected or recommended solely by independent directors; and

•	the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing rules even if we are deemed a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Board of Directors

Our board of directors will consist of five directors upon closing of this offering. Our board of directors have determined that our three independent director appointees, Haozhao Lin, Xuanjun Yang, and Meng Cao satisfy the “independence” requirements of the Nasdaq corporate governance rules.

Duties of Directors

Under Cayman Islands law, all of our directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act (As revised) of the Cayman Islands imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

The functions and powers of our board of directors include, among others:

•	appointing officers and determining the term of office of the officers;

•	exercising the borrowing powers of the company and mortgaging the property of the company; and

•	maintaining or registering a register of mortgages, charges, or other encumbrances of the company.

Terms of Directors and Executive Officers

Our officers are appointed by and serve at the discretion of our board of directors. Our directors are not subject to a set term of office and hold office until the next general meeting called for the election of directors and until their successor is duly appointed or such time as they die, duly resign, or are removed from office by a shareholders’ ordinary resolution in accordance with our articles of association. The office of a director will be terminated forthwith if, among other things, the director duly resigns by notice to the Company, is made bankrupt or makes any arrangement or composition with his creditors generally, or, in the opinion of a registered medical practitioner by whom he is being treated, he becomes physically or mentally incapable of acting as a director, or he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Pursuant to employment agreements, the form of which is filed as Exhibit 10.1 to this Registration Statement of which this prospectus forms a part, we agree to employ each of our executive officers for a specified time period, which will be automatically renewed unless either party gives the other party a written notice to terminate the agreement six months prior to the end of the current employment term. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. An executive officer may terminate his or her employment at any time with a three-month prior written notice. Each executive officer agrees to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information.

We will also enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our Company.

Compensation of Directors and Executive Officers

For the fiscal year ended March 31, 2024, we and the operating entities paid an aggregate of $70,020 (RMB500,875) as compensation to our executive officers and directors. We or the operating entities have not set aside or accrued any amount to provide pension, retirement, or other similar benefits to our directors and executive officers. The PRC operating entities are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance, and other statutory benefits and a housing provident fund.

Insider Participation Concerning Executive Compensation

Our CEO, Mr. Jie Xiao, is currently making all determinations regarding executive officer compensation. When our Compensation Committee is set up, it will be making all determination regarding executive officer compensation (please see below).

Committees of the Board of Directors

We will establish three committees under the board of directors prior to the closing of this offering: an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of the committees will be comprised of our independent directors. The appointment to the committees will be effective immediately prior to the effective date of the registration statement of which this prospectus forms a part. We will adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of our three independent director appointees, Haozhao Lin, Xuanjun Yang, and Meng cao. Haozhao Lin will be the chairperson of our audit committee. We have determined that each of our independent director appointees also satisfy the “independence” requirements of Rule 10A-3 under the Securities Exchange Act. Our board also has determined that Haozhao Lin qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq listing rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our Company. The audit committee will be responsible for, among other things:

•	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	discussing the annual audited financial statements with management and the independent auditors;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•	reviewing and approving all proposed related party transactions;

•	meeting separately and periodically with management and the independent auditors; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of our three independent director appointees, Haozhao Lin, Xuanjun Yang, and Meng cao. Xuanjun Yang will be the chairperson of our compensation committee. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•	reviewing and approving the total compensation package for our most senior executive officers;

•	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

•	reviewing and recommending to the board with respect to the compensation of our directors;

•	reviewing periodically and approving any long-term incentive compensation or equity plans;

•	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

•	reviewing programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of our three independent director appointees, Haozhao Lin, Xuanjun Yang, and Meng Cao. Meng Cao will be the chairperson of our nominating and corporate governance committee. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

•	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

•	identifying and recommending to our board the directors to serve as members of committees;

•	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics, which is filed as Exhibit 99.1 of this registration statement and applicable to all of our directors, officers, and employees. We will make our code of business conduct and ethics publicly available on our website prior to the closing of this offering.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Class A Ordinary Shares and Class B Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Class A Ordinary Shares offered in this offering for:

•	each of our directors and executive officers; and

•	each person known to us to own beneficially more than 5% of our Class A Ordinary Shares or Class B Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Class A Ordinary Shares and Class B Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on total voting power of the 20,822,675 Class A Ordinary Shares and 1,177,325 Class B Ordinary Shares outstanding as of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering is based on total voting power of 22,072,675 Class A Ordinary Shares and 1,177,325 Class B Ordinary Shares outstanding immediately after the completion of this offering, assuming no exercise of over-allotment option.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of our Class A Ordinary Shares or Class B Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Class A Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Class A Ordinary Shares underlying options, warrants, or convertible securities, held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. As of the date of the prospectus, we have 20 shareholders of record, none of whom are located in the U.S. We will be required to have at least 300 unrestricted round lot shareholders at closing in order to satisfy the Nasdaq listing rules.

	Class A Ordinary Shares Beneficially Owned *		Class B Ordinary Shares Beneficially Owned*		Voting Power Before this Offering*	Voting Power After this Offering (Over-allotment option not exercised)*
	Number	%	Number	%	%	%
Directors and Executive Officers(1):
Jie Xiao(2)	11,850,077	56.91%	810,659	68.86%	59.54%	56.88%
Weiqiang Zheng(3)	566,772	2.72%	366,666	31.14%	8.99%	8.58%
Geran Xiao(4)	875,644	4.21%	0	0%	3.28%	3.13%
Haozhao Lin	0	0%	0	0%	0%	0%
Xuanjun Yang	0	0%	0	0%	0%	0%
Meng Cao	0	0%	0	0%	0%	0%
All directors and executive officers as a group (six individuals):
	13,292.493	63.84%	1,177,325	100%	71.81%	68.59%
5% Shareholders:
Jeffre Xiao XJ Holding Limited (2)	11,850,077	56.91%	810,659	68.86%	59.54%	56.88%
Wei Qiang Zheng ZWQ Holding Limited (3)	566,772	2.72%	366,666	31.14%	8.99%	8.58%

*	The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis. The number and percentage of Class A Ordinary Shares exclude Class A Ordinary Shares convertible from Class B Ordinary Shares as the beneficial ownership of Class B Ordinary Shares is presented separately.

(1)	Unless otherwise indicated, the business address of each individuals is Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

(2)	The number of Class A Ordinary Shares and Class B Ordinary Shares beneficially owned prior to this offering represents 11,850,077 Class A Ordinary Shares and 810,659 Class B Ordinary Shares held by Jeffre Xiao XJ Holding Limited, a British Virgin Islands company, which is 100% owned by Jie Xiao.

(3)	The number of Class A Ordinary Shares and Class B Ordinary Shares beneficially owned prior to this offering represents 566,772 Class A Ordinary Shares and 366,666 Class B Ordinary Shares held by Wei Qiang Zheng ZWQ Holding Limited, a British Virgin Islands company, which is 100% owned by Weiqiang Zheng.

(4)	The number of Class A Ordinary Shares and Class B Ordinary Shares beneficially owned prior to this offering represents 875,644 Class A Ordinary Shares held by Ge Ran Xiao XGR Holding Limited, a British Virgin Islands company, which is 100% owned by Geran Xiao.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

RELATED PARTY TRANSACTIONS

Contractual Arrangements with the VIE Entities

See “Corporate History and Structure.”

Employment Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

Material Transactions with Related Parties

The relationship and the nature of related party transactions for the fiscal years ended March 31, 2024, 2023 and 2022, and as of the date of this prospectus are summarized as follows:

a. Nature of relationships with related parties

Name	Relationship with the Company
Mr. Jie Xiao	Chairman of the Board, Chief Executive Officer (“CEO”) of the Company
Ms. Meiqi Chen	One of the shareholders of Xinjiang YSX
Mr. Bin Wang	Supervisor at Anjielun, Xinjiang YSX and Guangdongg Hengding Technology Co., Ltd. (“Hengding”)
Ms. Ruomei Wu	Largest shareholder of Xihang
Mr. Yizhuo Tan	Director and one of shareholder of Xinjiang YSX
Guangzhou Yinqi Refrigeration Decoration Engineering Co., Ltd. (“Guangzhou Yinqi”)	Mr. Yizhuo Tan holds 40% ownership interest in this entity and also is the general manager, executive director and legal representative of this entity
Chongqing Yinzhi Business Service Co. Ltd. (“ Chongqing Yinzhi”)	Mr. Yizhuo Tan is the legal representative, executive director and general manager of this entity
Guangzhou Dayong Insurance Agency Co. Ltd. (“Dayong”)	An entity affiliated with one of the shareholders of Xinjiang YSX, Ms. Qian Zeng
Mr. Geran Xiao	CFO of the Company and one of the shareholders of Xinjiang YSX
Guangzhou Tea Source Technology Co. Ltd. (“Tea Source”)	An entity controlled by Mr. Geran Xiao
Guangzhou Auto Service Technology Co., Ltd. (“GZ Auto Service”)	Ms. Meiqi Chen holds 40% ownership interest in this entity and also is the supervisor of this entity
Guangzhou Zhijiabaobao Network Technology Service Co., Ltd. (“Zhijiabaobao”)	Mr. Yizhuo Tan is the supervisor and his daughter Ms. Kaiwen Tan is the legal representative, executive director and general manager of this entity

b. Revenue and accounts receivable by related parties

Revenue and accounts receivable from related parties consists of the following:

	Revenue					Accounts receivable
		For the period from	For the years ended March 31,				As of March 31,
Name	Nature of service contract	April 1, 2024 up to the date of this prospectus	2024	2023	2022	As of the date of this prospectus	2024	2023	2022
Guangzhou Dayong Insurance Agency Co. Ltd. (“Dayong”)	Auto insurance aftermarket value-added services	$3,574,310	$11,927,909	$7,100,617	$952,486	$1,913,186	$2,871,872	$911,681	$461,429
Guangzhou Yinqi Refrigeration Decoration Engineering Co., Ltd. (“Guangzhou Yinqi”)	Auto insurance aftermarket value-added services	-	-	-	-	-	-	33,007	135,189
Guangzhou Tea Source Technology Co. Ltd. (“Tea Source”)	Software development and information technology services	-	-	-	95,545	-	-	-	-
Guangzhou Auto Service Technology Co., Ltd. (“GZ Auto Service”)	Software development and information technology services	-	-	-	176,391	-	-	-	-
Total		$3,574,310	$11,927,909	$7,100,617	$1,224,422	$1,913,186	$2,871,872	$944,688	$596,618

During the years ended March 31, 2024, 2023 and 2022, and during the subsequent period from April 1, 2024 up to the date of this prospectus, the YSX Operating Companies provided auto insurance aftermarket value-added services and software development and information technology services to certain related parties and generated related service revenues. As of the date of this prospectus and as of March 31, 2024, 2023 and 2022, the outstanding accounts receivable from related parties amounted to $1,913,186, $2,871,872, $944,688 and $596,618, respectively. The accounts receivable from related parties balances as of March 31, 2024, 2023 and 2022 have been fully collected. The outstanding accounts receivable from related parties balance as of the date of this prospectus related to revenues generated during the period from April 1, 2024 up to the date of this prospectus, and is expected to be collected by August 2024.

c. Due from related parties

Due from related parties consists of the following:

	Due from related parties
	As of the date of this prospectus	As of March 31,
		2024	2023	2022
Ms. Ruomei Wu	$-	-	11	-
Total due from related parties	$-	$-	$11	$-

The YSX Operating Companies have, in the past, advanced cash to related parties for business purposes and recorded advances as due from related parties in the consolidated financial statements. Such advances were non-interest bearing and due upon demand. For amounts due from related parties, the balances have been subsequently collected. There was no such balance as of the date of this prospectus. The YSX Operating Companies have no the intention to make cash advances to related parties in the future.

d. Due to related parties

Due to related parties consists of the following:

	Due to related parties
	As of the date of	As of March 31,
	this prospectus	2024	2023	2022
Mr. Jie Xiao	$415,187	$416,068	$147,388	$92,782
Mr. Bin Wang	1,479	1,489	1,499	150
Ms. Meiqi Chen	-	-	-	232
Total due to related parties	$416,666	$417,557	$148,887	$93,164

As of the date of this prospectus and as of March 31, 2024, 2023 and 2022, the balance of due to related parties was comprised of advance from the Company’s related parties and was used for working capital during the Company’s normal course of business. Such advance was non-interest bearing and due on demand.

e. Purchases and accounts payable

The purchases by a certain related party during the period from April 1, 2024 up to the date of this prospectus, and during the years ended March 31, 2024, 2023 and 2022, and the outstanding accounts payable to a certain related party as of the date of this prospectus and as of March 31, 2024, 2023 and 2022, consisted of the following:

		Purchases				Accounts payable
			For the years ended March 31,				As of March 31,
Name	Nature of service contract	For the period from April 1, 2024 up to the date of this prospectus	2024	2023	2022	As of the date of this prospectus	2024	2023	2022
Chongqing Yinzhi Business Service Co. Ltd. (“ Chongqing Yinzhi”)	Costs associated with auto insurance aftermarket value-added services	$-	$-	$382,098	$1,278,950	$-	$-	$-	$895,966
Total		$-	$-	$380,615	$1,278,950	$-	$-	$-	$895,966

f. Deferred revenue from a related party

The deferred revenue from a certain related party consists of the following:

	As of	As of March 31,
	The date of this prospectus	2024	2023	2022
Guangzhou Dayong Insurance Agency Co. Ltd. (“Dayong”)	$-	$-	$52,848	$-
Total deferred revenue, related party	$-	$-	$5,2848	$-

g. Loan borrowed from a related party

The Company’s CEO and the Chairman of the Board, Mr. Jie Xiao, entered into a loan agreement with Guangzhou Rural Commercial Bank Co. Ltd. (“GZ Rural Bank”) to borrow RMB10 million as a 10-year loan with an interest rate of 4.35% per annum, with the loan maturity date on June 28, 2030. The Company’s VIE entity, Xinjiang YSX, and its branch company, Guangzhou YSX, provided guarantee for this loan. At the same time, the Company signed a loan agreement with Mr. Jie Xiao to borrow the RMB10 million for 10 years at interest rate of 4.35% per annum. The purpose of this borrowing is to obtain working capital funds for making payments to external vendors to perform the outsourced auto insurance aftermarket value-added services. The current portion of the long-term loan borrowed from Mr. Jie Xiao amounted to $145,404, $157,746 and $152,630 as of March 31, 2023, 2022 and 2021, respectively, and the non-current portion of the long-term loan borrowed from Mr. Jie Xiao amounted to $727,019, $946,477 and $1,373,668 as of March 31, 2023, 2022 and 2021, respectively.

On June 2, 2023, Mr. Jie Xiao, entered into a loan agreement with Guangzhou Rural Commercial Bank Co. Ltd. (“GZ Rural Bank”) to borrow RMB 10 million (approximately $1,384,811) for three years, with loan maturity date on June 2, 2026. The loan bears interest at a variable rate calculated based on the prevailing interest rates set by the People’s Bank of China at the time of borrowing, plus 55 basis points, and the effective interest rate is 4.10% per annum. Xinjiang YSX and its branch company Guangzhou YSX provided guarantee to this loan. The Company’s shareholder, Mr. Weiqiang Zhen, pledged his personal assets as collateral with GZ Rural Bank to further secure this loan. At the same time, the Company signed a loan agreement with Mr. Jie Xiao to borrow the RMB 10 million (approximately $1,384,811) with the same borrowing terms and interest rate. The purpose of this borrowing is to obtain funds to support the Company’s working capital needs, especially for making payments to external vendors to perform the outsourced value-added services. Based on the loan repayment schedule, Mr. Jie Xiao is required to make a repayment of RMB 10 million (approximately $1,384,811) to GZ Rural Bank upon maturity. Therefore, the Company is also required to make the same amount of repayment to Mr. Jie Xiao. There was no other loan collateral or covenant requirement on this loan.

h. Loan guarantees provided by related parties

In connection with the RMB10 million (approximately $1,384,811) loan that Mr. Jie Xiao, borrowed from GZ Rural Bank, Xinjiang YSX and its branch company, Guangzhou YSX, provided a guarantee to this loan. The Company’s shareholder, Mr. Weiqiang Zhen, pledged his personal assets as collateral with GZ Rural Bank to further secure this loan. (see Note 6).

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our memorandum and articles of association are summaries and do not purport to be complete. Reference is made to our memorandum and articles of association, which will become effective before the completion of this offering, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as, respectively, the “memorandum” and the “articles”).

We were incorporated as an exempted company with limited liability under the Companies Act (As revised) of the Cayman Islands, or the “Cayman Companies Act,” on November 9, 2022. A Cayman Islands exempted company:

•	is a company that conducts its business mainly outside the Cayman Islands;

•	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

•	does not have to hold an annual general meeting;

•	does not have to make its register of members open to inspection by shareholders of that company;

•	may obtain an undertaking against the imposition of any future taxation;

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

Ordinary Shares

As of the date of this prospectus, our authorized share capital is $50,000 divided into 470,000,000 Class A Ordinary Shares, par value $0.0001 per share, and 30,000,000 Class B Ordinary Shares, par value $0.0001 per share. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a vote of all shareholders, each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to five votes per one Class B Ordinary Share. The Class A Ordinary Shares are not convertible into shares of any other class. The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis.

All of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares are fully paid and non-assessable. Our Class A Ordinary Shares and Class B Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our Class A Ordinary Shares or Class B Ordinary Shares will not receive a certificate in respect of such shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Class A Ordinary Shares and Class B Ordinary Shares. We may not issue shares or warrants to bearer.

Subject to the provisions of the Cayman Companies Act and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to Class A Ordinary Shares or Class B Ordinary Shares. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

At the completion of this offering, there will be 22,072,675 (if the underwriters’ over-allotment option is not exercised) or 22,260,175 (if the underwriters’ over-allotment option is fully exercised) Class A Ordinary Shares issued and outstanding held by at least 300 unrestricted round lot shareholders and beneficial owners which is the minimum requirement by the Nasdaq Capital Market, and 1,177,325 Class B Ordinary Shares issued and outstanding. Class A Ordinary Shares sold in this offering will be delivered against payment from the underwriters upon the closing of the offering in New York, New York, on or about [•].

Listing

We have applied to list our Class A Ordinary Shares on the Nasdaq Capital Market under the symbol “YSXT.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Ordinary Shares and Class B Ordinary Shares is Transhare Corporation, at 17755 US Hwy 19 N, Clearwater, FL 33764.

Dividends

Subject to the provisions of the Cayman Companies Act and any rights attaching to any class or classes of shares under and in accordance with the articles:

(a)	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)	our shareholders may, by ordinary resolution, declare dividends in accordance with the respective rights of the shareholders but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

Whether on a show of hands or on a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each Class A Ordinary Share and five votes for each Class B Ordinary Share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Shareholders may vote either personally or by proxy.

Conversion Rights

Class A Ordinary Shares are not convertible. Class B Ordinary Shares are convertible, at the option of the holder thereof, into Class A Ordinary Shares on a one-to-one basis.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a special resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of Share Capital

Subject to the Cayman Companies Act and our memorandum and articles of association, we may, by ordinary resolution:

(a)	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d)	sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, we may, by special resolution, reduce our share capital in any way.

Calls on Shares and Forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares as required by the notice. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b)	whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell any shares over which we have a lien if all of the following conditions are met: (a) the sum in respect of which the lien exists is presently payable; (b) the Company gives notice to the shareholder holding the share (or to the person entitled to it in consequence of the death or bankruptcy of that shareholder) demanding payment and stating that if the notice is not complied with the shares may be sold; and (c) that sum is not paid within 14 clear days after that notice is deemed to be given under the articles.

Unclaimed Dividend

A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, our Company.

Forfeiture or Surrender of Shares

If a call remains unpaid after it has become due and payable the directors may give to the person from whom it is due not less than 14 clear days’ notice requiring payment of: (a) the amount unpaid; (b) any interest which may have accrued; (c) any expenses which have been incurred by the Company due to that person’s default. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited and the place where payment is to be made.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited or surrendered share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the board of directors determine and at any time before a sale, re-allotment or disposition the forfeiture or surrender may be cancelled on such terms as the directors think fit fit at any time before a sale, re-allotment or other disposition.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to the Company for all monies which, at the date of sale, were presently payable by him to the Company in respect of those lien default shares. That person shall also be liable to pay interest on those monies from the date of sale until payment at the rate at which interest was payable before that sale or, failing that, at the ten percent per annum. The Board may waive payment wholly or in part or enforce payment without any allowance for the value of the lien default shares at the time of sale or for any consideration received on their disposal.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is a director or secretary and that the particular shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the shares.

Share Premium Account

The directors shall establish a share premium account in accordance with the Cayman Companies Act and shall carry to the credit of that account from time to time an amount equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Companies Act.

Redemption and Purchase of Own Shares

Subject to the Cayman Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

(a)	issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

(b)	with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Cayman Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares

Provided that a transfer of Class A Ordinary Shares complies with applicable rules of the Nasdaq Capital Market, a shareholder may transfer Class A Ordinary Shares or Class B Ordinary Shares to another person by completing an instrument of transfer in writing and in any usual common form or in such form as the directors may, in their absolute discretion, approve, with respect to Class A Ordinary Shares, in a form prescribed by Nasdaq, or in any other form approved by the directors, executed:

(a)	where the Class A Ordinary Shares or Class B Ordinary Shares are fully paid, by or on behalf of that shareholder; and

(b)	where the Class A Ordinary Shares or Class B Ordinary Shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of a Class A Ordinary Share or Class B Ordinary Share until the name of the transferee is entered into the register of members of the Company.

Where the Class A Ordinary Shares or Class B Ordinary Shares in question are not listed on or subject to the rules of the Nasdaq Capital Market, our board of directors may, in its absolute discretion, decline to register any transfer of any Class A Ordinary Share or Class B Ordinary Share that has not been fully paid up or is subject to a company lien. Our board of directors may also, but are not required to, decline to register any transfer of such Class A Ordinary Share or Class B Ordinary Share unless:

(a)	the instrument of transfer is lodged with the Company, accompanied by the certificate for the Class A Ordinary Shares or Class B Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	the Class A Ordinary Share or Class B Ordinary Share transferred is fully paid and free of any lien in favor of us;

(e)	any applicable fee of such maximum sum as the Nasdaq Capital Market (to the extent applicable) may determine to be payable, or such lesser sum as the board of directors may from time to time require, related to the transfer is paid to the Company; and

(f)	the transfer is not to more than four joint holders.

If our directors refuse to register a transfer, they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 days in any year.

Inspection of Books and Records

Holders of our Class A Ordinary Shares and Class B Ordinary Shares will have no general right under the Cayman Companies Act to inspect or obtain copies of our register of members or our corporate records.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least 14 days’ notice of an extraordinary general meeting and 21 days’ notice of an annual general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Cayman Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum, if the Company has more than on shareholder, for so long as any Shares are listed on a Nasdaq Capital Market, one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting; or two or more shareholders holding Class B Ordinary Shares carrying the right to vote at such general meeting..

If a quorum is not present within 15 minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate: (a) If the meeting was requisitioned by shareholders, it shall be cancelled; (b) In any other case, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the directors. If a quorum is not present within 15 minutes of the time appointed for the adjourned meeting, then the shareholders present in person or by proxy shall constitute a quorum.

The chairman may at any time adjourn a meeting, with the consent the shareholders constituting a quorum . When a meeting is adjourned for seven days or more, shareholders shall be given at least seven clear days' notice of the date, time and place of the adjourned meeting and the general nature of the business to be transacted.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by at least two shareholders having the right to vote on the or any shareholder or shareholders present who individually or collectively, hold at least ten (10) per cent of the voting rights of all those who have a right to vote on the resolutions. Unless a poll is duly demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the Articles, we are required to have a minimum of one director and the maximum number of directors shall be unlimited.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

Until otherwise determined by the Company by ordinary resolution, the directors (other than alternate directors) shall be entitled to such remuneration by way of fees for their services in the office of director as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

The board shall have power at any time to appoint any person who is willing to act as a director, either to fill a vacancy or as an addition to the existing board, subject to the total number of directors not exceeding any maximum number fixed by or in accordance with the articles. any director so appointed shall, if still a director, retire at the next annual general meeting after his appointment and be eligible to stand for election as a director at such meeting.

A director may be removed by ordinary resolution.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the articles, the office of a director shall be terminated forthwith if:

(a)	he is prohibited by the law of the Cayman Islands from acting as a director;

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally;

(c)	he resigns his office by notice to us;

(d)	he only held office as a director for a fixed term and such term expires;

(e)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;

(f)	he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

(g)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)	without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Companies Act and our memorandum and articles of association, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our memorandum or articles of association. To the extent allowed by the Cayman Companies Act, however, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Upon the closing of this offering, our board of directors will have established an audit committee, compensation committee, and nomination and corporate governance committee.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person’s powers. The directors may make that appointment by causing the Company to enter into a power of attorney or agreement; or in any other manner they determine.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise than by virtue of his interests, direct or indirect, in shares or debentures or other securities of, or otherwise in or through, us) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a)	the giving of any security, guarantee or indemnity in respect of:

(i)	money lent or obligations incurred by him or by any other person for our benefit or any of our subsidiaries; or

(ii)	a debt or obligation of ours or any of our subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(b)	where we or any of our subsidiaries is offering securities in which offer the director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the director is to or may participate;

(c)	any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one percent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to shareholders of the relevant body corporate;

(d)	any act or thing done or to be done in respect of any arrangement for the benefit of the employees of us or any of our subsidiaries under which he is not accorded as a director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e)	any matter connected with the purchase or maintenance for any director of insurance against any liability or (to the extent permitted by the Cayman Companies Act) indemnities in favor of directors, the funding of expenditure by one or more directors in defending proceedings against him or them or the doing of anything to enable such director or directors to avoid incurring such expenditure.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or as described above.

Capitalization of Profits

The directors may resolve to capitalize:

(a)	any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation Rights

If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Cayman Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Register of Members

Under the Cayman Companies Act, we must keep a register of members and there should be entered therein:

•	the names and addresses of the members of the company, a statement of the shares held by each member, which: distinguishes each share by its number (so long as the share has a number); confirms the amount paid, or agreed to be considered as paid, on the shares of each member; confirms the number and category of shares held by each member; and confirms whether each relevant category of shares held by a member carries voting rights under the Articles, and if so, whether such voting rights are conditional;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

For these purposes, “voting rights” means rights conferred on shareholders, including the right to appoint or remove directors, in respect of their shares to vote at general meetings of the company on all or substantially all matters. A voting right is conditional where the voting right arises only in certain circumstances.

Under the Cayman Companies Act, the register of members of our Company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our Company or our Company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of England and Wales. In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Cayman Companies Act provides for the merger or consolidation of two or more companies into a single entity. The legislation makes a distinction between a “consolidation” and a “merger.” In a consolidation, a new entity is formed from the combination of each participating company, and the separate consolidating parties, as a consequence, cease to exist and are each stricken by the Registrar of Companies. In a merger, one company remains as the surviving entity, having in effect absorbed the other merging parties that are then stricken and cease to exist. Two or more Cayman-registered companies may merge or consolidate. Cayman-registered companies may also merge or consolidate with foreign companies provided that the laws of the foreign jurisdiction permit such merger or consolidation. Under the Cayman Companies Act, a plan of merger or consolidation shall be authorized by each constituent company by way of (i) a special resolution of the members of each such constituent company; and (ii) such other authorization, if any, as may be specified in such constituent company’s memorandum and articles of association.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)	the statutory provisions as to the required majority vote have been met;

(b)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

(a)	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

(b)	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

(c)	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by the existing or former director (including alternate director), secretary, or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities, or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by the existing or former director (including alternate director), secretary, or officer in defending (whether successfully or otherwise) any civil, criminal, administrative, or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary, or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan, or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary, or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary, or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary, or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles of association.

Anti-Takeover Provisions in Our Articles

Some provisions of our articles of association may discourage, delay, or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Under the Cayman Companies Act, our directors may only exercise the rights and powers granted to them under our articles of association for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer, or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future, and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care, and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care, and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles of association, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our articles of association provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the Cayman Companies Act but our articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our articles of association (which include the removal of a director by ordinary resolution), the office of a director may be terminated forthwith if (a) he is prohibited by the laws of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Companies Act does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Cayman Companies Act and our articles of association, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Cayman Companies Act and our articles of association, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Companies Act, our articles of association may only be amended by special resolution of our shareholders.

Anti-money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”). Depending on the circumstances of each application, a detailed verification of identity might not be required where:

• the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

• the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

• the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority, or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands – Privacy Notice

This privacy notice explains the manner in which we collect, process, and maintain personal data about investors of the Company pursuant to the Data Protection Law, 2021 of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPL”).

We are committed to processing personal data in accordance with the DPL. In our use of personal data, we will be characterized under the DPL as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPL. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in the Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by the Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPL. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPL, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPL, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345)-946-6283 or by email at info@ombudsman.ky.

History of Share Issuances

The following is a summary of our share issuances since incorporation.

As part of the Reorganization, we undertook the following corporate actions:

On November 9, 2022, we issued the following Class A and Class B Ordinary Shares to certain founding shareholders of YSX Cayman:

Purchaser	Securities	Number of Securities
Jeffre Xiao XJ Holding Limited	Class A Ordinary Shares	11,850,077
	Class B Ordinary Shares	810,659
Xi Zeng ZX Holding Limited	Class A Ordinary Shares	1,014,376
Yi Zhuo Tan TYZ Holding Limited	Class A Ordinary Shares	540,716
Luis Wang WWP Holding Limited	Class A Ordinary Shares	633,930
Xu Yi Yang YXY Holding Limited	Class A Ordinary Shares	473,132
Jun Ying Feng FJY Holding Limited	Class A Ordinary Shares	212,388
Saven Wang WW Holding Limited	Class A Ordinary Shares	875,644
Joe LU LY Holding Limited	Class A Ordinary Shares	875,644
Ge Ran Xiao XGR Holding Limited	Class A Ordinary Shares	875,644
Xing Hai Dong DXH Holding Limited	Class A Ordinary Shares	71,148
Hong Ling LH Holding Limited	Class A Ordinary Shares	71,148
Rui Zhang ZR Holding Limited	Class A Ordinary Shares	71,148
Jianli Cao CJL Holding Limited	Class A Ordinary Shares	328,042
Wen Feng Wu WWF Holding Limited	Class A Ordinary Shares	158,488
Zhong Jie Wen WZJ Holding Limited	Class A Ordinary Shares	355,146
Guan Lin LI LGL Holding Limited	Class A Ordinary Shares	88,858
Lei Jia JL Holding Limited	Class A Ordinary Shares	347,754
Ruo Mei Wu WRM Holding Limited	Class A Ordinary Shares	990,000
Wei Qiang Zheng ZWQ Holding Limited	Class A Ordinary Shares	566,772
	Class B Ordinary Shares	366,666
Mikimuimui Chen CMQ Holding Limited		422,620

SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for our Class A Ordinary Shares, and although we expect to make an application for the Class A Ordinary Shares to be listed on the Nasdaq Capital Market, a regular trading market for our Class A Ordinary Shares may not develop. Future sales of substantial amounts of shares of our Class A Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Class A Ordinary Shares to fall or impair our ability to raise equity capital in the future. Upon completion of this offering, we will have outstanding Class A Ordinary Shares held by public shareholders representing approximately 5.66% of our Class A Ordinary Shares in issue if the underwriters do not exercise the over-allotment option, and approximately 6.51% of our Class A Ordinary Shares in issue if the underwriters exercise the over-allotment option in full. All of the Class A Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Lock-Up Agreements

We have agreed that, (i) each of our directors, executive officers, and shareholders owning 5% or more of our Ordinary Shares, for a period of 180 days after the effectiveness of this registration statement, and (ii) each of the Company and any successors of the Company, for a period of 90 days after the effectiveness of this registration statement, will not, without the prior written consent of the Underwriter, except in this offering, (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares or any securities convertible into or exercisable or exchangeable for shares, or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the shares, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of shares or such other securities, in cash or otherwise, or (c) file or submit with the SEC any registration statement under the Securities Act relating to the offering of any shares, or any securities convertible into or exercisable or exchangeable for shares, or (d) publicly disclose the intention to do any of the foregoing without the prior written consent of the Underwriter.

We are not aware of any plans by any significant shareholders to dispose of significant numbers of our Ordinary Shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our Ordinary Shares may dispose of significant numbers of our Ordinary Shares in the future. We cannot predict what effect, if any, future sales of our Ordinary Shares, or the availability of Ordinary Shares for future sale, will have on the trading price of our Class A Ordinary Shares from time to time. Sales of substantial amounts of our Class A Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Class A Ordinary Shares.

Rule 144

All of our Class A Ordinary Shares outstanding prior to the closing of this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the U.S. only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

•	1% of the number of Class A Ordinary Shares then outstanding, in the form of Class A Ordinary Shares or otherwise, which will equal approximately 220,726 shares immediately after this offering, assuming the underwriters do not exercise the over-allotment option; or

•	the average weekly trading volume of the Class A Ordinary Shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants, or advisors who purchases our Class A Ordinary Shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those Class A Ordinary Shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

MATERIAL INCOME TAX CONSIDERATIONS

People’s Republic of China Enterprise Taxation

The following brief description of Chinese enterprise income taxation is the opinion of Beijing Jingsh Law firm Shenzhen Office and is designed to highlight the enterprise-level taxation on our earnings, which will affect the amount of dividends, if any, we are ultimately able to pay to our shareholders. See “Dividend Policy.”

According to the EIT Law, which was promulgated by the SCNPC on March 16, 2007, became effective on January 1, 2008, amended on February 24, 2017, and most recently amended on December 29, 2018, and the Implementation Rules of the EIT Law, which were promulgated by the State Council on December 6, 2007, and became effective on January 1, 2008, enterprises are divided into resident enterprises and non-resident enterprises. Resident enterprises pay enterprise income tax on their incomes obtained in and outside the PRC at the rate of 25%. Non-resident enterprises setting up institutions in the PRC pay enterprise income tax on the incomes obtained by such institutions in and outside the PRC at the rate of 25%. Non-resident enterprises with no institutions in the PRC, and non-resident enterprises with income having no substantial connection with their institutions in the PRC, pay enterprise income tax on their income obtained in the PRC at a reduced rate of 10%.

We are a holding company incorporated in the Cayman Islands and we gain substantial income by way of dividends paid to us from our PRC subsidiary. The EIT Law and its implementation rules provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-resident enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption.

Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise, the only official guidance for this definition currently available is set forth in SAT Notice 82, which provides guidance on the determination of the tax residence status of a PRC-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although YSX Cayman does not have a PRC enterprise or enterprise group as our primary controlling shareholder and is therefore not a PRC-controlled offshore incorporated enterprise within the meaning of SAT Notice 82, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in SAT Notice 82 to evaluate the tax residence status of YSX Cayman and its subsidiaries organized outside the PRC.

According to SAT Notice 82, a PRC-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal and salary and wages) are decided or need to be decided by organizations or persons located within the territory of China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of China; and (iv) one half (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.

We believe that we do not meet some of the conditions outlined in the immediately preceding paragraph. For example, as a holding company, the key assets and records of YSX Cayman, including the resolutions and meeting minutes of our board of directors and the resolutions and meeting minutes of our shareholders, are located and maintained outside the PRC. For the same reasons, we believe our other entities outside China are not PRC resident enterprises either. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. Accordingly, we believe that YSX Cayman and its offshore subsidiaries should not be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in SAT Notice 82 were deemed applicable to us. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status.

The implementation rules of the EIT Law provide that, (i) if an enterprise that distributes dividends is domiciled in the PRC or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or gains are treated as PRC-sourced income. It is not clear how “domicile” may be interpreted under the EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a PRC tax resident enterprise for PRC tax purposes, any dividends we pay to our overseas shareholders which are non-resident enterprises as well as gains realized by such shareholders from the transfer of our shares may be regarded as PRC-sourced income and as a result become subject to PRC withholding tax at a rate of up to 10%. Beijing Jingshs, our PRC counsel, is unable to provide a “will” opinion because it believes that it is more likely than not that we and our offshore subsidiaries would be treated as non-resident enterprises for PRC tax purposes because we do not meet some of the conditions outlined in SAT Notice 82. In addition, Beijing Jingsh is not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities as of the date of the prospectus. Therefore, Beijing Jingsh believes that it is possible but highly unlikely that income received by our overseas shareholders will be regarded as PRC-sourced income.

See “Risk Factors—Risks Relating to Doing Business in the PRC—Under the PRC Enterprise Income Tax Law, we may be classified as a PRC ‘resident enterprise’ for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment.”

If the PRC tax authorities determine that YSX Cayman is a PRC resident enterprise for enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we will be subject to the uniform 25% enterprise income tax on our world-wide income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. Finally, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to a 10% PRC tax on gains realized on the sale or other disposition of Class A Ordinary Shares or Class B Ordinary Shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. It is also unclear whether non-PRC shareholders of YSX Cayman would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that YSX Cayman is treated as a PRC resident enterprise.

Hong Kong Taxation

Entities incorporated in Hong Kong are subject to profits tax in Hong Kong at the rate of 16.5%.

Cayman Islands Taxation

The following is the opinion of Ogier on certain Cayman Islands income tax consequences of an investment in the Class A Ordinary Shares or Class B Ordinary Shares. The discussion is a general summary of the present law, which is subject to prospective and retroactive changes. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Class A Ordinary Shares or Class B Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A Ordinary Shares or Class B Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Class A Ordinary Shares or Class B Ordinary Shares be subject to Cayman Islands income or corporation tax.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (2021 Revision) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. The Company is required to comply with the economic substance requirements from July 1, 2019 and make an annual report in the Cayman Islands as to whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

U.S. Federal Income Taxation

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

•	banks;

•	financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	persons that elect to mark their securities to market;

•	U.S. expatriates or former long-term residents of the U.S.;

•	governments or agencies or instrumentalities thereof;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	persons holding our Class A Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

•	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Class A Ordinary Shares);

•	persons who acquired our Class A Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

•	persons holding our Class A Ordinary Shares through partnerships or other pass-through entities;

•	beneficiaries of a trust holding our Class A Ordinary Shares; or

•	persons subject to special tax accounting rules as a result of any item of gross income relating to our Class A Ordinary Shares being recognized on an applicable financial statement.

The discussion set forth below is addressed only to U.S. Holders that purchase Class A Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Class A Ordinary Shares.

Material Tax Consequences Applicable to U.S. Holders of Our Class A Ordinary Shares

The following sets forth the material U.S. federal income tax consequences related to the ownership and disposition of our Class A Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Class A Ordinary Shares and does not deal with all possible U.S. federal income tax consequences relating to ownership and disposition of our Class A Ordinary Shares, nor does it address any U.S. tax laws other than the U.S. federal income tax laws (such as U.S. federal estate or gift tax), or any tax consequences under non-U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders that hold Class A Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Class A Ordinary Shares and you are, for U.S. federal income tax purposes,

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entities or arrangements treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Class A Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Class A Ordinary Shares are urged to consult their tax advisors regarding an investment in our Class A Ordinary Shares.

An individual is considered a resident of the U.S. for federal income tax purposes if he or she meets either the “Green Card Test” or the “Substantial Presence Test” described as follows:

The Green Card Test: You are a lawful permanent resident of the United States, at any time, if you have been given the privilege, according to the immigration laws of the United States, of residing permanently in the United States as an immigrant. You generally have this status if the U.S. Citizenship and Immigration Services issued you an alien registration card, Form I-551, also known as a “green card.”

The Substantial Presence Test: If an alien is present in the United States on at least 31 days of the current calendar year, he or she will (absent an applicable exception) be classified as a resident alien if the sum of the following equals 183 days or more:

1.	The actual days in the United States in the current year; plus

2.	One-third of his or her days in the United States in the immediately preceding year; plus

3.	One-sixth of his or her days in the United States in the second preceding year.

Taxation of Dividends and Other Distributions on our Class A Ordinary Shares

Subject to the PFIC rules discussed below, the gross amount of distributions made by us to you with respect to the Class A Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Class A Ordinary Shares are readily tradable on an established U.S. securities market., or we are eligible for the benefits of an approved qualifying income tax treaty with the U.S. that includes an exchange of information program, (2) we are not a PFIC for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the U.S. and the Cayman Islands, clause (1) above can be satisfied only if the Class A Ordinary Shares are readily tradable on an established U.S. securities market. Under U.S. Internal Revenue Service authority, Class A Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established U.S. securities market if they are listed on certain exchanges, which presently include Nasdaq. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Class A Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Class A Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Class A Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Class A Ordinary Shares

Subject to the PFIC rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Class A Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Class A Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Passive Foreign Investment Company

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the U.S. Internal Revenue Code, for any taxable year if either:

•	at least 75% of its gross income for such taxable year is passive income; or

•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Class A Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC for our current taxable year under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we are treating the VIEs as being owned by us for U.S. federal income tax purposes, not only because we control their management decisions, but also because we are entitled to the economic benefits associated with the VIEs, and as a result, we are treating the VIEs as our wholly-owned subsidiaries for U.S. federal income tax purposes. If we are not treated as owning the VIEs for U.S. federal income tax purposes, we would likely be treated as a PFIC. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Class A Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Class A Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Class A Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Class A Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Class A Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Class A Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, however, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Class A Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold Class A Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Class A Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Class A Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the Class A Ordinary Shares;

•	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Class A Ordinary Shares cannot be treated as capital, even if you hold the Class A Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the U.S. Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Class A Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Class A Ordinary Shares as of the close of such taxable year over your adjusted basis in such Class A Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Class A Ordinary Shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the Class A Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Class A Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Class A Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Class A Ordinary Shares. Your basis in the Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “—Taxation of Dividends and Other Distributions on our Class A Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the Class A Ordinary Shares are regularly traded on Nasdaq and if you are a holder of Class A Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the U.S. Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election.

If you hold Class A Ordinary Shares in any taxable year in which we are a PFIC (regardless of whether you make a mark-to-market election as described above), you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Class A Ordinary Shares, including regarding distributions received on the Class A Ordinary Shares and any gain realized on the disposition of the Class A Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Class A Ordinary Shares, then such Class A Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Class A Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Class A Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Class A Ordinary Shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Class A Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A Ordinary Shares and proceeds from the sale, exchange or redemption of our Class A Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Certain U.S. Holders are required to report information relating to our Class A Ordinary Shares, subject to certain exceptions (including an exception for Class A Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete U.S. Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Class A Ordinary Shares. In addition, certain U.S. Holders must file a U.S. Internal Revenue Service Form 926 to report the contribution of property (including cash) to a foreign corporation. Failure to report such information could result in substantial penalties.

The foregoing description of reporting requirements is not exhaustive, and U.S. Holders should consult their own tax advisor regarding their obligation to file a Form 8938, Form 926 or other applicable forms as a result of an investment in our Class A Ordinary Shares.

UNDERWRITING

We expect to enter into an underwriting agreement with Kingswood Capital Partners, LLC, as the representative of several underwriters with respect to the Class A Ordinary Shares in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, the underwriters have agreed to purchase, and we have agreed to sell to the underwriters, 1,250,000 Class A Ordinary Shares.

The underwriters are offering the Class A Ordinary Shares subject to their acceptance of the Class A Ordinary Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Class A Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the Class A Ordinary Shares offered by this prospectus if any such Class A Ordinary Shares are taken. However, the underwriters are not required to take or pay for the Class A Ordinary Shares covered by the underwriters’ option to purchase additional Class A Ordinary Shares described below.

We have granted the underwriters an option, exercisable during the 45-day period after the closing of this offering, to purchase up to 15% additional Class A Ordinary Shares at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus.

The underwriters will offer the Class A Ordinary Shares to the public at the initial public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of $[·] per Class A Ordinary Share. After this offering, the initial public offering price, concession, and reallowance to dealers may be reduced by the underwriters. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part.

Prior to this offering, there has been no public market for the Class A Ordinary Shares. The initial public offering price will be determined by negotiations between us and the underwriters. In determining the initial public offering price, we and the underwriters expect to consider a number of factors, including:

•	the information set forth in this prospectus and otherwise available to the underwriters;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

The estimated initial public offering price set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for our Class A Ordinary Shares, or that the shares will trade in the public market at or above the initial public offering price.

Discounts and Expenses

The underwriting discounts are equal to 6.5% of the initial public offering price set forth on the cover page of this prospectus.

The following table shows the per Class A Ordinary Share and total initial public offering price, underwriting discounts, and proceeds before expenses to us. These amounts are shown, assuming both no exercise and full exercise of the underwriters’ option to purchase up to additional 187,500 Class A Ordinary Shares.

	Per Share	Total Without Exercise of Over- Allotment Option	Total With Full Exercise of Over- Allotment Option
Initial public offering price
Underwriting discounts to be paid by us
Proceeds, before expenses, to us

We have agreed to pay the Underwriter’s non-accountable expense equal to one percent (1%) of the gross proceeds received by us from the sale of the Class A Ordinary Shares in this offering. We have also agreed to reimburse the Underwriter up to a maximum of $120,944.87 for out-of-pocket accountable expenses, including but not limited to reasonable fees and expenses of its legal counsel, due diligence and background check expenses, and reasonable cost for roadshows, upon the closing of this offering.

We have agreed to pay expenses relating to the offering, including: (a) the costs of preparing, printing and filing the registration statement with the SEC, amendments and supplements thereto, and post effective amendments, as well as the filing with FINRA, and payment of all necessary fees in connection therewith and the printing of a sufficient quantity of preliminary and final prospectuses as the Underwriter may reasonably request; (b) the costs of preparing, printing and delivering exhibits thereto, in such quantities as the Underwriter may reasonably request; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the Underwriter; (d) the fees of counsel(s) and accountants for the Company, including fees associated with any blue sky filings where applicable; (e) fees associated with the Company’s transfer agent; and (f) fees, if necessary, associated with translation services.

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts, will be approximately $[●], including a maximum aggregate reimbursement of $[●] of the Underwriter’s accountable expenses.

We have applied to list our Class A Ordinary Shares on the Nasdaq Capital Market under the symbol “YSXT.” Nasdaq might not approve such application, and if it does not approve our application, we will not complete this offering.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the underwriters may be required to make for these liabilities.

Lock-Up Agreements

We have agreed that, (i) each of our directors, executive officers, and shareholders owning 5% or more of our Ordinary Shares, for a period of 180 days after the effectiveness of this registration statement, and (ii) each of the Company and any successors of the Company, for a period of 90 days after the effectiveness of this registration statement, will not, without the prior written consent of Underwriter, except in this offering, (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares or any securities convertible into or exercisable or exchangeable for shares, or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the shares, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of shares or such other securities, in cash or otherwise, or (c) file or submit with the SEC any registration statement under the Securities Act relating to the offering of any shares, or any securities convertible into or exercisable or exchangeable for shares, or (d) publicly disclose the intention to do any of the foregoing without the prior written consent of the Underwriter.

The Underwriter has no present intention to waive or shorten the lock-up period, but may in its sole discretion release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Underwriter will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested, and market conditions at the time.

Electronic Offer, Sale and Distribution of Class A Ordinary Shares

A prospectus in electronic format may be made available on the websites maintained by the underwriters. In addition, Class A Ordinary Shares may be sold by the underwriters to securities dealers who resell Class A Ordinary Shares to online brokerage account holders. Other than the prospectus in electronic format, the information on the underwriters’ website and any information contained in any other website maintained by the underwriters is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our Class A Ordinary Shares. Specifically, the underwriters may sell more Class A Ordinary Shares than it is obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of Class A Ordinary Shares available for purchase by the underwriters under option to purchase additional Class A Ordinary Shares. The underwriters can close out a covered short sale by exercising the option to purchase additional Class A Ordinary Shares or purchasing Class A Ordinary Shares in the open market. In determining the source of Class A Ordinary Shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of Class A Ordinary Shares compared to the price available under the option to purchase additional Class A Ordinary Shares. The underwriters may also sell Class A Ordinary Shares in excess of the option to purchase additional Class A Ordinary Shares, creating a naked short position. The underwriters must close out any naked short position by purchasing Class A Ordinary Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A Ordinary Shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriters or dealer repays selling concessions allowed to it for distributing our Class A Ordinary Shares in this offering because such underwriters repurchases those Class A Ordinary Shares in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, our Class A Ordinary Shares in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Class A Ordinary Shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our Class A Ordinary Shares on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the Class A Ordinary Shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Stamp Taxes

If you purchase Class A Ordinary Shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Offer Restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia. This prospectus is not a product disclosure statement, prospectus or other type of disclosure document for the purposes of Corporations Act 2001 (Commonwealth of Australia) (the “Act”) and does not purport to include the information required of a product disclosure statement, prospectus or other disclosure document under Chapter 6D.2 of the Act. No product disclosure statement, prospectus, disclosure document, offering material or advertisement in relation to the offer of the shares has been or will be lodged with the Australian Securities and Investments Commission or the Australian Securities Exchange.

Accordingly, (1) the offer of the shares under this prospectus may only be made to persons: (i) to whom it is lawful to offer the shares without disclosure to investors under Chapter 6D.2 of the Act under one or more exemptions set out in Section 708 of the Act, and (ii) who are “wholesale clients” as that term is defined in section 761G of the Act, (2) this prospectus may only be made available in Australia to persons as set forth in clause (1) above, and (3) by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (1) above, and the offeree agrees not to sell or offer for sale any of the shares sold to the offeree within 12 months after their issue except as otherwise permitted under the Act.

Canada. The shares may not be offered, sold or distributed, directly or indirectly, in any province or territory of Canada other than the provinces of Ontario and Quebec or to or for the benefit of any resident of any province or territory of Canada other than the provinces of Ontario and Quebec, and only on a basis that is pursuant to an exemption from the requirement to file a prospectus in such province, and only through a dealer duly registered under the applicable securities laws of such province or in accordance with an exemption from the applicable registered dealer requirements.

Cayman Islands. This prospectus does not constitute a public offer of the shares, whether by way of sale or subscription, in the Cayman Islands. The underwriters have represented and agreed that they have not offered or sold, and will not offer or sell, directly or indirectly, any shares to any member of the public in the Cayman Islands.

European Economic Area. In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, or a Relevant Member State, from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer of the shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and the competent authority in that Relevant Member State has been notified, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the Class A Ordinary Share to the public in that Relevant Member State at any time,

•	a project capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in R&D or manufacture of new technological products or processes and (ii) involve above-average risk);

•	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria;

•	an entity, other than an entity formed for the purpose of purchasing the shares in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

provided that no such offer of shares shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of the above provision, the expression “an offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong. The shares may not be offered or sold by means of this document or any other document other than (i) in circumstances that do not constitute an offer or invitation to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) or the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan. The underwriters will not offer or sell any of the shares directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except, in each case, pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person that is: (a) a corporation (that is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor (for corporations, under 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, (2) debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (3) where no consideration is or will be given for the transfer; or (4) where the transfer is by operation of law.

South Korea. The Class A Ordinary Shares may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The Class A Ordinary Shares have not been registered with the Financial Services Commission of South Korea for public offering in South Korea. Furthermore, the Class A Ordinary Shares may not be re-sold to South Korean residents unless the purchaser of the shares complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

Taiwan. The shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the shares in Taiwan.

United Kingdom. An offer of the shares may not be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or the FSMA, except to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances that do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or the FSA.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) may only be communicated to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to the company.

All applicable provisions of the FSMA with respect to anything done by the underwriters in relation to the shares must be complied with in, from or otherwise involving the United Kingdom.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee, and the Nasdaq Capital Market listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$1,304
Nasdaq Capital Market Listing Fee	$50,000
FINRA Filing Fee	$4,877
Legal Fees and Expenses	$537,429
Accounting Fees and Expenses	$205,900
Printing and Engraving Expenses	$42,858
Transfer Agent Expenses	$550
Underwriter Out-of-Pocket Accountable Expenses	$240,000
Investor Relations Fee	$109,000
Miscellaneous Expenses	$141,673
Total Expenses	$1,333,591

These expenses will be borne by us. Underwriting discounts will be borne by us in proportion to the numbers of Class A Ordinary Shares sold in the offering.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier, our counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by Beijing Jingsh Law Firm Shenzhen Office and for the Underwriter by Jincheng Tongda & Neal Law Firm. The Underwriter is being represented by Greenberg Traurig, LLP with respect to certain legal matters as to United States federal securities and New York State law.

EXPERTS

The consolidated financial statements for the years ended March 31, 2024 and 2023, included in this prospectus have been so included in reliance on the report of Simon & Edward, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of Simon & Edward, LLP is located at 17506 Colima Road, Suite 101, Rowland Heights, CA 91748.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Class A Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Class A Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

YSX TECH. CO., LTD AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

YSX Tech Co., Ltd.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of YSX Tech Co., Ltd. and subsidiaries (the “Company”) as of March 31, 2024 and 2023, the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the two years in the period ended March 31, 2024, and the related notes to the consolidated financial statements. In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

(p. 1 of 2)

Revenue recognition – Determination of principal versus agent

As discussed in Notes 2 to the consolidated financial statements, revenue is recognized on a gross or net basis based on whether the Company acts as a principal by controlling the service provided to the consumer, or whether it acts as an agent by arranging for third parties to provide the service to the consumer. During the two years ended March 31, 2024 and 2023, auto-insurance value- added services provided was delivered approximately $462 million and $42million revenue pursuant to the service agreements entered, respectively. Pursuant to the contracts, the Company is responsible for arranging auto-mobile related services provided to insurance policy holders by third-party auto-workshops the Company engages and the Company is therefore acting as a principal.

We identified the determination of principal versus agent for revenue recognition related to the insurance value-added service arrangements as a critical audit matter. Specifically, subjective auditor judgment was required to evaluate whether the Company acted as either a principal or an agent with respect to whether the Company controls the promised service.

The primary procedures we performed to address this critical audit matter included:

•      Obtained and understood the service agreements between the Company and insurance companies / insurance agents, the Company and service providers (i.e. auto-workshops) for auto-insurance value-added services provided;

•     Performed walkthroughs of sales and purchase transactions to confirm the working flow of the key business cycles;

•     Obtained revenue recognition memo including analysis of principal versus agent along with the management’s conclusion;

•     Assessed management’s conclusion by analyzing whether the Company controls the promised service provided pursuant to the terms and conditions with insurance companies and service providers, including but not limit to latitude in establishing price and taking risk of service cost.

•     Leveraged the testing result of substantive testing of revenue recognition to further verify with the management’s conclusion.

We have served as the Company's auditor since 2023.

Rowland Heights, California

August 9, 2024

(p. 2 of 2)

YSX TECH CO. LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of March 31,
	2024	2023
ASSETS
CURRENT ASSETS
Cash	$4,283,794	$3,386,386
Short-term investment	2,103,762	1,461,807
Accounts receivable, net of $382,731 and $529,003, respectively	9,163,752	6,441,838
Accounts receivable, related parties	2,871,872	944,688
Advances to vendors	8,123,120	6,997,440
Due from related parties	2,197	11
Deferred initial public offering costs	118,103	-
Other current assets	848,185	580,769
TOTAL CURRENT ASSETS	27,514,785	19,812,939

Property and equipment, net	54,486	84,184
Right-of-use operating lease assets	224,835	253,562
Long-term investment in equity investee	-	511,220
Deferred tax assets	76,821	102,671
TOTAL NONCURRENT ASSETS	356,142	951,637
TOTAL ASSETS	$27,870,927	$20,764,576

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term bank loans	$1,563,452	$359,147
Current portion of long-term loans	138,481	610,696
Current portion of long-term loan, related party	-	145,404
Accounts payable	1,525,192	1,033,638
Deferred revenue	14,099	41,138
Deferred revenue, related parties	-	52,848
Taxes payable	2,579,976	2,467,168
Due to related parties	417,557	148,887
Operating lease liabilities, current	83,477	64,284
Accrued expenses and other current liabilities	883,805	88,320
TOTAL CURRENT LIABILITIES	7,206,039	5,011,530

Operating lease liabilities, non-current	160,706	206,266
Long-term loans	484,684	-
Long term loan, related party	1,384,811	727,019
TOTAL NONCURRENT LIABILITIES	2,030,201	933,285

TOTAL LIABILITIES	9,236,240	5,944,815

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 22,000,000 shared issued and outstanding, including:*	-	-
Class A ordinary shares, $0.0001 par value, 470,000,000 shares authorized, 20,822,675 shares issued and outstanding as of March 31, 2024 and 2023	2,082	2,082
Class B ordinary shares, $0.0001 par value, 30,000,000 shares authorized, 1,177,325 shares issued and outstanding as of March 31, 2024 and 2023	118	118
Additional paid-in capital	5,346,674	5,346,674
Statutory reserve	741,584	492,992
Retained earnings	13,720,353	9,402,977
Accumulated other comprehensive loss	(1,176,124)	(425,082)
TOTAL SHAREHOLDERS’ EQUITY	18,634,687	14,819,761

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$27,870,927	$20,764,576

*	The share numbers and amounts are presented on a retrospective basis, see Note 10.

The accompanying notes are an integral part of these consolidated financial statements.

YSX TECH CO. LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the years ended March 31,
	2024	2023
REVENUES:
Revenues	$46,618,820	$42,132,930
Revenues, related parties	11,927,909	7,100,617
Total revenue	58,546,729	49,233,547

COST OF REVENUES:
Cost of revenues	51,583,802	41,700,199
Cost of revenues, related parties	-	382,098
Total cost of revenues	51,583,802	42,082,297
Gross profit	6,962,927	7,151,250

OPERATING EXPENSES:
Selling and marketing	114,300	117,032
General and administrative	1,616,980	1,116,376
Research and development	229,934	254,246
Total operating expenses	1,961,214	1,487,654

INCOME FROM OPERATIONS	5,001,713	5,663,596

OTHER INCOME (EXPENSES):
Interest expense	(139,752)	(83,543)
Interest income	1,468	964
Investment income	33,013	31,506
Other income	218,697	338,951
Other non-operating expenses, net	(11,400)	(11,677)
Total other income, net	102,026	276,201

INCOME BEFORE INCOME TAX PROVISION	5,103,739	5,939,797

PROVISION FOR INCOME TAXES	537,771	1,035,247

NET INCOME	4,565,968	4,904,550

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	(751,042)	(765,836)
COMPREHENSIVE INCOME	$3,814,926	$4,138,714

Earnings per ordinary share- basic and diluted	$0.21	$0.22

Weighted average number of ordinary shares- basic and diluted	22,000,000	22,000,000

*	The share numbers are presented on a retrospective basis, see Note 10.

The accompanying notes are an integral part of these consolidated financial statements.

YSX TECH CO. LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED MARCH 31, 2024 AND 2023

	Ordinary Shares, $0.0001 par				Additional			Accumulated Other	Total
	Class A Shares	Amount	Class B Shares	Amount	Paid-in Capital	Statutory Reserve	Retained earnings	Comprehensive Income (Loss)	Shareholders’ Equity
Balance, March 31, 2022	20,822,675	$2,082	1,177,325	$118	$4,518,618	$140,341	$4,851,078	$340,754	$9,852,991
Capital contribution by shareholders	—	—	—	—	828,056	—	—	—	828,056
Net income	—	—	—	—	—	—	4,904,550	—	4,904,550
Appropriation to statutory reserve	—	—	—	—	—	352,651	(352,651)	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	(765,836)	(765,836)
Balance, March 31, 2023	20,822,675	$2,082	1,177,325	$118	$5,346,674	$492,992	$9,402,977	$(425,082)	$14,819,761

Net income	—	—	—	—	—	—	4,565,968	—	4,565,968
Appropriation to statutory reserve	—	—	—	—	—	248,592	(248,592)	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	(751,042)	(751,042)
Balance, March 31, 2024	20,822,675	$2,082	1,177,325	$118	$5,346,674	$741,584	$13,720,353	$(1,176,124)	$18,634,687

The accompanying notes are an integral part of these consolidated financial statements.

YSX TECH CO. LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended March 31,
	2024	2023
Cash flows from operating activities
Net income	$4,565,968	$4,904,550
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	27,314	26,641
Amortization of right-of-use operating lease assets	66,062	62,114
Recovery of allowance for doubtful accounts	(137,831)	(195,902)
Deferred tax provision	21,160	42,568
Changes in operating assets and liabilities:
Accounts receivable	(2,935,120)	147,261
Accounts receivable, related parties	(1,990,880)	(396,289)
Advances to vendors	(1,472,674)	(134,167)
Other current assets	(282,052)	391,381
Due from related parties	(2,207)	(11)
Accounts payable	545,898	(3,254,177)
Accounts payable, related parties	-	(829,083)
Deferred revenue	(25,319)	(178,120)
Deferred revenue, related party customers	(50,810)	53,054
Taxes payable	232,455	1,115,084
Net changes in operating lease liabilities	(62,862)	(56,624)
Accrued expenses and other current liabilities	806,939	(668,777)
Net cash (used in) provided by operating activities	(693,959)	1,029,503

Cash flows from investing activities
Purchases of property and equipment	(1,380)	-
Proceeds from disposal of equipment	-	517
Long-term investment in equity investee	-	(513,213)
Proceeds from termination of the long-term investment	491,503	-
Purchases of short-term investment	(2,096,934)	(3,649,262)
Proceeds upon maturity of short-term investment	1,378,628	2,181,758
Net cash used in investing activities	(228,183)	(1,980,200)

Cash flows from financing activities
Proceeds from short-term bank loans	8,343,003	14,597
Repayment of short-term bank loans	(7,110,005)	(160,568)
Proceeds from long-term bank loans	698,978	496,300
Repayment of long-term bank loans	(657,039)	(613,076)
Proceeds from long-term loan, related party	1,397,956	-
Repayment of long-term loan, related party	(838,774)	(145,970)
Capital contributions by shareholders	-	828,056
Payment for deferred initial public offering costs	(119,102)	-
Proceeds from borrowings from related parties	275,736	63,129
Net cash provided by financing activities	1,990,753	482,468
Effect of exchange rate changes on cash	(171,203)	(295,422)
Net increase (decrease) in cash	897,408	(763,651)
Cash, beginning of year	3,386,386	4,150,037
Cash, end of year	$4,283,794	$3,386,386

Supplemental disclosure of cash flow information
Cash paid for income taxes	$36,595	$24,521
Cash paid for interest	$139,752	$83,543

The accompanying notes are an integral part of these consolidated financial statements.

YSX TECH CO. LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION

Business

YSX Tech Co., Ltd. (“YSX Cayman” or the “Company”), through its wholly-owned subsidiaries and entities controlled through contractual arrangements, is primarily engaged in providing comprehensive business solutions to its customers, mainly insurance companies and brokerages in China. Based on its in-depth knowledge of the Chinese insurance industry accumulated from years of servicing its customers, the Company specializes in auto insurance aftermarket value-added services, software development and information technology services, as well as other scenario-based customized services. Unless otherwise specified, the Company’s substantial business operations are located in the People’s Republic of China (“PRC”).

Organization

YSX Cayman was incorporated as an exempt company with limited liability under the laws of the Cayman Islands on November 9, 2022.

YSX Cayman owns 100% of the equity interests of YSX (HK) Holding Co., Limited (“YSX HK”), a limited liability company formed under the laws of Hong Kong on November 29, 2022.

On December 30, 2022, Yishengxin (Guangzhou) International Holding Co., Ltd. (“ WFOE”) was incorporated pursuant to PRC laws as a wholly foreign owned enterprise of YSX HK.

YSX Cayman, YSX HK, and WFOE are currently not engaging in any active business operations and merely acting as holding companies.

Prior to the reorganization described below, the Company’s business was operated by the following entities: (1) Xinjiang Yishengxin Network Technology Co., Ltd. (“Xinjiang YSX”), formed in Xinjiang Uygur Autonomous Region of China on July 16, 2015. Xinjiang YSX has three 100% controlled subsidiaries including Xinjiang Yishengxin Chuangzhan Technology Co., Ltd. (“Chuangzhan”), formed in Guangzhou city of China on July 2, 2017, Xinjiang Agilent Information Technology Co., Ltd. (“Anjielun”), formed in Kashi city of Xinjiang Uygur Autonomous Region of China on June 27, 2016 and Guangzhou Yishengxin Network Technology Co., Ltd. （“ YSX Network”)，formed in Guangzhou city on July 12, 2019. Xinjiang YSX also has a branch company, Xinjiang Yishengxin Network Technology Co., Ltd. Guangzhou branch (“Guangzhou YSX”), organized under the laws of the PRC on December 9, 2015; and (2) Guangzhou Xihang Information Technology Co., Ltd. (“Xihang”), formed in Guangzhou City, China on August 4, 2011. Xinjiang YSX, Guangzhou YSX, YSX Network, Chuangzhan, Anjielun and Xihang were all formed as limited companies pursuant to PRC laws to provide auto insurance aftermarket value-added services, software development and information technology services, as well as other scenario-based customized services to customers in the PRC, and are collectively referred to as the “YSX Operating Companies” and Xinjiang YSX and Xihang are collectively referred to as the variable interest entities (the “VIEs”).

Reorganization

A reorganization of our legal structure (“Reorganization”) was completed on December 31, 2022. The Reorganization involved the formation of YSX Cayman, YSX HK and WFOE, and entering into certain contractual arrangements among WFOE the VIEs and the shareholders of the VIEs. Consequently, the Company became the ultimate holding company of YSX HK, WFOE, and the YSX Operating Companies.

On December 31, 2022, WFOE entered into a series of contractual arrangements with the YSX Operating Companies. These agreements include Exclusive Business Cooperation and Service Agreements, Share Disposal and Exclusive Option to Purchase Agreements, Equity Interest Pledge Agreements, Proxy Agreements and Spousal Consent (collectively the “VIE Agreements”). Pursuant to the VIE Agreements, WFOE has the exclusive right to provide to YSX Operating Companies consulting services related to business operations, including technical and management consulting services. The VIE Agreements are designed to provide WFOE with the power, rights, and obligations equivalent in all material respects to those it would possess as the sole equity holder of YSX Operating Companies, including absolute control rights and the rights to the assets, property, and revenue of YSX Operating Companies, for accounting purposes. We believe that YSX Operating Companies should be treated as Variable Interest Entities (“VIEs”) under the Statements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810 Consolidation and we are regarded as the primary beneficiary of the VIEs for accounting purposes, to the extent that we consolidate the financial results of the VIEs in our consolidated statements under U.S. GAAP. We treat the VIEs as our consolidated entities under U.S. GAAP.

The consolidation of the Company, its subsidiaries, the VIEs and the subsidiaries of the VIEs have been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

The consolidated financial statements of the Company include the following entities:

Name of Entity	Date of Formation	Place of Incorporation	% of Ownership	Principal Activities
YSX Cayman	November 9, 2022	Cayman Islands	Parent, 100%	Investment holding

YSX HK	November 29, 2022	Hong Kong	100%	Investment holding

WFOE	December 30, 2022	Guangzhou, PRC	100%	WFOE, Consultancy and information technology support

YSX Operating Companies:

Xinjiang YSX	July 16, 2015	Kashi, PRC	VIE	Auto insurance aftermarket value-added services, and software development and information technology services

Guangzhou YSX	December 9, 2015	Guangzhou, PRC	A branch company of Xinjiang YSX	Auto insurance aftermarket value-added services, and software development and information technology services

Chuangzhan	July 2, 2017	Kashi, PRC	Subsidiary of Xinjiang YSX	Software development and information technology services

Anjielun	June 27, 2016	Kashi, PRC	Subsidiary of Xinjiang YSX	Auto insurance aftermarket value-added services, and software development and information technology services

YSX Network	July 12, 2019	Guangzhou, PRC	Subsidiary of the Xinjiang YSX	Auto insurance aftermarket value-added services, and software development and information technology services

Xihang	August 4, 2011	Guangzhou, PRC	VIE	Auto insurance aftermarket value-added services, and software development and information technology services

The VIE contractual arrangements

The Company’s main operating entities, Xinjiang YSX, its subsidiaries, Chuangzhan, Anjielun and Guangzhou YSX Network, its branch company, Guangzhou YSX, and Xihang (or the “YSX Operating Companies”), are controlled through contractual arrangements in lieu of direct equity ownership by the Company.

A VIE is an entity which has a total equity investment that is insufficient to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary of, and must consolidate, the VIE, for accounting purposes, because it met the condition under U.S. GAAP to consolidate the VIE.

WFOE, is deemed to have a controlling financial interest in and be the primary beneficiary of the YSX Operating Companies for accounting purposes because it has both of the following characteristics:

•	The power to direct activities of the YSX Operating Companies that most significantly impact such entities’ economic performance, and

•	The right to receive benefits from, the YSX Operating Companies that could potentially be significant to such entities.

Pursuant to these contractual arrangements, the YSX Operating Companies shall pay service fees equal to all of their net profits after tax payments to WFOE. Such contractual arrangements are designed so that the operations of the YSX Operating Companies are solely for the benefit of WFOE and ultimately, the Company, and therefore the Company consolidates the YSX Operating Companies under U.S. GAAP.

Risks associated with the VIE structure

The Company believes that the contractual arrangements with the VIEs are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could:

•	revoke the business and operating licenses of the Company’s PRC subsidiary and VIEs;

•	discontinue or restrict the operations of any related-party transactions between the Company’s PRC subsidiary and VIEs;

•	limit the Company’s business expansion in China by way of entering into contractual arrangements;

•	impose fines or other requirements with which the Company’s PRC subsidiary and VIEs may not be able to comply;

•	require the Company or the Company’s PRC subsidiary and VIEs to restructure the relevant ownership structure or operations; or

•	restrict or prohibit the Company’s use of the proceeds from public offering to finance the Company’s business and operations in China.

The Company’s ability to conduct its businesses may be negatively affected if the PRC government were to carry out of any of the aforementioned actions. In such case, the Company may not be able to consolidate the VIEs and the VIEs’ subsidiaries in its consolidated financial statements as it may lose the ability to exert effective control over the VIEs and its shareholders and it may lose the ability to receive economic benefits from the VIE and the VIEs’ subsidiaries for accounting purposes under U.S. GAAP. The Company, however, does not believe such actions would result in the liquidation or dissolution of the Company, its PRC subsidiary and the VIEs and the VIEs’ subsidiaries.

The Company, YSX HK and WFOE are essentially holding companies and did not have material operations as of March 31, 2023. During the year ended March 31, 2024, YSX Cayman, YSX HK and WFOE only recorded immaterial amount of assets and liabilities (including cash of $8,961, other receivable of $23,000, deferred initial public offering costs of $12,875, due to related parties of $277,586, and other payable and accrued liabilities of $42,457 as of March 31, 2024). In addition, there was no revenue generated by YSX Cayman, YSX HK and the WFOE during fiscal year 2024, operating expenses and net loss reported by YSX Cayman, YSX HK and the WFOE amounted to approximately $385,098 for the year ended March 31, 2024. As a result, total assets and liabilities presented on the consolidated balance sheets and revenue, expenses, and net income presented on the consolidated statement of comprehensive income as well as the cash flows from operating, investing and financing activities presented on the consolidated statement of cash flows are substantially the financial position, operation results and cash flows of the VIEs and the VIEs’ subsidiaries as of and for the years ended March 31, 2024 and 2023, respectively. The Company has not provided any financial support to the VIEs and the VIEs’ subsidiaries during the years ended March 31, 2024 and 2023. Additionally, pursuant to the VIE Agreements, WFOE has the right to receive service fees equal to the VIEs’ net profits after tax payments. None of these fees were paid to WFOE as of March 31, 2024. Accordingly, as of March 31, 2024 and 2023, WFOE had approximately $4.6 million and $4.9 million consulting fee receivables due from the VIEs and the VIEs’ subsidiaries, respectively. These receivables were fully eliminated upon consolidation.

The following financial statement amounts and balances of the VIEs were included in the accompanying consolidated financial statements after elimination of intercompany transactions and balances:

	March 31, 2024	March 31, 2023
Current assets	$27,596,175	$19,812,939
Non-current assets	356,142	951,637
Total assets	$27,952,317	$20,764,576
Current liabilities	$6,885,996	$5,011,530
Non-current liabilities	2,030,201	933,285
Total liabilities	$8,916,197	$5,944,815

	For the Years Ended March 31,
	2024	2023
Net revenue	$58,546,729	$49,233,547
Net income	$4,951,066	$4,904,550

	For the Years Ended March 31,
	2024	2023
Net cash (used in) provided by operating activities	$(455,804)	$1,029,503
Net cash used in investing activities	$(228,183)	$(1,980,200)
Net cash provided by financing activities	$1,726,170	$482,468

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The accompanying consolidated financial statements include the financial statements of the Company, its wholly owned subsidiaries, and entities it controlled through VIE agreements. All inter-company balances and transactions are eliminated upon consolidation.

Uses of estimates

In preparing the consolidated financial statements in conformity U.S. GAAP, the management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the estimated credit loss of accounts receivable, realizability of advance to vendors, useful lives of property and equipment, the recoverability of long-lived assets, estimates used in lease accounting, and realization of deferred tax assets. Actual results could differ from those estimates.

Risks and Uncertainties

The main operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the economy in the PRC. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Such risks and uncertainties include, but are not limited to interest rate risk, concentration of credit risk, risks associated with concentration of customers and vendors and VIE risk (see Note 9). Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, such experience may not be indicative of future results.

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt the Company’s operations.

The COVID-19 pandemic negatively affected the Company’s business and financial results in fiscal year 2023, but did not materially affect its business operations in fiscal year 2024.

In fiscal year 2023, starting from March 2022 through December 2022, there was COVID-19 pandemic resurgences across different geographic regions in China (the “2022 Outbreak”), including Guangdong Province and Xinjiang Province which were YSX Operating Companies’ two principal markets. For example, there was a COVID-19 resurgence in Guangdong province from March to April of 2022, and a resurgence of the COVID-19 pandemic in Xinjiang Province from August to November 2022. The 2022 Outbreak resulted in the implementation of significant governmental measures, including regional lockdowns, closures, quarantines, and travel bans. During the 2022 Outbreak, the YSX Operating Companies experienced a temporary decrease in monthly revenue, because of decreased demand by insurance policy holders for auto insurance aftermarket value-added services during the lockdown period. It was also difficult to find appropriate external vendors to subcontract the auto insurance aftermarket value-added services, and delayed service fee settlements with insurance companies and brokerages by approximately one to two months during this period. This led to decreased demand by insurance policy holders for vehicle safety inspections and check services, because vehicle safety inspections and check services are normally determined by driving mileage, as vehicle insurance policy holders reduced their driving during COVID-19 resurgence periods, demand for safety inspections and check services decreased, which led to decreased related service volume and decreased revenue associated with the Company’s vehicle safety inspection services. In early December 2022, China announced a nationwide loosening of its zero-COVID policy, and after that, the overall demand for YSX Operating Companies’ services, particularly, the auto insurance aftermarket value-added services, increased significantly since the fourth quarter of fiscal year 2023 to fiscal year 2024. As a result, the Company’s total revenue increased by $9.3 million, or 18.9%, and net income only slightly decreased by approximately $0.3 million or 6.9% in fiscal year 2024 as compared to fiscal year 2023, primarily due to increased operating expenses during fiscal year 2024.

Although the spread of COVID-19 appears to be under control as of the date of this prospectus, the extent to which the COVID-19 pandemic may impact the Company’s future financial results will depend on future developments, such as new information on the effectiveness of the mitigation strategies, the duration, spread, severity, and recurrence of COVID-19 and COVID-19 variants, if any, any related travel advisories and restrictions, and the overall impact of the COVID-19 pandemic on the global economy and capital markets, all of which remain uncertain and unpredictable. Given this uncertainty, the Company is currently unable to quantify the expected impact of the COVID-19 pandemic on its future operations, financial condition, liquidity, and results of operations.

Cash

Cash includes currency on hand and deposits held by banks that can be added or withdrawn without limitation. The Company maintains all of its bank accounts in the PRC. The Company's cash balances in the PRC are insured by the PRC financial institution deposit insurance program up to a limit of RMB 500,000 per each bank account. The PRC financial institution pays compensation up to a limit of RMB 500,000 per each bank account if the bank with which an individual/a company hold its eligible deposit fails. As of March 31, 2024 and 2023, cash balance of $4,278,045 and $3,386,259, respectively, were maintained at financial institutions in PRC and approximately $3,787,797 and $3,022,501, respectively, were not insured by the PRC financial institution deposit insurance program.

Short-term investment

The Company’s short-term investments consist of wealth management financial products purchased from PRC banks or financial institution with maturities within one year. The banks or financial institution invest the Company’s funds in certain financial instruments including money market funds, bonds or mutual funds, with average rate of return on these investments of 1.95% to 2.25% per annual. The carrying values of the Company’s short-term investments approximate fair value because of their short-term maturities. The interest earned is recognized in the consolidated statements of comprehensive income over the contractual term of these investments.

Short-term investment consisted of the following:

	March 31, 2024	March 31, 2023
Beginning balance	$1,461,807	$-
Add: purchase additional wealth management financial products	2,096,934	3,649,262
Less: proceeds received upon maturity of short-term investment	(1,397,956)	(2,189,557)
Interest receivable	19,146	7,799
Foreign currency translation adjustments	(76,169)	(5,697)
Ending balance of short-term investment	$2,103,762	$1,461,807

The Company recorded investment income of $26,797 and $29,190 for the years ended March 31, 2024 and 2023, respectively. The maturity dates of the short-term investment held as of March 31, 2024 will range between August 3, 2024 to September 26, 2024.

Accounts receivable, net

Accounts receivable include service fees generated from the Company’s auto insurance aftermarket value-added services, other scenario-based customized services and software development and information technology services.

Accounts receivable represent balances due from customers and are recorded net of allowance for credit loss.

On April 1, 2023, the Company adopted ASC 326, Credit Losses, which replaced previously issued guidance regarding the impairment of financial instruments with an expected loss methodology that will result in more timely recognition of credit losses. The Company used a modified retrospective approach and did not restate the comparable prior periods.

The allowance for credit losses reflects the Company’s current estimate of credit losses expected to be incurred over the life of the receivables and is measured in accordance with ASC 326. The Company assesses the collectability by reviewing receivables on a collective basis where similar characteristics exist, primarily based on size, nature and on an individual basis when the Company identifies specific customers with known disputes or collectability issues. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status, the age of the receivable balances, credit quality of the Company’s customer based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customers. Receivables are written off after all collection efforts have ceased. As of March 31, 2024 and 2023, allowance for credit loss on the Company’s outstanding accounts receivable amounted to $382,731 and $529,003, respectively.

Advances to vendors

Advances to vendors consist of balances paid to various vendors for outsourcing the Company’s value-added services. Advances to vendors also include prepayment to external media channel operators in order to help customers to post their ads. Advances to vendors are reviewed periodically to determine whether their carrying value has become impaired. The Company considers the assets to be impaired if the realization of the advance becomes doubtful. The Company uses the aging method to estimate the allowance for unrealizable balances. In addition, at each reporting date, the Company generally determines the adequacy of allowance for credit loss by evaluating all available information, and then records specific allowances for those advances based on the specific facts and circumstances. As of March 31, 2024 and 2023, there was no allowance for credit loss recorded as management believed that all of the advance to vendor balances fully realizable

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property and equipment are provided using the straight-line method over their expected useful lives, as follows:

Useful life
Office equipment	3-5 years
Electronic equipment	3 years
Leasehold improvement	Lesser of useful life and lease term

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of comprehensive income in other income (expenses).

Long-term investment in equity investee

In accordance with ASC 321 “Investment - Equity Securities”, equity securities over which the Company has no significant influence (generally less than a 20% ownership interest) with readily determinable fair values are accounted for at fair value based on quoted market prices. Equity securities without readily determinable fair values are accounted for either at fair value or using the measurement alternative. Under the measurement alternative, the equity investments are measured at cost, less any impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the Company.

In August 2022, the Company invested approximately $0.5 million (RMB3.5 million) in Guangdong Hengding Technology Co., Ltd. (“Hengding” or the “investee”), an entity primarily providing value-added services to PRC banks to facilitate the credit card processing and payment solution services, in exchange for 17.5% ownership interest in Hengding. The Company considers it can exert certain influence but does not own a majority equity interest or otherwise materially control over Hengding’s business operations. The Company is not deemed to be the primary beneficiary of Hengding as it has no power to direct the activities that most significantly affect the economic performance of Hengding. The Company accounts for this investment using the measurement alternative in accordance with ASC 321.

The Company records the cost method investment at historical cost and subsequently records any dividends received from the net accumulated earnings of the investee as income. Dividends received in excess of earnings are considered a return of investment and are recorded as reductions in the cost of the investments. Investment in equity investees is evaluated for impairment when facts or circumstances indicate that the fair value of the investment is less than its carrying value. An impairment is recognized when a decline in fair value is determined to be other-than-temporary. The Company reviews several factors to determine whether a loss is other-than-temporary. These factors include, but are not limited to, the: (i) nature of the investment; (ii) cause and duration of the impairment; (iii) extent to which fair value is less than cost; (iv) financial condition and near term prospects of the investments; and (v) ability to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value. The Company did not record any impairment loss on this investment for the years ended March 31, 2024 and 2023, respectively, because Hengding’s operation results indicated net income and cash flows. Investment income amounted to Nil and $2,316 (RMB 15,866) for the years ended March 31, 2024 and 2023, respectively. Based on the investment agreement, Hengding’s remaining shareholders are required to contribute RMB 16.5 million into Hengding as a capital contribution before April 30, 2023. However, Hengding’s remaining shareholders failed to make such capital contribution as originally planned. In addition, the Company’s management assessed that the investment income generated from such investment did not meet the Company’s original expectation. As a result, on May 4, 2023, Xinjiang YSX passed a board resolution and agreed to sell the 17.5% ownership interest to Hengding’s remaining shareholders at the historical cost of RMB 3.5 million plus any investment income generated within the Company’s investment period. The Company fully received the payment from Hengding by June 16, 2023. Management does not believe the termination of the investment in Hengding represents a strategic shift of the Company’s business and, accordingly, the termination is not accounted for as discontinued operations in accordance with ASC 205-20.

Impairment of long-lived Assets

Long-lived assets with finite lives, primarily property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated cash flows from the use of the asset and its eventual disposition are below the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value. There were no impairments of these assets as of March 31, 2024 and 2023.

Deferred initial public offering (“IPO”) costs

The Company complies with the requirement of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Deferred offering costs consist of underwriting, legal, and other expenses incurred through the balance sheet date that are directly related to the intended IPO. Deferred offering costs will be charged to shareholders’ equity upon the completion of the IPO. Should the IPO prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. Deferred initial public offering costs amounted to $118,103 and $Nil as of March 31, 2024 and 2023, respectively.

Leases

The Company leases office space, which is classified as operating leases in accordance with ASC 842. Under ASC 842, lessees are required to recognize the following for all leases (with the exception of short-term leases, usually with an initial term of 12 months or less) on the commencement date: (i) lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) right-of-use (“ROU”) asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

At the commencement date, the Company recognizes the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate for the same term as the underlying lease. The ROU asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. All ROU assets are reviewed for impairment annually. There was no impairment for ROU lease assets as of March 31, 2024 and 2023 (see Note 5).

Fair value of financial instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

•	Level 3 — inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Company’s financial instruments, including cash, accounts receivable, due from related parties, short-term investment, other current assets, short-term loans, accounts payable, taxes payable and accrued expenses and other current liabilities approximate the fair value of the respective assets and liabilities as of March 31, 2024 and 2023 based upon the short-term nature of the assets and liabilities.

The Company’s long-term investment in equity investee is accounted for using the measurement alternative in accordance with ASC 321, which also approximates its recorded values. The Company believes that the carrying amount of long-term loans approximates fair value at March 31, 2024 and 2023 based on the terms of the borrowings and current market rates as the rates of the borrowings are reflective of the current market rates.

Foreign currency translation

The functional currency for YSX Cayman is the U.S Dollar (“US$”). YSX HK uses the Hong Kong dollar as its functional currency. However, YSX Cayman and YSX HK currently only serve as the holding companies and did not have active operations as of the date of this report. The Company operates its business through its VIEs and subsidiaries of the VIEs in the PRC as of March 31, 2024. The functional currency of the WFOE and the Company’s VIEs and subsidiaries of the VIEs is the Chinese Yuan (“RMB”). The Company’s consolidated financial statements have been translated into US$. Assets and liabilities accounts are translated using the exchange rate at each reporting period end date. Equity accounts are translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under other comprehensive income. Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the results of operations.

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	March 31, 2024	March 31, 2023
Year-end spot rate	US$1=RMB 7.2212	US$1=RMB 6.8774
Average rate	US$1=RMB 7.1533	US$1=RMB 6.8507

Revenue recognition

On April 1, 2021, the Company adopted ASC 606, “Revenue from Contracts with customers”, using the modified retrospective approach.

To determine revenue recognition for contracts with customers, the Company performs the following five steps: (i) identify the contract(s) with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

The Company currently generates its revenue from the following main sources:

Revenue from auto insurance aftermarket value-added services

The Company obtains service contracts from various insurance companies and brokerages when they successfully secured the insurance policy or contracts with their customers (the “Insurance Policy Holders). Pursuant to the service contracts with insurance companies and brokerages (the “Customers”), the Company is to provide the following auto insurance value-added services to the auto insurance policy holders on behalf of these insurance companies and brokerages: (i) vehicle safety inspection and check services (such as gearbox inspection, transmission inspection, steering system inspection, multi-point inspection, vehicle electronic system inspection, and brake system inspection, etc.); (ii) vehicle driving risk screening services; (iii) designated driver and rescuing services (such as arranging designated drivers to drive alcohol drinkers home safely and car jump-start and towing services); and (iv) vehicle maintenance and other value-added services (such as car wash, windshield and windscreen wiper maintenance, four wheel positioning, tire repair and rotation, vehicle body paint, air conditioning system maintenance, engine inspection and maintenance, oil change, car waxing, and battery services, etc.). The Company’s performance obligations are to utilize its intermediary platform to identify and find appropriate external service providers to render above mentioned value-added services to insurance policy holders, coordinating and monitoring third-party vendors for related service rendering and reporting the results to the Customers. The Company’s agreements with the Customers for providing auto insurance aftermarket value-added services are fixed-price contracts. For each of the auto insurance aftermarket value-added services including vehicle safety inspection and check, vehicle driving risk screening, designated driver and rescuing and vehicle maintenance, there is a corresponding service rate as agreed upon between the Company and the Customers, as well as agreed between the Company and each of the individual external vendor who perform these services. The Company is required to concurrently monitor and manage these value-added services to be entitled to receive the fixed service fee. There is no separate service return, discount, or service volume incentive involved. As a result, there is no variable consideration in the contract. Once a specific auto insurance aftermarket value-added service is rendered on time, the Company’s service obligation related to such service is satisfied. The Company recognizes revenue at point when the designated services are rendered and completed.

Upon assessing of ASC 606-10-55-37A when an external party is involved in providing goods or services to a customer, the Company believes that it serves as a principal in this type of transaction, because the Company is primarily responsible for fulfilling the promises to the customers. The Company selects qualified external vendors, coordinates, monitors and inspects the services rendered by the external vendors, resolves disputes and complaints claimed by the insurance policy holders who use the auto insurance aftermarket value-added services, and reports the service rendering results to the customers on time. The Company has the right and ability to direct the external vendors to provide the services and is responsible for ensuring that the services performed are acceptable to the insurance companies and brokerages. Further, the Company has the latitude in establishing service prices with the external vendors and taking credit risk in terms of service fee collection and payments, and is primarily responsible for taking the risk for service arrangement with external parties to render the designated services to the insurance policy holders.

Contract fulfillment costs associated with auto insurance aftermarket value-added services primarily consist of employee salary, bonus and business travel costs incurred by the Company to fulfill its performance obligations. Contract fulfillment costs are only capitalized when the costs generate or enhance resources that will be used in satisfying future performance obligations of the contract and the costs are expected to be recovered. For the years ended March 31, 2024 and 2023, the Company did not capitalize contract fulfillment costs, but expensed as incurred, due to immateriality of such costs.

Revenue from other scenario-based customized services

For other scenario-based customized services, the Company utilizes its sales and marketing team to provide services for insurance companies or brokerages and other enterprise customers, such as customer development, product or services introduction, sales strategy and skills education, and to help customers to post their advertisements on social media platforms, plan and organize seasonal on-the-ground sales and promotional campaigns at the 4S stores (automobile dealership stores who are authorized by automobile manufacturers to engage in the businesses relating to sales, spare parts, service and survey) where insurance products and services are sold to targeted consumers or customer designated locations. The Company’s contracts with customers for scenario-based customized services are fixed-price contracts. The Company also believes that it serves as a principal in this type of transaction because it has the latitude in establishing prices with customers, and is responsible for bearing the related costs to complete the designated services. From signing the contract, to the preparation of the scenario-based customized service plan to event execution, it typically takes a few days up to a month. The Company recognizes revenue at the point when the designated services are rendered, completed and accepted by the customers.

Revenue from software development and information technology services

For software development and information technology services, the Company’s performance obligations are to provide customized IT solutions to help customers optimize their IT software and application (such as data storage, mobile search application, etc.). Such IT consulting services are fixed-price contracts, and it normally takes up to several months for the Company to provide the proposals, solutions and completed designated services. The Company believes that it serves as a principal in this type of transaction because it has the latitude in establishing prices, and is responsible rendering the designated services. Related service fees are recognized as revenue at point when designated IT solution, design and management services are rendered, completed and accepted by customers.

Contract Assets and Liabilities

The Company did not have contract assets as of March 31, 2024 and 2023.

Contract liabilities are recognized for contracts where payment has been received in advance of delivery. The Company’s contract liabilities, which are reflected in its consolidated balance sheets as deferred revenue of $14,099 from third-party customers and $93,986 (including deferred revenue of $41,138 from third-party customers and deferred revenue of $52,848 from related party customers) as of March 31, 2024 and 2023, respectively, consist primarily of fees received from customers in advance of services performed. These amounts represented the Company’s unsatisfied performance obligations as of the balance sheet dates. The amounts of revenue recognized in the years ended March 31, 2024 and 2023 that were included in the opening deferred revenue were $93,986 and $237,119, respectively.

Disaggregation of revenue

The Company disaggregates its revenue from contracts by service types, as the Company believes it best depicts how the nature, amount, timing and uncertainty of the revenue and cash flows are affected by economic factors. The Company’s disaggregation of revenues for the years ended March 31, 2024 and 2023 are as follows:

Revenue by service types

The Company’s revenue derived from different service types are set forth below:

	For the years ended March 31,
	2024	2022
Revenue from auto insurance aftermarket value-added services	$45,561,529	$42,438,636
Revenue from other scenario-based customized services	11,764,389	3,537,667
Revenue from software development and information technology services	1,220,811	3,257,244
Total revenue	$58,546,729	$49,233,547

Revenue by customer types

The Company’s revenue by customer types is set forth below:

	For the years ended March 31,
	2024	2023
Revenue from third-party customers	$46,618,820	$42,132,930
Revenue from related party customers	11,927,909	7,100,617
Total revenues	$58,546,729	$49,233,547

Income taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred during the years ended March 31, 2024 and 2023. The Company does not believe that there was any uncertain tax provision on March 31, 2024 and 2023. The Company’s subsidiary and VIEs in China are subject to the income tax laws of the PRC. No significant income was generated outside the PRC for the fiscal years ended March 31, 2024 and 2023. As of March 31, 2024, all of the tax returns of the Company’s PRC subsidiary, VIEs and subsidiaries of the VIEs remain available for statutory examination by PRC tax authorities.

Value added tax (“VAT”)

The Company is a general taxpayer and is subject to applicable VAT tax rate of 6%. VAT is reported as a deduction to revenue when incurred. Entities that are VAT general taxpayers are allowed to offset qualified input VAT tax paid to suppliers against their output VAT liabilities.

Earnings per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. As of March 31, 2024 and 2023, there were no dilutive shares.

Comprehensive income

Comprehensive income consists of two components, net income and other comprehensive income (loss). The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to US$ is reported in other comprehensive income in the consolidated statements of comprehensive income.

Research and development expenses

The Company conducts research and development activities in order to provide software development and information technology services to help insurance companies and brokerages to optimize their IT software and applications. Research and development costs are expensed as incurred unless such costs qualify for capitalization as software development costs. In order to qualify for capitalization, (i) the preliminary project should be completed, (ii) management has committed to funding the project and it is probable that the project will be completed and the software will be used to perform the function intended, and (iii) it will result in significant additional functionality in the Company’s intermediary platform. There was no capitalized research and development costs for the years ended March 31, 2024 and 2023. The Company expenses all internal research and development costs, in connection to intermediary platform and other projects as incurred, which primarily comprise employee costs, internal and external costs related to execution of studies, including facility costs of the research center, and amortization and depreciation to property and equipment used in the research and development activities. For the years ended March 31, 2024 and 2023, total research and development expenses were approximately $229,934 and $254,246, respectively.

Employee benefit expenses

The Company’s subsidiary, VIE and VIEs’ subsidiaries in the PRC participate in a government-mandated employer social insurance plan pursuant to which certain social security benefits, work-related injury benefits, maternity leave insurance, medical insurance, unemployment benefit and housing fund are provided to eligible full-time employees. The relevant labor regulations require the Company’s subsidiaries in the PRC to pay the local labor and social welfare authorities monthly contributions based on the applicable benchmarks and rates stipulated by the local government. The contributions to the plan are expensed as incurred. Employee social security and welfare benefits included as expenses in the accompanying statements of income and comprehensive income amounted to $105,277 and $76,316 for the years ended March 31, 2024 and 2023, respectively.

Statement of Cash Flows

In accordance with ASC 230, “Statement of Cash Flows”, cash flows from the Company’s operations are formulated based upon the local currencies using the average exchange rate in the period. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Segment Reporting

In accordance with ASC 280, Segment Reporting, operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the CODM or decision-making group, in deciding how to allocate resources and in assessing performance. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s CODM for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the CODM, reviews operating results by the revenue of different services. Based on management’s assessment, the Company has determined that it has three operating segments as defined by ASC 280 (see Note 12).

Related parties and transactions

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Transactions between related parties commonly occurring in the normal course of business are considered to be related party transactions. Transactions between related parties are also considered to be related party transactions even though they may not be given accounting recognition. While ASC does not provide accounting or measurement guidance for such transactions, it nonetheless requires their disclosure.

Recent Accounting Pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company, or EGC, and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In October 2021, the FASB issued ASU No. 2021-08, Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. This ASU clarifies that an acquirer of a business should recognize and measure contract assets and contract liabilities in a business combination in accordance with ASC Topic 606, “Revenue from Contracts with Customers”. This ASU is expected to improve comparability for both the recognition and measurement of acquired revenue contracts with customers at the date of and after a business combination. The new guidance is effective for public companies for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. For all other entities, it is effective for fiscal years beginning after December 31, 2023, including interim periods within those fiscal years. The Company is in the process of evaluation the impact of adopting this new guidance on its consolidated financial statements.

On November 27, 2023, FASB issued Accounting Standards Update No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires that an entity disclose significant segment expenses impacting profit and loss that are regularly provided to the chief operating decision maker. The update is required to be applied retrospectively to prior periods presented, based on the significant segment expense categories identified and disclosed in the period of adoption. The amendments in ASU 2023-07 are required to be adopted for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is in the process of evaluation the impact of adopting this new guidance on its consolidated financial statements.

On December 14, 2023, the FASB issued Accounting Standards Update No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires that entities disclose specific categories in their rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. The new standard is effective for the Company beginning December 15, 2024, with early adoption permitted effective for fiscal years beginning January 1, 2024. The Company is in the process of evaluation the impact of adopting this new guidance on its consolidated financial statements.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on, or are unrelated to, its consolidated financial condition, results of operations, cash flows or disclosures.

NOTE 3 — ACCOUNTS RECEIVABLE, NET

Accounts receivable from third-party customers, net, consist of the following:

	March 31, 2024	March 31, 2023
Accounts receivable, third-party customers	$9,546,483	$6,970,841
Less: allowance for doubtful account	(382,731)	(529,003)
Accounts receivable from third-party customers, net	$9,163,752	$6,441,838

Approximately 97.0% of the March 31, 2023 gross accounts receivable balance has been collected. Approximately $8.4 million or 88.4% of the March 31, 2024 gross accounts receivable balance has been subsequently collected as of the date of this report.

The following table summarizes the Company’s outstanding gross accounts receivable and subsequent collection by aging bucket:

Accounts receivable by aging bucket	Balance as of March 31, 2024	Subsequent collection	% of subsequent collection
Less than 6 months	$8,834,530	$8,395,931	95.0%
From 7 to 9 months	212,590	47,105	22.2%
From 10 to 12 months	298,518	-	0.0%
Over 1 year	200,845	-	0.0%
Total gross accounts receivable	$9,546,483	$8,443,036	88.4%

Accounts receivable by aging bucket	Balance as of March 31, 2023	Subsequent collection	% of subsequent collection
Less than 6 months	$6,094,391	$6,094,391	100.0%
From 7 to 9 months	261,949	260,975	99.6%
From 10 to 12 months	341,791	329,630	96.4%
Over 1 year	272,710	75,425	27.7%
Total gross accounts receivable	$6,970,841	$6,760,421	97.0%

Allowance for doubtful accounts movement is as follows:

	March 31, 2024	March 31, 2023
Beginning balance	$529,003	$791,205
Additions	-	-
Bad debt recovery	(137,831)	(195,902)
Foreign currency translation adjustments	(8,441)	(66,300)
Ending balance	$382,731	$529,003

NOTE 4 –ADVANCES TO VENDORS

Advances to vendors, net, consist of the following:

	March 31, 2024	March 31, 2023
Advances to vendors for outsourcing the value-added services	$8,123,120	$6,997,440
Less: allowance for doubtful accounts	-	-
Advances to vendors, net	$8,123,120	$6,997,440

Advances to vendors represents balance paid to various vendors for performing the auto insurance aftermarket value-added services (such as car wash, car towing and car inspection, etc.) that the Company outsources to them, and such services have not been completed as of the balance sheet dates. Advances to vendors also include prepayment to external media channel operators in order to help customers to post their ads. These advances are interest free, unsecured and short-term in nature and are reviewed periodically to determine whether their carrying value has become impaired. As of March 31, 2024 and 2023, there was no allowance recorded as the Company considers all of the advance to vendors balance fully realizable.

The March 31, 2023 advance to supplier balance has been fully realized when the vendors have rendered the value-added services for the Company. For the balance as of March 31, 2024, approximately $6.6 million or 80.8% of advances to vendors balance has been realized subsequently till the report date when the vendors have rendered the value-added services for the Company, and the remaining balance is expected to be realized by September 2024.

NOTE 5 –LEASES

Effective on April 1, 2021, the Company adopted Topic 842. At the inception of a contract, the Company determines if the arrangement is, or contains, a lease. ROU assets represent the Company’s right to use an underlying asset over the lease term and lease liabilities represent the Company’s obligation to make lease payments derived from the lease.

Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease terms. Rent expense is recognized on a straight-line basis over the lease terms.

Balance sheet information related to operating leases ROU assets and lease liabilities is as follows:

	As of March 31,
	2024	2023
Operating lease right-of-use assets	$463,253	$435,186
Operating lease right-of-use assets- accumulated amortization	(238,418)	(181,624)
Operating lease right-of-use assets, net	224,835	253,562

Operating lease liabilities, current	83,477	64,284
Operating lease liabilities, non-current	160,706	206,266
Total operating lease liabilities	$244,183	$270,550

The weighted average remaining lease terms and discount rates for the operating lease as of March 31, 2024 and 2023 are as follows:

	March 31, 2024	March 31, 2023
Remaining lease term and discount rate:
Weighted average remaining lease term (years)	2.58	4.06
Weighted average discount rate	4.72%	4.72%

For the years ended March 31, 2024 and 2023, the Company reported total operating lease expenses of $76,590 and $75,818, respectively.

The following table summarizes the maturity of operating lease liabilities and future minimum payments of operating leases as of March 31, 2024:

Amounts
Year ending March 31,
2025	$93,377
2026	98,957
2027	41,185
2028	9,192
2029	9,401
Thereafter	10,968
Total lease payments	263,080
Less: imputed interest	(18,897)
Total operating lease liabilities	$244,183

NOTE 6— DEBT

The Company borrowed from PRC banks, other financial institutions and related parties as working capital funds. As of March 31, 2024 and 2023, the Company’s debt consisted of the following:

(a) Short-term loans:

		March 31, 2024	March 31, 2023
China Construction Bank (“CCB”)	(1)	$1,451,282	$290,807
China Industrial and Commercial Bank (“ICBC”)	(2)	-	68,340
Xin Wang Bank (“XW”)	(3)	112,170	-
Total short-term loans		$1,563,452	$359,147

(1) On June 1, 2021, Xinjiang YSX, entered into two revolving short-term loan agreements with CCB to borrow an aggregate of RMB 2 million as working capital for one year, with original loan maturity date on June 1, 2022. Both loans bear variable interest rates based on the prevailing interest rates set by the People’s Bank of China at the time of borrowing, plus 50 basis points. The effective rate was 4.2525% per annum. The loans can be extended for another year if the Company makes loan repayment on time. Xinjiang YSX repaid the loans upon maturity and extended the loan maturity date for another one year, with new loan maturity date on June 1, 2023, and effective interest rate of 3.95% per annum. On May 15, 2023, Xinjiang YSX repaid RMB 2 million loan to CCB immediate before the loan maturity date and entered into a new loan agreement with CCB to borrow the RMB 2 million (approximately $276,962) loan as working capital for an additional year, with a loan maturity date on May 15, 2024, and an effective interest rate of 3.95% per annum. On May 7, 2024, Xinjiang YSX repaid RMB 2 million loan to CCB immediate before the loan maturity date and entered new loan agreement with CCB to borrow the RMB 2 million (approximately $276,962) loan as working capital for an additional year, with a loan maturity date on May 15, 2025 and an effective interest rate of 3.95% per annum.

On June 8, 2023, Xinjiang YSX entered into another short-term loan agreement with CCB to borrow an aggregate of RMB 2 million (approximately $276,962) as working capital for one year, with original loan maturity date on June 8, 2024 and effective interest rate of 3.86% per annum. There was no collateral and other loan covenant requirement on these loans. Upon maturity of the loan, on June 7, 2024, Xinjiang YSX renewed this loan with CCB to extend the loan maturity date to June 7, 2024, with effective interest rate of 3.86% per annum.

In addition, on August 24, 2023, Xihang, entered into a revolving line of credit agreement with CCB to borrow a maximum of RMB 8 million (approximately $1,107,849) loan as working capital. The loan can be borrowed anytime during the period from August 24, 2023 to August 24, 2026. Xihang has the right to repay the loan and borrow again anytime within the loan period. The loan bears variable interest rates based on the prevailing interest rates set by the People’s Bank of China at the time of borrowing, plus 40 basis points, at an effective interest rate of 3.95% per annum. As of March 31, 2024, the outstanding loan balance that Xihang borrowed from CCB amounted to RMB 6.48 million (approximately $897,358).

As of March 31, 2024 and 2023, the loans payable to CCB amounted to $1,451,282 and $290,807, respectively.

(2) On December 23, 2021, Hihang, entered into a loan agreement with ICBC to borrow RMB 470,000 (approximately $68,340) as working capital for one year, with loan interest rate of 4.3% per annum and maturity date on December 23, 2022. There was no collateral and other loan covenant requirement on this loan. On December 14, 2022, the loan has been renewed for one year, with new maturity date on December 14, 2023 and effective interest rate of 4.15% per annum. The loan was fully repaid upon maturity in December 2023.

(3) From June 29, 2023 to December 18, 2023, Xinjiang YSX, entered into multiple revolving loan agreements with Sichuan XW Bank to borrow an aggregate of loans of RMB 10.97 million (approximately $1,519,138) as working capital for four months, with loan maturity date ranging between October 21, 2023 to April 21, 2024. These loans can be extended if Xingjiang YSX can make loan repayment to Sichuan XW bank on time upon maturity. The loans bear variable interest rates based on the prevailing interest rates set by the People’s Bank of China at the time of borrowing, plus 395 basis points, at an effective interest rate of 7.50% per annum. A third party, Guangdong Youshanghui Fiancing Guarantee Co., Ltd., provided guarantee to a maximum loan of RMB 10 million (approximately $1.4 million) that Xinjiang YSX may borrow from Sichuan WX Bank within one year. During the period from June 29, 2023 to March 31, 2024, Xinjiang YSX borrowed total of RMB 10.97 million (approximately $1,519,138) from Sichuan XW Bank and repaid RMB 10.16 million (approximately $1,406,968). As of March 31, 2024, the outstanding loan payable to Sichuan XW Bank amounted to RMB 0.81 million (approximately $112,170), which was subsequently fully repaid on April 9, 2024.

(b) Long-term loans:

		March 31, 2024	March 31, 2023
Bank of China (“BOC”)	(4)	$623,165	$610,696
Less: current portion of long-term loans		(138,481)	(610,696)
Total long-term loans, non-current		$484,684	$-

(4) On August 31, 2021, Xihang, entered into a loan agreement with BOC to borrow RMB 3 million as working capital for two years, with loan maturity date on August 26, 2023. In addition, on September 15, 2021, Xihang entered into another loan agreement with BOC to borrow additional RMB 2 million as working capital for two years, with loan maturity date on September 12, 2023. The interest rate was 4.05% per annum for the year ended March 31, 2023. Pursuant to the loan agreements, Xihang is required to (i) maintain the asset-liability ratio less than 70%; (ii) is not allowed to declare dividends during the loan borrowing period; (iii) maximum guarantee provided to external parties can not exceed its total assets; and (iv) provide a fund usage report to BOC on a monthly basis. If there is any violation of any of these loan covenant requirements, BOC has the right to terminate the loan agreements and request Xihang to repay the loans in advance before the maturity dates. There is no other guarantee or collateral requirements on these loans. Based on the loan repayment schedule, loans payable to BOC amounted to $610,696 (RMB 4.2 million) as of March 31, 2023, which was fully repaid in September 2023.

On September 13, 2023, Xihang, entered into a loan agreement with BOC to borrow RMB 3.4 million (approximately $470,836) as working capital for two years, with loan maturity date on September 12, 2025 and multiple loan repayment with first loan repayment of RMB 340,000 starting January 2, 2024 and additional RMB 340,000 repayment on a semi-annual basis thereon. In addition, on September 15, 2023, Xihang entered into another loan agreement with BOC to borrow additional RMB 1.6 million (approximately $221,570) as working capital for two years, with loan maturity date on September 14, 2025 and multiple loan repayment with first loan repayment of RMB 160,000 starting January 2, 2024 and additional RMB 160,000 repayment on a semi-annual basis thereon. The loans variable interest rates are based on the prevailing interest rates set by the People’s Bank of China at the time of borrowing, plus 25 basis points, and the effective interest rate is 3.70% per annum. Pursuant to loan agreements, Xihang is (i) required to maintain the asset-liability ratio less than 70%; (ii) must obtain a written consent from the bank if the borrower conducts any activities associated with business merger, acquisition, spinoff, reduction of the registered capital, share transfer, investment to external parties, significant transfer of assets and liabilities, etc.; (iii) subject to the inspection and monitoring by BOC bank and must provide a fund usage report to BOC on a monthly basis; (iv) must prioritize repayment of bank borrowing in the event of any other liquidation transaction; (v) not allowed to declare shareholder dividends until repayment of the loan; and (vi) not allowed to dispose of its assets through lowering down its debt payment ability and promise to maintain the maximum external guarantee amount below the limit as set forth in the borrower’s articles of incorporation. If there is any violation of any of these loan covenant requirements, BOC has the right to terminate the loan agreements and request Xihang to repay the loans in advance before the maturity dates. There is no other guarantee or collateral requirements on these loans. Based on the loan repayment schedule, the current portion of long-term loan borrowed from BOC amounted to $138,481 and non-current portion of long-term loans amounted to $484,684 as of March 31, 2024, respectively.

(c) Long-term loan, related party:

		March 31, 2024	March 31, 2023
Loan borrowed from Mr. Jie Xiao, CEO, Chairman of the Board and controlling shareholder of the Company	(5)	$1,384,811	$872,423
Less: current portion of long-term loan, a related party		-	(145,404)
Total long-term loan, a related party, non-current		$1,384,811	$727,019

(5) Because of certain restrictions from the PRC financial institutions, on June 29, 2020, the Company’s CEO, Chairman of the Board and controlling shareholder, Mr. Jie Xiao, entered into a loan agreement with Guangzhou Rural Commercial Bank Co. Ltd. (“GZ Rural Bank”) to borrow RMB 10 million for 10 years with an interest rate of 4.35% per annum, with loan maturity date on June 28, 2030. Xinjiang YSX and its branch company, Guangzhou YSX, provided a guarantee to this loan. The Company’s shareholder, Mr. Weiqiang Zhen, pledged his personal assets as collateral with GZ Rural Bank to further secure this loan. At the same time, the Company signed a loan agreement with Mr. Jie Xiao to borrow the RMB 10 million for 10 years with the same borrowing terms and interest rate. The purpose of this borrowing is to obtain working capital funds to support the Company’s working capital needs, especially for making payments to external vendors to perform the outsourced value-added services. Based on the loan repayment schedule, Mr. Jie Xiao is required to make an annual repayment of RMB 1 million to GZ Rural Bank. Therefore, the Company is also required to make the same amount of the repayment to Mr. Jie Xiao on an annual basis. There was no other loan collateral or covenant requirements on this loan. On June 1, 2023, Xinjiang YSX fully repaid the March 31, 2023 loan payable balance of $727,019 to Mr. Jie Xiao, and Mr. Jie Xiao fully repaid the loan to GZ Rural Bank.

On June 2, 2023, Mr. Jie Xiao, entered into a loan agreement with Guangzhou Rural Commercial Bank Co. Ltd. (“GZ Rural Bank”) to borrow RMB 10 million (approximately $1,384,811) for three years, with loan maturity date on June 2, 2026. The loan bears interest at a variable rate calculated based on the prevailing interest rates set by the People’s Bank of China at the time of borrowing, plus 55 basis points, and the effective interest rate is 4.10% per annum. Xinjiang YSX and its branch company Guangzhou YSX provided guarantee to this loan. The Company’s shareholder Mr. Weiqiang Zhen pledged his personal assets as collateral with GZ Rural Bank to further secure this loan. At the same time, the Company signed a loan agreement with Mr. Jie Xiao to borrow the RMB 10 million (approximately $1,384,811) with the same borrowing terms and interest rate. The purpose of this borrowing is to obtain funds to support the Company’s working capital needs, especially for making payments to external vendors to perform the outsourced value-added services. Based on the loan repayment schedule, Mr. Jie Xiao is required to make a repayment of RMB 10 million (approximately $1,384,811) to GZ Rural Bank upon maturity. Therefore, the Company is also required to make the same amount of repayment to Mr. Jie Xiao. There was no other loan collateral or covenant requirement on this loan.

For the above-mentioned short-term and long-term loans from PRC banks, financial institutions and related party, interest expense amounted to $139,752 and $83,543 for the years ended March 31, 2024 and 2023, respectively.

NOTE 7 — TAXES

(a)	Corporate Income Taxes (“CIT”)

Cayman Islands

Under the current tax laws of the Cayman Islands, the Company is not subject to tax on its income or capital gains. In addition, no Cayman Islands withholding tax will be imposed upon the payment of dividends by the Company to its shareholders.

Hong Kong

YSX HK was incorporated in Hong Kong and is subject to profit taxes in Hong Kong at a rate of 16.5%. However, YSX HK did not generate any assessable profits arising in or derived from Hong Kong for the fiscal years ended March 31, 2024 and 2023, and accordingly no provision for Hong Kong profits tax has been made in these periods.

PRC

Under the Enterprise Income Tax (“EIT”) Law of the PRC, domestic enterprises and Foreign Investment Enterprises (the “FIE”) are normally subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays, or exemptions may be granted on a case-by-case basis. The Company’s VIE entity Xinjiang YSX and its subsidiaries Anjielun and Chuangzhan are all incorporated in Kashi city of Xinjiang Uygur Autonomous Region, where tax reduction and exemption policies were adopted and promulgated by local government to grant qualified enterprises enterprise income tax exemption for the first five years and a reduced corporate income tax of 10% to 15% thereafter, as an incentive to attract enterprises to establish their business operations in such region and to stimulate local economic development. As a result, Xinjiang YSX is entitled to income tax exemption from 2015 to 2020 and then subject to 15% income tax rate starting from January 2021. Anjielun is entitled to income tax exemption from 2018 to 2022 and then subject to 10% income tax rate since January 2023, and Chuangzhan is entitled to income tax exemption from 2021 to 2025 and will be subject to 15% income tax rate starting from January 2026. Xinjiang YSX’s subsidiary, YSX Network, is located in Guangzhou city of Guangdong province as general taxpayer and is subject to 25% income tax rate. In addition, EIT grants preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for their HNTE status every three years. EIT is typically governed by the local tax authority in PRC. Each local tax authority at times may grant tax holidays to local enterprises as a way to encourage entrepreneurship and stimulate local economy. The Company’s another VIE, Xihang, was approved as a HNTE on December 20, 2021 and is now entitled to a reduced income tax rate of 15% with a term of three years.

As a result of the above, the Company’s corporate income taxes for the years ended March 31, 2024 and 2023 were reported at a blended reduced rate. The impact of the tax holidays and exemptions noted above decreased PRC corporate income taxes by $413,403 and $406,785 for the years ended March 31, 2024 and 2023, respectively. The benefit of the tax holidays on net income per share (basic and diluted) of $0.02 and $0.02 for the years ended March 31, 2024 and 2023, respectively.

(i)	The components of the income tax provision from Cayman Islands, Hong Kong, and China are as follows:

	For the Years Ended March 31,
	2024	2023
Current tax provision
Cayman Islands	$-	$-
Hong Kong	-	-
China	516,611	992,679
	516,611	992,679
Deferred tax provision
Cayman Islands	-	-
Hong Kong	-	-
China	21,160	42,568
	21,160	42,568
Income tax provision	$537,771	$1,035,247

The following table reconciles the Company’s effective income tax rate for the years ended March 31, 2024 and 2023:

	For the years ended March 31,
	2024	2023
China statutory income tax rate	25.0%	25.0%
Effect of tax holiday and preferential tax rate	(8.1)%	(6.9)%
Effect of adjustment of prior year overpaid income tax	(6.2)%	0.0%
Effect of credit loss	(0.4)%	0.0%
Effect of non-deductible expense	0.5%	0.0%
Research and development tax credit	(0.9)%	(0.6)%
Change in valuation allowance	0.6%	(0.1)%
Effective income tax rate	10.5%	17.4%

Deferred tax assets

The Company’s deferred tax assets are comprised of the following:

	March 31, 2024	March 31, 2023
Deferred tax assets:
Net operating loss carry-forwards	$-	$-
Allowance for doubtful accounts	76,821	102,671
Total	76,821	102,671
Valuation allowance	-	-
Total deferred tax assets	$76,821	$102,671

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and reduces the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. Management considers new evidence, both positive and negative, that could affect the Company’s future realization of deferred tax assets including its recent cumulative earnings experience, expectation of future income, the carry forward periods available for tax reporting purposes and other relevant factors. Based on the Company’s current profitability, management believes that the Company will continue to generate sufficient taxable income in the future and therefore the Company can utilize its remaining deferred tax assets to offset future taxable income. No valuation allowance was reserved for the years ended March 31, 2024 and 2023.

(b)	Taxes payable

Taxes payable consist of the following:

	March 31, 2024	March 31, 2023
Income tax payable	$2,565,551	$2,163,520
Value added tax payable	8,956	299,223
Other taxes payable	5,469	4,425
Total taxes payable	$2,579,976	$2,467,168

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of March 31, 2024 and 2023, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest or penalties tax for the years ended March 31, 2024 and 2023. The Company does not anticipate any significant increases or decreases in unrecognized tax benefits in the next twelve months from March 31, 2024. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. As of March 31, 2024 and 2023, all of the tax returns of the Company’s PRC subsidiaries, VIEs and subsidiaries of the VIEs remain available for statutory examination by PRC tax authorities.

NOTE 8 — RELATED PARTY TRANSACTIONS

a. Nature of relationships with related parties

Name	Relationship with the Company
Mr. Jie Xiao	Chairman of the Board, Chief Executive Officer (“CEO”) of the Company
Ms. Meiqi Chen	One of the shareholders of Xinjiang YSX
Mr. Bin Wang	Supervisor of Anjielun, Xinjiang YSX and Guangdong Hengding Technology Co., Ltd. (“Hengding”)
Ms. Ruomei Wu	Largest shareholder of Xihang
Mr. Yizhuo Tan	Director of Xinjiang YSX and also one of the shareholders of Xinjiang YSX
Guangzhou Yinqi Refrigeration Decoration Engineering Co., Ltd. (“Guangzhou Yinqi”)	Mr. Yizhuo Tan holds 40% ownership interest in this entity and also is the general manager, executive director and legal representative of this entity
Chongqing Yinzhi Business Service Co. Ltd. (“ Chongqing Yinzhi”)	Mr. Yizhuo Tan is the legal representative, executive director and general manager of this entity
Guangzhou Dayong Insurance Agency Co. Ltd. (“Dayong”)	An entity affiliated with one of the shareholders of Xinjiang YSX, Ms. Qian Zeng
Mr. Geran Xiao	Chief Financial Officer (“CFO) of the Company and one of the shareholders of Xinjiang YSX
Guangzhou Tea Source Technology Co. Ltd. (“Tea Source”)	An entity controlled by Mr. Geran Xiao
Guangzhou Auto Service Technology Co., Ltd. (“GZ Auto Service”)	Ms. Meiqi Chen holds 40% ownership interest in this entity and also is the supervisor of this entity

b. Revenue and accounts receivable by related parties

Revenue and accounts receivable from related parties consists of the following:

		Revenue		Accounts receivable
		For the years ended March 31,		As of March 31,
		2024	2023	2024	2023
Name	Nature of service contract
Guangzhou Dayong Insurance Agency Co. Ltd. (“Dayong”)	Auto insurance aftermarket value-added services	$11,927,909	$7,100,617	$2,871,872	$911,681
Guangzhou Yinqi Refrigeration Decoration Engineering Co., Ltd. (“Guangzhou Yinqi”)	Auto insurance aftermarket value-added services	-	-	-	33,007
Total		$11,927,909	$7,100,617	$2,871,872	$944,688

During the years ended March 31, 2024 and 2023, the Company provided auto insurance aftermarket value-added services and software development and information technology services to certain related parties and generated related service revenue. As of March 31, 2024 and 2023, the outstanding accounts receivable from related parties amounted to $2,871,872 and $944,688, respectively. The March 31, 2023 accounts receivable from related parties have been fully collected. The March 31, 2024 accounts receivable from related parties have been fully collected as of the date of this report.

c. Due from related parties

Due from related parties consists of the following:

Name	March 31, 2024	March 31, 2023
Ms. Ruomei Wu	-	11
Total due from related parties	$-	$11

The Company has, in the past, advanced cash to related parties for business purpose and recorded advances as due from related parties in the consolidated financial statements. Such advances were non-interest bearing and due upon demand. For amounts due from related parties, 100% of the March 31, 2023 balances have been subsequently collected. There was no such balance as of March 31, 2024. The Company does not have the intention to make cash advances to related parties in the future.

d. Due to related parties

Due to related parties consists of the following:

Name	March 31, 2024	March 31, 2023
Mr. Jie Xiao	$416,068	$147,388
Mr. Bin Wang	1,489	1,499
Total due to related parties	$417,557	$148,887

As of March 31, 2024 and 2023, the balance of due to related parties was comprised of advance from the Company’s related parties and was used for working capital during the Company’s normal course of business. Such advance was non-interest bearing and due on demand.

e. Purchases and accounts payable, related party

The purchase by a certain related party during the years ended March 31, 2024 and 2023, and the outstanding accounts payable to a certain related party as of March 31, 2024 and 2023 consisted of the following:

		Purchases		Accounts payable
		For the years ended March 31,		As of March 31,
		2024	2023	2024	2023
Name	Nature of contract
Chongqing Yinzhi Business Service Co. Ltd. (“ Chongqing Yinzhi”)	Costs associated with auto insurance aftermarket value-added services	$-	$382,098	$-	$-
Total		$-	$382,098	$-	$-

f. Deferred revenue, from a related party

The deferred revenue from a related party consists of the following:

Name	March 31, 2024	March 31, 2023
Guangzhou Dayong Insurance Agency Co. Ltd. (“Dayong”)	$-	$52,848
Total deferred revenue, related party	$-	$52,848

g. Loan borrowed from a related party

As disclosed in Note 6 above, in connection with the RMB 10 million (approximately $1,384,811) loan that Mr. Jie Xiao borrowed from GZ Rural Bank, the Company signed a loan agreement with Mr. Jie Xiao to borrow the same amount from him under the same borrowing terms and interest rate (see Note 6).

h. Loan guarantees provided by related parties

In connection with the RMB 10 million loan that Mr. Jie Xiao, borrowed from GZ Rural Bank, Xinjiang YSX and its branch company Guangzhou YSX provided guarantee to this loan. The Company’s shareholder, Mr. Weiqiang Zhen, pledged his personal assets as collateral with GZ Rural Bank to further secure this loan (see Note 6).

NOTE 9- Risks and Concentration

a)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s interest rate risk arises primarily from short-term and long-term borrowings. Borrowings issued at variable rates expose the Company to cash flow interest rate risk and fair value interest rate risk respectively.

b)	Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. As of March 31, 2024 and 2023, approximately $4.3 million and $3.4 million were deposited with financial institutions located in the PRC, respectively, among which, $3,787,797 and $3,022,501 are not covered by insurance, respectively. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

The Company is also exposed to risk from its accounts receivable and advances to vendors. These assets are subjected to credit evaluations. An allowance has been made for estimated unrecoverable amounts which have been determined by reference to past default experience and the current economic environment.

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at the exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to process the remittance.

The Company’s functional currency is the RMB whose reporting currency is the U.S. dollars. The RMB depreciated by 6.7% from the year ended March 31, 2022 to the year ended March 31, 2023. The RMB depreciated by 4.4% from the year ended March 31, 2023 to the year ended March 31, 2024. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. The change in the value of the RMB relative to the U.S. dollar may affect its financial results reported in the U.S. dollar terms without giving effect to any underlying changes in its business or results of operations. Currently, the Company’s assets, liabilities, revenues and costs are denominated in RMB.

To the extent that the Company needs to convert U.S. dollars into RMB for capital expenditures and working capital and other business purposes, appreciation of RMB against U.S. dollar would have an adverse effect on the RMB amount the Company would receive from the conversion. Conversely, if the Company decides to convert RMB into U.S. dollar for the purpose of making payments for dividends, strategic acquisition or investments or other business purposes, appreciation of U.S. dollar against RMB would have a negative effect on the U.S. dollar amount available to the Company.

c)	Concentration of customers and vendors

Substantially all revenue was derived from customers located in China. For the year ended March 31, 2024, three third-party customers accounted for 18.4%, 17.1% and 13.0% of the Company’s total revenues, and one related party customer accounted for 20.4% of the Company’s total revenue, respectively. For the year ended March 31, 2023, two third-party customers accounted for 16.0% and 13.3% of the Company’s total revenues, and one related party customer accounted for 14.4% of the Company’s total revenue respectively.

As of March 31, 2024, four customers accounted for 23.1%, 16.7%, 16.5%, and 12.8% of the total accounts receivable balance, respectively. As of March 31, 2023, five customers accounted for 16.9%, 15.8%, 12.0%, 11.8% and 11.5% of the total accounts receivable balance, respectively.

For the year ended March 31, 2024, four vendors accounted for 22.6%, 17.7%, 10.8% and 10.1% of the Company’s total purchases, respectively. For the year ended March 31, 2023, three vendors accounted for 17.6%, 16.7% and 13.4% of the Company’s total purchases, respectively.

As of March 31, 2024, four vendors accounted for 31.8%, 17.5%, 16.3% and 15.6% of the total advances to vendors’ balance, respectively. As of March 31, 2023, three vendors accounted for 20.6%, 20.4% and 12.3% of the total advances to vendors’ balance, respectively.

d)	VIE risk

Under the Contractual Agreements with the consolidated VIEs, the Company has the power to direct activities of the consolidated VIEs and subsidiaries of the VIEs through the Company’s relevant PRC subsidiary, and can have assets transferred freely out of the consolidated VIEs and subsidiaries of the VIEs without restrictions. Therefore, the Company considers that there is no asset of the consolidated VIEs that can only be used to settle obligations of the respective consolidated VIEs, except for the registered capital of the consolidated VIEs amounting to approximately $5.4 million and $5.4 million as of March 31, 2024 and 2023, respectively. Since the consolidated VIEs and VIEs’ subsidiaries are incorporated as limited liability companies under the PRC Law, creditors of the consolidated VIEs and VIEs’ subsidiaries do not have recourse to the general credit of the Company.

The Company believes that the Company’s relevant PRC subsidiaries’ Contractual Arrangements with the consolidated VIEs are in compliance with PRC laws and regulations, as applicable, and are legally binding and enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce these Contractual Arrangements.

In addition, if the current structure or any of the Contractual Arrangements were found to be in violation of any existing or future PRC law, the Company may be subject to penalties, which may include, but not limited to, cancellation or revocation of the Company’s business and operating licenses and being required to restructure the Company’s operations or terminate the Company’s operating activities. The imposition of any of these or other penalties may result in a material and adverse effect on the Company’s ability to conduct its operations. In such case, the Company may not be able to operate or control the VIEs, which may result in deconsolidation of the VIEs.

NOTE 10 — SHAREHOLDERS’ EQUITY

Ordinary shares

YSX Cayman was incorporated as an exempted company with limited liability under the laws of the Cayman Islands on November 9, 2022. The share capital of YSX Cayman is $50,000 divided into (i) 470,000,000 Class A ordinary shares and (ii) 30,000,000 Class B ordinary shares, with par value of $0.0001 per share. The total number of shares of ordinary shares issued and outstanding is 22,000,000, which consists of 20,822,675 shares of Class A ordinary shares and 1,177,325 shares of Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. In respect of matters requiring the votes of stockholders, each share of Class A ordinary shares is entitled to one vote, and each share of Class B ordinary shares is entitled to five votes. Class B ordinary share is convertible into Class A ordinary share at any time after issuance at the option of the holder on a one-to-one basis. The shares of Class A ordinary shares are not convertible into shares of any other class. The numbers of authorized and outstanding ordinary shares were retroactively applied as if the transaction occurred at the beginning of the period presented (see Note 1).

Capital contribution

During the years ended March 31, 2023, the shareholders of the Company’s VIE entity, Xinjiang YSX, contributed $828,056 (approximately RMB 5.9 million), to increase the paid in capital and additional paid-in capital of Xinjiang YSX, to support its business operations. There was no additional capital contribution from shareholders during fiscal year 2024.

Statutory reserves

The Company’s PRC subsidiary and VIEs are required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. The statutory reserve as determined pursuant to PRC statutory laws totaled approximately $741,584 and $492,992 as of March 31, 2024 and 2023, respectively.

Restricted assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its PRC subsidiary and VIEs. Relevant PRC statutory laws and regulations permit payments of dividends by WFOE, the VIEs and subsidiaries of the VIEs (collectively, “YSX PRC entities”) only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the accompanying consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of YSX PRC entities.

The YSX PRC entities are required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, the YSX PRC entities may allocate a portion of their after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at their discretions. The YSX PRC entities may allocate a portion of their after-tax profits based on PRC accounting standards to a discretionary surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by State Administration of Foreign Exchange.

As a result of the foregoing restrictions, the YSX PRC entities are restricted in their ability to transfer their assets to the Company. Foreign exchange and other regulation in the PRC may further restrict the YSX PRC entities from transferring funds to the Company in the form of dividends, loans and advances. As of March 31, 2024 and 2023, amounts restricted are the paid-in-capital and statutory reserve of YSX PRC entities, which amounted to approximately $6.1 million and $5.8 million, respectively.

NOTE 11 — COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. The Company’s management does not expect any liability from the disposition of such claims and litigation individually or in the aggregate to have a material adverse impact on the Company’s consolidated financial position, results of operations and cash flows.

Guarantees

Guarantor	Guarantee (party being guaranteed)	Relationship	Maximum guarantee amount	Guarantee starting date	Guarantee expiration date	Financial institution issuing loans	Amount of bank loans guaranteed as of March 31, 2024
Xinjiang YSX	Tanbao Network Technology (Guangzhou) Co., Ltd. (borrower)	Third-party customer of the Company	$1,384,811	January 1, 2021	December 31, 2029	Bank of China Yuexiu Branch	$1,359,885
Xinjiang YSX	Guangzhou Zhuohang Information Technology Co., Ltd. (borrower)	Third-party customer of the Company	$1,384,811	January 1, 2021	December 31, 2029	Bank of China Yuexiu Branch	$1,343,267
Xinjiang YSX and its branch company Guangzhou YSX	Mr. Jie Xiao (borrower)	Related party	$2,077,217	June 2, 2023	June 2, 2026	GZ Rural Bank	$1,384,811

As of March 31, 2024, Xinjiang YSX held several guarantee agreements with PRC banks to provide credit guarantee of approximately $4.1 million (RMB 29.52 million) in bank loans that two unrelated parties and one related party borrowed from the banks, including:

(1). In connection with the RMB 9.82 million (approximately $1,359,885) loan that third-party customer Tanbao Network Technology (Guangzhou) Co., Ltd. (“Tanbao Technology”) borrowed from Bank of China (“BOC”) Yuexiu Branch, Xinjiang YSX signed a guarantee agreement with BOC to provide a maximum credit guarantee of RMB 10 million (approximately $1,384,811) that Tanbao Technology may borrow from BOC during the period from January 1, 2021 to December 31, 2029. Tanbao Technology started to draw funds under the line of credit during the year ended March 31, 2024, with a loan balance of RMB 9.82 million (approximately $1,359,885) as of March 31, 2024. There was no loan balance under the line of credit as of March 31, 2023.

(2). In connection with the RMB 9.7 million (approximately $1,343,267) loan that third-party customer Zhuohang Information Technology Co., Ltd. (“Zhuohang”) borrowed from Bank of China (“BOC”) Yuexiu Branch, Xinjiang YSX signed a guarantee agreement with BOC to provide a maximum credit guarantee of RMB 10 million (approximately $1,384,811) that Zhuohang may borrow from BOC during the period from January 1, 2021 to December 31, 2029. Zhuohang started to draw funds under the line of credit during the year ended March 31, 2024, with a loan balance of RMB 9.7 million (approximately $1,343,267) as of March 31, 2024. There was no loan balance under the line of credit as of March 31, 2023.

(3). As disclosed in Note 6 and Note 8, in connection with the RMB 10 million (approximately $1,384,811) loan that Mr. Jie Xiao, borrowed from GZ Rural Bank, Xinjiang YSX and its branch company Guangzhou YSX signed a guarantee agreement with GZ Rural Bank to provide a maximum credit guarantee of RMB 15 million (approximately $2,077,217) that Mr. Jie Xiao may borrow from GZ Rural Bank during the period from June 2, 2023 to June 2, 2026.

The Company did not, however, accrue any liability in connection with these guarantees because the above-mentioned borrowers have been current in their loan repayment obligation and the Company has not experienced any losses from providing such guarantees. As of the date of this report, the Company has evaluated the guarantees and has concluded that the likelihood of having to make any payments under the guarantee agreements are remote because both Tanbao Technology and Zhuohang have been the Company’s long-term customers and they are currently in good financial conditions and are not likely to default the loans. In addition, the loan that Mr. Jie Xiao borrowed from GZ Rural Bank is now being used by the Company as its working capital. In the opinion of the management, it is not probable that the Company will incur losses caused by the guarantees within the foreseeable future. However, if the borrowers are unable to repay the loans upon maturity, the Company may be required to pay back the loans, in which case, the Company’s business, prospects, financial condition and results of operations may be adversely affected.

Variable interest entity structure

It is the opinion of management that (i) the corporate structure of the Company is in compliance with existing PRC laws and regulations; (ii) the Contractual Arrangements are valid and binding, and do not result in any violation of PRC laws or regulations currently in effect; and (iii) the business operations of YSX WOFE and the VIEs are in compliance with existing PRC laws and regulations in all material respects.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to the foregoing opinion of the Company’s management. If the current corporate structure of the Company or the Contractual Arrangements is found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its corporate structure and operations in the PRC to comply with changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Company’s current corporate structure or the Contractual Arrangements is remote based on current facts and circumstances.

NOTE 12 — SEGMENT REPORTING

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, and is identified on the basis of the internal financial reports that are provided to and regularly reviewed by the Company’s chief operating decision maker in order to allocate resources and assess performance of the segment.

The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operation results by the revenue of different services. Based on management’s assessment, the Company has determined that it has three operating segments by service type as defined by ASC 280, including Auto Insurance Aftermarket Value-added Services, Other Scenario-based Customized Services and Software Development and Information Technology Services.

As of March 31, 2024 and 2023, the main operations of the Company are located in the PRC. Substantially all of the Company’s assets are located in China and all revenue was derived from customers located in China. The following tables present summary information by segment for the years ended March 31, 2024 and 2023, respectively:

	For the year ended March 31, 2024
	Auto Insurance Aftermarket Value-added Services	Other Scenario-based Customized Services	Software Development and Information Technology Services	Total
Revenues	$45,561,529	$11,764,389	$1,220,811	$58,546,729
Cost of revenues	40,634,065	10,028,326	921,411	51,583,802
Gross profit	4,927,464	1,736,063	299,400	6,962,927
Operating expenses	1,526,232	394,087	40,895	1,961,214
Income from operations	3,401,232	1,341,976	258,505	5,001,713
Income tax provision	418,498	108,060	11,213	537,771
Net income	3,553,273	917,486	95,209	4,565,968
Depreciation	21,256	5,488	570	27,314
Capital expenditure	177,574	45,851	4,758	228,183
Total reportable assets	$21,689,377	$5,600,388	$591,162	$27,870,927

	For the year ended March 31, 2023
	Auto Insurance Aftermarket Value-added Services	Other Scenario-based Customized Services	Software Development and Information Technology Services	Total
Revenues	$42,438,636	$3,537,667	$3,257,244	$49,233,547
Cost of revenues	36,591,586	2,936,083	2,554,628	42,082,297
Gross profit	5,847,050	601,584	702,616	7,151,250
Operating expenses	1,282,337	106,895	98,422	1,487,654
Income from operations	4,564,713	494,689	604,194	5,663,596
Income tax provision	892,369	74,387	68,491	1,035,247
Net income	4,227,655	352,415	324,480	4,904,550
Depreciation	22,964	1,914	1,763	26,641
Capital expenditure	1,706,905	142,287	131,008	1,980,200
Total reportable assets	$17,898,777	$1,492,035	$1,373,764	$20,764,576

NOTE 13 — SUBSEQUENT EVENTS

On May 7, 2024, Xinjiang YSX repaid RMB 2 million loan to CCB immediate before the loan maturity date and entered new loan agreement with CCB to borrow the RMB 2 million (approximately $276,962) loan as working capital for an additional year, with a loan maturity date on May 7, 2025 and an effective interest rate of 3.95% per annum.

On June 7, 2024, Xinjiang YSX renewed a loan with CCB and entered into a new agreement with CCB to borrow RMB 2 million (approximately $276,962) as working capital for one year, with the loan maturity date to June 7, 2024 and effective interest rate of 3.86% per annum.

The Company has performed an evaluation of subsequent events through August 9, 2024, which was the date of the consolidated financial statements were issued, and determined that no other events that would have required adjustment or disclosure in the consolidated financial statements.

YSX TECH CO. LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X require the condensed financial information of the parent company to be filed when the restricted net assets of consolidated subsidiaries exceed 25% of consolidated net assets as of the end of the most recently completed fiscal year. The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with such requirement and concluded that it was applicable to the Company as the restricted net assets of the Company’s PRC subsidiary and VIEs exceeded 25% of the consolidated net assets of the Company, therefore, the condensed financial statements for the parent company are included herein.

For purposes of the above test, restricted net assets of consolidated subsidiaries and VIEs shall mean that amount of the Company’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries and VIEs in the form of loans, advances or cash dividends without the consent of a third party.

The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries and VIEs. Such investment is presented on the condensed balance sheets as “Investment in subsidiaries and VIEs” and the respective profit or loss as “Equity in earnings of subsidiaries and VIEs” on the condensed statements of comprehensive income.

The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S GAAP have been condensed or omitted.

The Company did not pay any dividend for the periods presented. As of March 31, 2024 and 2023, there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

YSX TECH CO. LTD

PARENT COMPANY BALANCE SHEETS

	March 31, 2024	March 31, 2023
ASSETS
Non-current assets
Investment in subsidiaries and VIEs	$18,634,687	$14,819,761

Total assets	$18,634,687	$14,819,761

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES	$-	$-

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 22,000,000 shares issued and outstanding as of March 31, 2024 and 2023, including:
Class A ordinary shares, $0.0001 par value, 470,000,000 shares authorized, 20,822,675 shares issued and outstanding	2,082	2,082
Class B ordinary shares, $0.0001 par value, 30,000,000 shares authorized, 1,177,325 shares issued and outstanding	118	118
Additional paid-in capital	5,346,674	5,346,674
Retained earnings	14,461,937	9,895,969
Accumulated other comprehensive loss	(1,176,124)	(425,082)
Total shareholders’ equity	$18,634,687	$14,819,761

Total liabilities and shareholders’ equity	$18,634,687	$14,819,761

*	The share amounts are presented on a retrospective basis, see Note 10

YSX TECH CO. LTD

PARENT COMPANY STATEMENTS OF COMPREHENSIVE INCOME

	For the Years Ended March 31,
	2024	2023
EQUITY IN EARNINGS OF SUBSIDIARIES AND VIES	$4,565,968	$4,904,550

NET INCOME	4,565,968	4,904,550
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	(751,042)	(765,836)
COMPREHENSIVE INCOME ATTRIBUTABLE TO THE COMPANY	$3,814,926	$4,138,714

YSX TECH CO. LTD

PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the Years Ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,565,968	$4,904,550
Adjustments to reconcile net cash flows from operating activities:
Equity in earnings of subsidiary and VIEs	(4,565,968)	(4,904,550)
Net cash used in operating activities	-	-

CHANGES IN CASH	-	-

CASH, beginning of year	-	-

CASH, end of year	$-	$-

Until [      ] (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

1,250,000 Class A Ordinary Shares

YSX Tech. Co., Ltd

Prospectus dated [•]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association, which will become effective upon or before completion of this offering, provide that, to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a) all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by the existing or former director (including alternate director), secretary, or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director)’s, secretary’s, or officer’s duties, powers, authorities or discretions; and

(b) without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by the existing or former director (including alternate director), secretary, or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary, or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary, or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary, or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

Pursuant to indemnification agreements, the form of which is filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Purchaser	Securities	Number of Securities	Consideration
Jeffre Xiao XJ Holding Limited	Class A Ordinary Shares	11,850,077	$1,185.0077
	Class B Ordinary Shares	810,659	$81.0659
Xi Zeng ZX Holding Limited	Class A Ordinary Shares	1,014,376	$101.4376
Yi Zhuo Tan TYZ Holding Limited	Class A Ordinary Shares	540,716	$54.0716
Luis Wang WWP Holding Limited	Class A Ordinary Shares	633,930	$63.3930
Xu Yi Yang YXY Holding Limited	Class A Ordinary Shares	473,132	$47.3132
Jun Ying Feng FJY Holding Limited	Class A Ordinary Shares	212,388	$21.2388
Saven Wang WW Holding Limited	Class A Ordinary Shares	875,644	$87.5644
Joe LU LY Holding Limited	Class A Ordinary Shares	875,644	$87.5644
Ge Ran Xiao XGR Holding Limited	Class A Ordinary Shares	875,644	$87.5644
Xing Hai Dong DXH Holding Limited	Class A Ordinary Shares	71,148	$7.1148
Hong Ling LH Holding Limited	Class A Ordinary Shares	71,148	$7.1148
Rui Zhang ZR Holding Limited	Class A Ordinary Shares	71,148	$7.1148
Jianli Cao CJL Holding Limited	Class A Ordinary Shares	328,042	$32.8042
Wen Feng Wu WWF Holding Limited	Class A Ordinary Shares	158,488	$15.8488
Zhong Jie Wen WZJ Holding Limited	Class A Ordinary Shares	355,146	$35.5146
Guan Lin LI LGL Holding Limited	Class A Ordinary Shares	88,858	$8.8858
Lei Jia JL Holding Limited	Class A Ordinary Shares	347,754	$34.754
Ruo Mei Wu WRM Holding Limited	Class A Ordinary Shares	990,000	$99.0000
Wei Qiang Zheng ZWQ Holding Limited	Class A Ordinary Shares	566,772	$56.6772
	Class B Ordinary Shares	366,666	$36.6666
Mikimuimui Chen CMQ Holding Limited		422,620	$422,620

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Guangzhou, People’s Republic of China, on August 9, 2024.

YSX Tech. Co., Ltd

By:	/s/ Jie Xiao
Jie Xiao Chief Executive Officer, Director,
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jie Xiao	Chief Executive Officer, Director	August 9, 2024
Name: Jie Xiao	(Principal Executive Officer)

/s/ Geran Xiao	Chief Financial Officer	August 9, 2024
Name: Geran Xiao	(Principal Accounting and Financial Officer)

/s/ Weiqiang Zheng	Director	August 9, 2024
Name: Weiqiang Zheng

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of YSX Tech. Co., Ltd, has signed this registration statement or amendment thereto in New York, NY on August 9, 2024.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President on behalf of Cogency Global Inc.

EXHIBIT INDEX

Description
1.1*	Form of Underwriting Agreement

3.1**	Memorandum and Articles of Association

4.1**	Specimen Certificate for Class A Ordinary Shares

5.1*	Opinion of Ogier regarding the validity of the Class A Ordinary Shares being registered

8.1*	Opinion of Beijing Jingsh Law Firm Shenzhen Office regarding certain PRC tax matters (included in Exhibit 99.7)

8.2*	Opinion of Ogier regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

10.1**	Form of Employment Agreement by and between executive officers and the Registrant

10.2**	Form of Indemnification Agreement with the Registrant’s directors and officers

10.3*	Exclusive Business Cooperation and Service Agreement between WFOE and Xinjiang YSX, dated December 31, 2022

10.4*	Equity Interest Pledge Agreements among WFOE, Xinjiang YSX, and each shareholder of Xinjiang YSX, dated December 31, 2022

10.5*	Share Disposal and Exclusive Option to Purchase Agreements among WFOE, Xinjiang YSX, and each shareholder of Xinjiang YSX, dated December 31, 2022

10.6*	Proxy Agreements among WFOE, Xinjiang YSX, and each shareholder of Xinjiang YSX, dated December 31, 2022

10.7*	Spousal Consent by Ms. Kongli Yin, dated December 31, 2022

10.8*	Exclusive Business Cooperation and Service Agreement between WFOE and Xihang, dated December 31, 2022

10.9*	Equity Interest Pledge Agreements among WFOE, Xihang, and each shareholder of Xinjiang YSX, dated December 31, 2022

10.10*	Share Disposal and Exclusive Option to Purchase Agreements among WFOE, Xihang, and each shareholder of Xihang YSX, dated December 31, 2022

10.11*	Proxy Agreements among WFOE, Xihang, and each shareholder of Xihang, dated December 31, 2022

21.1*	List of Significant Subsidiaries and Consolidated Affiliated Entity of the Registrant

23.1*	Consent of Simon & Edward, LLP

23.2*	Consent of Ogier (included in Exhibit 5.1)

23.3*	Consent of Beiing Jingsh Law Firm Shenzhen Office (included in Exhibit 99.7)

99.1**	Code of Business Conduct and Ethics of the Registrant

99.3**	Consent of Haozhao Lin

99.4**	Consent of Xuanjun Yang

99.5*	Consent of Meng Cao

99.7*	Opinion of Beijing Jingsh Law Firm Shenzhen Office, People’s Republic of China counsel to the Registrant, regarding certain PRC law matters and the validity of the VIE agreements

107**	Filing Fee Table

*	Filed herewith.

**	Previously filed.